   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1999



                                                      REGISTRATION NO. 333-83917

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)
                         ------------------------------

             DELAWARE                              3711                             86-0706940
   (State or Other Jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
  of Incorporation organization)       Classification Code Number)            Identification Number)
                                          SUBSIDIARY GUARANTORS:
             DELAWARE                         BUSLEASE, INC.                        86-0713116
             DELAWARE                    HAUSMAN BUS SALES, INC.                    86-0544345
             DELAWARE                  MOTOR COACH INDUSTRIES, INC.                 45-0277789
             DELAWARE                TRANSIT BUS INTERNATIONAL, INC.                86-0286696
             DELAWARE                  UNIVERSAL COACH PARTS, INC.                  86-0300647
 (State or other jurisdiction of       (Exact name of Registrant as              (I.R.S. Employer
  Incorporation or Organization)        specified in its charter)             Identification Number)

                           --------------------------

                               10 EAST GOLF ROAD
                             DES PLAINES, IL 60016
                                 (847) 299-9900
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)
                           --------------------------

                               JAMES P. BERNACCHI
                            CHIEF EXECUTIVE OFFICER
                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.
                               10 EAST GOLF ROAD
                             DES PLAINES, IL 60016
                                 (847) 299-9900
(Name, address, including zip code, and telephone number, including area code of agent for service)
                           --------------------------

                         COPY OF ALL COMMUNICATIONS TO:
                             R. CABELL MORRIS, JR.
                                WINSTON & STRAWN
                              35 WEST WACKER DRIVE
                             CHICAGO, IL 60601-9703
                                 (312) 558-5600
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                  $152,250,000

                                     [LOGO]

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.
            (FORMERLY TRANSPORTATION MANUFACTURING OPERATIONS, INC.)

                               OFFER TO EXCHANGE
                 OUR 11 1/4% SENIOR SUBORDINATED NOTES DUE 2009
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                         ANY AND ALL OF OUR OUTSTANDING
                   11 1/4% SENIOR SUBORDINATED NOTES DUE 2009


                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON NOVEMBER 8, 1999, UNLESS EXTENDED.


    We are offering to exchange our 11 1/4% Senior Subordinated Notes due 2009 which have been registered under the Securities Act of 1933 for any and all of our outstanding 11 1/4% Senior Subordinated Notes due 2009 issued on June 16, 1999.

THE EXCHANGE NOTES

    - The terms of the registered exchange notes to be issued are substantially identical to the terms of the outstanding notes that we issued on June 16, 1999, except for transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes which will not apply to the exchange notes.

    - Interest on the exchange notes accrues at the rate of 11 1/4% per year, payable in cash every six months on May 1 and November 1, with the first interest payment on November 1, 1999.

    - We may redeem any of the exchange notes beginning on May 1, 2004. The initial redemption price is 105.625% of their principal amount plus accrued interest. In addition before May 1, 2002, we may redeem up to 35% of the exchange notes at a redemption price of 111.25% of their principal amount plus accrued interest using proceeds from certain equity offerings of our capital stock.

    - The exchange notes will rank equally with all of our other unsecured senior subordinated debt and will be junior to our senior debt. The exchange notes are guaranteed on a senior subordinated basis by our present and future domestic restricted subsidiaries.

MATERIAL TERMS OF THE EXCHANGE OFFER


    - The exchange offer expires at 5:00 p.m., New York City time, on November 8, 1999, unless extended.


    - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes which are registered under the Securities Act.

    - Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

    - The exchange offer is not subject to any minimum tender condition, but is subject to the terms of the registration rights agreement that we entered into on June 16, 1999 with the placement agents for the outstanding notes and the subsidiary guarantees.

    - We will not receive any proceeds from the exchange offer.

    - We will pay the expenses of the exchange offer.

    YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 16 OF THIS PROSPECTUS BEFORE INVESTING.
                             ---------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDER FOR EXCHANGE FROM, HOLDERS OF OUTSTANDING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.
                           --------------------------

               The date of this prospectus is September 27, 1999

                               TABLE OF CONTENTS


Important Information About this Prospectus..........................................          i
Forward-Looking Statements...........................................................          i
Where You Can Find More Information..................................................          i
Industry and Sales Data..............................................................         ii
Name Change..........................................................................         ii
Prospectus Summary...................................................................          1
Risk Factors.........................................................................         16
The Exchange Offer...................................................................         25
Capitalization.......................................................................         35
Selected Consolidated Historical Financial Data......................................         36
Pro Forma Unaudited Condensed Consolidated Financial Information.....................         38
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.........................................................................         42
Business.............................................................................         50
Management...........................................................................         66
Security Ownership of Certain Beneficial Owners and Management.......................         70
Certain Transactions; Relationship with Grupo Dina...................................         72
Description of the Senior Credit Facility............................................         76
Description of the Exchange Notes....................................................         77
Material Federal Tax Considerations..................................................        115
Plan of Distribution.................................................................        119
Legal Matters........................................................................        119
Experts..............................................................................        119
Index to Consolidated Financial Statements...........................................        F-1

                  IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

    The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the date on the cover of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct--nor do we imply those things by delivering this prospectus or selling securities to you.

    We have used information that we believe comes from reliable sources, but we do not assure you that the information in this prospectus is accurate or complete. This prospectus contains summaries, believed to be accurate, of certain terms of certain documents. All such summaries are qualified in their entirety by reference to the actual documents. Copies of the actual documents will be made available upon request to us. In making an investment decision, you must rely upon your own examination of this prospectus and the terms of the offering and these notes, including the merits and risks involved.


    You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.


    You might not be legally able to participate in the exchange offer--we are not giving you legal, business, financial or tax advice about any matter. You should consult with your own attorney, accountant and other advisors about those matters.

                           FORWARD-LOOKING STATEMENTS

    WE MAKE "FORWARD-LOOKING STATEMENTS" THROUGHOUT THIS PROSPECTUS. WHENEVER YOU READ A STATEMENT THAT IS NOT SIMPLY A STATEMENT OF HISTORICAL FACT, SUCH AS WHEN WE DESCRIBE WHAT WE "BELIEVE," "EXPECT" OR "ANTICIPATE" WILL OCCUR, AND OTHER SIMILAR STATEMENTS, YOU MUST REMEMBER THAT OUR EXPECTATIONS MAY NOT BE CORRECT, EVEN THOUGH WE BELIEVE THEY ARE REASONABLE. WE DO NOT GUARANTEE THAT THE TRANSACTIONS AND EVENTS DESCRIBED IN THIS PROSPECTUS WILL HAPPEN AS DESCRIBED, OR THAT THEY WILL HAPPEN AT ALL. YOU SHOULD READ THIS PROSPECTUS COMPLETELY AND WITH THE UNDERSTANDING THAT ACTUAL FUTURE RESULTS MAY BE MATERIALLY DIFFERENT FROM WHAT WE EXPECT. WE WILL NOT UPDATE THESE FORWARD-LOOKING STATEMENTS, EVEN THOUGH OUR SITUATION WILL CHANGE IN THE FUTURE. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS ARE BEYOND OUR ABILITY TO CONTROL OR PREDICT. YOU ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENT.

    YOU SHOULD UNDERSTAND THAT A NUMBER OF FACTORS, IN ADDITION TO THOSE DISCUSSED HEREIN, COULD AFFECT US AND COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. AMONG THESE FACTORS
ARE: (1) INCREASED COMPETITION IN OUR MARKETS, (2) OUR SUBSTANTIAL LEVERAGE AND UNCERTAINTIES ASSOCIATED WITH SERVICING OUR DEBT, (3) CHANGES IN LAWS OR REGULATIONS AND APPROVALS AND DECISIONS OF COURTS, REGULATORS AND GOVERNMENTAL BODIES, (4) UNCERTAINTIES ASSOCIATED WITH THE GENERAL ECONOMIC CONDITIONS IN OUR MARKETS, (5) DEPENDENCE ON THE INTER-CITY COACH AND TRANSIT BUS INDUSTRIES, (6) CHANGES IN PRODUCT DEMAND, (7) CHANGES IN CUSTOMER CONCENTRATION, (8) INTEREST RATE FLUCTUATIONS, (9) RISKS ASSOCIATED WITH MEXICAN OPERATIONS, (10) FOREIGN CURRENCY RISKS AND (11) DEPENDENCE ON SUPPLIERS. FURTHER, WE OPERATE IN AN INDUSTRY SECTOR WHERE SECURITIES' VALUES MAY BE VOLATILE AND MAY BE INFLUENCED BY ECONOMIC AND OTHER FACTORS BEYOND OUR CONTROL. WE DO NOT INTEND, AND UNDERTAKE NO OBLIGATION, TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

                      WHERE YOU CAN FIND MORE INFORMATION

    Motor Coach Industries International, Inc. and the subsidiary guarantors have filed a registration statement with the SEC under the Securities Act to register the exchange notes to be issued in this exchange offer. As allowed by the SEC's rules, this prospectus does not contain all of the information that you can find in the registration statement and its exhibits. You will find additional information about MCII, the subsidiary guarantors and the exchange notes in the registration statement. Any statements made in this prospectus concerning the contents of a contract, agreement or other document are not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

    The indenture governing the outstanding notes will also govern the exchange notes. The outstanding notes and the exchange notes, together, are a single series of debt securities. The indenture requires us to provide quarterly and annual financial reports to holders of the exchange notes.

    You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus, or the respective dates of those documents we incorporate herein by reference, regardless of when you received this prospectus. You should rely only on the information provided in the registration statement. We have not authorized anyone else to provide you with different information. The exchange offer is being made to, and we will accept surrender for exchange from, holders of outstanding notes only in jurisdictions where the exchange offer is permitted.

    As a result of the exchange offer, MCII will become subject to the informational requirements of the Securities Exchange Act of 1934 and will file periodic reports, statements and other information with the SEC. We do not expect that the subsidiary guarantors will be subject to the informational requirements of the Exchange Act. You may inspect and copy the registration statement, including exhibits, and, when filed, our periodic reports, statements and other information filed with the SEC at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a Web site at HTTP://WWW.SEC.GOV which will contain, when filed, our reports, statements and other information filed with the SEC.

    If we are not required to be subject to the reporting requirements of the Exchange Act in the future, we will be required under the indenture for the exchange notes and the outstanding notes to continue to file with the SEC and to furnish to holders of the new notes and the outstanding notes the reports, statements and other information specified in Sections 13 and 15(d) of the Exchange Act, including annual reports containing audited consolidated financial statements of MCII and quarterly reports containing unaudited condensed consolidated financial data for the first three quarters of each fiscal year.

                            INDUSTRY AND SALES DATA

    Unless otherwise indicated, all inter-city coach industry data and statistics contained in the prospectus are estimates contained in or derived from independent reports and surveys periodically issued by NATIONAL BUS TRADER magazine and BUS BOOK PUBLISHING. Industry and sales publications generally state that the information contained in these publications have been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified this industry and sales data.

                                  NAME CHANGE

    Concurrent with the closing of the offering of the outstanding notes, we changed our name from Transportation Manufacturing Operations, Inc. to Motor Coach Industries International, Inc.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THE PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE ENCOURAGE YOU TO READ THIS PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND FINANCIAL STATEMENTS. IN THIS PROSPECTUS, (1) GRUPO DINA REFERS TO CONSORCIO G GRUPO DINA, S.A. DE C.V., A MEXICAN CORPORATION, (2) MCII HOLDINGS REFERS TO MCII HOLDINGS (USA), INC., A DELAWARE CORPORATION, AND (3) WE, US, OUR AND SIMILAR TERMS, AS WELL AS REFERENCES TO OUR COMPANY AND MCII REFER TO MOTOR COACH INDUSTRIES INTERNATIONAL, INC. AND ITS SUBSIDIARIES INCLUDING DINA AUTOBUSES, S.A. DE C.V. AND ITS SUBSIDIARIES.

                                  THE COMPANY

    We are the leading designer, manufacturer and marketer of inter-city coaches and related replacement parts for the North American market. We began manufacturing inter-city coaches and distributing replacement parts in 1933. Since the late 1970s, we have consistently maintained a market share in excess of 50% of the United States and Canadian inter-city coach market and estimate that our 1998 market share was 56%. Our established market position and product longevity have led to an installed base that, according to a BUS BOOK PUBLISHING report, exceeds 70% of the estimated 38,000 industry-wide fleet of inter-city coaches operating in the United States and Canada in 1998. We believe that strong brand name recognition under the MCI-Registered Trademark- logo and a reputation for quality products have led to our large installed customer base and lead to new coach purchases and demand for our replacement parts. We also believe that we are the largest distributor of replacement parts for inter-city coaches and transit buses in the United States and Canada with an estimated 33% of this combined market.


    From 1995 to 1998, our annual revenues have grown from $527.1 million to $931.7 million, representing a 20.9% compound annual growth rate. We attribute our growth to the successful introduction of new coach models, the upgrading and expansion of several of our existing product lines and strong industry fundamentals. Over that same period, our annual EBITDA has increased from $59.1 million in 1995 to $108.6 million in 1998, representing a 22.5% compound annual growth rate. Our revenues and Adjusted EBITDA for the twelve months ended June 30, 1999 were $934.2 million and $123.0 million, respectively.


    Our principal lines of business are:


    MANUFACTURING AND SELLING NEW COACHES. We design, manufacture and market new coaches in the United States, Canada and Mexico. In the United States and Canada, we sell our coaches under the MCI-Registered Trademark- and VIAGGIO-REGISTERED TRADEMARK- names and in Mexico and Latin America we sell under the DINA and VIAGGIO-Registered Trademark- names. Our broad product lines and comprehensive option offerings target each level of the inter-city coach market, ranging from high-end charter coaches to lower-cost line-haul coaches. For the twelve months ended June 30, 1999, new coach sales represented 69% of our revenues.



    MANUFACTURING AND SELLING REPLACEMENT PARTS. We manufacture and/or distribute throughout North America more than 60,000 replacement parts for inter-city coaches, approximately 20% of which are our proprietary products. Besides our OEM products, we also distribute non-OEM replacement parts under our COACH GUARD-REGISTERED TRADEMARK- and DIESEL GUARD-REGISTERED TRADEMARK- brand names. For the twelve months ended June 30, 1999, replacement parts represented 20% of our revenues.

    To support our principal business lines, we engage in the following related activities:

    USED COACH SALES AND SERVICE. Through our broad sales network, we provide used coach brokerage and dealership services. Due to our large installed base of coaches, our extensive maintenance and repair capabilities, longstanding customer relationships and industry knowledge, we are able to further support our customers by purchasing and reselling used coaches. In addition, we have one of the largest coach service center networks, with five centers located throughout the United States and Canada. We believe our dedicated sales, parts and service network enhances the high residual values enjoyed by our coaches, which in turn is a major selling point when marketing new coaches.

    LEASING AND FINANCING COACHES. To further support our sales efforts, we offer a comprehensive package of leasing and financing services to our customers. Our leasing and financing services allow us to generate incremental sales and provide us with an additional competitive advantage due to our ability to assist customers in financing their coach purchases.

    According to NATIONAL BUS TRADER, a leading industry publication, the growth of the inter-city coach industry has been driven by several factors including the overall strength of the U.S. economy, the expected increase in coach tourism resulting from the aging U.S. population and the fleet upgrading being undertaken by many inter-city coach operators. According to NATIONAL BUS TRADER, the general health of the U.S economy and the resulting increase in disposable incomes and consumer confidence has led to increased leisure travel. NATIONAL BUS TRADER also believes that inter-city coach fleet improvement and modernization may have been the most significant factor behind new coach unit growth in 1998. Operators are replacing older 40-foot, manual transmission coaches with newer 45-foot, automatic transmission models. NATIONAL BUS TRADER believes that this fleet improvement and modernization trend will continue to drive demand in 1999. In addition, inter-city coach sales have benefited from the prevailing low interest rates experienced in recent years.

                             COMPETITIVE STRENGTHS

    RECOGNIZED INDUSTRY LEADER. We have been a leading manufacturer of inter-city coaches and replacement parts in the United States and Canada for more than 30 years. According to the NATIONAL BUS TRADER, we had the two most popular, and four of the top six, seated coach models delivered in the United States and Canada in 1998. We offer our customers what we believe is the broadest range of parts and provide our customers with prompt delivery, generally within 24-hours.

    FIRMLY ESTABLISHED RELATIONSHIP WITH GREYHOUND LINES. For over 30 years, we have been the principal supplier of coaches to Greyhound Lines, Inc. and Greyhound Lines of Canada, Ltd., which are both owned by Laidlaw Inc., the largest buyer of coaches in North America. Our coaches currently represent greater than 90% of the approximately 3,100 vehicles in Greyhound's combined fleet. We currently have dedicated supplier agreements with Greyhound Lines and Greyhound Canada for inter-city coaches which requires Greyhound Lines to purchase at least 80% of its new coaches from us and Greyhound Canada to purchase at least 75% of its new coaches from us. In addition, we are developing our next generation line-haul coach, the G-Series, in consultation with Greyhound Lines. We expect that we will begin pilot production of the G-Series in late 1999.

    FAVORABLE TRENDS. We expect to benefit from several favorable trends in the coach industry, including (1) the resurgence of Greyhound as a national line-haul operator, and the commitment to the inter-city coach business shown by Laidlaw's acquisition of Greyhound, (2) the growth of Coach USA, Inc., the leading tour and charter operator in the United States, adding stability in the tour and charter segment of the industry, and (3) the acceleration of the fleet replacement cycle for our top two customers, Greyhound and Coach USA.

    CONTINUED MANUFACTURING EFFICIENCY IMPROVEMENTS. During 1998, we decreased per unit manufacturing costs. We have improved our manufacturing capacity while reducing costs through improved product design and manufacturing process improvements. For example, the new E-Series RENAISSANCE-REGISTERED TRADEMARK-coach was introduced during 1997 and is built using approximately one-third fewer parts than previous models. The advanced design of the E-Series coach significantly reduces production labor hours and is intended to increase product quality.

    COMPLEMENTARY PRODUCT LINES MITIGATE CYCLICAL MARKETS. Our operations combine the new coach manufacturing business, which performs best in a strong general economic environment, with the replacement parts, used coach sales and service businesses, which have historically performed more favorably during general economic downturns. Replacement parts and service sales tend to increase during an economic downturn as customers defer new coach purchases and extend the useful lives of their existing fleets. The complementary nature of our businesses tends to mitigate the impact of reduced new coach sales during periods of economic downturns.

    BARRIERS TO ENTRY. To be competitive, potential participants looking to enter the inter-city coach manufacturing industry would need to make significant capital investments in plant and equipment and hire from a limited pool of experienced engineering, manufacturing and R&D personnel. We believe that further barriers include our brand recognition and customer loyalty that result from our leading market position and significant installed customer base. A successful coach manufacturer must make significant capital investments to support its customers through a large inventory of replacement parts and nationwide service centers. Furthermore, switching coach manufacturers is expensive and time consuming for fleet operators, as drivers and maintenance personnel would need to be retrained and replacement parts would need to be restocked in order to service and maintain multiple coach brands.

    STATE-OF-THE-ART DESIGNS. The E-Series RENAISSANCE-Registered Trademark-, which was introduced in 1997, has been well received by customers and the inter-city coach industry. The E-Series was the co-winner of the 1996 Concurrent Engineering Award for new product design given jointly by Structural Dynamics Research Corporation and MACHINE DESIGN magazine. The E-Series was engineered to maximize manufacturing efficiencies by requiring fewer assembly hours and parts. We believe that the E-Series' patented spiral staircase, advanced audio systems and larger overhead luggage racks and lavatories are innovative features that have contributed to its success. Our G-Series coach incorporates the engineering advances and lessons learned from the development of the E-Series.

                               BUSINESS STRATEGY

    Our business objective is to profitably grow our position as the leading North American manufacturer of inter-city coaches. In order to do so, we will pursue the following strategies:

    CONTINUE NEW PRODUCT INTRODUCTIONS AND REFINEMENTS. In the last two years, we have introduced two new model lines, the E-Series
RENAISSANCE-REGISTERED TRADEMARK- coach, for use in the luxury tour and charter markets, and the F-Series coach, a lower cost line-haul model initially designed for the Mexican marketplace. Each unit is highly competitive within its specific market, and customer acceptance of both units was high in 1998. In late 1999, we intend to begin pilot production of our G-Series coach. The all-new G-Series is being designed in consultation with Greyhound primarily to serve the needs of the U.S. line-haul market. Going forward, we intend to refine existing and new product lines to meet the needs of our customers.

    LEVERAGE LOW COST MANUFACTURING. We continue to seek to improve our margins by lowering our manufacturing costs. In particular, we have an opportunity to utilize available production capacity at our ISO 9001 certified facility in Sahagun, Mexico. This process began in a limited manner with the introduction of the DOT certified VIAGGIO-REGISTERED TRADEMARK- 1000 model, which addresses the lower-cost niche in the United States and Canadian markets. As part of our long-term strategy, we plan to use our Sahagun facility to manufacture the new F- and G-Series models. We expect that this will allow us to manufacture these vehicles at a lower unit cost than they could be produced in our existing U.S. and Canadian facilities due to significantly lower labor costs in Mexico.

    SEEK NEW MARKET NICHES. In the near term, we intend to build on the success of recently launched model lines. In the United States, we will increase our marketing of E-Series coaches in shell form into the high-end motor home conversion segment. In the longer term, we are considering marketing the F-Series unit to select U.S. niche markets, including the motor home conversion and airport transfer markets.

    CONTINUE TO IMPROVE SERVICE OFFERINGS. We believe that our success is largely attributable to our dedication to customer service. Our full-service approach is applied to all segments of our business, including new coach sales, used coach sales, replacement parts, service, financing and leasing. Since the beginning of 1998, we opened new service facilities in Dallas, Montreal and Los Angeles, and further service facilities are under consideration. We also recently announced plans to consolidate our existing parts facilities into a new single facility to be built in Louisville, Kentucky. The strategic location of this facility will permit us to accept orders later than our current capabilities for next day delivery. In addition to increasing customer service, the Louisville facility is expected to significantly reduce overall operating costs and benefit from local government tax incentives.

    FURTHER RATIONALIZE OPERATIONS. We believe we can continue to reduce costs through further process and manufacturing re-engineering. In the U.S. and Canadian coach business, we improved our operating margin through reductions in support personnel and the elimination of redundancies. We continue to re-engineer our manufacturing processes and component designs in order to increase parts standardization and reduce manufacturing costs. We believe that parts standardization will result in faster parts delivery to our customers and increased profitability and market penetration due to higher product quality.

                            ------------------------

    We are a Delaware corporation. Our principal executive offices are located at 10 East Golf Road, Des Plaines, Illinois 60016 (Telephone (847) 299-9900).

                                THE TRANSACTIONS

    The offering of the outstanding notes was part of an overall plan to recapitalize and restructure substantially all of the indebtedness of Grupo Dina and its subsidiaries, including MCII, through a series of dependent transactions (the "Transactions"). The Transactions were comprised of the following transactions, each of which occured simultaneously with the offering of the outstanding notes.

    SALE OF MAJORITY EQUITY INTEREST IN MCII HOLDINGS. On June 16, 1999, Joseph Littlejohn & Levy Fund III L.P., an affiliate of Joseph Littlejohn & Levy, Inc., along with affiliates of Canadian Imperial Bank of Commerce, an affiliate of CIBC World Markets Corp., an initial purchaser of the outstanding notes, invested $175 million in MCII Holdings comprised of (1) a $125 million investment in common equity and warrants to purchase common equity, and (2) a $50 million investment in the form of MCII Holdings' senior notes. MCII Holdings' investment in MCII took the form of an equity contribution of the amounts received from the equity investors. As a result of this investment and certain redemption transactions, the equity investors own in the aggregate 61% of MCII Holdings, leaving Grupo Dina with a 39% minority interest.

    THE ASSET TRANSFERS. Concurrent with the consummation of the Transactions, Grupo Dina made certain transfers of assets and subsidiaries in order to concentrate its core coach business assets at or under MCII. In addition, MCII Holdings cancelled certain intercompany advances and receivables due from Grupo Dina. The asset transfers included, among others, the following significant transfers and inter-company cancelations:

    - MCII Holdings transferred its Dina Autobuses, S.A. de C.V. subsidiary to us and Autobuses became our subsidiary;


    - MCII Holdings transferred its Mexicana de Manufacturas Especiales, S.A. de C.V., subsidiary to Grupo Dina;



    - One of our Canadian subsidiaries entered into a sale-leaseback transaction with Grupo Dina for tooling and equipment located at the facility at St. Matthews Street in Winnipeg, Manitoba. The market value of the tooling and equipment at the facility was between $2 million and $4 million and the transfer price and lease payments were for nominal amounts;


    - Autobuses transferred certain immaterial Mexican subsidiaries to Grupo
      Dina;

    - Autobuses exchanged certain of its unimproved property in Mexico for unimproved property and two facilities of a Grupo Dina subsidiary;

    - Autobuses transferred to Grupo Dina a group of transit buses that are leased to a company affiliated with Grupo Dina, together with the related lease rights;

    - Autobuses canceled certain inter-company advances due from Grupo Dina that totaled approximately $115 million; and

    - MCII transferred its Universal Coach Parts Mexico, S.A. de C.V. subsidiary to Grupo Dina and canceled $7.3 million related receivables.


For further information regarding the asset transfers, see the discussion under the caption "Certain Transactions; Relationship with Grupo Dina" on page 72.


    THE FINANCING TRANSACTIONS.  As part of the Transactions:

    - MCII issued $152.3 million aggregate principal amount of the outstanding notes.


    - MCII entered into a $445 million senior credit facility and made initial borrowings of $333 million in the form of term loans, leaving an additional $112 million in revolving credit commitments available;



    - MCII repaid or redeemed (1) all amounts outstanding under our old senior credit facility, approximately $166 million, including accrued interest,
      (2) our approximately $100 million outstanding 9.02% senior notes, (3) our approximately $40 million outstanding increasing rate notes due 1999, and
      (4) approximately $14.0 million outstanding under Autobuses' existing credit facility;



    - Grupo Dina completed tender offers and consent solicitations for (1) its $206.5 million aggregate principal amount of senior secured discount notes due 2002, plus accrued interest, and (2) the $35 million outstanding senior secured guaranteed notes due 2000, plus accrued interest, of Dina Trucks (USA) L.L.C., a subsidiary of Grupo Dina. We distributed proceeds from the outstanding notes as well as proceeds from borrowings under our senior credit facility to Grupo Dina as a partial redemption of MCII Holdings common stock held by Grupo Dina to finance the tender offers; and


    - MCII made the $71.4 million final distribution to Grupo Dina that represents the excess of the foregoing debt and equity proceeds over the amount required to repurchase and repay the foregoing indebtedness and to pay accrued interest, transaction premiums, fees and expenses. The final distribution occurred pursuant to a partial redemption distribution for MCII Holdings common stock owned by Grupo Dina. Motor Coach Industries International's indenture and senior credit facility restrict any further dividends or distributions to Grupo Dina or MCII Holdings.

    ADDITIONAL ARRANGEMENTS. MCII Holdings and Autobuses have entered into several agreements with Grupo Dina and a subsidiary of Grupo Dina to provide various transitional and support services. In addition, agreements were entered into relating to licensing of trademarks and tradenames, rights of Grupo Dina to supply parts to us, distribution rights and non-competition matters which are on terms at least as favorable as those that could be obtained by us in comparable transactions made on an arm's-length basis between unaffiliated parties. For further information regarding these additional agreements, see the discussion under the caption "Certain Transactions; Relationship with Grupo Dina" on page 72.


    SOURCES AND USES OF FUNDS. The following table sets forth the sources and uses of funds in connection with the Transactions:


                                                                                                          AMOUNT
                                                                                                       -------------
                                                                                                       (IN MILLIONS)
SOURCES OF FUNDS:
  Cash on hand at MCII...............................................................................    $    33.1
  Senior credit facility(1)..........................................................................        333.0
  Outstanding notes, net of issue discount...........................................................        150.1
  Equity investment from MCII Holdings...............................................................        175.0
                                                                                                            ------
      Total Sources..................................................................................    $   691.2
                                                                                                            ------
                                                                                                            ------

USES OF FUNDS:
  Repayment of MCII's old senior credit facility.....................................................    $   165.5
  Repayment of MCII's 9.02% senior notes.............................................................        100.0
  Repayment of Autobuses' old credit facility........................................................         14.0
  Purchase of Dina Trucks' senior secured guaranteed notes(2)........................................         35.0
  Purchase of Grupo Dina's senior secured discount notes(3)..........................................        206.5
  Repayment of MCII's senior subordinated increasing rate notes......................................         40.0
  Final distribution to Grupo Dina...................................................................         71.4
  Accrued interest, transaction premiums, fees and expenses(4).......................................         58.8
                                                                                                            ------
      Total Uses.....................................................................................    $   691.2
                                                                                                            ------
                                                                                                            ------


------------------------------

(1) The borrowings consisted of term loans with an additional $112 million in revolving credit commitments available.


(2) On May 14, 1999, Grupo Dina commenced a tender offer to purchase and consent solicitation for all of the $35.0 million principal amount outstanding senior secured guaranteed notes of Dina Trucks. All senior secured guaranteed notes were tendered and purchased pursuant to the tender offer concurrent with the closing of the Transactions.



(3) On May 14, 1999, Grupo Dina commenced a tender offer to purchase and consent solicitation for all of the $206.5 million outstanding senior secured discount notes that were jointly issued by Grupo Dina and MCII Holdings. Approximately 99.97% of the senior secured discount notes were tendered and purchased pursuant to the tender offer concurrent with the closing of the Transactions. On July 19, 1999, Grupo Dina redeemed all senior secured discount notes not purchased in the tender offer.



(4) Accrued interest, transaction premiums, fees and expenses included (A) a redemption premium and accrued interest on MCII's 9.02% senior notes of approximately $5.3 million and $0.4 million, respectively, (B) $0.2 million of accrued interest on Autobuses' existing credit facility, (C) $0.6 million of accrued interest on Dina Trucks' senior secured guaranteed notes, (D) $14.5 million of accrued interest on Grupo Dina's senior secured discount notes, (E) $0.2 million of accrued interest and a $0.2 million redemption premium on MCII's senior subordinated increasing rate notes and (F) $0.5 million of accrued interest and $0.2 million of redemption premium on the senior credit facilities.

                              THE EQUITY INVESTORS

    Pursuant to the terms of the investment agreement, the equity investors invested $175 million in debt and equity of MCII Holdings, in order to effect the restructuring of MCII Holdings, including the repayment of the indebtedness described under "--The Transactions" on page 4. The equity investors own in the aggregate 61% of MCII Holdings.

    JLL, the sponsoring equity investor, was founded in 1988 as a private partnership dedicated to making strategic investments in consolidating industries and to investing in corporate divestitures, recapitalizations and restructurings. To date, the firm has raised $1.6 billion of capital from a variety of institutional investors. Since its formation, JLL has made investments in various industries, including food products, automotive parts, healthcare, media, building products, specialty chemicals, and basic manufacturing. In February 1998, JLL closed on its third fund, the $1.0 billion JLL Fund III.

                               THE EXCHANGE OFFER

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION REGARDING THE EXCHANGE OFFER AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ "THE EXCHANGE OFFER" BEGINNING ON PAGE 25 FOR A MORE COMPLETE DESCRIPTION.


OUTSTANDING NOTES.................  11 1/4% Senior Subordinated Notes due 2009, which were issued on June 16, 1999.

EXCHANGE NOTES....................  11 1/4% Senior Subordinated Notes due 2009, which have been registered under the Securities Act. The terms of
                                    the exchange notes are substantially identical to those
                                    of the outstanding notes, except that the transfer
                                    restrictions, registration rights and liquidated damages
                                    provisions relating to the outstanding notes do not
                                    apply to the exchange notes.

THE EXCHANGE OFFER................  Up to $152,250,000 aggregate principal amount of exchange notes registered under the Securities Act of
                                    1933 are being offered in exchange for the same
                                    principal amount of the outstanding notes. The terms of
                                    the exchange notes and the outstanding notes are
                                    substantially identical. Outstanding notes may be
                                    tendered for exchange in whole or in part in any
                                    integral multiple of $1,000. We are making the exchange
                                    offer in order to satisfy our obligations under the
                                    registration rights agreement relating to the
                                    outstanding notes.

EXPIRATION DATE...................  5:00 p.m., New York City time, November 8, 1999, unless the exchange offer is extended, in which case the
                                    expiration date will be the latest date and time to
                                    which the exchange offer is extended.

CONDITIONS TO THE EXCHANGE
  OFFER...........................  The exchange offer is subject to customary conditions.
                                    See the discussion under the caption "The Exchange
                                    Offer-- Conditions to the Exchange Offer" beginning on
                                    page 31 for more information regarding the conditions to
                                    the exchange offer. The exchange offer is not
                                    conditioned upon any minimum principal amount of
                                    outstanding notes being tendered. We reserve the right
                                    in our sole and absolute discretion, subject to
                                    applicable law, at any time and from time to time:

                                    -  to delay the acceptance of the outstanding notes for
                                       exchange;

                                    -  to terminate the exchange offer if one or more
                                    specific conditions have not been satisfied;

                                    -  to extend the expiration date of the exchange offer
                                    and retain all outstanding notes tendered pursuant to
                                       the exchange offer, subject, however, to the right of
                                       holders of outstanding notes to withdraw their
                                       tendered outstanding notes; or

                                    -  to waive any condition or otherwise amend the terms
                                    of the exchange offer in any respect.

WITHDRAWAL RIGHTS.................  Tenders of outstanding notes may be withdrawn at any time on or prior to the expiration date by delivering a
                                    written notice of withdraw to the exchange agent in
                                    conformity with the procedures discussed under "The
                                    Exchange Offer-- Withdrawal of Tenders" beginning on
                                    page 31.

PROCEDURES FOR TENDERING
  OUTSTANDING NOTES...............  Unless you comply with the procedures described below under the caption "The Exchange Offer--Guaranteed
                                    Delivery Procedures" on page 30, you must do one of the
                                    following on or prior to the expiration of the exchange
                                    offer to participate in the exchange offer.

                                    - tender your outstanding notes by sending the
                                    certificates for your outstanding notes, in proper form
                                      for transfer, a properly completed and duly executed
                                      letter of transmittal, with any required signature
                                      guarantees, and all other documents required by the
                                      letter of transmittal, to IBJ Whitehall Bank and Trust
                                      Company, as exchange agent, at the address listed
                                      under the caption "The Exchange Offer-- Exchange
                                      Agent" on page 32; or

                                    - tender your outstanding notes by using the book-entry
                                      transfer procedures described below and transmitting a
                                      properly completed and duly executed letter of
                                      transmittal, with any required signature guarantees,
                                      or an agent's message instead of the letter of
                                      transmittal, to the exchange agent. In order for a
                                      book-entry transfer to constitute a valid tender of
                                      your outstanding notes in the exchange offer the
                                      exchange agent must receive a confirmation of book-
                                      entry transfer of your outstanding notes into its
                                      account at The Depository Trust Company prior to the
                                      expiration of the exchange offer. For more information
                                      regarding the use of book-entry transfer procedures,
                                      including a description of the required agent's
                                      message, see the discussion under the caption "The
                                      Exchange Offer--Procedures for Tendering Outstanding
                                      Notes" beginning on page 28.

GUARANTEED DELIVERY PROCEDURES....  If you are a registered holder of the outstanding notes and wish to tender your outstanding notes in the
                                    exchange offer, but

                                    - the outstanding notes are not immediately available,

                                    - time will not permit your outstanding notes or other
                                      required documents to reach the exchange agent before
                                      the expiration of the exchange offer, or

                                    - the procedure for book-entry transfer cannot be
                                    completed prior to the expiration of the exchange offer,

                                    you may tender outstanding notes by following the
                                    procedures described below under the caption "The
                                    Exchange Offer-- Guaranteed Delivery Procedures"
                                    beginning on page 30.

ACCEPTANCE OF OUTSTANDING NOTES
  AND DELIVERY OF EXCHANGE
  NOTES...........................  Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered
                                    in the exchange offer and not withdrawn prior to 5:00
                                    p.m., New York City time, on the expiration date. The
                                    exchange notes issued pursuant to the exchange offer
                                    will be delivered promptly after acceptance of the
                                    outstanding notes.

RESALES OF EXCHANGE NOTES.........  We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in
                                    the exchange offer without compliance with the
                                    registration and prospectus delivery provisions of the
                                    federal securities laws, provided that:

                                    -  you are not a broker-dealer;

                                    -  you are not participating in a distribution of the
                                       exchange notes; and

                                    -  you are not an "affiliate" of Motor Coach Industries
                                       International, Inc., as the term is defined in Rule
                                       144A under the Securities Act.

                                    Our belief is based on interpretations by the staff of
                                    the SEC, as set forth in no-action letters issued to
                                    third parties unrelated to us. The staff has not
                                    considered this exchange offer in the context of a
                                    no-action letter, and we cannot assure you that the
                                    staff would make a similar determination with respect to
                                    this exchange offer.

                                    If our belief is not accurate and you transfer an
                                    exchange note without delivering a prospectus meeting
                                    the requirements of the federal securities laws or
                                    without an exemption from these laws, you may incur
                                    liability under the federal securities laws. We do not
                                    and will not assume, or indemnify you against, this
                                    liability.

                                    Each broker-dealer that receives exchange notes for its
                                    own account in exchange for outstanding notes which were
                                    acquired by the broker-dealer as a result of
                                    market-making or other trading activities must agree to
                                    deliver a prospectus meeting the requirements of the
                                    federal securities laws in connection with any resale of
                                    the exchange notes.

EXCHANGE AGENT....................  The exchange agent with respect to the exchange offer is
                                    IBJ Whitehall Bank & Trust Company.

USE OF PROCEEDS...................  We will not receive any cash proceeds from the issuance of the exchange notes offered hereby.

MATERIAL FEDERAL TAX
  CONSIDERATIONS..................  The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable transaction for
                                    United States federal income tax purposes. You should
                                    review the information set forth under "Material Federal
                                    Tax Considerations" beginning on page 115 prior to
                                    tendering outstanding notes in the exchange offer.

CONSEQUENCES OF NOT EXCHANGING
  OUTSTANDING NOTES...............  If you do not exchange your outstanding notes in the exchange offer, your outstanding notes will continue to
                                    be subject to the restrictions on transfer described in
                                    the legend on the certificate for your outstanding
                                    notes. In general, you may offer or sell your
                                    outstanding notes only:

                                    - if they are registered under the Securities Act and
                                      applicable state securities laws;

                                    - if they are offered or sold under an exemption from
                                      registration under the Securities Act and applicable
                                      state securities laws; or

                                    - if they are offered or sold in a transaction not
                                    subject to the Securities Act and applicable state
                                      securities laws.

                                    We do not currently intend to register the outstanding
                                    notes under the Securities Act. For more information
                                    regarding the consequences of not tendering your
                                    outstanding notes, see "The Exchange Offer--Consequences
                                    of Failure to Exchange" on page 33.

                          TERMS OF THE EXCHANGE NOTES

    The exchange offer applies to an aggregate principal amount of $152,250,000 of the outstanding notes. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except:

    - the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer;

    - holders of exchange notes will not be entitled to any liquidated damages under the registration rights agreement relating to the outstanding notes; and

    - holders of the exchange notes will not be, and upon consummation of the exchange offer, holders of the outstanding notes will no longer be, entitled to specific rights under the registration rights agreement for the outstanding notes intended for the holders of unregistered securities.


    The exchange notes will be our obligations entitled to the benefits of the indenture. See "Description of the Exchange Notes" beginning on page 77.


EXCHANGE NOTES OFFERED............  $152,250,000 aggregate principal amount of 11 1/4%
                                    Senior Subordinated Notes.

MATURITY DATE.....................  May 1, 2009.

INTEREST..........................  Interest on the exchange notes is payable semi-annually in cash on May 1 and November 1, commencing on November
                                    1, 1999.

SUBSIDIARY GUARANTEES.............  Our present and future domestic restricted subsidiaries will guarantee the exchange notes. If MCII cannot make
                                    payments on the exchange notes when they are due, the
                                    subsidiary guarantors must make the payments instead.

RANKING...........................  The exchange notes and subsidiary guarantees are unsecured senior subordinated obligations of MCII and
                                    the subsidiary guarantors, respectively. The exchange
                                    notes will rank junior to

                                    all of the senior indebtedness of MCII, including
                                    borrowings under the credit facility and the subsidiary
                                    guarantees will rank junior to the senior indebtedness
                                    of the subsidiary guarantors.

OPTIONAL REDEMPTION...............  We may redeem any of the exchange notes beginning on May
                                    1, 2004, initially at 105.625% of their principal
                                    amount, plus accrued interest. The redemption price will
                                    decline each year after 2004 and will be 100% of the
                                    principal amount, plus accrued and unpaid interest
                                    beginning on May 1, 2007.

                                    Before May 1, 2002, we may redeem up to 35% of the
                                    exchange notes with the proceeds from some equity
                                    offerings at a redemption price of 111.25% of their
                                    principal amount, plus accrued interest. However, we may
                                    only make such redemptions if at least 65% of the
                                    principal amount of exchange notes remains outstanding
                                    after each redemption, excluding exchange notes held by
                                    us or the subsidiary guarantors, and such redemption
                                    occurs within 90 days of the date of the closing of the
                                    equity offering.

MANDATORY OFFER TO REPURCHASE.....  If we experience specific kinds of changes of control, or under certain circumstances, if we sell assets, we
                                    must offer to repurchase the exchange notes at the
                                    prices listed in "Description of the Exchange Notes" on
                                    page 77.

BASIC COVENANTS OF THE              The terms of the outstanding notes do, and of the
  INDENTURE.......................  exchange notes will, restrict our ability to, among other things:

                                    -  borrow money;

                                    -  pay dividends on our capital stock;

                                    -  redeem or repurchase our capital stock;

                                    -  make investments;

                                    -  incur liens on our assets to secure debt;

                                    -  merge or consolidate with another company; and

                                    -  transfer or sell our assets.

                                    These covenants are subject to important exceptions and
                                    qualifications which are described in "Description of
                                    the Exchange Notes--Certain Covenants" beginning on page
                                    80.


                                  RISK FACTORS

    You should carefully consider all the information contained in this prospectus before deciding to tender your outstanding notes in the exchange offer. In particular, you should carefully review the specific factors described below under the caption "Risk Factors" beginning on page 16, which contain important information about us and the risks that may affect our business.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

    The summary consolidated financial data for the three years ended December 31, 1998 are derived from our consolidated financial statements and should be read in conjunction with those statements, which are included in this prospectus.


    The summary consolidated financial data as of and for the six months ended June 30, 1998 and 1999 are derived from our unaudited consolidated financial statements included in this prospectus. The unaudited consolidated financial statements, in our opinion, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for a fair presentation of our financial condition and results of operations for such periods. The results of operations as of and for the six and twelve month periods ended June 30, 1999 are not necessarily indicative of results of operations for the full year ending December 31, 1999.


    The summary pro forma financial data are derived from the historical data modified, as described in the notes to the summary below, to reflect the Transactions, which include (1) the equity investment, (2) the asset transfers and (3) the financing transactions. The summary pro forma financial data include certain estimates made by us based upon currently available information and are subject to change.

    The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


                                                                                    SIX MONTHS ENDED    TWELVE MONTHS
                                              YEAR ENDED DECEMBER 31,                   JUNE 30,            ENDED
                                     ------------------------------------------   --------------------     JUNE 30,
                                         1996           1997           1998         1998       1999          1999
                                     ------------   ------------   ------------   ---------  ---------  --------------
                                                                                      (UNAUDITED)        (UNAUDITED)

INCOME STATEMENT DATA:
Total revenues.....................   $ 667,084      $ 739,783       $931,727     $ 484,751  $ 487,262    $ 934,238
Cost of sales (1)..................     509,804        549,001        730,954       386,379    387,565      732,140
Depreciation and amortization......      17,618         22,035         24,815        11,909     12,334       25,240
Research and development
  expenses.........................       7,346          6,655          8,741         5,239      4,633        8,135
Other operating expenses(2)........      72,483         83,639         83,413        41,322     50,516       92,607
Operating income...................      59,833         78,453         83,804        39,902     32,214       76,116
Interest expense, net(3)...........      35,579         43,494         45,179        20,237     27,947       52,889
Other expense (income).............      (2,344)        (2,835)        (7,814)       (5,198)     2,399         (217)
Income from continuing
  operations.......................       8,124         16,526         14,649         9,466     (5,775)        (592)

OTHER DATA (UNAUDITED):
New inter-city coach
  deliveries(4)....................       1,511          1,732          2,173         1,131      1,055        2,097
EBITDA (5).........................   $  77,451      $ 100,488       $108,619     $  51,811  $  65,548    $ 122,356
Capital expenditures...............      25,609         32,096         11,740         5,122     16,843       23,461
EBITDA margin......................       11.6%          13.6%          11.7%         10.7%      13.5%        13.1%
Net cash provided by (used in):
  Operating activities.............   $  44,320      $ (52,585)     $  73,732     $  50,455  $  11,607    $  34,884
  Investing activities.............     (30,338)       (71,170)       (14,683)       (9,252)   (26,940)      32,371
  Financing activities.............     (35,254)       128,349        (49,008)      (28,260)    32,173       11,425

PRO FORMA FINANCIAL DATA
  (UNAUDITED)(6):
Adjusted EBITDA(7).................                                  $112,283                $  67,548    $ 122,978
Total interest expense(8)..........                                    48,723                   24,372       48,723
Ratio of Adjusted EBITDA to
  interest expense, net............                                      2.3x                     2.8x         2.5x
Ratio of total debt to Adjusted
  EBITDA(9)........................                                      4.3x                                  4.0x



                                                                                                       JUNE 30, 1999
                                                                                                       -------------
BALANCE SHEET DATA:
Cash and cash equivalents............................................................................   $    40,878
Working capital(10)..................................................................................       211,171
Total assets.........................................................................................       835,823
Total debt...........................................................................................       494,134
Stockholder's equity.................................................................................       130,749


                                               (SEE FOOTNOTES ON FOLLOWING PAGE)

            NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


 (1) Cost of sales for the six months ended June 30, 1999 included a non-cash charge of $21 million related to inventory valuations.



 (2) Other operating expenses are comprised of selling, general and administrative expenses and other miscellaneous operating expenses. In 1998, other operating expenses were offset by $8.5 million for business insurance recoveries.



 (3) As proceeds from the Transactions were used to repay the $206.5 million of Grupo Dina's senior secured discount notes, our consolidated financial statements have been adjusted to include the "push down" of the senior secured discount notes, and the related interest expense, in order to comply with applicable Securities and Exchange Commission accounting policies.



 (4) 1998 deliveries include 31 units under demonstration lease agreements.



 (5) EBITDA represents income before the 1999 second quarter non-cash inventory charge, interest expense, income taxes, discontinued operations, extraordinary items, depreciation and amortization and other non-operating income and expenses, each of which can significantly affect our results of operations and liquidity and should be considered in evaluating our financial performance. EBITDA is included because we understand that such information is considered to be an additional basis on which to evaluate our ability to pay interest, repay debt and make capital expenditures. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of performance, profitability or liquidity determined in accordance with generally accepted accounting principles. However, management believes that EBITDA is a meaningful measure of performance but understands that it is not necessarily comparable to similarly titled amounts of other companies.



 (6) Adjusted to give effect to the Transactions as if the Transactions had occurred on January 1, 1998. See "Use of Proceeds", "Capitalization" and "Prospectus Summary--The Transactions."



 (7) Adjusted EBITDA represents EBITDA that has been adjusted for the following:



                                         YEAR ENDED      SIX MONTHS       SIX MONTHS      TWELVE MONTHS
                                        DECEMBER 31,   ENDED JUNE 30,   ENDED JUNE 30,   ENDED JUNE 30,
                                            1998            1998             1999             1999
                                        -------------  ---------------  ---------------  ---------------
EBITDA................................    $ 108,619       $  51,811        $  65,548        $ 122,356
Pro forma adjustments(a)..............       (1,876)           (943)          (1,028)          (1,961)
Non-recurring executive
  compensation(b).....................        1,550              --              997            2,547
Non-recurring royalty expense(c)......        3,990           5,985            2,031               36
                                        -------------       -------          -------     ---------------
Adjusted EBITDA.......................    $ 112,283       $  56,853        $  67,548        $ 122,978
                                        -------------       -------          -------     ---------------
                                        -------------       -------          -------     ---------------


     (a) See Pro Forma Unaudited Condensed Consolidated Financial Information beginning on page 38.

     (b) Adjusted to exclude the effect of the discontinuance of certain discretionary compensation to an executive officer. Upon consummation of the Transactions, we entered into a new employment agreement with Mr. Rafael Gomez Flores. See "Management--Employment Agreement" and "Management--Executive Compensation."

     (c) Adjusted to exclude the effect of the discontinuance of royalty payments to Grupo Dina as part of the equity investment.


 (8) Represents estimated interest expenses on the new senior credit facility and the notes.



 (9) The ratio of total debt to Adjusted EBITDA for the year ended December 31, 1998 represents the ratio of pro forma long-term debt (including current maturities) as of December 31, 1998 to Adjusted EBITDA for the year ended December 31, 1998. The ratio of total debt to Adjusted EBITDA for the twelve months ended June 30, 1999 represents the ratio of long-term debt (including current maturities) as of June 30, 1999 to Adjusted EBITDA for the twelve month period ended June 30, 1999.



 (10) Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding short-term debt and current portion of long-term debt).

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO TENDER YOUR OUTSTANDING NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS DESCRIBED BELOW--OTHER THAN "CONSEQUENCES OF NOT EXCHANGING OUTSTANDING NOTES INCLUDE RESTRICTIONS ON TRANSFER AND THE TERMINATION OF REGISTRATION RIGHTS"--ARE GENERALLY APPLICABLE TO THE OUTSTANDING NOTES AS WELL AS THE EXCHANGE NOTES.

    OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE NOTES.

    We have a substantial amount of indebtedness. The following chart shows certain important credit statistics and reflects the completion of the Transactions as of the dates or at the beginning of the periods specified below and applied the proceeds as intended:


                                                                                                  AS OF JUNE 30,
                                                                                                       1999
                                                                                                ------------------
                                                                                                   (DOLLARS IN
                                                                                                    MILLIONS)
Total debt....................................................................................      $   494.1
Stockholder's equity..........................................................................          130.7
Debt to equity ratio..........................................................................            3.8x


                                                                                                  FISCAL YEAR ENDED
                                                                                                  DECEMBER 31, 1998
                                                                                               -----------------------
                                                                                                 ACTUAL     PRO FORMA
                                                                                               ----------  -----------
Ratio of earnings to fixed charges...........................................................     1.9x        1.8x

    Our indenture allows us to borrow a significant amount of additional money.

    Our substantial indebtedness could have important consequences to you. For example, it could:

    - make it more difficult for us to perform our obligations with respect to these notes;

    - increase our vulnerability to general adverse economic and industry conditions;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - place us at a competitive disadvantage compared to our competitors that have less debt; and

    - limit our ability to borrow additional funds.

In addition, a portion of our debt, including debt under our senior credit facility, bears interest at variable rates. An increase in the interest rates on our debt will reduce the funds available to repay the notes and our other debt and for operations and future business opportunities and will intensify the consequences of our leveraged capital structure.

    OUR ABILITY TO INCUR SUBSTANTIALLY MORE DEBT COULD FURTHER INCREASE THE RISKS DESCRIBED ABOVE.


    We may be able to incur substantial additional indebtedness in the future pursuant to our indenture for working capital and general corporate purposes. Following the consummation of the Transactions, our senior credit facility permitted additional borrowing of approximately $112 million. All of the borrowings under our senior credit facility are or will be senior to these notes. If new debt is added to our current debt levels, the related risks that we now face could intensify.

    TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, THE AVAILABILITY OF WHICH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to make payments on and to refinance our indebtedness, including these notes and our senior credit facility, will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    We cannot assure you that our business will generate sufficient cash flow or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs including new product and other future developments. We may need to refinance all or a portion of our indebtedness, including these notes and our senior credit facility, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including these notes, on commercially reasonable terms or at all.

    YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES WILL BE JUNIOR TO OUR SENIOR DEBT AND BE EFFECTIVELY JUNIOR TO ALL THE DEBT OF OUR SUBSIDIARIES' THAT ARE NOT GUARANTORS.


    These notes and the subsidiary guarantees of these notes will be junior to all of our and our subsidiaries existing and future indebtedness, other than trade payables and any future indebtedness that expressly provides that it ranks equal with or junior to the notes or the subsidiary guarantees. As of June 30, 1999 our debt totaled $494.1 million, of which $344.0 million ranked senior in right of payment to these notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding, the holders of our senior indebtedness or the guarantors' senior indebtedness will be entitled to be paid in full before any payment may be made on these notes. In addition, following the consummation of the Transactions, approximately $112.0 million was available for borrowing as additional senior debt under our senior credit facility. We also are permitted to incur substantial additional indebtedness, including senior debt, in the future under the terms of our indenture.



    Our foreign restricted subsidiaries are not guarantors of these notes. We may designate other subsidiaries to be non-guarantors in the future, if we meet the requirements of our indenture. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary in the future, holders of their debt will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us. As of June 30, 1999 our non-guarantor subsidiaries had no outstanding indebtedness, other than trade payables.



    Substantially all of our assets consist of the capital stock of our subsidiaries. We refer you to note 14 to our unaudited consolidated financial statements as of and for the six months ended June 30, 1998 and 1999 and note 27 to our audited consolidated financial statements as of and for the three years ended December 31, 1998, which contain certain consolidating condensed financial data concerning us and our subsidiaries.


    In addition, all payments on these notes will be blocked in the event of a payment default under our senior credit facility and may be blocked for up to 179 consecutive days in any given year in the event of non-payment defaults on senior debt. In the event of a default on these notes and any resulting acceleration of these notes, the holders of senior indebtedness then outstanding will be entitled to payment in full in cash of all obligations in respect of such senior indebtedness before any payment or distribution may be made with respect to the notes.

    In a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of these notes will participate with trade creditors and all other holders of subordinated indebtedness in the assets remaining after we have paid all of the senior debt. However, because our indenture requires that amounts otherwise payable to holders of these notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of these notes may receive proportionately less than holders of trade payables in any such proceeding. In any of these cases, we cannot assure you that sufficient assets will remain to make any payments on these notes.

    WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY OUR INDENTURE.

    If we undergo a change of control under our indenture, we may need to refinance large amounts of our debt, including these notes and our senior credit facility. If a change of control occurs, we must offer to buy back your notes for a price equal to 101% of the principal amount, plus interest that has accrued but has not been paid as of the repurchase date. We cannot assure you that we will have sufficient funds available to make the required repurchases of these notes in that event, or that we will have sufficient funds to pay our other debts. In addition, our senior credit facility prohibits us from repurchasing these notes after a change of control until we have repaid in full our debt under our senior credit facility. If we fail to repurchase these notes upon a change of control, we will be in default under both these notes and our senior credit facility. Any future debt that we incur may also contain restrictions on repurchases in the event of a change of control or similar event. These purchase requirements may delay or make it harder for others to obtain control of our company.

    OUR SENIOR CREDIT FACILITY AND INDENTURE RESTRICT OUR OPERATIONS.

    Our indenture and our senior credit facility include restrictive covenants that, among other things, restrict our ability to:

    - borrow money;

    - pay dividends on our capital stock;

    - redeem or repurchase our capital stock;

    - make investments;

    - incur liens on our assets to secure debt;

    - merge or consolidate with another company; and

    - transfer or sell substantially all of our assets.


    We are also required by our senior credit facility to maintain certain financial ratios, including maximum debt to EBITDA ratios and minimum fixed charge coverage ratios. All of these restrictive covenants may restrict our ability to expand or to pursue our business strategies. Our ability to comply with these and other provisions of our indenture and our senior credit facility may be affected by changes in our business condition or results of operations, adverse regulatory developments or other events beyond our control. The breach of any of these covenants would result in a default under our indebtedness. If we default, we could be prohibited from making payments with respect to these notes until the default is cured or all indebtedness under our senior credit facility or other senior debt is paid in full. This default could allow our creditors to accelerate the related debt, as well as any other debt to which a cross-acceleration or cross-default provision applies. If our indebtedness were to be accelerated, there can be no assurance that we would be able to repay it. In addition, a default could give the lenders the right to terminate any commitments they had made to provide us with further funds.


    WE MAY BE ADVERSELY AFFECTED BY FRAUDULENT CONVEYANCE LAWS TO WHICH WE ARE SUBJECT.

    If a bankruptcy case or lawsuit is initiated by our unpaid creditors, the debt represented by these notes and the subsidiary guarantees may be reviewed under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws. Under these laws, the debt could be voided, or claims in respect of these notes and the subsidiary guarantees could be subordinated to all of our other debts or the guarantors if, among other things, the court found that, at the time we incurred the debt represented by these notes and the subsidiary guarantors executed the guarantees, we or any guarantor:

    - received less than reasonably equivalent value or fair consideration for the incurrence of such debt; and

    - were insolvent or rendered insolvent by reason of such incurrence; or

    - were engaged in a business or transaction for which the remaining assets constituted unreasonably small capital; or

    - intended to incur, or believed that we, or a guarantor, would incur, debts beyond the ability to pay such debts as they matured; or

    - intended to hinder, delay or defraud creditors.

    The measure of insolvency for purposes of fraudulent transfer laws varies depending on the law applied. Generally, however, a debtor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

    - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they become due.

    We believe that we will receive fair value for these notes and that the subsidiary guarantors will receive fair value for their guarantees. On the basis of historical financial information, recent operating history and other factors, we believe that after giving effect to the exchange offer, neither we nor any subsidiary guarantor are insolvent, have unreasonably small capital for the business in which such entity is engaged, or have incurred debts beyond such entity's ability to pay such debts as they mature. We can give no assurance, however, what standard a court will apply in making such determinations or that a court would agree with our conclusions in this regard.

    OUR INDEPENDENT PUBLIC ACCOUNTANTS HAVE NOTED SIGNIFICANT DEFICIENCIES IN OUR INTERNAL CONTROLS.

    A number of significant deficiencies in the design or operation of our internal control environment were noted to management and the Grupo Dina board of directors by our predecessor independent accountants as a result of their review of the third quarter of 1997 and by our current independent accountants as a result of their audits of our 1997 and 1998 financial statements. Specifically, our accountants noted a lack of senior level accounting leadership, deficiencies in the preparation of consolidated financial statements for Autobuses and inadequacies in the design and operating effectiveness of our accounting operations required for a complex public corporation. We have been implementing changes that we believe will address the significant deficiencies, including the hiring of a Chief Financial Officer and Chief Accounting Officer. Implementing the recommended changes continues to be a priority, however, we cannot assure you that we will achieve the desired improvements to our internal controls.

    WE OPERATE IN A HIGHLY CYCLICAL INDUSTRY, WHICH COULD AFFECT OUR ABILITY TO SERVICE THESE NOTES.

    The inter-city coach industries in the U.S., Canada and Mexico are all highly dependent on economic and tourism conditions. Slowdowns in tourism and economic recessions have negatively impacted our business in the past. For example, we delivered 1,367 units during 1989, but delivered only 602 units during the tourism and economic slowdown in 1991. Similar reductions in deliveries could occur in the future, as we cannot assure you that favorable economic and tourism conditions will continue. We cannot predict the scope of any future tourism slowdown or economic recession, or the total impact it would have on us.

    A FEW CUSTOMERS REPRESENT A SIGNIFICANT PORTION OF OUR SALES.

    We have historically sold a significant percentage of new coaches each year to a limited number of large United States and Canadian coach fleet operators, including the following operators which we account for our consolidated revenue for the years ended December 31, 1996, 1997 and 1998 as follows:

    - Greyhound Lines and Greyhound Canada, which combined accounted for 11.1%, 9.5%, and 8.0%, respectively; and

    - Coach USA, which accounted for 1.8%, 8.6%, and 9.2%, respectively.


    Our contract with Greyhound Lines can be terminated at the end of any calendar year upon 180 days prior notice, and the contract with Coach USA expires in 1999. Coach USA was recently acquired by Stagecoach Holdings Plc, Great Britain's largest independent bus and railroad operator. We are not able to predict what effect, if any, this acquisition will have on negotiations to renew Coach USA's contract with us, or on their status as a customer generally. We cannot assure you that we will be able to enter into new contracts with any customer. The loss of any one of these customers could have a material adverse effect on us. Furthermore, demand from government agencies, such as the New Jersey Transit Authority and New York City Transit Authority, varies widely from year to year. Governmental agencies periodically make large purchases every three to six years on average and in any given year may represent over 10% of our total coach sales. We cannot assure you that the New Jersey Transit Authority, New York City Transit Authority or any other government agency will order new coaches or if any such order is placed that we will be awarded the contract.


    WE OPERATE IN HIGHLY COMPETITIVE MARKETS AND COMPETE AGAINST A NUMBER OF LARGE NATIONAL AND REGIONAL BRANDS.

    Our principal competitors in the United States and Canadian coach markets include (1) Prevost Car, a subsidiary of Volvo Bus Corporation, which is the leading supplier of coaches to the custom conversion market, (2) Van Hool, which is one of the leading European coach manufacturers, and (3) Setra, which is another leading European coach manufacturer. Our principal competitors in the replacement parts market include both OEMs, including Prevost, and parts distributors, including ABC Bus, Inc., the representative for Van Hool. In November 1999, Novabus, a transit bus maker that is restricted from competing with us in the transit bus replacement parts market, will be free to enter the replacement parts market. We cannot predict the impact of Novabus' potential entry into the replacement parts market. As a result of a five-year non-competition agreement entered into in connection with the June 1996 sale of our custom coach subsidiary, we participate in the custom conversion market solely through the sale of shell coaches to third party coach converters. Should we determine to enter into the custom conversion market in June 2001, we will face competition from numerous existing participants. Many of our competitors have greater financial, research and development, manufacturing and marketing resources than us. There can be no assurance that we will be able to compete successfully against such competition.

    WE DEPEND ON SUPPLIERS FOR PRINCIPAL RAW MATERIALS, COMPONENT PARTS AND DESIGN TECHNOLOGY.

    Our coach manufacturing operations consist primarily of manufacturing components and sub-components from raw materials and assembling these manufactured components with component parts provided by third party sources. We rely primarily on these suppliers for major components:

    - Meritor Automotive, formerly known as Rockwell International Corporation, for axles;

    - Detroit Diesel for engines;

    - Allison Transmission for transmissions; and

    - Carrier for air conditioning units.

    Although we use additional alternate suppliers, our customers demand the component parts which are currently assembled into their coaches. An interruption in the supply of or a significant increase in the price of any raw material, component part or the termination of any design technology agreement could adversely affect our profitability or our ability to obtain and fulfill orders.

    OUR SUCCESS DEPENDS ON THE IMPLEMENTATION OF NEW PRODUCT INTRODUCTIONS, WHICH WILL REQUIRE SUBSTANTIAL EXPENDITURES.

    We will be launching new products besides the RENAISSANCE-REGISTERED TRADEMARK- coach, such as the G-Series model, in the near future and these significant development efforts may increase our capital expenditures over the next few years. We estimate that our capital expenditures for development of this new family of coach models will be $5.8 million in 1999 and $6.3 million in 2000. As is common with major new product launches, we may experience manufacturing problems or delays, which could be material. We cannot predict the extent of manufacturing problems or duration of delays that may occur.


    Introducing new products could result in a decrease in revenues from our existing products or otherwise adversely affect our business, financial condition or results of operations. You should read the discussion under the heading "Business--Products--Inter-city Coaches" beginning on page 55 for a more detailed discussion regarding our new and existing products.


    Consistent with our strategy of offering new products and product refinements, we expect to continue to use a substantial amount of capital for further product development and refinement. We may need more working capital for product development and refinement than is available to us, which could adversely affect our business, financial condition or results of operations.

    OUR BUSINESS DEPENDS UPON ORGANIZED LABOR.

    Our previous labor agreements with the International Association of Machinists and Aerospace Workers, covering substantially all of our Canadian and United States employees at our Winnipeg, Manitoba and Pembina, North Dakota facilities, expired on September 30, 1997. We negotiated new labor agreements for those facilities which run through September 2000. We previously had labor agreements in Mexico with the independent union of workers in the automotive and related industries. Generally, labor agreements in Mexico have economic terms and non-economic terms for one-year and two-years, respectively. We negotiated both economic and non-economic terms in February 1998 and economic terms in February 1999. If after negotiations we experience higher labor costs or other work condition changes, our business could be materially and adversely effected. We experienced a one day labor strike in Sahagun, Mexico in February 1994 which resulted in a loss of one day's production. During 1999, we also experienced a four day strike at our Sahagun, Mexico manufacturing plant. Work stoppages could occur again in the future in connection with labor agreement negotiations and we cannot predict the financial impact of such a stoppage. A work stoppage or strike could have a material adverse effect on us and our results of operations.

    OUR HISTORICAL SEASONALITY COULD IMPAIR OUR ABILITY TO MAKE INTEREST PAYMENTS ON THESE NOTES.


    Our sales and earnings are seasonal. Historically, we have realized a majority of our annual sales and profits during the second and fourth quarters of our fiscal year. If for any reason demand for our products during any second and fourth quarters is insufficient, our total sales and profits could be materially reduced for such period and for the fiscal year in general. Further, we are required to establish inventory levels in anticipating projected seasonal demand. To the extent that we underestimate such demand, we could lose sales and profits. To the extent that we establish inventories in excess of actual demand, we may be required to sell inventory at reduced prices or write-off the excess inventory as unsaleable. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 42 for more information regarding the seasonality of our profits.

    FLOODING COULD INTERRUPT OUR BUSINESS OPERATIONS.


    Our manufacturing and distributing facilities located near the Red River in North Dakota and Canada are subject to periodic flooding that has caused us to experience business interruption and increased operating expenses. Any flood or other severe weather condition could result in damage to our assets and lead to the loss of use of our manufacturing and distributing facilities in those locations for an extended period. In addition, although our properties are currently covered by flood insurance, we cannot give assurance that flood insurance will be available in the future at reasonable rates or at all. The loss or interruption of business as a result could have a material adverse effect on our financial results. See "Business--Manufacturing and Distribution" beginning on page 61 for a complete description of our material properties.


    WE MAY BE ADVERSELY AFFECTED BY GOVERNMENTAL REGULATIONS TO WHICH WE ARE SUBJECT.

    As a manufacturer of coaches and replacement parts, our facilities, operations and products are subject to many laws and regulations applicable in the United States, Canada and other countries, including those relating to the environment, employee health and safety, motor vehicle safety, access for the disabled, and local content.

    Our failure to comply with one or more laws or regulations could result in the imposition of sanctions. Such sanctions could include the closing of all or a portion of our facilities for an indeterminate period of time or the recall of products that were manufactured improperly, either of which could have a material adverse effect on our business, financial condition and results of operations. Likewise, we cannot predict for you with any degree of certainty the cost of compliance or other liability related to such laws and regulations in the future and such future costs could significantly affect our business, financial condition and results of operations.

    The nature of our current and former operations, and those of our predecessors in interest, expose us to the risk of claims with respect to environmental matters and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. Based upon our experience to date, we believe that the future cost of compliance with existing environmental laws and regulations, and liability for known environmental claims pursuant to such laws and regulations, will not have a material adverse effect on our business, financial condition or results of operation. However, future events, such as new information, changes in existing environmental laws and regulations or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material. You should read "Business--Government Regulation--Environmental Matters" beginning on page 64 for further information about regulations within our various operations.

    WE MAY BE ADVERSELY AFFECTED BY HANDICAPPED ACCESSIBILITY STANDARDS TO WHICH WE ARE SUBJECT.

    We are subject to the Americans With Disabilities Act's handicapped accessibility standards for coaches, as promulgated by the U.S. Department of Transportation. On September 28, 1998, the DOT issued final regulations regarding coach accessibility requirements. The rules require, among other things, that all new coaches delivered to large line haul operators beginning October 2000 must be handicapped accessible. Further, the rules also contain certain other requirements concerning accessible fleet percentages and providing accessible service. The final regulations will be effective for operators with larger fleets in October 2000 and for operators with smaller fleets in October 2001. We cannot predict the effect these regulations may have on our business, financial condition and results of operations with any degree of certainty.

    THE MCI CANADIAN TAX REVIEW COULD RESULT IN A SUBSTANTIAL ADDITIONAL INCOME TAX LIABILITY.

    The Canadian income tax returns of our subsidiary, Motor Coach Industries Limited, for the years 1982 through 1992 are currently under review by Revenue Canada, the Canadian tax authority, which is reviewing the profit allocation procedures between MCI Canada and Motor Coach Industries, Inc., a wholly owned U.S. subsidiary of Motor Coach Industries International, Inc. Revenue Canada's position is that, under such procedures, insufficient income was allocated to MCI Canada, the Canadian taxpaying entity, and that, as a result, Canadian income taxes were underpaid. A formal reassessment has been issued by Revenue Canada with respect to the 1985 return. We have filed a notice of objection for 1985. In the event of an adverse judgment, as of June 30, 1999 the additional income taxes for 1982 through 1992 could amount up to US$24 million plus interest of approximately US$51 million and, in addition, we may be subject to potential reassessments for years subsequent to 1992 on the same basis which could result in additional income taxes and interest, all before recoveries of U.S. Federal income taxes which may be available to offset a portion of any additional taxes paid to Canada. We have submitted an advance transfer pricing agreement to Revenue Canada and the Internal Revenue Service which may apply to the years 1995 through 2000. Although we are still in the process of obtaining additional information, we are currently negotiating to resolve these claims and expect that the resolution will not be material to our financial condition or results of operations. We cannot, however, assure you that this matter will be resolved in our favor.


    WE MAY BE EXPOSED TO SIGNIFICANT PRODUCT LIABILITY CLAIMS BY CONSUMERS.


    We are subject to various product liability lawsuits in the United States and Canada for personal injuries and property damage allegedly relating to the use of products manufactured or sold by us. We consider litigation of this nature to be in the ordinary course of our business. We cannot presently determine the ultimate outcome of these lawsuits, or potential future lawsuits. We maintain product liability insurance in customary amounts, but we cannot assure you that such insurance will be available in the future or on terms acceptable to us.



    WE HAVE BEEN INFORMED THAT THE MANUFACTURER'S AND DEALER'S LICENSES OF OUR DALLAS, TEXAS COACH DEALERSHIP MAY BE INVALID.


    The validity of our manufacturing and dealer licenses associated with our Dallas, Texas dealership facility have recently come into question by the Texas Department of Transportation, Motor Vehicle Division pursuant to a statute that prohibits a manufacturer from also operating as a dealer. Although we believe the Texas law was not intended to be applied to bus dealerships, we cannot assure you that our Texas licenses will be renewed. In such event we may be required to close our Dallas dealership or face civil penalties. We are working with appropriate state officials to resolve this matter and believe there are numerous solutions available to us and the ultimate outcome is unlikely to have a material adverse effect on our business. Our Dallas dealership serves a regional market and we believe we could operate effectively from a nearby state that does not have such restrictions, however, such a move would cause a temporary interruption to the business of our Texas dealership.

    ADVERSE FOREIGN ECONOMIC CONDITIONS AND GOVERNMENT POLICIES MAY AFFECT OUR BUSINESS OPERATIONS.

    Social instability or other adverse social, political or economic developments in or affecting Latin America could adversely affect our business, financial condition, results of operations, ability to obtain financing and prospects. In addition, the Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions could have a significant effect on us and on market conditions.

    The values of the peso and the Canadian dollar have been subject to significant fluctuations with respect to the U.S. dollar in the past and may be subject to significant fluctuations in the future. The Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert pesos to U.S. dollars, no assurance can be given that the Mexican government will not institute a restrictive exchange control policy in the future. Any such restrictive exchange control policy could adversely affect our ability to meet our U.S. dollar obligations, including payments on these notes, and could have a material adverse effect on our business, financial condition and results of operations.

    THERE IS NO PUBLIC TRADING MARKET FOR THE EXCHANGE NOTES.

    To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for the remaining untendered or tendered but not accepted outstanding notes could be adversely affected. Because we anticipate that most holders of the outstanding notes will elect to exchange the outstanding notes for these notes due to the absence of restrictions on the resale of these notes under the Securities Act, we anticipate that the liquidity of the market for any outstanding notes remaining after the consummation of the exchange offer may be substantially limited.

    These notes are a new issue of securities for which there is currently no active trading market. If these notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our financial condition and other factors beyond our control, including general economic conditions. We do not intend to apply for a listing or quotation of these notes. No assurance can be given as to the development or liquidity of any trading market for these notes to sell their notes or the prices at which such holders may be able to sell their notes.

    Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for these notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of these notes.

    CONSEQUENCES OF NOT EXCHANGING OUTSTANDING NOTES INCLUDE RESTRICTIONS ON TRANSFER AND THE TERMINATION OF REGISTRATION RIGHTS.

    Notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions on transfer, and, upon completion of the exchange offer, registration rights with respect to the outstanding notes will terminate. In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected.

    OUR FAILURE, OR THE FAILURE OF OUR THIRD PARTY SUPPLIERS OR CUSTOMERS, TO ADDRESS INFORMATION TECHNOLOGY ISSUES RELATED TO THE YEAR 2000 COULD ADVERSELY AFFECT OUR OPERATIONS.

    Although we believe that we have identified our systems applications that will need to be modified and developed a plan to ensure Year 2000 compliance, we cannot assure you that these efforts will be successful. We will utilize both internal and external resources to reprogram and test software for Year 2000 compliance at an estimated total cost of approximately $2 million. We are also in the process of evaluating whether significant suppliers and customers are Year 2000 compliant. If we are unable to achieve Year 2000 compliance in a timely manner or the cost of such compliance significantly exceeds our current estimates, such events could have a material effect on our 1999 business, financial condition and results of operations.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    On June 16, 1999 we sold $152.25 million in principal amount at maturity of the outstanding notes in a private placement through CIBC World Markets Corp. (formerly CIBC Oppenheimer Corp.) and Merrill Lynch, Pierce, Fenner & Smith Incorporated to a limited number of "Qualified Institutional Buyers," as defined under the Securities Act. In connection with the sale of the outstanding notes, we and CIBC entered into a registration rights agreement, dated as of June 16, 1999. Under that agreement, we must, among other things, use our best efforts to file with the SEC a registration statement under the Securities Act covering the exchange offer and to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its securities for an equal principal amount of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

    We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

    In order to participate in the exchange offer, you must represent to Motor Coach Industries International, among other things, that:

    - you are not a broker-dealer;

    - you are not participating in a distribution of the exchange notes; and

    - you are not an "affiliate" of Motor Coach Industries International, as the term is defined in Rule 144 under the Securities Act.

RESALE OF THE EXCHANGE NOTES

    Based on previous interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are our affiliate, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in "Purpose and Effect of the Exchange Offer" above apply to you.

    If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the staff of the SEC as set forth in the no-action letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In the event that our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume, nor will we indemnify you against, this liability.

    The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their delivery obligations under the Securities Act.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and conditions in this prospectus, and in the accompanying letter of transmittal, we will accept all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 in principal amount of exchange notes in exchange for an equal principal amount of outstanding notes tendered and accepted in the exchange offer. You may tender some or all of your outstanding notes in the exchange offer in any denomination of $1,000 or in integral multiples thereof.


    In addition, in connection with any resales of exchange notes, any broker-dealers who acquired outstanding notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements for the exchange notes other than a resale of an unsold allotment from the original sales of outstanding notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement we are required to allow participating broker-dealers, and other persons, if any, subject to similar prospectus delivery requirements, to use the prospectus contained in the exchange offer registration statement in connection with the resale of exchange notes. However, we are not required to amend or supplement this prospectus for a period exceeding 90 days after the date of the last expiration date. "Expiration Date" means 5:00 p.m. New York City time, on November 8, 1999 unless we, in our sole discretion, extended the exchange offer. If we do, the "expiration date" will be 5:00 p.m. New York City time on the latest date to which the exchange offer is extended. The expiration date will be at least 30 business days from the date that this prospectus is mailed to the holders of the outstanding notes. We have also agreed that in the event that we do not consummate the exchange offer or a shelf registration statement is not declared effective prior to December 13, 1999, or, if we are required to file a shelf registration statement, we do not keep it effective until June 16, 2001 (each a "registration default") the annual interest rate on the notes will increase by 0.50%. The annual interest rate on the notes will increase by an additional 0.25% for each subsequent 90 day period during which the registration default continues, up to a maximum additional interest rate of 2.00% per year over of the outstanding notes.


    If we consummate the exchange offer on or before December 13, 1999, we will not be required to file a shelf registration statement to register any outstanding notes, and the interest rate on any outstanding notes will remain at the initial level of 11 1/4% per annum. The exchange offer will be deemed to have been consummated upon our having exchanged, pursuant to the exchange offer, exchange notes for all outstanding notes that have been properly tendered and not withdrawn by the expiration date. In this event, holders of outstanding notes not participating in the exchange offer who are seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

    The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that the exchange notes will not bear legends restricting the transfer thereof. The exchange notes will be issued under and entitled to the benefits of the indenture.

    As of the date of this prospectus, $152,250,000 aggregate principal amount of the outstanding notes are outstanding and there is one registered holder thereof. In connection with the issuance of the outstanding notes, we arranged for the outstanding notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages Market. The PORTAL market is the National Association of Securities Dealers' screen based, automated market for trading of securities eligible for resale under Rule 144A. The exchange notes will be issuable and transferable in book-entry form through DTC but will not be eligible for trading in the PORTAL market.

    We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of acceptance to the exchange agent. See "--Exchange Agent" on page 32. The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving exchange notes from us and delivering exchange notes to the holders.

    If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described in this prospectus, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

    Holders of outstanding notes who tender in the exchange offer will not be required to pay:

    - brokerage commissions or fees; or

    - transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer, subject to the instructions in the accompanying letter of transmittal.

    We will pay all charges and expenses, other than specified taxes, in connection with the exchange offer as further described under the caption "--Fees and Expenses" beginning on page 32.

    Holders of outstanding notes do not have any appraisal or dissenters' rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and the rules and regulations of the SEC interpreting the Securities Act. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and be entitled and continue to accrue interest, but will not be entitled to any rights or benefits under the registration rights agreement.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "expiration date" means 5:00 p.m. New York City time, on November 8, 1999 unless we, in our sole discretion, extend the exchange offer. If we do, the "expiration date" will be 5:00 p.m. New York City time on the latest date to which the exchange offer is extended.


    If we extend the expiration date, we will:

    - notify the exchange agent of any extension by oral or written notice; and

    - mail an announcement of the extension to the record holders of outstanding notes prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    Any announcement may state that we are extending the exchange offer for a specified period of time.

    If any of the conditions listed under "Conditions to the Exchange Offer" occur and are not waived by us, by giving oral or written notice to the exchange agent, we reserve the right:

    - to delay acceptance of any outstanding notes;

    - to extend the exchange offer;

    - to terminate the exchange offer;

    - to refuse to accept outstanding notes not previously accepted, and

    - to amend the terms of the exchange offer in any manner we deem to be advantageous to the holders of the outstanding notes.

    Any delay in acceptance, extension, termination or amendment will be followed as promptly as possible by oral or written notice to the exchange agent. If the exchange offer is amended in a manner we determine constitutes a material change, we will promptly disclose the amendment in a way reasonably calculated to inform you of the amendment.

    Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

    The exchange notes will bear interest at a rate of 11 1/4% per annum. Interest on the exchange notes will be payable semi-annually, in arrears, on each May 1 and November 1 following the consummation of the exchange offer. Untendered outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will bear interest at a rate of 11 1/4% per annum after the expiration date.

    The exchange notes will bear interest from the last interest payment date on which interest was paid on the outstanding notes. If interest has not yet been paid, the exchange notes will bear interest from June 16, 1999. Interest will be paid with the first interest payment on the exchange notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

    To tender in the exchange offer, you must do the following:

    - complete, sign and date the letter of transmittal, or a facsimile of it;

    - have the signatures guaranteed, if required by the letter of transmittal; and

    - mail or deliver the letter of transmittal, or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent.

    The exchange agent must receive these documents by 5:00 p.m., New York City time, on the expiration date.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account via the ATOP system in accordance with DTC's transfer procedure. Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or its facsimile, with any required signature guarantees, or an agent's message instead of the letter of transmittal, and documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses in the prospectus prior to 5:00 p.m., New York City time, on the expiration date. The term agent's message means a message, transmitted by The Depository Trust Company and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, we may enforce the letter of transmittal against you. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    Your tender of outstanding notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions in this prospectus and in the letter of transmittal.

    Delivery of all documents must be made to the exchange agent at its address listed in this prospectus. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect tender for them.

    The method of delivery of outstanding notes, the letter of transmittal and the agent's message and all other required documents to the exchange agent is up to you. However, you also bear the risks of non-delivery. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal should be sent to us.

    Only a holder of outstanding notes may tender outstanding notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder or any person whose outstanding notes are held of record by DTC who desires to deliver the outstanding notes by book-entry transfer at DTC.

    Any beneficial holder whose outstanding notes are registered in the name of the holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the holder's behalf. If the beneficial holder wishes to tender on the holder's own behalf, the beneficial holder must, prior to completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" unless the outstanding notes tendered are:

    - tendered by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

    - tendered for the account of an "eligible institution."

    An eligible institution is:

    - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

    - a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act; or

    - an "eligible institution" that is a participant in a recognized medallion signature guarantee program.

    If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes tendered must be endorsed or accompanied by appropriate bond powers which authorize that person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes.

    If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person should indicate this when signing, and unless waived by us, submit evidence satisfactory to us of that person's authority to so act with the letter of transmittal.

    We will determine, in our sole discretion, all questions as to the validity, form, and eligibility, including time of receipt, acceptance and withdrawal of the tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes of which our acceptance would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time as we determine. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes. Additionally, none of them will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until these irregularities have been cured or waived. Any outstanding notes received by the exchange agent that have defects or irregularities not cured or waived by us will be returned to you without cost by the exchange agent, unless otherwise provided in the letter of transmittal as soon as practicable after the expiration date.


    In addition, we reserve the right in our sole discretion to:

    - purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date;

    - terminate the exchange offer according to the terms in "--Conditions to the Exchange Offer"; and

    - to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

    The terms of any of these purchases or offers may differ from the terms of the exchange offer.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your outstanding notes and either your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or if you cannot complete the procedure for book-entry transfer on a timely basis, you may effect a tender if:

    - the tender is made through an eligible institution;

    - prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, stating the name and address of the holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating the tender is being made, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the outstanding notes, unless the book-entry transfer procedures are to be used, to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

    - the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificates representing all tendered outstanding notes in proper form for transfer, or confirmation of a book-entry transfer in to the exchange agent's account at DTC of outstanding notes delivered electronically, and a properly completed letter of transmittal, or an agent's message instead of a letter of transmittal and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

    If you wish to tender your outstanding notes according to the guaranteed delivery procedures, make your request to the exchange agent and a notice of guaranteed delivery will be sent to you.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address given in the prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

    - specify the name of the person having deposited the outstanding notes to be withdrawn;

    - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes;

    - be signed by the depositor in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee of the outstanding notes to register the transfer of the outstanding notes into the name of the depositor withdrawing the tender; and

    - specify the name in which any outstanding notes are to be registered, if different from that of the depositor.

    All questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices will be determined by us, and will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued unless the outstanding notes previously withdrawn are validly retendered. Any outstanding notes that have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "Procedures for Tendering Outstanding Notes" at any time prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

    Regardless of any other term of the exchange offer, we are not required to accept for exchange or to exchange any outstanding notes that are not accepted for exchange according to the terms of the exchange offer. Additionally, we may terminate or amend the exchange offer as provided in this prospectus before accepting the outstanding notes if:

    - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might materially impair our ability to proceed with the exchange offer, or

    - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.

    These conditions are for our sole benefit. We may assert them in whole or in part at any time and from time to time, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and the right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at the time of tender:

    - a stop order is threatened by the SEC or is in effect for the registration statement that this prospectus is a part of, or

    - a stop order is threatened or in effect regarding qualification of the indenture under the Trust Indenture Act of 1939, as amended.

    If we determine that we may terminate or amend the exchange offer, we may:

    - refuse to accept any outstanding notes and return any tendered outstanding notes to the holder;

    - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered outstanding notes to withdraw their tendered outstanding notes;

    - waive the termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn; or

    - amend the exchange offer at any time prior to 5:00 p.m. New York City time on the expiration date.

    If the waiver or amendment constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of outstanding notes, and we will extend the exchange offer for a period of five to ten business days, if the exchange offer would otherwise expire during that period, depending on the significance of the waiver or amendment and the manner of disclosure to the registered holders of the outstanding notes.

    The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered for exchange.

EXCHANGE AGENT

    IBJ Whitehall Bank & Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

      BY MAIL, OVERNIGHT COURIER OR HAND DELIVERY:
                             IBJ Whitehall Bank & Trust Company
                             One State Street
                             New York, NY 10004
                             Telephone number: (212) 858-2000
                             Facsimile transmission: (212) 425-0542

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail.

    Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or by telephone.

    We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letter of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

    We will pay the fees and expenses incurred in connection with the exchange offer, for the following:

    - the exchange agent;

    - the trustee;

    - accounting; and

    - legal services.

    We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. The amount of these transfer taxes, whether imposed on the registration holder or any other persons, will be payable by the tendering holder if:

    - certificates representing exchange notes or outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

    - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

    - a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer.

    If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

    The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value net of issue discount, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the exchange notes under generally accepted accounting principles.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Participation in the exchange offer is voluntary. You are urged to consult with your financial and tax advisors in making your decision on what action to take.

    The outstanding notes which are not exchanged for the exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such outstanding notes may be resold only:

    - to a person whom the seller reasonably believes is a qualified institutional buyer, as defined in Rule 144A under the Securities Act, in a transaction meeting the requirements of Rule 144A;

    - in a transaction meeting the requirements of Rule 144 under the Securities Act;

    - outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act;

    - in accordance with another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel, if we so request, to us; or

    - pursuant to an effective registration statement.

and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. We do not currently anticipate that we will register the outstanding notes under the Securities Act.

    As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of outstanding notes who do not tender their outstanding notes in the exchange offer will continue to hold such outstanding notes and will be entitled to all the rights and limitations applicable thereto under the indenture, except for any such rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the indenture. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes could be adversely affected.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of June 30, 1999. This table should be read in conjunction with "Prospectus Summary--The Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes thereto, which appear elsewhere in this prospectus.



                                                                                     AS OF
                                                                                 JUNE 30, 1999
                                                                                 -------------
                                                                                  (DOLLARS IN
                                                                                   MILLIONS)
Long-term debt:
  Senior credit facility.......................................................    $   333.0
  Revolving credit agreement(1)................................................         10.0
  Senior subordinated notes offered hereby, net of issue discount..............        150.1
  Other debt...................................................................          1.0
                                                                                      ------
    Total long-term debt.......................................................        494.1
                                                                                      ------
Total stockholder's equity.....................................................        130.7
                                                                                      ------
Total capitalization...........................................................    $   624.8
                                                                                      ------
                                                                                      ------


------------------------


(1) The Company has an additional $102 million in revolving credit commitments available.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The selected consolidated financial data as of and for the two years ended December 31, 1998 are derived from our audited consolidated financial statements included in this prospectus. They have been audited by Arthur Andersen LLP, our independent public accountants. The selected consolidated financial data for the year ended December 31, 1996 are derived from our audited financial statements included in this prospectus. They have been audited by PricewaterhouseCoopers LLP, our predecessor independent accountants.


    The selected unaudited consolidated financial data as of and for the years ended December 31, 1994 and December 31, 1995 are derived from our financial records. The selected consolidated financial data for the six months ended June 30, 1998 and June 30, 1999 are derived from our unaudited consolidated financial statements included in this prospectus. The unaudited consolidated financial statements, in our opinion, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for a fair presentation of our financial condition and results of operations for such periods. The results of operations for the six month period ended June 30, 1999 are not necessarily indicative of results of operations for the full year ending December 31, 1999.


    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus.


                                                                                                           SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                  -----------------------------------------------------  --------------------
                                                   1994(1)     1995       1996       1997       1998       1998       1999
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                             (UNAUDITED)
INCOME STATEMENT DATA:
Total revenues..................................  $ 536,079  $ 527,053  $ 667,084  $ 739,783  $ 931,727  $ 484,751  $ 487,262
Operating expenses:
  Cost of sales(2)..............................    439,931    396,802    509,804    549,001    730,954    386,379    387,565
  Depreciation and amortization.................     11,240     15,494     17,618     22,035     24,815     11,909     12,334
  Research and development expenses.............      1,730      2,925      7,346      6,655      8,741      5,239      4,633
  Other operating expenses(3)...................     76,353     68,182     72,483     83,639     83,413     41,322     50,516
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses....................    529,254    483,403    607,251    661,330    847,923    444,849    455,048
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income................................      6,825     43,650     59,833     78,453     83,804     39,902     32,214
Interest expense, net...........................     16,960     34,954     16,029     21,859     19,985      8,440     16,346
Interest expense pushed down from related
  party(4)......................................      5,006     15,019     19,550     21,635     25,194     11,797     11,601
Other expenses (income).........................      8,200    (16,764)    (2,344)    (2,835)    (7,814)    (5,198)     2,399
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income (loss) taxes...............    (23,341)    10,441     26,598     37,794     46,439     24,863      1,868
Income taxes....................................     15,546     17,129     18,474     21,268     31,790     15,397      7,643
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations...............    (38,887)    (6,688)     8,124     16,526     14,649      9,466     (5,775)
Loss from discontinued operations...............      3,500         --      5,000         --         --         --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before extraordinary item................    (42,387)    (6,688)     3,124     16,526     14,649      9,466     (5,775)
Extraordinary charge for early retirement of
  debt..........................................         --         --        851         --         --         --      2,614
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income......................................  $ (42,387) $  (6,688) $   2,273  $  16,526  $  14,649  $   9,466  $  (8,389)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------

OTHER DATA (UNAUDITED):
EBITDA(5).......................................  $  18,065  $  59,144  $  77,451  $ 100,488  $ 108,619  $  51,811  $  65,548
Capital expenditures............................      7,739     12,559     25,609     32,096     11,740      5,122     16,843
Ratio of earnings to fixed charges(6)...........       N.M.       1.2x       1.7x       1.8x       1.9x       2.1x       1.1x
Ratio of earnings to fixed charges excluding
  effect of push down debt(6)...................       N.M.       1.7x       3.2x       3.3x       4.0x       4.5x       1.7x
Net cash provided by (used in):
  Operating activities..........................             $  (9,170) $  44,320  $ (52,585) $  73,732  $  50,455  $  11,607
  Investing activities..........................                13,202    (30,338)   (71,170)   (14,683)    (9,252)   (26,940)
  Financing activities..........................                18,914    (35,254)   128,349    (49,008)   (28,260)    32,173

BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents.......................      7,727  $  30,675  $   9,403  $  13,997  $  24,038  $  26,940  $  40,878
Working capital(7)..............................     74,005    146,080    166,679    261,096    203,420    307,247    211,171
Total assets....................................    626,819    649,368    642,780    820,673    801,755    906,287    835,823
Total debt, excluding pushed down debt..........    195,000    217,914    210,668    313,251    267,965    318,996    494,134
Long-term debt pushed down from related
  party(4)......................................    143,040    143,040    162,588    184,225    206,500    201,990         --
Stockholder's equity............................    126,190    183,413    144,539    147,693    102,921    176,272    130,749


                                               (SEE FOOTNOTES ON FOLLOWING PAGE)

            NOTES TO SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

--------------------------

(1) The information provided for the year ended December 31, 1994 is not comparable to the information provided for the Company for the periods thereafter as a majority of the Company's current subsidiaries were acquired from its predecessor owner during such period.


(2) Cost of sales for the six months ended June 30, 1999 include a $21.0 million non-cash inventory charge comprised of $15.0 million to adjust used coach inventories to reflect a change in asset management strategy implemented by new management brought in by the equity investors and $6.0 million to rationalize replacement parts inventories in connection with a revised plan, developed during the second quarter of 1999, to consolidate the replacement parts distribution activities into a single location.



(3) Other operating expenses are comprised of selling, general and administrative expenses and other miscellaneous operating expenses. In 1998, other operating expenses were offset by $8.5 million for business insurance recoveries.



(4) As proceeds from the Transactions were used to repay the $206.5 million of Grupo Dina's senior secured discount notes, our consolidated financial statements have been adjusted to include the "push down" of the senior secured discount notes, and the related interest expense, in order to comply with applicable Securities and Exchange Commission accounting policies.



(5) EBITDA represents income before the second quarter 1999 non-cash inventory charge, interest expense, income taxes, discontinued operations, extraordinary items, depreciation and amortization and other non-operating income and expenses, each of which can significantly affect our results of operations and liquidity and should be considered in evaluating our financial performance. EBITDA is included because we understand that such information is considered to be an additional basis on which to evaluate our ability to pay interest, repay debt and make capital expenditures. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of performance, profitability or liquidity determined in accordance with generally accepted accounting principles. However, management believes that EBITDA is a meaningful measure of performance but understands that it is not necessarily comparable to similarly titled amounts of other companies.



(6) For the purpose of this calculation, earnings are defined as income from continuing operations before income taxes, plus fixed charges. Fixed charges include interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense which management believes is representative of the interest factor of rent expense (approximately one-third of rent expense). In addition, we have calculated the ratio of earnings to fixed charges excluding the effect of the long-term debt pushed down from Grupo Dina. Ratios of earnings to fixed charges are not presented for the predecessor for the year ended December 31, 1994 because the Company believes they would not be meaningful as the Company was acquired during such year.



(7) Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding short-term debt and current portion of long-term debt).

        PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION


    The following pro forma unaudited condensed consolidated financial statements assume the consummation of the Transactions, which include the (1) sale of the Majority Equity Interest in MCII Holdings, (2) the Asset Transfers and (3) the Financing Transactions. See "Prospectus Summary -- The Transactions." The pro forma unaudited condensed consolidated statements of earnings assumes that the Transactions occurred on January 1, 1998 for the twelve months ended December 31, 1998 and the six months ended June 30, 1999.


    The pro forma unaudited condensed consolidated statements of earnings for the year ended December 31, 1998 reflects the audited income statement of MCII for the year ended December 31, 1998.


    The pro forma unaudited condensed consolidated statements of earnings for the period ended June 30, 1999 reflects the unaudited income statement of MCII for the period ended June 30, 1999.



    There is no pro forma balance sheet presented as of June 30, 1999 as the impact of the Transactions is reflected in the historical unaudited June 30, 1999 balance sheet.


    The pro forma financial information is a presentation of historical results with accounting and other adjustments.

    THE PRO FORMA STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS HAD THE TRANSACTIONS BEEN CONSUMMATED ON THE DATES ASSUMED AND DO NOT PROJECT THE COMPANY'S RESULTS OF OPERATIONS FOR ANY FUTURE PERIOD.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

         PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME


                     FOR THE SIX MONTHS ENDED JUNE 30, 1999


                                 (IN THOUSANDS)


                                                                       MCII
                                            MCII    ADJUSTMENTS(1)   ADJUSTED    ADJUSTMENTS         PRO FORMA
                                          --------  --------------   --------  ---------------       ---------
Revenues:
  Sales.................................  $483,631     $(10,583)     $473,048  $                     $473,048
  Financial income......................     3,631                      3,631                           3,631
                                          --------  --------------   --------  ---------------       ---------
                                           487,262      (10,583)      476,679                         476,679
                                          --------  --------------   --------  ---------------       ---------
Operating costs and expenses:
  Cost of sales (exclusive of items
    shown separately below).............   365,210       (8,760)      356,450                         356,450
  Cost of sales inventory valuation
    charge..............................    21,000                     21,000                          21,000
  Interest expense, finance operations..     1,355                      1,355                           1,355
  Depreciation and amortization.........    12,334         (258)       12,076                          12,076
  Research and development expenses.....     4,633                      4,633                           4,633
  Selling, general and administrative
    expenses............................    50,516         (795)       49,721                          49,721
                                          --------  --------------   --------  ---------------       ---------
                                           455,048       (9,813)      445,235                         445,235
                                          --------  --------------   --------  ---------------       ---------
Operating income........................    32,214         (770)       31,444                          31,444
                                          --------  --------------   --------  ---------------       ---------
Other income and (expense)
  Interest (expense)....................   (16,346)        (176)      (16,522)          (7,850)(2)    (24,372)
  Interest (expense) pushed down from
    related party.......................   (11,601)                   (11,601)          11,601(2)          --
  Foreign currency translation gain
    (loss)..............................      (893)                      (893)                           (893)
  Other (income)/expenses...............    (1,506)        (125)       (1,631)                         (1,631)
                                          --------  --------------   --------  ---------------       ---------
                                           (30,346)        (301)      (30,647)           3,751        (26,896)
                                          --------  --------------   --------  ---------------       ---------
Income (loss) before income taxes.......     1,868       (1,071)          797            3,751          4,548
Income taxes (benefit)..................     7,643           --         7,643           (3,297)(3)      4,346
                                          --------  --------------   --------  ---------------       ---------
Income (loss) from continuing
  operations............................  $ (5,775)    $ (1,071)     $ (6,846) $         7,048       $    202
                                          --------  --------------   --------  ---------------       ---------
                                          --------  --------------   --------  ---------------       ---------


 See accompanying notes to pro forma unaudited condensed consolidated financial statements

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

         PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                                 (IN THOUSANDS)


                                                                                        MCII
                                                             MCII    ADJUSTMENTS(1)   ADJUSTED  ADJUSTMENTS   PRO FORMA
                                                           --------  --------------   --------  -----------   ---------
Revenues:
  Sales..................................................  $925,889     $(20,014)     $905,875   $            $905,875
  Finance income.........................................     5,838                      5,838                   5,838
                                                           --------  --------------   --------  -----------   ---------
                                                            931,727      (20,014)      911,713                 911,713
                                                           --------  --------------   --------  -----------   ---------
Operating costs and expenses:
  Cost of sales (exclusive of items shown separately
    below)...............................................   728,189      (18,003)      710,186                 710,186
  Depreciation and amortization..........................    24,815       (1,200)       23,615                  23,615
  Interest expense, finance operations...................     2,765           --         2,765                   2,765
  Research and development expenses......................     8,741                      8,741                   8,741
  New product start-up costs.............................       981                        981                     981
  Business insurance recoveries..........................    (8,462)                    (8,462)                 (8,462)
  Selling, general and administrative expenses...........    90,894         (135)       90,759                  90,759
                                                           --------  --------------   --------  -----------   ---------
                                                            847,923      (19,338)      828,585                 828,585
                                                           --------  --------------   --------  -----------   ---------
Operating income.........................................    83,804         (676)       83,128                  83,128
                                                           --------  --------------   --------  -----------   ---------
Other income and (expense)
  Interest (expense)--net................................   (19,985)         670       (19,315)   (29,408)(2)  (48,723)
  Interest (expense) pushed down from related party......   (25,194)                   (25,194)    25,194(2)
  Other income (expense).................................      (511)         609            98                      98
  Gain (loss) on equity investments......................     5,000                      5,000                   5,000
  Foreign currency translation gain (loss)...............     3,325         (520)        2,805                   2,805
                                                           --------  --------------   --------  -----------   ---------
                                                            (37,365)         759       (36,606)    (4,214)     (40,820)
                                                           --------  --------------   --------  -----------   ---------
Income before income taxes...............................    46,439           83        46,522     (4,214)      42,308
Income taxes.............................................    31,790         (157)       31,633    (12,352)(3)   19,281
                                                           --------  --------------   --------  -----------   ---------
Income from continuing operations(4).....................  $ 14,649     $    240      $ 14,889   $  8,138     $ 23,027
                                                           --------  --------------   --------  -----------   ---------
                                                           --------  --------------   --------  -----------   ---------


 See accompanying notes to pro forma unaudited condensed consolidated financial statements

    NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following notes identify the pro forma adjustments made to the historical amounts in the pro forma unaudited condensed consolidated financial statements.


(1) Represents the net effect of the transfer of certain assets and subsidiaries and their related results of operations between Grupo Dina and MCII.



(2) Represents interest expense related to the new debt structure as a result of the Transactions, including the amortization of deferred financing fees of approximately $22.1 million over the life of the new debt. The new debt incurred by MCII bears interest at an assumed rate of 8.398% on the term loans and 11.25% on the subordinated notes. An increase in the assumed interest rate of 1/8% would decrease net income by approximately $.7 million and $.4 million for the year ended December 31, 1998 and for the six months ended June 30, 1999, respectively.



(3) Represents the income tax effects of the pro forma adjustments. The Company's pro forma effective income tax rate is 46% for the year ended December 31, 1998 and 96% for the six months ended June 30, 1999.



(4) The SEC's rules require that the pro forma income statement exclude extraordinary gains/losses. Therefore, the pro forma income statement excludes an extraordinary charge related to the early extinguishment of debt of $2.6 million, net of $1.6 million of income taxes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We are the leading designer, manufacturer and marketer of inter-city coaches and related replacement parts for the North American market. We believe that strong brand name recognition under the MCI(-Registered Trademark-) logo and a reputation for quality products have led to our large installed customer base and lead to new coach purchases and demand for our replacement parts. According to NATIONAL BUS TRADER, the growth of the inter-city coach industry has been driven by several factors including the overall strength of the U.S. economy, the expected increase in coach tourism resulting from the aging of the U.S. population and the fleet upgrading being undertaken by many inter-city coach operators. According to NATIONAL BUS TRADER, the general health of the U.S. economy and the resulting increase in disposable incomes and consumer confidence has led to increased leisure travel. NATIONAL BUS TRADER also believes that inter-city coach fleet improvement and modernization may have been the most significant factor behind new coach unit growth in 1998. Operators are replacing older 40-foot, manual transmission coaches with newer, 45-foot, automatic transmission models. In addition, inter-city coach sales have benefited from the prevailing low interest rates experienced in recent years.

    The following discussion of our historical results of operations and financial condition should be read in conjunction with our consolidated financial statements and the notes thereto which appear elsewhere in this prospectus.

RESULTS OF OPERATIONS


SIX MONTHS ENDED JUNE 30, 1999 WITH SIX MONTHS ENDED JUNE 30, 1998



OVERVIEW



    REVENUE. Revenue of $487.3 million for the six months ended June 30, 1999, was $2.5 million or 0.5% higher than the comparable period of 1998. The increase in revenue is due to an increase in coach revenues.



    GROSS PROFITS. Gross profits of $99.7 million for the six months ended June 30, 1999, were essentially even with the comparable period of 1998. The impact of a non-cash inventory charge of $21.0 million taken during the second quarter of 1999 and lower 1999 used coach pricing were offset by reduced labor costs in the manufacturing process of the E-coach series which was still in its start-up phase in early 1998 and benefits realized from other cost improvement initiatives.



    OPERATING INCOME. Operating income of $32.0 million for the six months ended June 30, 1999 was $7.7 million or 19% lower than the comparable period of 1998, due primarily to higher selling, general and administrative expenses. The increase in selling, general and administrative expenses is primarily due to higher sales promotion costs, higher employee related costs and higher miscellaneous cost associated with the financial restructuring and computer system upgrades. Operating income margins, exclusive of the non-cash inventory charge discussed above, improved from 8.2% for the six month period ended June 30, 1998 to 10.9% for the comparable period of 1999.



    INTEREST EXPENSE. Interest expense of $27.9 million for the six months ended June 30, 1999 was $7.7 million higher than the comparable period of 1998. The higher interest expense is associated with a higher average balance of outstanding borrowings and higher interest rates charged on the bridge financing utilized by the Company during the time the financial restructuring plan was being developed.



    FOREIGN CURRENCY TRANSLATION GAIN (LOSS). The Company recognized a $0.9 million foreign currency translation loss for the first six months of 1999 compared to a $2.0 million gain for the same period of 1998 due to peso fluctuations against the U.S. dollar and changes in the monetary position of the Company's Mexican subsidiary.



    OTHER INCOME (EXPENSE). The Company recognized an expense of $1.5 million for the first six months of 1999 primarily due to withholding taxes paid on a Mexican benefit plan fund withdrawal. During the first six months of 1998 the Company recognized other income of $3.2 million primarily due to gains realized from the disposal of fixed assets in Mexico.



    INCOME TAXES. The effective tax rate for the six months ended June 30, 1999 and 1998 is impacted by the non-tax deductibility of $11.6 and $11.8 million, respectively, of interest expense associated with the push down of debt principal and interest payments from the Company's former parent corporation.



    EXTRAORDINARY LOSS. The Company recorded an extraordinary loss of $2.6 million net-of-tax ($4.2 million pre-tax) associated with the early retirement of debt. This charge consists of redemption premiums and other financing costs partially offset by a gain resulting from the recognition of unamortized swap accretion credits.



COACH OPERATIONS



    REVENUE. Revenues from coach operations of $389.2 million for the six months ended June 30, 1999 increased $6.6 million or 1.8% over the comparable period of 1998. Sales of new intercity coaches totaled 1,096 units (909 units in the United States and Canada) for the first six months of 1999 compared to 1,340 units (900 units in the United States and Canada) during the same period of the prior year. Units sold in Mexico in 1998 included 209 lower-priced, lower-margin intercity transit buses during the first quarter of 1998 which did not reoccur in 1999. Order backlog as of June 30, 1999 was 928 units (604 units in the United States and Canada) compared to 1,044 units (733 in the United States and Canada) at the same time last year. Used coach revenue during the first six months of 1999 increased $4.5 million or 13% over the comparable period of 1998 due primarily to a first-ever inventory clearance sale held during 1999 to coincide with the opening of the Company's new service center in Dallas. This increase was generated by an increase of 21% in units sold (from 402 during the first six months of 1998 to 488 units for the comparable period of 1999) offset partially by approximately a 7% decline in the average selling price of a used coach.



    GROSS PROFITS. Gross profits for coach operations of $84.1 million for the six months ended June 30, 1999 increased $5.0 million or 6.3% over the comparable period of 1998. Operating expenses for the first six months of 1999 include a non-cash inventory charge of $15.0 million to adjust used coach inventories to reflect a change in asset management strategy implemented by the new management brought in by the equity investors in response to the changing dynamics of the marketplace. Exclusive of this charge, gross profits increased by $20.0 million or 25.3% during 1999 as the gross profit margins increased from 20.7% in 1998 to 25.5% in 1999. The increase in the gross margins is primarily attributed to a significant reduction in the labor hours per coach produced on the new E-Series coach which was in a start-up phase during early 1998 and the implementation of other cost improvement initiatives offset partially by the impact of the lower used coach pricing.



    OPERATING INCOME. Operating income from coach operations of $28.2 million for the first six months of 1999 decreased $2.5 million or 8% from the same period last year due to an increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses is primarily due to higher sales promotion costs and higher allocated selling, general and administrative expenses driven by higher employee related cost and higher miscellaneous costs largely associated with the financial restructuring. Higher consulting cost associated with the upgrade and/or implementation of new computer systems also contributed to higher selling, general and administrative expenses. Operating income margins, exclusive of the $15.0 million non-cash inventory charge discussed above, increased from 8.1% for the first six months of 1998 to 11.1% for the comparable period of 1999.



REPLACEMENT PARTS



    REVENUES. Revenues for replacement parts operations of $94.5 million for the first six months of 1999 were down $2.4 million or 2.5% from the comparable period of 1998. Effective June 16, 1999, as part of the Transactions, the Company contributed its Mexican parts company to Grupo Dina which resulted in a decrease in revenue of approximately $.7 million from a year ago. The balance of the decrease is primarily due to a lower demand for replacement parts as the demand tends to be counter-cyclical to sales of new coaches as operators choose to replace their fleets rather than experience increased maintenance requirements.



    GROSS PROFITS. Gross profits from replacement parts operations of $13.5 million for the first six months of 1999 were $2.2 million or 14% below the same period of 1998. A non-cash inventory charge of $6.0 million was recorded in 1999 to rationalize inventories in connection with a revised plan developed in the second quarter of 1999 to consolidate the replacement part distribution activities into a single location. Exclusive of this charge, gross profits would have increased $3.8 million or 24% over the prior year as the gross profit margins increased from 16.2% in 1998 to 20.6% in 1999. The improvement in gross margin is largely due to higher costs in 1998 incurred by our Mexico distribution operations which were in a start-up phase in early 1998 and other benefits realized from cost improvement initiatives undertaken by the company.



    OPERATING INCOME. Operating income from replacement parts operations of $4.2 million was $3.4 million or 44% below the comparable period 1998. Lower gross profits and higher allocated selling, general and administrative expenses were the major factors causing the decline in operating income. Operating income margins, exclusive of the $6.0 million non-cash inventory charge discussed above, increased from 7.8% for the first six months of 1998 to 10.8% for the comparable period of 1999.



FINANCE OPERATIONS



    REVENUES. Revenues from finance operations of $3.6 million for the first six months of 1999 declined $1.6 million or 30% from the comparable period of 1998. The decrease in revenues is a direct result of efforts to reduce the total lease and loan portfolio to generate cash for working capital needs.



    GROSS PROFITS. Gross profits from finance operations of $2.2 million for the first six months of 1999 declined $1.4 million from the same period last year. The decrease in revenue is the largest factor contributing to the decrease.



    OPERATING LOSS. Operating losses from finance operations totaled $.2 million for the first six months of 1999 compared to approximately $1.6 million of operating income for the same period of last year. Lower gross profits and higher allocated selling, general and administrative expenses were the major factors causing the decline in operating income.


YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

OVERVIEW

    REVENUES. Revenues increased 25.9% in 1998 to $931.7 million from $739.8 million in 1997 due to strong customer demand for new and used coaches. Low interest rates and solid economic growth in the United States and Canada, coupled with slowly improving economic conditions in Mexico, allowed for record sales volumes. In addition, strong customer acceptance of our high-end E-Series coach, following its initial introduction in late 1997, further stimulated revenue growth.

    GROSS PROFIT. Gross profit increased 5.2% to $200.8 million in 1998 from $190.8 million in 1997. However, overall gross profit margins declined to 21.5% in 1998 from 25.8% in 1997. Lower gross margins in 1998 were due primarily to the mix of new coaches sold in the United States and Canada and depressed used coach prices.

    OPERATING INCOME. Operating income for 1998 was $83.8 million, an increase of 6.8% over the $78.5 million recorded in 1997. The increase in operating income resulted from higher new coach sales volumes and improved margins on replacement parts, partially offset by lower new coach and used coach margins. Reductions in product development and launch costs also contributed to the growth in operating income.

COACH OPERATIONS

    REVENUES. Our coach operations reported revenues of $736.2 million in 1998, an increase of 37.1% over the $537.2 million reported in 1997. New coach deliveries totaled 2,173 units for 1998, compared to 1,732 units in the prior year. Demand for new coaches in the U.S. and Canadian markets continued to grow in 1998 due to the availability of low-cost financing and favorable economic conditions. Our used coach business responded well to management initiatives to increase inventory turnover, with sales increasing to 779 units, compared to 496 units to 1997.

    GROSS PROFIT. Gross profit from coach operations increased to $157.6 million in 1998, a 3.6% increase over the $152.1 million recorded in 1997. However, gross margins declined to 21.4% in 1998, compared to 28.3% in 1997. Gross profit was primarily impacted by lower margins on used coaches in the United States and Canada resulting from the acceleration of fleet replacement programs by our major new coach customers.

    OPERATING INCOME. Operating income for our coach operations declined to $59.3 million in 1998, or 2.0%, compared to $60.5 million recorded in 1997. The decline was primarily due to losses associated with used coaches which were partially offset by approximately $8.5 million in business insurance recoveries in 1998. In addition, operating income in 1997 was depressed by approximately $7.3 million of new product start-up costs.

REPLACEMENT PARTS OPERATIONS

    REVENUES. Revenues within our replacement parts operations were down 3.8% to $186.1 million in 1998, compared to $193.4 million in 1997. Historically, the demand for replacement parts tends to run counter-cyclical to the demand for new coaches, and this trend continued during 1998 in the U.S. and Canadian markets.

    GROSS PROFIT. Gross profit from replacement parts operations increased to $37.0 million, a 14.7% increase over the $32.3 million recorded in 1997. Gross margins increased to 19.9% in 1998 compared to 16.7% in 1997, due primarily to lower operating costs in parts distribution operations.

    OPERATING INCOME. Operating income in the replacement parts operations increased 38.8% to $22.1 million in 1998, compared to $15.9 million in 1997. The combination of improved gross margins and lower selling, general and administrative costs contributed to the positive improvement in operating income.

FINANCE OPERATIONS

    REVENUES. Revenues from our finance operations increased marginally to $9.4 million in 1998, compared to $9.2 million in 1997. Flat revenues reflect management efforts to limit growth of the loan and lease portfolio by referring financing business to MCII Financial Services, while attempting to maintain financing support for new coach sales through use of external financing sources.

    GROSS PROFIT. Gross profit from finance operations declined to $6.1 million, a 4.4% decrease from $6.4 million in 1997. Gross margins also declined to 64.9% in 1998, compared to 69.4% in 1997. Finance margins were negatively impacted by a higher external cost of capital in 1998.

    OPERATING INCOME. Operating income from our finance operations increased 19.8% to $2.4 million in 1998, compared to $2.0 million in 1997. Operating income was impacted favorably by lower selling, general and administrative costs.

INTEREST EXPENSE

    Interest expense increased 3.9% to $45.2 million in 1998, compared to $43.5 million in the prior year. Interest expense includes $25.2 million and $21.6 million, respectively, of interest expense relating to the push down of Grupo Dina's $206.5 million senior secured discount notes.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

OVERVIEW

    REVENUES. Revenues increased 10.9% in 1997 to $739.8 million from $667.1 million in 1996 due to strong customer demand for new and used coaches, despite the flooding of the Red River in the second quarter of 1997, which effectively halted production for four weeks.

    GROSS PROFIT. Gross profit in 1997 increased 21.3% to $190.8 million from $157.3 million in 1996. Gross profit margins also increased to 25.8% in 1997, compared to 23.6% in 1996. Higher gross margins in 1997 were primarily due to increased leveraging of fixed costs resulting from higher unit sales.

    OPERATING INCOME. Operating income for 1997 was $78.5 million, an increase of 31.3% over the $59.8 million recorded in 1996. The increase in our operating income resulted from the increased leveraging of fixed costs resulting from higher unit sales.

COACH OPERATIONS

    REVENUES. Revenues from coach operations increased 8.3% in 1997 to $537.2 million from $496.1 million in 1996. New coach deliveries totaled 1,732 units for 1997, compared to 1,511 units in the prior year. Demand for new coaches reflected continued strength in the U.S. and Canadian economies and low interest rates, along with the gradual recovery of the Mexican economy. Used coach unit sales of 496 units in 1997 decreased from 571 units in 1996. This decrease was primarily due to the strength of the new coach sales, especially the VIAGGIO-Registered Trademark- which is priced at levels to compete with used coaches. We experienced revenue growth in 1997 despite the flooding of the Red River in the second quarter of 1997, which effectively halted production for four weeks. In addition, we introduced the E-Series coach which, due to the flood, experienced product launch difficulties.

    GROSS PROFIT. Gross profit from coach operations in 1997 increased 30.3% to $152.1 million from $116.7 million in 1996. Gross profit margins also increased to 28.3% in 1997, compared to 23.5% in 1996. Higher gross margins in 1997 were primarily due to lower used coach margins in 1996, which were driven by large industry-wide volumes of trade-ins. In addition, the higher gross profit reflects the increased leveraging of fixed costs resulting from higher unit sales.

    OPERATING INCOME. Operating income from coach operations for 1997 was $60.5 million, an increase of 45.8% over the $41.5 million recorded in 1996. The increase in our operating income primarily resulted from the increased leveraging of fixed costs resulting from higher unit sales.

REPLACEMENT PARTS OPERATIONS

    REVENUES. Revenues from our replacement parts operations for 1997 was $193.4 million, an increase of 21.5% over the $159.2 million recorded in 1996. The increase in our revenues resulted from a full year effect of the acquisition of the inventory of Flxible Parts, Inc., which was acquired in late 1996.

    GROSS PROFIT. Gross profit from our replacement parts operations decreased 1.5% to $32.3 million in 1997 from $32.8 million in 1996. Gross profit margins also decreased to 16.7% in 1997, compared to 20.6% in 1996. Lower gross margins in 1997 were primarily due to a higher proportion of lower margin parts sales for transit buses resulting from the acquisition of Flxible inventory.

    OPERATING INCOME. Operating income from our replacement parts operations increased 12.0% in 1997 to $15.9 million from $14.2 million in 1996 due to a reduction in selling, general and administrative expenses resulting from cost synergies from the acquisition of Flxible inventory.

FINANCE OPERATIONS

    REVENUES. Revenues from our finance operations decreased 22.0% to $9.2 million in 1997 from $11.8 million in 1996. The decrease in revenues primarily resulted from the reduction in size of the loan portfolio resulting from the formation of, and transfer of loans and leases to, MCII Financial Services Inc.

    GROSS PROFIT. Gross profit from our finance operations for 1997 was $6.4 million, a decrease of 16.9% from the $7.7 million recorded in 1996. The decrease in gross profit primarily resulted from the corresponding decline in revenues. Gross profit margins increased to 69.4% in 1997, compared to 65.2% in 1996.

    OPERATING INCOME. Operating income from our finance operations decreased 52.4% in 1997 to $2.0 million from $4.2 million in 1996 primarily due to the increasing effect of the decline in revenues spread over fixed cost.

INTEREST EXPENSE

    Interest expense increased 22.2% to $43.5 million in 1997, compared to $35.6 million in the prior year. Interest expense includes $21.6 million and $19.6 million, respectively, of interest expense relating to the push down of Grupo Dina's $206.5 million senior secured discount notes, in 1997 and 1996. Interest expense was also higher due to an increase in bank borrowings at the U.S. and Canadian operations.

LIQUIDITY AND CAPITAL RESOURCES


    We have significant indebtedness and debt service requirements. As a result of the Transactions, we have significantly increased our cash requirements for debt service relating to the outstanding notes and our senior credit facility. As of June 30, 1999, we had long-term debt outstanding of approximately $494.1 million and an additional $102.0 million available under our senior credit facility. Principal on the term loans issued under our new senior credit facility is required to be repaid quarterly in annual amounts of $3.3 million for the first six years and $313.0 million in the seventh year after the closing. Our intention is to fund those quarterly payments through the senior secured credit facility. Our principal liquidity requirements are for debt service requirements under the notes and our senior credit facility and for working capital and capital expenditures. Historically, we have funded our capital and operating requirements with a combination of cash on hand, operating cash flow, proceeds from asset sales and proceeds from credit facilities and other debt borrowings. We expect to rely on internally generated funds and, to the extent necessary, borrowings under our senior credit facility to meet our liquidity needs in the foreseeable future.


    Net cash provided by operating activities for the first six months of 1999 was $11.6 million, compared to $50.5 million for the first three months of 1998. The decrease in cash provided by operating activities was principally due to a greater increase in accounts receivable as we approach the peak spring selling season for new coaches with a higher planned production volume. Net cash provided by operating activities was $73.7 million in 1998, compared to net cash used in operating activities of $52.6 million in 1997. The increase in cash provided by operating activities was due principally to reductions in inventory levels in 1998 following significant increases in inventory and other working capital requirements during 1997 due to the introduction of the E-Series coach.



    Net cash used by investing activities was $26.9 million for the first six months of 1999, compared to net cash used in investing activities of $9.3 million for the first six months in 1998. The increase in cash provided by investing activities resulted primarily from an increase of investment in notes receivable. Net cash used in investing activities was $14.7 million in 1998 compared to $71.2 million in 1997. The decrease in cash used in investing activities reflects reductions in capital expenditures in 1998 and the initial investment we made in MCII Financial Services Inc. in 1997 that did not reoccur in 1998.



    Capital expenditures for the first six months of 1999 were $16.9 million compared to $5.1 million for the same period in 1998. Capital expenditures for the first six months of 1999 included approximately $7.5 million associated with the construction of a new replacement parts distribution facility in Louisville, KY. Proceeds from sale of property and investments for the first six months of 1999 includes approximately $7.9 million of proceeds from the sale of the Des Plaines replacement parts distribution facility which is currently being leased back by the Company until such time as the new Louisville, KY facility is fully operational. Capital expenditures totaled $11.7 million in 1998 compared to $32.1 million in 1997. Capital expenditures included $1.8 million and $3.8 million for new coach tooling for the E- and G-Series in 1998 and 1997, respectively.



    Net cash provided by financing activities for the first six months of 1999 was $32.2 million compared to $28.3 million used during the same period in 1998. The change in cash provided/used in financing activities was primarily due to the impact of the financial restructuring and net changes in the intercompany payables accounts with related parties. Net cash used in financing activities was $49.0 million in 1998 compared to net cash provided by financing activities of $128.3 million in 1997. During 1997, we increased borrowings from our revolving credit facilities and issued new debt to finance increases in working capital and product development projects in both the U.S. and Mexico, including the E-Series. In 1998, cash generated from operations and working capital reductions was used to service debt principal payments to reduce our borrowings under our revolving credit facilities.


FINANCIAL RESTRUCTURING

    As of December 31, 1998, we had a $170 million U.S. senior revolving credit facility with a nine-bank syndicate to finance working capital and other general corporate needs. This facility was scheduled to expire on October 1, 1999, and the lenders indicated that they were not willing to extend its maturity. In addition, during 1998, we were required to reduce existing long-term debt obligations by $50 million, consisting of a $25 million principal payment on our 9.02% senior notes, a $12 million reduction in our Canadian credit facility, and a $13 million principal payment on Autobuses' pre-export notes due 1999.

    As a result of the debt reductions during 1998 and the additional debt obligations and working capital requirements for 1999, we did not expect to generate sufficient cash flow from operations to fund both short term requirements and meet the required expiration of our then existing senior credit facility.

    On March 18, 1999, we engaged CIBC World Markets Corp. (formerly CIBC Oppenheimer Corp.) and its affiliates ("CIBC"), to act as our lead bank agent, financial advisor, placement agent, or underwriter to undertake a financial restructuring of the debt obligations of our company and Grupo Dina.

    On April 19, 1999, we executed an agreement with CIBC for the issuance of $40 million of senior subordinated increasing rate notes due December 31, 1999 (subject to extension to March 31, 2000), which were subsequently paid off in connection with the Transactions. We used this bridge financing to meet short-term working capital requirements during the financial restructuring process.


    In addition to the bridge financing, we developed and executed, in association with CIBC, a financial restructuring plan to refinance substantially all of the indebtedness of Grupo Dina, our company, and our respective subsidiaries. See "Prospectus Summary--The Transactions."


YEAR 2000 MATTERS

    We have developed a plan to ensure that our systems have the ability to process transactions in the year 2000. We believe that we have identified the applications that will need to be modified to properly utilize dates beyond December 31, 1999. Both internal and external resources will be utilized to reprogram and test software for year 2000 compliance.


    It is anticipated that the year 2000 project will be completed no later than November 1999. The estimated total cost of making the systems year 2000 compliant is approximately $2.0 million. This cost will be expensed as incurred except for the installation of new applications that are already year 2000 compliant.


    Based on present information, we believe that we will be able to achieve year 2000 compliance through a combination of modifications to some existing systems and the purchase of other systems that are already year 2000 compliant. We believe that the expenses and capital expenditures associated with achieving year 2000 compliance will not have a material effect on our financial results in 1999.

    We are contacting business partners whose year 2000 non-compliance could adversely affect our operations, employees, or customers. We believe the most likely worst case scenario would be the failure of a material business partner to be year 2000 compliant. Therefore, we will continue to work with and monitor the progress of our partners and formulate a contingency plan if we do not believe a business partner will be compliant.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Market risk represents the risk of loss that may impact the financial position, results of our operations or cash flows due to adverse changes in financial and commodity market prices and rates. As a result of the financial restructuring discussed above, we are exposed to market risk in the area of changes in U.S. interest rates. This exposure is directly related to our normal operating and funding activities.


    Because our obligations under our senior credit facility include interest at floating rates, based on certain quoted base rates we are sensitive to changes in prevailing interest rates. An increase of 1% in the applicable base interest rates, based upon $343 million of borrowings under the facility as of June 30, 1999, would result in addition annual interest expense of approximately $3.4 million ($2.0 million after tax) to us and would not be material to our cash flow or financial position.

                                    BUSINESS

    We are the leading designer, manufacturer and marketer of inter-city coaches and related replacement parts for the North American market. We began manufacturing inter-city coaches and distributing replacement parts in 1933. Since the late 1970s, we have consistently maintained a market share in excess of 50% of the United States and Canadian inter-city coach market and estimate that our 1998 market share was 56%. Our established market position and product longevity have led to an installed base that, according to a BUS BOOK PUBLISHING report, exceeds 70% of the estimated 38,000 industry-wide fleet of inter-city coaches operating in the United States and Canada in 1998. We believe that strong brand name recognition under the MCI-Registered Trademark- logo and a reputation for quality products have led to our large installed customer base and lead to new coach purchases and demand for our replacement parts. We also believe that we are the largest distributor of replacement parts for inter-city coaches and transit buses in the United States and Canada with an estimated 33% of this combined market.


    From 1995 to 1998, our annual revenues have grown from $527.1 million to $931.7 million, representing a 20.9% compound annual growth rate. We attribute our growth to the successful introduction of new coach models, the upgrading and expansion of several of our existing product lines and strong industry fundamentals. Over that same period, our annual EBITDA has increased from $59.1 million in 1995 to $108.6 million in 1998, representing a 22.5% compound annual growth rate. Our revenues and Adjusted EBITDA for the twelve months ended June 30, 1999 were $934.2 million and $123.0 million, respectively.


    Our principal lines of business are:


    MANUFACTURING AND SELLING NEW COACHES. We design, manufacture and market new coaches in the United States, Canada and Mexico. In the United States and Canada, we sell our coaches under the MCI-Registered Trademark- and VIAGGIO-REGISTERED TRADEMARK- names and in Mexico and Latin America we sell under the DINA and VIAGGIO-Registered Trademark- names. Our broad product lines and comprehensive option offerings target each level of the inter-city coach market, ranging from high-end charter coaches to lower-cost line-haul coaches. For the twelve months ended June 30, 1999, new coach sales represented 69% of our revenues.



    MANUFACTURING AND SELLING REPLACEMENT PARTS. We manufacture and/or distribute throughout North America more than 60,000 replacement parts for inter-city coaches, approximately 20% of which are our proprietary products. Besides our OEM products, we also distribute non-OEM replacement parts under our COACH GUARD-REGISTERED TRADEMARK- and DIESEL GUARD-REGISTERED TRADEMARK- brand names. For the twelve months ended June 30, 1999, replacement parts represented 20% of our revenues.


    To support our principal business lines, we engage in the following related activities:

    USED COACH SALES AND SERVICE. Through our broad sales network, we provide used coach brokerage and dealership services. Due to our large installed base of coaches, our extensive maintenance and repair capabilities, longstanding customer relationships and industry knowledge, we are able to further support our customers by purchasing and reselling used coaches. In addition, we have one of the largest coach service center networks, with five centers located throughout the United States and Canada. We believe our dedicated sales, parts and service network enhances the high residual values enjoyed by our coaches, which in turn is a major selling point when marketing new coaches.

    LEASING AND FINANCING COACHES. To further support our sales efforts, we offer a comprehensive package of leasing and financing services to our customers. Our leasing and financing services allow us to generate incremental sales and provide us with an additional competitive advantage due to our ability to assist customers in financing their coach purchases.

                 REVENUES AND GROSS PROFIT BY BUSINESS SEGMENT
                             (DOLLARS IN THOUSANDS)

                                                           YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------    COMPOUND ANNUAL
                                                   1995        1996        1997        1998         GROWTH RATE
                                                ----------  ----------  ----------  ----------  -------------------
REVENUES
Coach (New and Used)..........................  $  377,661  $  496,078  $  537,184  $  736,216            24.9%
Replacement Parts.............................     140,500     159,201     193,358     186,072             9.8%
Finance and Other.............................       8,892      11,805       9,241       9,439             2.0%
                                                ----------  ----------  ----------  ----------
    Total.....................................  $  527,053  $  667,084  $  739,783  $  931,727            20.9%
                                                ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------

GROSS PROFIT
Coach (New and Used)..........................  $   91,811  $  116,695  $  152,095  $  157,615            19.7%
Replacement Parts.............................      32,572      32,849      32,278      37,033             4.4%
Finance and Other.............................       5,868       7,736       6,409       6,125             1.4%
                                                ----------  ----------  ----------  ----------
    Total.....................................  $  130,251  $  157,280  $  190,782  $  200,773            15.5%
                                                ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------

GROSS MARGIN
Coach (New and Used)..........................       24.3%       23.5%       28.3%       21.4%
Replacement Parts.............................       23.2%       20.6%       16.7%       19.9%
Finance and Other.............................       66.0%       65.5%       69.4%       64.9%
                                                ----------  ----------  ----------  ----------
    Total.....................................       24.7%       23.6%       25.8%       21.5%
                                                ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------

COMPETITIVE STRENGTHS

    RECOGNIZED INDUSTRY LEADER. We have been a leading manufacturer of inter-city coaches and replacement parts in the United States and Canada for more than 30 years. According to the NATIONAL BUS TRADER, we had the two most popular, and four of the top six, seated coach models delivered in the United States and Canada in 1998. We offer our customers what we believe is the broadest range of parts and provide our customers with prompt delivery, generally within 24-hours.

    FIRMLY ESTABLISHED RELATIONSHIP WITH GREYHOUND LINES. For over 30 years, we have been the principal supplier of coaches to Greyhound Lines, Inc. and Greyhound Lines of Canada, Ltd., which are both owned by Laidlaw Inc., the largest buyer of coaches in North America. Our coaches currently represent greater than 90% of the approximately 3,100 vehicles in Greyhound's combined fleet. We currently have dedicated supplier agreements with Greyhound Lines and Greyhound Canada for inter-city coaches which requires Greyhound Lines to purchase at least 80% of its new coaches from us and Greyhound Canada to purchase at least 75% of its new coaches from us. In addition, we are developing our next generation line-haul coach, the G-Series, in consultation with Greyhound Lines. We expect that we will begin pilot production of the G-Series in late 1999.

    FAVORABLE TRENDS. We expect to benefit from several favorable trends in the coach industry, including (1) the resurgence of Greyhound as a national line-haul operator, and the commitment to the inter-city coach business shown by Laidlaw's acquisition of Greyhound, (2) the growth of Coach USA, the leading tour and charter operator in the United States, adding stability in the tour and charter segment of the industry, and (3) the acceleration of the fleet replacement cycle for our top two customers, Greyhound and Coach USA.

    CONTINUED MANUFACTURING EFFICIENCY IMPROVEMENTS. During 1998, we decreased per unit manufacturing costs. We have improved our manufacturing capacity while reducing costs through improved product design and manufacturing process improvements. For example, the new E-Series

RENAISSANCE-REGISTERED TRADEMARK- coach was introduced during 1997 and is built using approximately one-third fewer parts than previous models. The advanced design of the E-Series coach significantly reduces production labor hours and is intended to increase product quality.

    COMPLEMENTARY PRODUCT LINES MITIGATE CYCLICAL MARKETS. Our operations combine the new coach manufacturing business, which performs best in a strong general economic environment, with the replacement parts, used coach sales and service businesses, which have historically performed more favorably during general economic downturns. Replacement parts and service sales tend to increase during an economic downturn as customers defer new coach purchases and extend the useful lives of their existing fleets. The complementary nature of our businesses tends to mitigate the impact of reduced new coach sales during periods of economic downturns.

    BARRIERS TO ENTRY. To be competitive, potential participants looking to enter the inter-city coach manufacturing industry would need to make significant capital investments in plant and equipment and hire from a limited pool of experienced engineering, manufacturing and R&D personnel. We believe that further barriers include our brand recognition and customer loyalty that result from our leading market position and significant installed customer base. A successful coach manufacturer must make significant capital investments to support its customers through a large inventory of replacement parts and nationwide service centers. Furthermore, switching coach manufacturers is expensive and time consuming for fleet operators, as drivers and maintenance personnel would need to be retrained and replacement parts would need to be restocked in order to service and maintain multiple coach brands.

    STATE-OF-THE-ART DESIGNS. The E-Series RENAISSANCE-Registered Trademark-, which was introduced in 1997, has been well received by customers and the inter-city coach industry. The E-Series was the co-winner of the 1996 Concurrent Engineering Award for new product design given jointly by Structural Dynamics Research Corporation and MACHINE DESIGN magazine. The E-Series was engineered to maximize manufacturing efficiencies by requiring fewer assembly hours and parts. We believe that the E-Series' patented spiral staircase, advanced audio systems and larger overhead luggage racks and lavatories are innovative features that have contributed to its success. Our G-Series coach incorporates the engineering advances and lessons learned from the development of the E-Series.

BUSINESS STRATEGY

    Our business objective is to profitably grow our position as the leading North American manufacturer of inter-city coaches. In order to do so, we will pursue the following strategies:

    CONTINUE NEW PRODUCT INTRODUCTIONS AND REFINEMENTS. In the last two years, we have introduced two new model lines, the E-Series
RENAISSANCE-REGISTERED TRADEMARK- coach, for use in the luxury tour and charter markets, and the F-Series coach, a lower cost line-haul model initially designed for the Mexican marketplace. Each unit is highly competitive within its specific market, and customer acceptance of both units was high in 1998. In late 1999, we intend to begin pilot production of our G-Series coach. The all-new G-Series is being designed in consultation with Greyhound primarily to serve the needs of the U.S. line-haul market. Going forward, we intend to refine existing and new product lines to meet the needs of our customers.

    LEVERAGE LOW COST MANUFACTURING. We continue to seek to improve our margins by lowering our manufacturing costs. In particular, we have an opportunity to utilize available production capacity at our ISO 9001 certified facility in Sahagun, Mexico. This process began in a limited manner with the introduction of the DOT certified VIAGGIO-REGISTERED TRADEMARK- 1000 model, which addresses the lower-cost niche in the United States and Canadian markets. As part of our long-term strategy, we plan to use our Sahagun facility to manufacture the new F- and G-Series models. We expect that this will allow us to manufacture these vehicles at a lower unit cost than they could be produced in our existing U.S. and Canadian facilities due to significantly lower labor costs in Mexico.

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    SEEK NEW MARKET NICHES.  In the near term, we intend to build on the success of recently launched model lines. In the United States, we will increase our marketing of E-Series coaches in shell form into the high-end motor home conversion segment. In the longer term, we are considering marketing the F-Series unit to select U.S. niche markets, including the motor home conversion and airport transfer markets.

    CONTINUE TO IMPROVE SERVICE OFFERINGS. We believe that our success is largely attributable to our dedication to customer service. Our full-service approach is applied to all segments of our business, including new coach sales, used coach sales, replacement parts, service, financing and leasing. Since the beginning of 1998, we opened new service facilities in Dallas, Montreal and Los Angeles, and further service facilities are under consideration. We also recently announced plans to consolidate our existing parts facilities into a new single facility to be built in Louisville, Kentucky. The strategic location of this facility will permit us to accept orders later than our current capabilities for next day delivery. In addition to increasing customer service, the Louisville facility is expected to significantly reduce overall operating costs and benefit from local government tax incentives.

    FURTHER RATIONALIZE OPERATIONS. We believe we can continue to reduce costs through further process and manufacturing re-engineering. In the U.S. and Canadian coach business, we improved our operating margin through reductions in support personnel and the elimination of redundancies. We continue to re-engineer our manufacturing processes and component designs in order to increase parts standardization and reduce manufacturing costs. We believe that parts standardization will result in faster parts delivery to our customers and increased profitability and market penetration due to higher product quality.

INDUSTRY OVERVIEW

    INTER-CITY COACH INDUSTRY

    The domestic market for inter-city coaches is broad and diverse. The primary customers for inter-city coaches are independent coach operators, national coach fleet operators, government agencies that use coaches for public transit services and custom coach converters. Based on a BUS BOOK PUBLISHING report, our installed base exceeds 70% of the estimated 38,000 industry-wide fleet of inter-city coaches operating in the United States and Canada in 1998. We estimate the United States and Canadian market for new inter-city coaches to have exceeded $1.0 billion of which we had an estimated 56% market share in 1998.

                               U.S. AND CANADIAN
                       NEW INTER-CITY COACH DELIVERIES(1)

                                                                                   1997       1998
                                                                                 ---------  ---------
Total MCII Units(2)............................................................      1,492      1,797
Total Industry Units...........................................................      2,769      3,200
MCII Market Share..............................................................        54%        56%
Industry Growth................................................................        22%        16%

--------------------------

SOURCE: BASED ON DATA PUBLISHED BY NATIONAL BUS TRADER

(1) In addition to the amounts in the table, we delivered 232 and 325 inter-city coaches in Mexico for each of the two years in the period ending December 31, 1998. Inter-city coach deliveries do not include shells delivered for the conversion market.

(2) Includes 50 and 37 coaches during each of the two years in the period ending December 31, 1998 that we delivered to customers leasing their coaches from the Company's leasing subsidiary.

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
    Since the late 1970s, we have consistently maintained a market share in excess of 50% of the U.S. and Canadian inter-city coach market, and have historically maintained a market share that more than doubles our next largest competitor. The total new coach market deliveries have increased between 1994 and 1998 at a compound annual growth rate of 18.7%, while our unit deliveries have increased at a compound annual growth rate of 14.5% over the same time period. In 1997, our market share fell to 54% reflecting the four week plant closure caused by the flooding of the Red River. The significant delivery delays during the peak demand season caused many of our customers to cancel orders. We fully rebounded in 1998 delivering a record 1,797 units.

    According to NATIONAL BUS TRADER, a leading industry publication, the growth of the inter-city coach industry has been driven by several factors including the overall strength of the U.S. economy, the expected increase in coach tourism resulting from the aging U.S. population and the fleet upgrading being undertaken by many inter-city coach operators. According to NATIONAL BUS TRADER, the general health of the U.S. economy and the resulting increase in disposable incomes and consumer confidence has led to increased leisure travel. NATIONAL BUS TRADER also believes that inter-city coach fleet improvement and modernization may have been the most significant factor behind new coach unit growth in 1998. Operators are replacing older 40-foot, manual transmission coaches with newer 45-foot, automatic transmission models. NATIONAL BUS TRADER believes that this fleet improvement and modernization trend will continue to drive demand in 1999. In addition, inter-city coach sales have benefited from the prevailing low interest rates experienced in recent years.

    REPLACEMENT PARTS INDUSTRY

    The inter-city and transit bus replacement parts market is highly fragmented and is comprised of many regional manufacturers and distributors. We estimate that we maintain an approximate 33% share of the estimated $550 million market for replacement parts in the United States and Canada. Our three next largest competitors each maintain an approximate 5% to 8% share. We believe that the demand for replacement parts is related to the number of inter-city and transit buses currently in operation, the average level of usage for each bus and the average age of the bus fleet. We believe the inter-city coach replacement parts market segment will remain relatively flat partially due to the planned reduction in fleet age for major line-haul and tour and charter operators such as Greyhound and Coach USA, and that the recent pricing pressure will continue as small local competitors enter the market and try to establish market share. In addition, we believe that the transit market will be a flat to down market as federal budget cuts will continue to put pressure on order volume and on pricing.

    COMPETITIVE ENVIRONMENT

    In the inter-city coach market, we compete on the basis of the quality of our products, features and services. We believe that our full product array of both new and used coaches, our leasing and financing packages, and the nationwide presence of our replacement parts business (which gives us the ability to supply customers with replacement parts in a timely fashion, generally within 24 hours) and service business give us distinct advantages over our competitors. In the replacement parts market, we compete on the basis of availability of product, speed of delivery and price. We are refining our replacement parts delivery system to be more efficiently provided by a single centralized parts distribution center that feeds our service centers and customers directly.

    Competitors within the coach market include: (1) Prevost Car, a subsidiary of Volvo Bus Corporation; (2) Van Hool, one of the leading European coach manufacturers; and (3) Setra, another leading European coach manufacturer. We estimate that Prevost had a 25% market share of the U.S. and Canadian 1998 inter-city coach market. We estimate that Van Hool had approximately a 15% share of the 1998 inter-city coach market in the United States and Canada. Van Hool distributes its products through ABC Bus, Inc. Setra, the brand name for Evobus GmbH, was formed through the merger of Kassbohrer Fahrzeugwerke GmbH and Mercedes-Benz AG. Although Setra has not historically had a strong North American presence, the new business combination could potentially strengthen the financial and/or competitive position of Setra.

    Competitors within the replacement parts market include both OEMs and parts distributors. OEM participants include Prevost, Neopart (Neoplan) and BIA in the inter-city and transit segment. Distributors include ABC, the representative for Van Hool in both the coach and the replacement parts business, and Mohawk. Competitors in the transit parts market include Neopart and North American Bus Industries. Novabus, a transit bus maker, may enter the replacement parts market beginning in November 1999.

    RELATIONSHIP BETWEEN THE NEW COACH INDUSTRY AND REPLACEMENT PARTS INDUSTRY

    The new coach manufacturing industry, which performs best in a strong general economic environment, and the replacement parts, used coach sales and service industries, which have historically performed more favorably during general economic downturns, are complementary. Replacement parts and service sales tend to increase during an economic downturn as customers defer new coach purchases and extend the useful lives of their existing fleets. The complementary nature of these businesses tends to mitigate the impact of reduced new coach sales during periods of economic downturns.

PRODUCTS

    INTER-CITY COACHES

    Our current product offerings include five inter-city coach models with selling prices ranging from $105,000 to $395,000. Substantially all of our coaches are built to order with over 2,000 options available. We also have the ability to custom engineer our products to meet the specific design needs of our customers. Options include engine and transmission alternatives, specified seating configurations, interior appointments, driver ergonomics, exterior paint schemes, safety features and handicap accessibility packages. In addition, we offer several higher-end options including a compressed natural gas engine, a global positioning satellite navigation system and various audio/video systems.

    D-SERIES. The D-Series, designed for both the line-haul and tour and charter markets, consists of a 40-foot long, 102-inch wide, three-axle coach and a 45-foot long version. Our deliveries for the D-Series models in 1998 totaled 1,100 units constituting 59.5% of gross new coach units delivered in the United States and Canada. Seating capacity ranges from 43 to 61 passengers depending on the model and configuration. The increased seating capacity on the 45-foot version allows for lower per passenger operating costs than the 40-foot version. The units have a standard twenty-four month warranty. The 45-foot version was the most popular and the 40-foot version was the sixth most popular seated coach model in the United States and Canada in 1998 according to NATIONAL BUS TRADER.

    E-SERIES. The E-Series, also known as the RENAISSANCE-REGISTERED TRADEMARK-coach, was developed for the tour and charter market. The E-Series is a 45-foot long, 102-inch wide, three-axle coach. In developing the E-Series, we utilized customer input to include standard features desired by tour and charter operators, such as more window glass for improved viewing, as well as extensive option packages. The E-Series represents the top of our product line in terms of comfort and styling. The seating capacity totals 54 to 56 passengers. The E-Series accounted for approximately 27.6% of gross new coach units delivered in 1998 in the United States and Canada with unit deliveries of 510 vehicles. The units have a standard thirty month warranty, which is the longest warranty currently offered in the industry. The E-Series, launched in September 1997, was the second most popular seated coach model in the United States and Canada in 1998 according to NATIONAL BUS TRADER.

    F-SERIES. This low-cost, two-axle coach has been designed primarily for the Latin American and Mexican marketplaces. In the future, we plan to introduce products based on the F-Series coach product in select U.S. niche marketplaces, including the motor home and airport transfer markets. The F-Series coach is 36.5 feet long and 102 inches wide. The coach is manufactured using our latest technology and European styling. We plan to use our existing new coach sales force to market the F-Series for airport transfer and use dealerships to penetrate the motor home market. We delivered 170 F-Series units in Mexico in 1998.

    VIAGGIO-REGISTERED TRADEMARK-. The VIAGGIO-REGISTERED TRADEMARK- coach is a 43-foot long, 102-inch wide coach manufactured and assembled at our Sahagun, Mexico production facility utilizing a body manufactured by Marcopolo, a Brazilian manufacturer. This lower priced tour and charter and line-haul vehicle seats 54 to 56 passengers. The DOT certified model meets all applicable safety regulations in the United States and Canada. In 1998, we delivered 314 VIAGGIO-REGISTERED TRADEMARK- units. Of these units, 159 were DOT certified models sold in the United States and Canada constituting 8.6% of gross new coach units sold in 1998 in the United States and Canada. We also delivered 38 DOT certified models to Greyhound affiliates in Mexico and the remaining 117 VIAGGIO-REGISTERED TRADEMARK- units were delivered in Mexico. The DOT certified units have a standard twenty-four month warranty. The DOT certified VIAGGIO-REGISTERED TRADEMARK- was the fifth most popular seated coach model in the United States and Canada in 1998 according to NATIONAL BUS TRADER.

    MC-12. The MC-12 model is a 40-foot long, 96-inch wide line-haul coach initially developed for Greyhound, but is now primarily manufactured for the prisoner transport market. In 1998, we delivered 79 units of this model, or 4.3% of gross new coach units delivered in the United States and Canada. This model is being phased out by our D-Series coach and will eventually be replaced by the G-Series which we expect to begin pilot production in late 1999.

    New coach products that we are currently developing include:

    G-SERIES. The G-Series is being designed for the line-haul segment of the market and will include 41-foot and 45-foot long versions. Like the E-Series, we sought design input from our customers, in this case primarily Greyhound. We anticipate that pilot production of the G-Series will begin in late 1999. The G-Series, having been developed in collaboration with Greyhound, is expected to replace older models over time. This coach is being designed to have mass market appeal, lower operating costs and improved fuel economy. The G-Series will have an enhanced thirty-six month warranty, which exceeds any standard warranty currently available in the market.

    RESIDUAL VALUE

    We believe that our coaches enjoy among the highest residual values in the industry. For example, our D-Series coach retained a higher average resale value over the past 10 years as a percentage of 1997's average resale price than our competitors' comparable coaches according to the OFFICIAL BUS BOOK MARKET REPORT-TM-. We believe that this is attributable to several factors, including the quality of our coach manufacturing, the depth of our distribution network for spare parts and our customer service and support network. We believe that higher residual values imply that customers benefit from a higher trade-in value upon resale and more favorable financing options, which in turn facilitates their decision to purchase our new coaches.

    REPLACEMENT PARTS

    We have one of the broadest product lines in the industry with more than 60,000 OEM and non-OEM parts. We believe that the current strength of our parts business is in providing a broad array of OEM parts that are either manufactured by us or acquired from the original equipment manufacturer. In an effort to leverage further the competitive strength of our replacement parts business and distribution facilities, we have developed our own brand of alternate, non-OEM parts under the COACH GUARD-REGISTERED TRADEMARK- name. More than 75 products have been introduced for this segment since its inception in 1993. We also market diesel engine parts under the name DIESEL GUARD-REGISTERED TRADEMARK-. In addition, we have developed a line of remanufactured parts and components. We believe that the availability of remanufactured parts will permit us to access new markets that are currently served by local and regional parts rebuilders.

MANUFACTURING OPERATIONS

    During 1998, we produced a record number of motor coaches, while at the same time decreasing per unit manufacturing costs. We have improved our manufacturing capacity while reducing costs through improved product design and production improvements. For example, during the E-Series product launch period, September 1997 to December 1997, we averaged 3,472 labor hours per unit produced, while in 1998, we further improved by averaging 1,788 labor hours per E-Series unit produced. This trend continued in the three months ended March 31, 1999, when we averaged 1,555 labor hours per E-Series unit produced.

    We have reduced manufacturing costs through improved product design and production improvements. These company-wide improvements have resulted in lowered production costs, stabilized margins and increased customer satisfaction. The manufacturing efficiencies realized as a result of the E-Series' mechanical and structural simplicity, demonstrates our commitment to streamlining operations and rationalizing costs. The new E-series coach design includes fewer parts and greatly refines the manufacturing process by creating an environment that is less prone to error. We build the new E-Series model using approximately one-third fewer parts than previous models, which in turn, results in a significant reduction in production labor hours. These successful results will serve as an example for all future coach model production lines, including the new G-Series which will incorporate many of the manufacturing and engineering design processes.

    The new E-, F- and G-Series coaches have been designed for greater reliability and shorter maintenance cycles, thereby improving customers' utilization and efficiency ratios. By eliminating parts, we can create a coach that is much easier to both mechanically and structurally build and maintain. We believe that this type of innovative development will continue to reduce costs and increase capacity.

    MANUFACTURING CAPACITY

    We do not anticipate needing additional manufacturing facilities in order to bring the G-Series to market in the United States and Canada, which is expected to occur in late 1999. As part of our long term strategic plan, we will use our ISO 9001 certified facility in Sahagun, Mexico to manufacture the F- and G-Series coaches. We estimate that manufacturing these coaches in Mexico should result in lower manufacturing costs than those we incurred in the United States and Canada, and thus, should improve gross profit margins. Currently, we have the capacity to produce approximately 2,000 coaches per year in the United States and Canada, and our Sahagun, Mexico facility has the physical capacity to produce in excess of 3,500 coaches per year. We believe our current plants are more than adequate to meet our foreseeable production needs.

SALES AND MARKETING

    In the United States and Canada, we rely on our direct-sales force to market the MCI-REGISTERED TRADEMARK- and VIAGGIO-Registered Trademark- 1000 coaches. We have 18 full-time new and used coach sales representatives who make regular visits to both current and potential customers and attend major industry trade shows. We believe that the product knowledge, attentiveness and visibility of our sales force among coach operators enhance our ability to sell coaches.

    We rely on a combination of direct sales, telemarketing, and direct mail solicitation to market our replacement parts. We have 14 full-time sales representatives with sales territories in the United States and Canada who call on existing and potential accounts each week of the year. Our marketing group handles direct mail efforts to our customer base. In addition, we also have 39 full-time customer service representatives to accept orders from customers. Outbound telemarketing is performed within this group to certain market segments. Orders are also received from customers through electronic transmission from three hundred customer-based terminals, supplied by us, as well as through telephone, fax and mail.

CUSTOMERS

    The customer base in the inter-city coach market in the United States and Canada is highly diversified. The primary customers include independent coach operators, national coach fleet operators, including Greyhound and Coach USA, and government agencies that use coaches for public transit services, including New Jersey Transit Authority and New York City Transit Authority. We estimate that in the United States and Canada, independent regional operators of regular route or tour and charter operations, i.e., operators other than Greyhound and Coach USA, account, on average, for approximately 52.3% of our annual coach unit sales. In 1998, we delivered 1,848 new and 779 used coaches to 702 different customers, or approximately 3.7 units per customer. Our average order size (excluding Greyhound and Coach USA orders) for any single operator in the past three years has been approximately 2.9 units. Our largest customer is Greyhound, which represented 16.0%, 13.5% and 17.2% of United States and Canadian gross new coach units delivered in 1996, 1997, and 1998, respectively. We also sell coaches to Coach USA, which accounted for 12.9% of United States and Canadian gross new coach units delivered in 1998. Coach USA is obligated to use us as its primary source of new coaches (estimated to be 75% of its requirements) through 1999. In addition, sales to federal and local governments accounted for approximately 14.7% of total United States and Canadian gross new coach units delivered in 1998. In Mexico, our principal customers are line-haul operators, including Greyhound affiliates in Mexico, and operators of transit buses.

    We have identified certain criteria used by purchasers of our coaches and have endeavored to design our coaches to satisfy these criteria. We believe that independent regional operators and operators of tour and charter operations consider a number of factors when purchasing new coaches, including service and parts availability, trade-in availability, operating costs, resale value, financing terms, curbside appeal and interior amenities. With respect to governmental agencies, we believe that the primary buying criterion for these customers is the initial price for a given set of design specifications, while overall lifecycle costs are a secondary concern. In contrast, we believe line-haul operators' primary buying criterion is overall lifecycle costs, while initial coach purchase price is a secondary concern.

    MARKET SEGMENT ANALYSIS

    End users of inter-city coaches consist of four categories:

    - tour and charter segment, consisting mostly of Coach USA and small regional operators;

    - the line-haul segment, consisting mostly of Greyhound, regional companies owned by Laidlaw and Coach USA;

    - the public segment, including all government transit orders, as well as prisoner transport buses; and

    - the conversion/other segment.

    The tour and charter segment has experienced significant growth since 1995, primarily as a result of the growth of Coach USA, as well as the aging of the population and the resultant growth in the touring segment of the industry. The line-haul segment has also expanded as a result of Greyhound's lowering the age of its fleet.

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
    GREYHOUND LINES AND GREYHOUND CANADA. We maintain close relationships with the Greyhound entities. Laidlaw, Inc. acquired Greyhound Lines in March 1999, which resulted in common ownership of both Greyhound Lines and Greyhound Canada. Our coaches currently represent greater than 90% of the approximately 3,100 vehicles in Greyhound's combined fleet. For the years ended 1996, 1997 and 1998, Greyhound accounted for 11.1%, 9.5%, and 8.0%, respectively, of our consolidated revenue in the United States and Canada. We currently have a dedicated supply agreement with Greyhound Lines, that provides that Greyhound Lines will purchase from us at least 80% of its annual requirements for new coaches. Greyhound Lines has regularly exceeded this requirement. We have entered into a similar agreement with Greyhound Canada that provides that Greyhound Canada will purchase from us at least 75% of its annual requirements for new coaches. The agreements with Greyhound Lines and Greyhound Canada expire in 2007 and 2002, respectively, however, the Greyhound Lines agreement can be terminated at the end of any calendar year by either party upon 180 days prior notice.


    COACH USA. From its inception in September 1995, Coach USA has grown through acquisition and internal growth to become the largest provider of coach charter, tour and sightseeing services and one of the five largest non-municipal providers of commuter and transit coach services in the United States. Coach USA operates across the United States, servicing a broad customer base with a growing fleet of over 4,500 coaches. For the years ended 1996, 1997 and 1998, sales to Coach USA accounted for 1.8%, 8.6% and 9.2% respectively, of our consolidated revenue. In June 1997, Coach USA agreed that we would be its primary supplier, estimated to be 75%, of Coach USA annual new coach requirements for the period through 1999. Coach USA was recently acquired by Stagecoach Holdings Plc, Great Britain's largest independent bus and railroad operator. We are not able to predict what effect, if any, that the acquisition of Coach USA will have on negotiations to renew Coach USA's contract with us, or on their status as a customer generally.


    GOVERNMENT AGENCIES. Government-funded public transportation agencies utilize a variety of commuter, wheelchair-lift compatible and other specialty coaches. We believe that the primary buying criterion for such customers is initial price for a given set of design specifications, while overall lifecycle costs are a secondary concern. The demand from such customers varies widely from year to year as government agencies periodically make large procurements, every three to six years on average, and in any given year such customers may represent over 10% of our sales of new coaches. For example, in 1998, we delivered 180 coaches to the New York City Transit Authority representing 9.7% of 1998 gross new coach units delivered.

    REPLACEMENT PARTS. We have approximately 7,000 active replacement parts customers, including primarily operators of coaches and transit buses. We benefit from having the largest installed base, which is estimated to be over 70% of the approximately 38,000 inter-city coaches operating in the United States and Canada in 1998, according to a BUS BOOK PUBLISHING report. We offer a comprehensive line of replacement parts and industry-leading distribution and support services. Our distribution network is comprised of four strategically located distribution centers in Dayton, New Jersey; Loudonville, Ohio; Des Plaines, Illinois; and Newcastle, Ontario. We also recently announced plans to consolidate our existing parts facilities into a new single facility to be built in Louisville, Kentucky. We have five customer service centers in: Blackwood, New Jersey; Des Plaines, Illinois; Dallas, Texas; Los Angeles, California; and Montreal, Quebec, with a planned expansion facility in Orlando, Florida. In addition to servicing used coaches, our custom service centers carry inventory of selected parts which may be shipped to customers for immediate availability. The combination of these facilities enables us to quickly supply parts to our customers, generally within 24 hours. We staff a toll-free customer service line more than 60 hours a week, including Saturdays, that enables customers to place orders and verify pricing. We also offer a toll-free 24-hour fax line for placing orders and a 24-hour emergency hotline. We cater to our most important customers by installing our Customer Order Assistance Computerized Handling System (C.O.A.C.H.) order-entry terminals in their offices to facilitate parts ordering and minimize turnaround time. We believe that our efficiency and

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responsiveness allow customers to minimize inventory holding costs and to increase fleet utilization ratios.

    We believe that our customers in the inter-city coach segment base their purchasing decisions on the quality of parts purchased as well as the speed and efficiency provided by their parts suppliers. In the transit bus segment, we believe that our customers are more price-sensitive and less service sensitive than our customers in the coach aftermarket, as the opportunity cost to the transit authority of a transit bus out of operation is less significant than the lost revenue of a line-haul coach operator. As a result, a large percentage of transit parts purchases are conducted on a public bid basis. Customers often choose to make a major purchase of parts inventory upon the procurement of additional new transit buses to ensure the availability of parts and to minimize cost through volume purchasing.

    In addition, we provide inventory management services to Greyhound. Under this arrangement, we stock our own inventory in 13 Greyhound warehouses throughout the United States. We have on-site representatives in four of Greyhound's facilities to monitor the inventory and assist in inventory management.

BACKLOG


    As of June 30, 1999, we had a backlog of firm orders for 928 units, 604 units in our U.S. and Canadian operations, compared with 1,044 units, 733 units in our U.S. and Canadian operations, at June 30, 1998. Orders are included in backlog upon receipt from our customers of a signed purchase contract and deposit. The June 30, 1998 amount included the 180 coaches ordered by the New York City Transit Authority that were delivered in 1998. We expect each of the backlog orders to be filled by the end of 1999.


SUPPLIERS; RAW MATERIALS AND COMPONENTS

    We have multiple vendors for most of the raw and component inventory sourced for both the new coach and replacement part businesses. We often find it more economical to rely on a single component provider, but alternate providers are generally available to provide the same components, if necessary.

    In manufacturing new coaches, raw materials, including steel, aluminum and wiring, are sourced from multiple vendors for use in manufacturing the coach shell. Once the shell is completed, component inventory, including chassis, drive trains, seating, electronics, and air conditioning units, are sourced from multiple vendors.

    Our top vendors include Namasco Limited (steel) and Atlas Alloys (aluminum) for raw materials, Detroit Diesel and Cummins Engine for engines, Allison Transmission for transmissions, Meritor for axles, National Seating and American Seating for seats, and Carrier for air-conditioning units. See "Risk Factors."

EMPLOYEES


    We had approximately 4,500 employees as of June 30, 1999. Approximately 3,400 employees of our total work force are represented by labor unions. The largest contracts are with the International Association of Machinists and Aerospace Workers at Winnipeg, Manitoba and Pembina, North Dakota. Our labor agreements with the Machinists Association covering substantially all of our Canadian and United States employees at our Winnipeg, Manitoba and Pembina, North Dakota facilities, run through September 2000. The Independent Union of Workers in the Automotive and Related Industries represents approximately 845 Mexican employees of Autobuses. Generally, labor agreements in Mexico have economic terms and non-economic terms for one-year and two-years, respectively. We negotiated both economic and non-economic terms in February 1998, and economic terms in February 1999.

    We experienced a one day labor strike in Mexico in February 1994 which resulted in a loss of one day's production. During February 1999, we also experienced a four day strike at our Sahagun manufacturing plant. These strikes were resolved when we entered into collective bargaining agreements with the automotive workers union. Work stoppages could occur again in the future in connection with labor agreement negotiations and we cannot predict the financial impact of such a stoppage. Currently, we believe that relations with the unions are good.

MANUFACTURING AND DISTRIBUTION

    We own manufacturing and assembly plants and own or lease various replacement parts and repair facilities in the United States, Canada and Mexico.

    COACH MANUFACTURING FACILITIES


    WINNIPEG, MANITOBA.   We own or lease several facilities in Winnipeg that
are utilized for the conversion of raw materials into the proprietary coach bodies or "shells." The manufacturing process entails shaping, welding and riveting raw metal into an exterior shell and then attaching a limited number of preliminary components, including the front windshield, interior carpeting, and portions of the lavatory and air conditioning equipment. Production of the shells takes approximately four to five days after which they are shipped to Pembina, a distance of approximately 90 miles. The D-and E-Series shells are manufactured at this location.


    PEMBINA, NORTH DAKOTA. We own an assembly facility in Pembina, which totals approximately 188,500 square feet. This facility is responsible for completing the coach manufacturing process. Once the shells are delivered to the Pembina facility they enter the production line where they are integrated with component materials supplied by outside vendors. This process yields a monocoque, or one-piece, coach body that is more durable than a body-on-chassis design within the inter-city coach market. Once the body of the coach is assembled, the interior is installed, including all necessary electrical wiring, electronics, seating, air conditioning, parcel racks, and lavatory units as stipulated by the customer in the purchase order or, in the case of units produced without purchase orders, to a standard option package frequently requested by customers. Once this process is completed, the units are either painted to customer specifications or, in the case of coaches built for inventory, plain white. We outsource some painting and final delivery preparation functions when necessary.


    SAHAGUN, MEXICO. Our Sahagun facility is approximately 1,246,000 square feet and is ISO 9001 certified. This facility is responsible for all aspects of new coach manufacturing, including the manufacturing of the shells and the assembly of the interior. The majority of the coaches currently manufactured in this facility are produced to specifications. We currently manufacture the VIAGGIO-REGISTERED TRADEMARK- and F-Series models in this facility. The Sahagun facility currently has excess manufacturing capacity. However, as we begin to manufacture the F-Series coaches for sale in the United States and introduce the G-Series coach, the facility will become integral to our future operations.


    OTHER PROPERTIES

    We distribute products from locations strategically located across the United States, Canada and Mexico, with sites in Dayton, New Jersey; Des Plaines, Illinois; Loudonville, Ohio; and Newcastle, Ontario. In addition, we have parts manufacturing locations in Canada and Loudonville, Ohio.

    We believe that our facilities are adequate for our present needs and that our properties are generally in good condition, well maintained and suitable for their intended use. The following table is a summary of our primary facilities and the approximate square footage of such facilities.


                                                                              BUILDING
                                                                STATUS         SQ. FT.           SEGMENT
                                                          ------------------  ---------  ------------------------
MANUFACTURING/ASSEMBLY/R&D PLANTS:
1475 Clarence Ave. .....................................  Owned                 391,000  Shell assembly/ research
  Winnipeg, Manitoba                                                                     and development
552 W. Stutsman Ave. ...................................  Owned                 188,500  Final coach assembly
  Pembina, ND
Sahagun, Mexico(1) .....................................  Owned                 146,000  Coach manufacturing
150 S. 5th Street ......................................  Owned                  35,400  Final paint facility
  Pembina, ND
1149 St. Matthews Ave. .................................  Owned                 118,000  Parts manufacturing
  Winnipeg, Manitoba
841 & 850 Erin Street ..................................  Owned                  75,000  Parts manufacturing
  Winnipeg, Manitoba
140 Otter Street .......................................  Owned                 144,000  Warehousing/
  Winnipeg, Manitoba                                                                     parts manufacturing
Building 1081 RHC ......................................  Leased                 66,000  Research and development
  Roswell, NM                                                                            engineering
350 Archibald Street ...................................  Leased                 28,000  Parts manufacturing
  Winnipeg, Manitoba
400 Archibald Street ...................................  Owned                  36,000  Parts manufacturing
  Winnipeg, Manitoba
422 W. Stutsman Ave. ...................................  Owned                   3,200  Service response center
  Pembina, ND
553 W. Stutsman Ave. ...................................  Leased                  6,000  Warehousing/ warranty
  Pembina, ND                                                                            parts storage
5th Street .............................................  Leased                  6,250  New parts warehousing
  Pembina, ND

MODIFICATION OR REPAIR FACILITIES:
10 E. Golf Road ........................................  Owned                  60,000  Corporate headquarters/
  Des Plaines, IL                                                                        used coach/service
                                                                                         center
10850 Portal Drive .....................................  Leased                 50,000  Used coach/service
  Los Alamitos, CA                                                                       center
Boggy Creek Dr.(2) .....................................  Owned                  45,000  Used coach/service
  Orlando, FL                                                                            center
Two Harmon Dr. .........................................  Leased                 28,000  Used coach/service
  Blackwood, NJ                                                                          center
3530 Richelieu Street ..................................  Leased                  8,162  Used coach/service
  St. Hubert, Quebec                                                                     center

                                                                              BUILDING
                                                                STATUS         SQ. FT.           SEGMENT
                                                          ------------------  ---------  ------------------------
9787 Clifford Drive ....................................  Leased                 36,000  Used coach/service
  Dallas, TX                                                                             center
REPLACEMENT PARTS FACILITIES:
105 E. Oakton ..........................................  Leased                180,000  Parts distribution
  Des Plaines, IL
9 Nicholas Court .......................................  Leased                106,000  Parts distribution
  Dayton, NJ
260 Toronto Street .....................................  Owned                  44,000  Parts distribution/
  Newcastle, Ontario                                                                     manufacturing
520 North Spring Drive(4) ..............................  Owned                 356,000  Parts distribution/
  Loudonville, OH                                                                        manufacturing
10500 Freeport Dr.(3) ..................................  Owned                 365,000  Parts distribution
  Louisville, KY                                                                         warehouse


--------------------------


(1) Consists of property owned by Dina Autobuses, S.A. de C.V. and property owned by Grupo Dina entities that will be transferred to Dina Autobuses under existing contracts.



(2) Our subsidiary, Hausman Bus Sales, Inc. has entered into a contract to purchase approximately 9.6 acres of vacant land upon which it intends to build the listed facility. Contract is subject to due diligence.



(3) This facility is under construction and scheduled for an October completion. When completed and fully operational, operations at Des Plaines, Dayton and Londonville will be discontinued on a phased basis.



(4) This property has been listed for sale with a national real estate brokerage firm.


RESEARCH AND DEVELOPMENT

    We devote significant resources to developing new products and proprietary technology in order to lower our production costs, improve quality and serve the needs of our customers in the coach market. We conduct engineering, testing and design at our facilities located in Winnipeg, Manitoba; Roswell, New Mexico; and Sahagun, Mexico. In addition, we contract with other engineering, testing and design companies. We spent $7.3 million, $6.7 million and $8.7 million on research and development in the fiscal years ended December 31, 1996, 1997 and 1998, respectively, and expect to incur an additional approximate $10.3 million in expenses to complete the development of all of our current projects which primarily consist of the development of the G-Series and extensions to the F-Series coaches.

TRADEMARKS AND PATENTS


    We manufacture and sell our coaches under the MCI-REGISTERED TRADEMARK- and RENAISSANCE-Registered Trademark- trademarks and manufacture and sell replacement parts under the COACH GUARD-REGISTERED TRADEMARK-, DIESEL GUARD-REGISTERED TRADEMARK- and FLXIBLE-REGISTERED TRADEMARK- trademarks. In addition, we own patents on several products used in components of our coaches.


    We operate under licenses for numerous patents relating to products and their manufacture held by third parties and pay royalties under these licenses. While many of these patents are considered to be important to particular products, we consider no particular patent or group of related patents to be essential to our business as a whole.

GOVERNMENT REGULATION

    As a manufacturer of coaches and replacement parts, our operations and products are subject to many laws and regulations applicable in the United States, Canada and other countries, including environmental laws, motor vehicle safety standards, laws governing access for the disabled and local content laws.

    Our failure to comply with one or more regulations could result in the imposition of sanctions. Such sanctions could include the closing of all or a portion of our facilities for an indeterminate period of time or the recall of products that were improperly manufactured, either of which could have a material adverse effect on us and our results of operations. Likewise, we cannot predict for you with any degree of certainty the cost of compliance in the future and such future costs could significantly affect our operations and financial results.

    ENVIRONMENTAL MATTERS

    Our facilities, operations and products are subject to a wide variety of increasingly complex and stringent United States federal, state and local, and foreign environmental laws and agency regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials and wastes, the remediation of contaminated soil and groundwater, damage to natural resources, and the health and safety of employees.

    In the United States, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and similar state laws, provide for responses to and liability for releases of certain hazardous materials into the environment. Such liability may be imposed on the current and prior owners or operators of property or businesses, among others, without regard to fault or knowledge of the condition or action causing the liability, and may be joint and several. Certain federal environmental laws, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Emergency Planning and Community Right to Know Act, each as amended, and similar state and local environmental laws, regulate air emissions, water discharges, hazardous materials and wastes, and require public disclosure related to the use of various hazardous materials. Our operations are also governed by environmental laws relating to workplace safety and worker health, primarily pursuant to the Occupational Safety and Health Act. Similar regulatory schemes exist in Canada and Mexico, where we also have facilities.

    Compliance with environmental laws may require the acquisition of permits or other authorizations for certain activities and compliance with various standards or procedural requirements. We believe our facilities and operations are in material compliance with current environmental laws. The environmental laws are subject to frequent amendment and have historically become increasingly stringent. The sanction for failure to comply with such environmental laws can include significant civil and criminal penalties, injunctive relief and denial or loss of, or imposition of significant restrictions on, environmental permits. In addition, we could be subject to suit by third parties in connection with violations of or liability under environmental laws.

    For each of the last three fiscal years, our environmental capital expenditures have not been material, and we currently estimate that environmental capital expenditures for fiscal years 1999 and 2000 will also not be material. However, because environmental laws have historically become increasingly more stringent, costs and expenses relating to environmental control and compliance may increase in the future.

    The nature of our current and former operations, and those of our predecessors in interest, expose us to the risk of claims with respect to environmental matters and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims.

    Based upon our experience to date, we believe that the future cost or compliance with existing environmental laws, and liability for known environmental claims pursuant to such laws, will not have a material adverse effect on our business, financial condition or results of operation. However, future events, such as new information, changes in existing environmental laws or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material. See "Risk Factors."

    HANDICAPPED ACCESSIBILITY STANDARDS FOR COACHES

    We are subject to the Americans With Disabilities Act's handicapped accessibility standards for coaches, as promulgated by the Department of Transportation. On September 28, 1998, the Department of Transportation issued final regulations regarding coach accessibility requirements. The rules require, among other things, that all new coaches delivered to large line-haul operators beginning October 2000 must be handicapped accessible. Further, the rules also contain certain other requirements concerning accessible fleet percentages and providing accessible service. The final regulations will be effective for operators with larger fleets in October 2000 and to operators with smaller fleets in October 2001. We cannot predict with any degree of certainty the effect these regulations may have on our business, financial condition and operating results.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

    In the ordinary course of our business, we are party to various employment and other legal actions, as plaintiff or defendant. We are not involved in any litigation or arbitration proceedings which, if determined adversely to us, individually or in the aggregate would, in our opinion, have a material adverse effect on us or our operations, nor, so far as we are aware, are any such proceedings threatened.


    We are subject to various product liability lawsuits in the United States and Canada for personal injuries and property damage allegedly relating to the use of products manufactured or sold by us. We consider litigation of this nature to be in the ordinary course of our business and unrelated to any fault on our part. For example, on May 9, 1999, a coach manufactured by us was involved in an accident in New Orleans, Louisiana, which resulted in 22 fatalities and several injuries. To date, we have been named in 13 lawsuits arising out of this accident, which generally allege that the coach was not crash worthy. While we intend to vigorously defend such lawsuits, we cannot presently determine the ultimate outcome of these lawsuits, or potential future lawsuits. We maintain product liability insurance in customary amounts, but we cannot assure you that such insurance will be sufficient to satisfy any such lawsuits or that such insurance will be available in the future or on terms acceptable to us.



    The Canadian income tax returns of Motor Coach Industries Limited, our Canadian subsidiary, for the years 1982 through 1992 are currently under review by Revenue Canada, the Canadian tax authority, which is reviewing the profit allocation procedures between MCI Canada and Motor Coach Industries, Inc., a wholly owned U.S. subsidiary of MCII. Revenue Canada's position is that, under such procedures, insufficient income was allocated to MCI Canada, and that, as a result, Canadian income taxes were underpaid. A formal reassessment has been issued by Revenue Canada with respect to the 1985 return. We have filed a notice of objection for 1985. In the event of an adverse judgment, as of June 30, 1999 the additional income taxes for 1982 through 1992 could amount up to US$24 million plus interest of approximately US$51 million and, in addition, we may be subject to potential reassessments for years subsequent to 1992 on the same basis which could result in additional income taxes and interest, all before recoveries of U.S. Federal income taxes which may be available to offset a portion of any additional taxes paid to Canada. We have submitted an advance transfer pricing agreement to Revenue Canada and the Internal Revenue Service which may apply to the years 1995 through 2000. Although we are still in the process of obtaining additional information, we are currently negotiating to resolve these claims and expect that the resolution will not be material to our financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    We are an indirect, wholly owned subsidiary of MCII Holdings. MCII Holdings is a corporation whose affairs are governed by a board of directors. The following table sets forth certain information about the directors of MCII Holdings and our executive officers and their ages as of June 30, 1999. There are seven members of the board of directors of MCII Holdings. Pursuant to the terms of a stockholders agreement, the board is comprised of three representatives from Grupo Dina, including the Chief Executive Officer of MCII Holdings and MCII, Mr. James P. Bernacchi, and four representatives from JLL.



NAME                                   AGE                            POSITION
---------------------------------  -----------  ----------------------------------------------------
James P. Bernacchi...............          53   Chief Executive Officer and Director
Horst Sieben.....................          60   Chief Financial Officer
Michael Graham...................          41   Senior Vice President, Finance and Treasurer
Alexander C. Baker...............          53   Vice President, Sales and Marketing
Valente Espinosa.................          37   Vice President, Corporate Procurement
Pablo Fierros....................          44   Vice President, General Manager
Mario Gonzalez...................          47   Chief Operating Officer
Timothy J. Nalepka...............          43   Vice President and General Counsel
Harold Zuschlag..................          55   Vice President, Customer Care
Rafael Gomez Flores..............          42   Director, Chairman of the Board
Gamaliel Garcia Cortes...........          46   Director
Paul S. Levy.....................          51   Director
Jeffrey Lightcap.................          40   Director
David Ying.......................          44   Director
Frank Rodriguez..................          27   Director


    JAMES P. BERNACCHI. Mr. Bernacchi became Chief Executive Officer in December 1998. Prior to his current position, Mr. Bernacchi was the Chief Operating Officer and Chief Executive Operating Officer from February 1996. From August 1995 until February 1996, he was Executive Vice President-- Operations, responsible for the manufacturing operations of Grupo Dina in Mexico. From December 1991 until August 1995, Mr. Bernacchi held the position of Vice President--Group Procurement and worked on various special projects for MCII and various of its subsidiaries. Mr. Bernacchi joined MCII in 1988 and has held numerous manufacturing positions. Prior to joining MCII, Mr. Bernacchi held positions at American Motors Corporation for 17 years and J. I. Case Company for three years.

    HORST SIEBEN. Mr. Sieben became Chief Financial Officer on June 16, 1999. During the last eleven years, Mr. Sieben served as Chief Financial Officer of a number of portfolio companies controlled by JLL. From 1994 through May 1997, Mr. Sieben was Senior Vice President and Chief Financial Officer of Foodbrands America Inc. (formerly Doskocil Inc.), and after the sale of Foodbrands to IBP Inc. he assumed the same position at Freedom Chemical Company where he served until it was sold to BF Goodrich Chemical Company in March 1998.


    MICHAEL L. GRAHAM. Since June 1999 Mr. Graham has been responsible for the corporate finance and treasury functions, including the recent financial restructuring of MCII. Prior to taking on this role Mr. Graham served as the Chief Accounting Officer for the Company from June 1998 to June 1999. He has held previous positions with the principal coach manufacturing subsidiaries of the Company from December 1986 through March 1995, including the roles of Director--Operating Systems Development, Controller and Manager of Financial Planning and Analysis. Mr Graham left the

Company briefly for the period from April 1995 through March 1997, during which time he was employed in the roles of Director of Finance with Wilson Auto and as Chief Financial Officer for a division of Buhler Industries International. Mr. Graham returned to MCII in March 1997 in the role of Controller of the Company's principal coach manufacturing subsidiaries.


    ALEXANDER C. BAKER. Mr. Baker has been Vice President of Sales and Marketing since October of 1993, except for an 11-month period during 1996 and 1997 when he was Vice President of Sales and Marketing for Metrotrans Corporation. Mr. Baker joined us in June 1979 in school bus and small commercial vehicle sales.

    VALENTE ESPINOSA. Mr. Espinosa has been Vice President of Corporate Procurement and a director of Grupo Dina since 1996. From 1992 to 1996, Mr. Espinosa served as Vice President of Aftermarket and Product Support of Detroit Diesel Allison of Mexico.

    PABLO FIERROS. Mr. Fierros has been the Vice President and General Manager of Universal Coach Parts since August 1997. Previously, Mr. Fierros was Vice President of Branch Operations for Detroit Diesel Allison Mexico since March 1997. From 1993 through 1996, Mr. Fierros held various positions with Detroit Diesel Allison Mexico.


    MARIO GONZALEZ. Mr. Gonzalez was recently appointed Chief Operating Officer, and prior to that was Vice President of Plant Operations since September 1996. From April 1995 to September 1996, Mr. Gonzalez was appointed Vice President of Plant Operations (Dina Camiones and Autobuses). From October 1994 to April 1995, Mr. Gonzalez was employed as a consultant for Grupo Dina. Prior to October 1994, Mr. Gonzalez was a consultant to a company in the manufacturing industry.


    TIMOTHY J. NALEPKA. Mr. Nalepka has been the Vice President and General Counsel since November 1998. Previously, Mr. Nalepka, who joined MCII in January 1997, served as senior counsel. Prior to joining MCII, Mr. Nalepka was employed from 1989 to 1996 as senior counsel for Sears, Roebuck and Co.

    HAROLD ZUSCHLAG. Mr. Zuschlag has been a Vice President since 1982. His varied assignments have included plant operations management, division acquisition & relocation, product engineering management, plant & facilities construction, product planning & customer relations, division operating executive, and product design & operations launch of our recently introduced E-Series RENAISSANCE-REGISTERED TRADEMARK- coach. His current focus is the launch of the G-Series coach and on product integrity and customer support operations.

    RAFAEL GOMEZ FLORES. Mr. Gomez Flores has been Chairman and President since 1996, and has been Chairman and President of Grupo Dina, and the holding company of Grupo Dina, Grupo Empresarial G, for the past ten years. Mr. Gomez Flores maintains full executive and board member responsibilities with Grupo Dina and maintains board member responsibilities with MCII. Mr. Gomez Flores is a director of Grupo Empresarial G's other companies including Grupo Minsa, the second largest corn flour manufacturer in Mexico, and Grupo Immobiliario G, a real estate development company engaged in the construction and sale of housing units, office buildings, commercial malls, hotels, sports clubs, and industrial complexes. Prior to his current activities at the holding company and its subsidiaries, Mr. Gomez Flores was Chairman and Chief Executive of Arrendadora Financiera Dina, a lease finance company.


    GAMALIEL GARCIA CORTES. Mr. Garcia Cortes has been Chief Executive Officer of Grupo Dina for Mexico and Latin America since December 1996. From August 1996 until December 1996, he was the Chief Operating Officer of Grupo Dina for Mexico and Latin America. From July 1996 until August 1996, he was the Sales, Marketing and Operations Vice President of Grupo Dina for Mexico and Latin America. From July 1995 until July 1996, Mr. Garcia Cortes was a Commercial Director for Grupo Dina. From April 1995 until July 1995, he was a transportation sub-director for Grupo Dina. Prior to joining Grupo Dina, Mr. Garcia Cortes was Chief Executive Officer for Premium Internacional, S.A. de C.V. since June 1994.

    PAUL S. LEVY. Mr. Levy was appointed a director on June 16, 1999. Mr. Levy has been a partner of JLL since its formation in May 1988. Mr. Levy serves on the boards of directors of Hayes Lemmerz International, Inc., BSL Holdings, Inc., Jackson Automotive Group, Inc., Fairfield Manufacturing Company, Inc. and New World Pasta Company.

    JEFFREY LIGHTCAP. Mr. Lightcap was appointed a director on June 16, 1999. Mr. Lightcap is a partner of JLL, which he joined in 1997. From 1993 to 1997, he was a Managing Director and head of leveraged buyout firm coverage for the mergers and acquisitions group at Merrill Lynch & Co., Inc. Mr. Lightcap serves on the boards of directors of Hayes Lemmerz International, Inc., Jackson Automotive Group, Inc. and New World Pasta Company.

    DAVID YING. Mr. Ying was appointed as a director on June 16, 1999. Mr. Ying is a partner of JLL, which he joined in 1997. He was previously a Managing Director at Donaldson, Lufkin & Jenrette, Inc., which he joined in January 1993 and the head of its restructuring department. Mr. Ying serves on the boards of directors of Hayes Lemmerz International, Inc., BSL Holdings, Inc. and New World Pasta Company.

    FRANK RODRIGUEZ. Mr. Rodriguez was appointed as a director on June 16, 1999. Mr. Rodriguez is a Vice President of JLL, which he joined in 1995. He was formerly a member of the Merchant Banking Group of Donaldson, Lufkin and Jenrette which he joined in 1992. Mr. Rodriguez serves on the board of directors of Jackson Automotive Group, Inc.

EXECUTIVE COMPENSATION


    The following table sets forth certain information regarding compensation paid or accrued by us during 1998 to our chief executive officer and each of our executive officers whose total annual salary and bonus for such fiscal year exceeded $100,000 for the year ended December 31, 1998.


                           SUMMARY COMPENSATION TABLE


                                                            ANNUAL COMPENSATION
                                                            --------------------
                                                                                   ALL OTHER
                                                             SALARY               COMPENSATION
NAME AND PRINCIPAL POSITION                                    ($)     BONUS ($)      ($)
----------------------------------------------------------  ---------  ---------  -----------
Rafael Gomez Flores,
  Chairman of the Board...................................    427,080  2,612,338       6,928

James P. Bernacchi,
  Chief Executive Officer.................................    257,040    372,845      58,875

Alexander C. Baker,
  Vice President, Sales and Marketing.....................    109,615    204,660       1,873

Mario Gonzalez,
  Vice President, Plant Operations........................    148,174    152,375      75,251

Harold Zuschlag,
  Vice President, Customer Care...........................    171,335    130,000      21,546


BENEFIT PLANS

    We sponsor various retirement plans for most full-time employees, with benefits generally based on years of service and employees' compensation. For executive employees, we have had a supplemental employee retirement plan and executive incentive compensation plan. For detailed information regarding pension costs, benefit obligations, plan assets and other related information, please see notes 15 and 16 in the notes to our consolidated financial statements included in this prospectus.

COMPENSATION OF DIRECTORS

    Directors who are not our employees are not compensated for serving on the board. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the board.

EMPLOYMENT AGREEMENTS


    We have entered into an employment agreement with Mr. Gomez Flores, who is chairman of the board, that provides for total annual compensation of $1.5 million, which represents a $1.6 million reduction from 1998 compensation of $3.1 million. The employment agreement provides that Mr. Gomez Flores will receive a lump sum payment of $6.0 million upon consummation of a change of control of the Company. The initial term of the employment agreement is five years and is automatically renewable each year thereafter in the sole discretion of Mr. Gomez Flores unless previously terminated by us for cause. The agreement also contains a non-compete covenant for Mr. Gomez Flores for a three year period after the expiration or termination of the employment agreement.


MANAGEMENT OPTIONS


    Certain key senior executives of MCII Holdings and MCII, including their chairman, Mr. Gomez Flores, either have been or will be allocated options to purchase MCII Holdings' common stock. The options that were granted concurrently with the consummation of the Transactions represent approximately 20% of the fully-diluted equity value of MCII Holdings with an exercise price equivalent to the value per share at which the equity investors invested in MCII Holdings. The grant was designed as an incentive to selected employees or directors to acquire a proprietary interest in MCII Holdings, to continue to perform services for MCII Holdings, to increase their efforts on behalf of MCII Holdings and to promote the success of the business. The stock options vest ratably commencing on the first anniversary of grant and annually thereafter until the fifth anniversary of grant. Pursuant to this plan, Mr. Gomez Flores was granted options to purchase 214,285 shares of MCII Holdings common stock. The remaining options previously granted have not yet been allocated to the other senior executives.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    MCII Holdings, through its wholly-owned subsidiary MCII Holdings, Inc., owns all of the issued and outstanding stock of MCII. The following table sets forth certain information regarding the beneficial ownership of the issued and outstanding stock of MCII Holdings as of June 16, 1999.


    For descriptions of certain voting and other arrangements among such holders, see "Certain Transactions; Relationship with Grupo Dina" beginning on page 73.

                                                                         BENEFICIAL OWNERSHIP(a)
                                           ------------------------------------------------------------------------------------
                                             NUMBER OF                          NUMBER OF         TOTAL
                                             SHARES OF       PERCENTAGE OF      SHARES OF       NUMBER OF     TOTAL PERCENTAGE
                                               VOTING           VOTING          NON-VOTING      SHARES OF            OF
BENEFICIAL OWNER                            COMMON STOCK     COMMON STOCK      COMMON STOCK    COMMON STOCK     COMMON STOCK
-----------------------------------------  --------------  -----------------  --------------  --------------  -----------------

JLL Fund III(b)
  450 Lexington Avenue
  Suite 3350
  New York, New York 10017...............     645,303.85           59.21%               --       645,303.85           56.46%
Consorcio G Grupo Dina,
  S.A. de C.V.(c)
  Tlacoquemecatl 41
  Colonia Del Valle
  03100, Mexico D.F., Mexico.............        390,000           35.79%               --          390,000           34.13%
CIBC(d)
  161 Bay Street,
  PP Box 500,
  M51258, Toronto, Canada................      54,478.20            4.99%        53,074.96       107,553.16            9.41%
James P. Bernacchi.......................             --              --                --               --              --
Horst Sieben.............................             --              --                --               --              --
Alexander C. Baker.......................             --              --                --               --              --
Valente Espinosa.........................             --              --                --               --              --
Pablo Fierros............................             --              --                --               --              --
Mario Gonzalez...........................             --              --                --               --              --
Timothy J. Nalepka.......................             --              --                --               --              --
Harold Zuschlag..........................             --              --                --               --              --
Rafael Gomez Flores(c)...................        390,000           35.79%               --          390,000           34.13%
Paul S. Levy(b)..........................     645,303.85           59.21%               --       645,303.85           56.46%
Jeffrey Lightcap(b)......................     645,303.85           59.21%               --       645,303.85           56.46%
David Ying(b)............................     645,303.85           59.21%               --       645,303.85           56.46%
Frank Rodriguez(b).......................             --              --                --               --              --
All directors and officers as a group
  (13 persons)(e)........................   1,305,303.85           95.00%               --     1,305,303.85           90.59%

--------------------------

(a) "Beneficial ownership" generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Unless otherwise indicated, we believe that each holder has sole voting and investment power with regard to the equity interests listed as beneficially owned.


(b) Includes warrants to purchase 122,448.45 shares of common stock, which together with the warrants issued to the other equity investors, represents 10% of the fully diluted common stock of MCII Holdings. Messrs. Levy, Lightcap, Ying and Rodriguez are all associated with JLL Fund III, which owns 56.46% of the total common stock, 59.21% of the voting common stock, of MCII Holdings. Mr. Rodriguez disclaims any beneficial ownership of such common stock. Messrs. Levy, Lightcap and Ying are general partners of JLL Associates III, LLC, the general partner of JLL Fund III, and, as a result, each of them may be deemed to beneficially own all of the shares of common stock held directly or indirectly by JLL Fund III. Includes 10,980 shares of common stock and warrants to purchase 2,571.43 shares of common stock owned by Coaches, LLC, an entity controlled by JLL. Coaches' members include certain executive officers of the Company. Pursuant to the Coaches operating agreement, the members have granted an irrevocable proxy to JLL and are prohibited from transferring their interests in Coaches to any entity or individual, other than Coaches, without the prior written consent of JLL. Messrs. Levy, Lightcap and Ying are the Managers of Coaches and as a result of such may be deemed to beneficially own all of the securities owned by Coaches.


(c) Based upon information available as of March 31, 1999, Grupo Empresarial G, S.A. de C.V., a Mexican corporation, is the only person known to Grupo Dina to be the beneficial owner of more than 5% of Grupo Dina. Grupo Empresarial owns 127,912,420 shares, or 62.8%, of Grupo Dina's common stock. Grupo Empresarial is a holding company owned by Mr. Rafael Gomez Flores and the following members of his family: O. Raymundo Gomez Flores, Armando Gomez Flores, Alfonso Miguel Gomez Flores and Guillermo Gomez Flores. Since each of the named members of the Gomez Flores family has voting power or shares voting power and/or investment power over the shares owned of record by Grupo Empresarial, each such family member may be deemed to be the beneficial owner of all 127,912,420 shares of Grupo Dina owned by Grupo Empresarial. In addition, Mr. Rafael Gomez Flores and each of the foregoing named family members each individually own approximately 1,666,300 shares, or 0.8%, of Grupo Dina's common stock.

(d) Andrew R. Heyer, Jay R. Bloom and Dean C. Kehler, who are employees of an affiliate of CIBC, have shared power to vote and dispose of the shares of common stock reported in the table. The business address of Messrs. Heyer, Bloom and Kehler is 425 Lexington Avenue, 7th Floor, New York, New York 10017. Share amounts include warrants to purchase 20,408.55 shares of nonvoting common stock, which for calculation purposes are assumed to be converted to voting common stock to the maximum level currently permissible under regulatory requirements and the terms of such warrants. Together with the warrants issued to JLL, such warrants represent 10% of the fully diluted common stock of MCII Holdings.

(e) No director or officer of MCII directly owns any shares of common stock. Mr. Rafael Gomez Flores may be deemed to beneficially own 34.13% of MCII Holdings' total common stock, 35.79% of the voting common stock (see footnote (c) above), and each of Messrs. Levy, Lightcap and Ying may be deemed to beneficially own 56.46% of MCII Holdings' total common stock, 59.21% of the voting common stock (see footnote (b) above).

MCII HOLDINGS EQUITY STRUCTURE


    MCII is an indirect, wholly-owned subsidiary of MCII Holdings. MCII Holdings has authorized two classes of common stock, a voting and nonvoting class. The voting common stock has one vote per share for the election of directors and all other corporate matters. Except as provided by law, the nonvoting common stock will have no vote on any matter and will not be included in determining the number of shares voting or entitled to vote. Each holder of nonvoting common stock is entitled to convert any or all of its nonvoting shares into an equal number of voting common stock, unless as a result of such conversion, such holder or its affiliates would own a greater quantity of securities than it is permitted to own under any law, regulation order, rule or other requirement of any governmental authority. According to the investment agreement, the stockholders agreement will contain certain provisions relating to the governance of MCII and restrictions on, and rights in the event of, the transfer of MCII Holdings' common stock. See "Certain Transactions; Relationship with Grupo Dina-- Stockholders Agreement."


MANAGEMENT OPTIONS

    Pursuant to the investment agreement, certain key executives of MCII Holdings and MCII have been granted stock options to purchase up to 20% of MCII Holdings' fully diluted common stock. See "Management--Management Options."

WARRANTS

    In connection with the equity investment, the equity investors purchased $50 million in senior notes from MCII Holdings, which were accompanied by warrants to purchase up to 10% of the fully diluted common stock of MCII Holdings. The warrants are immediately exercisable at a price equivalent to the value per share at which the equity investors invested in MCII Holdings.

               CERTAIN TRANSACTIONS; RELATIONSHIP WITH GRUPO DINA

GENERAL

    Prior to the consummation of the Transactions, we and Autobuses were indirect wholly-owned subsidiaries of Grupo Dina. Grupo Dina is a leading manufacturer of trucks and buses listed both on Bolsa Mexicana de Valores, the Mexican Stock Exchange, and the New York Stock Exchange. In the ordinary course of business, we and Autobuses have routinely made purchases and sales of goods and services from Grupo Dina and other affiliated companies. For more information about these historical transactions, see note 24 to our consolidated financial statements and note 9 to our unaudited consolidated financial statements included in this prospectus.


    JLL owns in excess of 50% of MCII Holdings and MCII Holdings indirectly owns all of the outstanding common stock of MCII. Consequently and subject to the terms of the stockholders agreement described below, JLL is able to significantly influence such actions as the election of directors of MCII Holdings, the approval of matters submitted for stockholders approval or preventing a potential takeover.



    Prior to the consummation of the Transactions, our Autobuses subsidiary obtained certain services from, and provided certain services to, Grupo Dina, and was included as part of Grupo Dina's consolidated group for income tax purposes. In connection with the Transactions, MCII Holdings and we entered into agreements with Grupo Dina that cover transition services, sales, benefit administration services, data center and software administration services, procurement services, purchasing services, transfer of employees and general management services. These agreements resulted from an "arm's-length" negotiation and are on terms that we believe are at least as favorable as the terms that could be obtained by us in comparable transactions made on an arm's-length basis between unaffiliated parties. Grupo Dina and its subsidiaries also have a first right and obligation to supply substantially all non-major component parts to MCII Holdings and its subsidiaries for a period of 15 years, so long as


    (1) they are sold at a discount below any U.S. or Canadian supplier, and

    (2) they meet quality and delivery standards.

Grupo Dina has agreed not to sell products to MCII Holdings' competitors.

    Additionally, in connection with the Transactions, Autobuses entered into an agreement with Grupo Dina or with one or more of its subsidiaries regarding the exchange of certain of Autobuses' unimproved real property at the Sahagun facility for certain of Grupo Dina's property, general maintenance and security services at the Sahagun facility, and certain administrative and employee services. These agreements resulted from an "arm's-length" negotiation and are on terms that we believe are at least as favorable as the terms that could be obtained by us in comparable transactions made on an arm's-length basis between unaffiliated parties.

    In connection with the Transactions, we made a final distribution to Grupo Dina of approximately $71.4 million. See "Prospectus Summary--The Transactions."

ASSET TRANSFERS

    Concurrent with the consummation of the Transactions, Grupo Dina made certain transfers of its assets and subsidiaries in order to concentrate its core coach business assets at or under us. Specifically:


    - MCII Holdings transferred its Dina Autobuses, S.A. de C.V. subsidiary to us and Autobuses then became our subsidiary. The financial position and results of Autobuses and us are set forth in the consolidated financial statements included elsewhere in this prospectus.



    - MCII Holdings transferred its Mexicana de Manufactures Especiales, S.A. de C.V., subsidiary to Grupo Dina.

    - Autobuses transferred the following immaterial subsidiaries to Grupo Dina, Autopartes Hidalguenses, S.A. de C.V. and Carroceria Sahagun, S.A. de
      C.V. Carroceria Sahagun is a dormant company with virtually no operations or assets. As at and during the year ended December 31, 1998, Autopartes had revenues, excluding intercompany, operating loss and total assets of approximately $3.7 million, ($0.5 million) and $3.6 million, respectively.


    - Autobuses exchanged certain of its unimproved property in Mexico for unimproved property and two facilities of a Grupo Dina subsidiary.


    - Autobuses transferred to Grupo Dina a group of 240 transit buses that are leased to a company affiliated with Grupo Dina, together with the related lease rights. As at and during the year ended December 31, 1998, Autobuses' financial statements reflected revenues, operating income and net book value of approximately $1.5 million, $0.3 million and $3.0 million, respectively, relating to these leased transit buses.



    - We transferred our Universal Coach Parts Mexico, S.A. de C.V. subsidiary to Grupo Dina and canceled a $7.3 million receivable. As at and during the year ended December 31, 1998, UCP Mexico had revenues, excluding intercompany, operating income and total assets of $17.4 million, $0.6 million and $9.9 million, respectively.


    In addition, Autobuses canceled certain intercompany advances due from Grupo Dina of approximately $115 million which had been previously charged against equity on Autobuses' financial statements.

LICENSE AGREEMENTS

    In connection with the Transactions, MCII Holdings licensed from Grupo Dina certain trademarks, trade names and service marks with respect to the name "Dina" for a perpetual term which is exclusive and royalty-free in the United States, Mexico, Canada, Argentina and Brazil.

OMNIBUS AGREEMENT

    ST. MATTHEWS FACILITY


    In connection with the Transactions, one of our Canadian subsidiaries entered into a sale-leaseback transaction with Grupo Dina for certain tooling and equipment located at the manufacturing facility of Motor Coach Industries Limited, a wholly owned subsidiary of ours, at St. Matthews Avenue, Winnipeg, Manitoba. The purchase price and lease payment were for nominal amounts and the estimated market value of the tooling and equipment is between $2 million and $4 million. We will lease the tooling and equipment for a period of up to three years and prior to the expiration of such lease, we will transfer the manufacturing operations at this facility to a wholly-owned subsidiary of Grupo Dina, who will then manufacture parts for us at this facility.


    LATIN AMERICA RIGHTS

    In the event MCII Holdings determines (i) not to manufacture, distribute or sell its products in any country in Latin America and (ii) that the business should be conducted by a third party, it will offer to Grupo Dina the right to manufacture, distribute, and sell MCII Holdings' products in such country to the extent permitted by law.

    DINA DISTRIBUTION RIGHTS

    In addition, MCII Holdings has a right of first refusal to distribute any of Grupo Dina's body-on-chassis bus products in the United States and Canada that are not distributed by Grupo Dina itself. The rights are on terms and conditions no less favorable to MCII Holdings and MCII than any other distribution rights granted by Grupo Dina with respect to its products.

MME INVESTMENT

    The equity investors have the right to purchase 20%, and under certain conditions up to 50% of Mexicana de Manufacturas Especiales, S.A. de C.V., for a price and other terms that are mutually agreeable to the parties.

MCII FINANCIAL SERVICES INC.

    In 1997, MCII and Mr. Gomez Flores and members of his family formed MCII Financial Services Inc., a coach finance company. MCII acquired 25% of the voting common stock and 15,000,000 shares of non-voting preferred stock for $250,000 and $15,000,000 respectively. The remaining 75% of the voting common stock was acquired by the Gomez Flores family members. In 1998, MCII increased its investment by $7,650,000. Financial Services operates independently from MCII and provides conditional sales contracts and operating leases to MCII's customers. Financial Services was created to provide attractive financing alternatives to our coach customers. As an independent company, Financial Services is expected to have better access to funding on competitive terms.

    Financial Services' initial transaction was the purchase of $19,406,000 of loans and $12,742,000 of leases from certain subsidiaries of MCII. MCII has guaranteed the full and prompt collection of the loans sold to Financial Services. MCII received a fairness opinion from an independent third party as to the basis for the selling price of these assets. No gain was recognized on the transaction. Financial Services will in the future engage in loan and leasing activities involving MCII and others in the motor coach and other industries. During 1998, Financial Services purchased additional loans of $35,519,000 and leases of $3,216,000 from MCII.

    The terms of the business arrangement between MCII and certain of our subsidiaries and Financial Services are governed by a finance services agreement dated as of May 6, 1998. Pursuant to the agreement, Financial Services provides advice and assistance to MCII in marketing MCI-REGISTERED TRADEMARK- coaches, in analyzing the creditworthiness of the MCII's customers who are seeking financing, and in documenting financing transactions that are approved by Financial Services. The agreement further provides that MCII will not direct or refer potential customers to any source of financing other than Financial Services. MCII is obligated to pay Financial Services a one percent origination fee for each MCII sale financed by Financial Services.

    MCII is also required under the agreement to remarket motor coaches designated by Financial Services. MCII earns a five percent remarketing fee to be paid out of resale proceeds after MCII's lien has been satisfied. Financial Services has the option to require MCII to repurchase any item of equipment that has been remarketed for more than 150 days, the repurchase price being the greater of (a) fair market value times 95%, or (b) the original invoice price less one percent for each month that has elapsed from the original delivery date to the date MCII receives possession of the equipment. The remarketing obligation expires upon the later of (a) the expiration of the agreement, or (b) the expiration of all outstanding finance documents, plus one year.

    The finance services agreement has an initial term of ten years, and Financial Services has the right and option to extend the agreement for an additional ten years.

STOCKHOLDERS AGREEMENT

    In connection with the Transactions, Grupo Dina and the equity investors entered into a stockholders agreement governing their ownership of MCII Holdings. The following is a summary of the material terms included in the stockholders agreement. The parties have agreed to modify certain provisions of the stockholders agreement in the event of an initial public offering.

    - The stockholders agreement provides that the board of directors will have seven members, composed of three representatives of Grupo Dina, one of which shall include the CEO of MCII Holdings, and four representatives of JLL Fund III.

    - Subject to certain exceptions, no stockholder other than JLL Fund III may transfer any of its shares prior to June 16, 2004.

    - Certain extraordinary transactions must be approved by at least six directors.

    - Following an initial public offering, the stockholders are entitled to an unlimited number of "piggyback registrations," which allow them to include shares of common stock held by them in certain registrations of common shares by MCII Holdings.

    - All parties to the stockholders agreement have a right to participate proportionately in any sale by JLL Fund III or any permitted sale by Grupo Dina of MCII Holdings' common stock.

    - Grupo Dina entered into certain non-competition agreements with MCII Holdings and its subsidiaries, including MCII, upon any sale of MCII Holdings.

    - Prior to an initial public offering, the stockholders have the right to participate on a pro rata basis in any future private offerings of common stock.

    - Grupo Dina has a right of first offer to purchase the shares held by the equity investors in any permitted sale by JLL Fund III of all of its shares.

                   DESCRIPTION OF THE SENIOR CREDIT FACILITY

    In connection with the Transactions, we entered into a senior credit facility. Under the senior credit facility, we can borrow up to $445 million, consisting of $333 million in term loans and $112 million in revolving loans from a syndicate of lenders, including the Canadian Imperial Bank of Commerce, as agent.

    The term loan is repayable in 28 quarterly installments of principal and interest over a period of seven years, beginning approximately three months after the date of the of the Transactions. Principal on our senior credit facility is required to be repaid quarterly in annual amounts of $3.3 million for the first six years and $313.0 million in the seventh year after the closing. The term loan accrues interest at either LIBOR plus 3.25% or adjusted base rate plus 2.25%.

    The revolving loans accrue interest at either LIBOR plus 2.75% or adjusted base rate plus 1.75%. The revolving loans mature six years after the date of the closing of the Transactions.

    The senior credit facility:

    - is secured by a pledge of substantially all of our tangible and intangible domestic assets;

    - requires us to meet customary financial tests; and

    - limits our ability to pay dividends, repurchase stock, redeem our other debt, sell assets, make loans or investments, enter into transactions with our affiliates, or merge or consolidate with other companies.

                       DESCRIPTION OF THE EXCHANGE NOTES

    Except as otherwise indicated below, the following summary applies to both the outstanding notes and the exchange notes. For this section, the term "Notes" means both the outstanding notes and the exchange notes unless otherwise indicated. MCII issued the outstanding notes, and will issue the exchange notes, under an indenture, dated as of June 16, 1999, by and among itself, the guarantors and IBJ Whitehall Bank & Trust Company, as trustee. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The notes are subject to all such terms, and holders of the Notes are referred to the indenture and the Trust Act for a statement of them. The following is a summary of the material terms and provisions of the Notes. This summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the indenture, including the definitions contained therein. A copy of the form of indenture may be obtained from MCII by any holder or prospective investor upon request. Definitions relating to certain capitalized terms are set forth under "--Certain Definitions." Capitalized terms used but not otherwise defined in this summary have the meanings given them in the indenture and are incorporated to this summary by reference.

    The terms of the exchange notes are nearly identical to the outstanding notes in all material respects, including interest rate and maturity, except that the exchange notes will not be subject to:

    - the restrictions on transfer; and

    - the registration rights agreement's covenants regarding registration.

GENERAL

    The Notes will be limited in aggregate principal amount to $152.25 million and one or more additional series of Notes to be issued from time to time in aggregate principal amounts of not less than $25 million per series, subject to compliance with the covenant described below under "Certain Covenants--Limitation on Additional Indebtedness" and provided that no Default or Event of Default exists under the indenture at the time of issuance or would result therefrom. The Notes will be general unsecured obligations of MCII, subordinated in right of payment to Senior Indebtedness of MCII and senior in right of payment to any current or future subordinated Indebtedness of MCII.

    The guarantors, together with each other Domestic Restricted Subsidiary of MCII which guarantees payment of the pursuant to the covenant described under "--Certain Covenants-- Limitation on Creation of Subsidiaries", will jointly and severally Guarantee the Notes, on a senior subordinated basis, as to payment of principal, premium, if any, and interest.

MATURITY, INTEREST AND PRINCIPAL

    The Notes will mature on May 1, 2009. The Notes will bear interest at a rate of 11.25% per annum from the Issue Date until maturity. Interest is payable semi-annually in arrears on each May 1 and November 1 commencing November 1, 1999, to holders of record of the Notes at the close of business on the immediately preceding April 15 and October 15, respectively. The interest rate on the Notes is subject to increase, and such Additional Interest will be payable on the payment dates set forth above, in certain circumstances, if the Notes, or other securities substantially similar to the Notes, are not registered with the Commission within the prescribed time periods. See "Exchange Offer; Registration Rights."

OPTIONAL REDEMPTION

    MCII may redeem the Notes at its option, in whole at any time or in part from time to time, on or after May 1, 2004 at the following redemption prices, which are expressed as percentages of the principal amount thereof, together, in each case, with accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on May 1 of each year listed below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2004..............................................................................     105.625%
2005..............................................................................     103.750%
2006..............................................................................     101.875%
2007 and thereafter...............................................................     100.000%

    Notwithstanding the foregoing, MCII may redeem in the aggregate up to 35% of the original principal amount of Notes at any time and from time to time prior to May 1, 2002 at a redemption price equal to 111.25% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the redemption date out of the Net Proceeds of one or more Equity Offerings; PROVIDED that

        (1) at least 65% of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and

        (2) any such redemption occurs within 90 days following the closing of any Equity Offering.

    In the event of a redemption of fewer than all of the Notes, the trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not then listed on a national securities exchange, on a PRO RATA basis, by lot or in such other manner as the trustee shall deem fair and equitable. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the registrar of the Notes. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless MCII shall fail to redeem any such Note.

SUBORDINATION

    The indebtedness represented by the Notes is, to the extent and in the manner provided in the indenture, subordinated in right of payment to the prior indefeasible payment and satisfaction in full in cash of all existing and future Senior Indebtedness of MCII. As of March 31, 1999, after giving PRO FORMA effect to the Transactions, the principal amount of outstanding Senior Indebtedness of MCII, on a consolidated basis, would have been $334.7 million.

    In the event of any

        (1) bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to MCII or to its creditors, as such, or to its assets;

        (2) liquidation or dissolution or other winding-up of MCII;

        (3) assignment for the benefit of creditors of MCII; or

        (4) marshalling of assets or liabilities of MCII;

(all of the foregoing events described in clauses (1) through (4) referred to herein individually as a "Bankruptcy Proceeding" and collectively as "Bankruptcy Proceedings"), the holders of Senior Indebtedness of MCII will be entitled to receive payment and satisfaction in full in cash of all amounts due on or in respect of all Senior Indebtedness of MCII before the holders of the Notes are entitled to receive or retain any payment or distribution of any kind on account of the Notes. By reason of such subordination, in the event of any such Bankruptcy Proceeding, creditors of MCII who are holders of

Senior Indebtedness may recover more, ratably, than other creditors of MCII, including holders of the Notes.

    If a Payment Default on Designated Senior Indebtedness occurs, no payment or distribution of any kind or character, including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of MCII being subordinated to the payment of the Notes by MCII, may be made by or on behalf of MCII or any Restricted Subsidiary of MCII, including, without limitation, by way of set-off or otherwise, for or on account of the Notes, or for or on account of the purchase, redemption or other acquisition of any Notes, and neither the trustee nor any holder or owner of any Notes shall take or receive from MCII or any Restricted Subsidiary of MCII, directly or indirectly in any manner, payment in respect of all or any portion of Notes commencing on the date of receipt by the trustee of written notice from the representative of the holders of Designated Senior Indebtedness of the occurrence of any Payment Default, and in any such event, such prohibition shall continue until any Payment Default is cured, waived in writing or otherwise ceases to exist. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph, MCII shall resume making any and all required payments in respect of the Notes, including any missed payments.

    Upon the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness, no payment or distribution of any kind or character, including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of MCII being subordinated to the payment of the Notes by MCII, may be made by MCII or any Restricted Subsidiary of MCII, including, without limitation, by way of set-off or otherwise, for or on account of the Notes, or for or on account of the purchase, redemption or other acquisition of any Notes, and neither the trustee nor any holder or owner of any Notes shall take or receive from MCII or any Restricted Subsidiary of MCII, directly or indirectly in any manner, payment in respect of all or any portion of the Notes for a period (a "Payment Blockage Period") commencing on the date of receipt by the trustee of written notice from the representative of such Non-Payment Event of Default unless and until, subject to any blockage of payments that may then be in effect under the preceding paragraph, the earliest of

        (1) more than 179 days shall have elapsed since receipt of such written notice by the trustee,

        (2) such Non-Payment Event of Default shall have been cured or waived in writing or otherwise shall have ceased to exist or such Designated Senior Indebtedness shall have been paid in full or

        (3) such Payment Blockage Period shall have been terminated by written notice to MCII or the trustee from such representative,

after which, in the case of clause (1), (2) or (3), MCII shall resume making any and all required payments in respect of the Notes, including any missed payments. Notwithstanding any other provision of the indenture, in no event shall a Payment Blockage Period commenced in accordance with the provisions of the indenture described in this paragraph extend beyond 179 days from the date of the receipt by the trustee of the notice referred to above (the "Initial Blockage Period"). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; PROVIDED, HOWEVER, that no additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced until at least 180 consecutive days have elapsed from the last day of the Initial Blockage Period. Notwithstanding any other provision of the indenture, no Non-Payment Event of Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the representative shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the representative, whether or not

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within the Initial Blockage Period, unless such Non-Payment Event of Default shall have been cured or waived for a period of not less than 90 consecutive days.

    In the event that, notwithstanding the foregoing, the trustee or any holder of Notes receives any payment or distribution of assets of MCII of any kind, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness of MCII is paid and satisfied in full in cash, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness and will be immediately paid over or delivered to the holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

    Each Guarantee will, to the extent set forth in the indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the respective Guarantor and will be subject to the rights of holders of Designated Senior Indebtedness of such Guarantor to initiate blockage periods, upon terms substantially comparable to the subordination of the Notes to all Senior Indebtedness of MCII.

    If MCII or any Guarantor fails to make any payment on the Notes or any Guarantee, as the case may be, when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

    A holder of Notes by its acceptance of Notes agrees to be bound by such provisions and authorizes and expressly directs the trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the indenture and appoints the trustee its attorney-in-fact for such purpose.

CERTAIN COVENANTS

    The indenture contains, among others, the following covenants:

    LIMITATION ON ADDITIONAL INDEBTEDNESS

    MCII will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, as defined, any Indebtedness, including Acquired Indebtedness, PROVIDED that MCII or any of the Guarantors may incur Indebtedness, including Acquired Indebtedness, if after giving effect to the incurrence of Indebtedness and the receipt and application of the proceeds thereof, MCII's Consolidated Fixed Charge Coverage Ratio is at least 2.0 to 1.

    Notwithstanding the foregoing, MCII and its Restricted Subsidiaries may incur Permitted Indebtedness; PROVIDED that MCII will not incur any Permitted Indebtedness that ranks junior in right of payment to the Notes that has a maturity or mandatory sinking fund payment prior to the maturity of the Notes. Notwithstanding any other provision of this "Limitation on Additional Indebtedness" covenant,

    - the maximum amount of Indebtedness that MCII or a Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies and

    - in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or is otherwise entitled to be incurred pursuant to this covenant, MCII may, in its sole discretion, classify, or reclassify, such item of Indebtedness in any manner

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      that complies with this covenant and such items of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.

    Accrual of interest or accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Accruals of dividends or the payment of dividends through the issuance of additional shares of the same class of Capital Stock in accordance with the provisions thereof permitting such pay-in-kind dividends will not be deemed an issuance of Capital Stock for purposes of this covenant.

    LIMITATION ON OTHER SENIOR SUBORDINATED INDEBTEDNESS

    MCII will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, contingently or otherwise, any Indebtedness, other than the Notes and the Guarantees, as the case may be, that is both

    (1) subordinated in right of payment to any Senior Indebtedness of MCII or any of its Restricted Subsidiaries, as the case may be, and

    (2) senior in right of payment to the Notes and the Guarantees, as the case may be.

    For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Notes or the Guarantees, as the case may be, if it is not explicitly subordinated in right of payment to Senior Indebtedness at least to the same extent as the Notes and the Guarantees, as the case may be, are subordinated to such Senior Indebtedness.

    LIMITATION ON RESTRICTED PAYMENTS

    MCII will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

        (1) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to a Restricted Payment;

        (2) immediately after giving PRO FORMA effect to a Restricted Payment, MCII could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, under "--Limitation on Additional Indebtedness" above; and

        (3) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of

           (a) 50% of MCII's Cumulative Consolidated Net Income or minus 100% of any cumulative deficit in Consolidated Net Income,

           (b) 100% of the aggregate Net Proceeds received by MCII from the issue or sale after the Issue Date of Capital Stock, other than any Disqualified Capital Stock, Designated Preferred Stock, or Capital Stock of MCII issued to any Subsidiary of MCII, of MCII or any Indebtedness or other securities of MCII convertible into or exercisable or exchangeable for Capital Stock, other than Disqualified Capital Stock or Designated Preferred Stock, of MCII which have been so converted, exercised or exchanged, as the case may be,

           (c) without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate Net Proceeds received by MCII from any equity contribution from a holder of MCII's Capital Stock, excluding, in the case of clauses (3)(b) and (c), any Net Proceeds from an Equity Offering to the extent used to redeem the Notes, and

           (d) without duplication, the sum of

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               (i) the aggregate amount returned in cash on or with respect to
           Investments, other than Permitted Investments, made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions;

               (ii) the net proceeds received by MCII or any of its Restricted Subsidiaries from the disposition, retirement or redemption of all or any portion of such Investments,other than to a Subsidiary of MCII; and

               (iii) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the net assets of such Subsidiary,

PROVIDED, HOWEVER, that the sum of clauses (i), (ii) and (iii) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

    For purposes of determining under clause (3) above, the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

    The provisions of this covenant shall not prohibit

        (1) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the indenture,

        (2) the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of MCII or Indebtedness subordinated to the Notes by conversion into, or by or in exchange for, shares of Capital Stock of MCII, other than Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale, other than to a Subsidiary of MCII, of other shares of Capital Stock of MCII, other than Disqualified Capital Stock,

        (3) the redemption or retirement of Indebtedness of MCII subordinated to the Notes in exchange for, by conversion into, or out of the Net Proceeds of a substantially concurrent sale or incurrence of, Indebtedness of MCII, other than any Indebtedness owed to a Subsidiary, that is Refinancing Indebtedness,

        (4) the retirement of any shares of Disqualified Capital Stock of MCII by conversion into, or by exchange for, shares of Disqualified Capital Stock of MCII, or out of the Net Proceeds of the substantially concurrent sale, other than to a Subsidiary of MCII, of other shares of Disqualified Capital Stock of MCII,

        (5) the declaration and payment of regularly accruing dividends to holders of any class or series of Disqualified Capital Stock of MCII or its Restricted Subsidiaries issued after the Issue Date in accordance with the "Limitation on Additional Indebtedness" covenant,

        (6) the declaration and payment of regularly accruing dividends to holders of any class or series of Designated Preferred Stock of MCII issued after the Issue Date; PROVIDED that at the time of such issuance, and after giving effect to such issuance on A PRO FORMA basis, for purposes of making determinations on A PRO FORMA basis pursuant to this clause (6), treating all dividends which will accrue on such Designated Preferred Stock during the four full fiscal quarters immediately following such issuance, as well as all other Designated Preferred Stock then outstanding, as if same will in fact be, or have in fact been, paid in cash, MCII would have been able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the "Limitation on Additional Indebtedness" covenant,

        (7) Restricted Payments in aggregate amount not to exceed $25 million,

        (8) payments made under any Permitted Tax Sharing Agreement,

        (9) payments made to effect the Transactions on the Issue Date, and

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        (10) repurchases by MCII of Capital Stock, other than Disqualified
    Capital Stock, or options therefor, of MCII from directors, officers or employees of MCII or any of its Restricted Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such officers or employees, in an aggregate amount not to exceed, in any calendar year, $2 million; PROVIDED that unused amounts in any calendar year, beginning with calendar year 1999, may be carried forward and used to make repurchases as described above in this clause (10) in any succeeding calendar year, PROVIDED FURTHER that the aggregate amount expended pursuant to this clause (10) in any calendar year, both pursuant to the immediately preceding proviso and the portion of this clause (10) which precedes said proviso, does not exceed $4 million in any calendar year.

    In calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (3) of the first paragraph above, amounts expended pursuant to clause (1) of the immediately preceding paragraph shall be included in such calculation.

    For purposes of determining compliance with this "Limitation on Restricted Payments" covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, MCII, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

    LIMITATION ON INVESTMENTS

    MCII will not, and will not permit any of its Restricted Subsidiaries to, make any Investment other than

        (1) a Permitted Investment, or

        (2) an Investment that is made after the Issue Date as a Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant.

    LIMITATION ON LIENS

    MCII will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind securing Indebtedness other than Senior Indebtedness upon any property or asset of MCII or any of its Restricted Subsidiaries or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary of MCII which owns property or assets, now owned or hereafter acquired, unless:

        (1) if such Lien secures Indebtedness which is subordinated to the Notes, any such Lien shall be subordinated to the Lien granted to the holders of the Notes to the same extent as such Indebtedness is subordinated to the Notes; and

        (2) in all other cases, the Notes are equally and ratably secured.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    MCII will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions, including, without limitation, the sale, purchase, exchange or lease of assets, property or services, with any Affiliate or extend, renew, waive or otherwise modify the terms of any Affiliate transaction entered into prior to the Issue Date unless

        (1) such Affiliate transaction is between or among MCII and its Restricted Subsidiaries; or

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        (2) the terms of such Affiliate transaction are fair and reasonable to
    MCII or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate transaction are at least as favorable as the terms which could be obtained by MCII or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties.

    In any Affiliate transaction, or any series of related Affiliate transactions which are similar or part of a common plan, involving an amount or having a fair market value in excess of $5 million which is not permitted under clause (1) above, MCII must obtain a resolution of the board of directors of MCII certifying that such Affiliate transaction complies with clause (2) above. In any Affiliate transaction, or any series of related Affiliate transactions which are similar or part of a common plan, involving an amount or having a fair market value in excess of $10 million which is not permitted under clause (1) above, MCII must obtain a favorable written opinion as to the fairness of such transaction or transactions, as the case may be, from an Independent Financial Advisor.

    The foregoing provisions will not apply to

        (1) any Restricted Payment that is not prohibited by the provisions described under "--Limitation on Restricted Payments" above or any Permitted Investment,

        (2) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of MCII or any Restricted Subsidiary of MCII as determined in good faith by MCII's board of directors or senior management,

        (3) any agreement as in effect as of the Issue Date, including, without limitation, any agreement entered into on the Issue Date in connection with the Transactions, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date,

        (4) transactions with a Receivables Subsidiary in connection with Permitted Receivables Financing,

        (5) any transaction between MCII and any of its Affiliates involving ordinary course of business investment banking, commercial banking, financial advisory services and related activities,

        (6) the payment of management fees to any Affiliate of MCII not to exceed in the aggregate to all Affiliates, in any calendar year, $1 million,

        (7) customer financing and financing services transactions between MCII or any of its Restricted Subsidiaries on the one hand and MCII Financial Services on the other hand occurring in the ordinary course of business, PROVIDED that the terms of each such transaction are at least as favorable as the terms which could be obtained by MCII or such Restricted Subsidiary in a comparable transaction made on an arm's-length basis between unaffiliated parties,

        (8) issuances of Capital Stock of MCII, other than Disqualified Capital Stock, to the extent otherwise permitted under the Indenture,

        (9) the existence of, or the performance by MCII or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, including any registration rights agreement or purchase agreement related thereto, to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter, in each case subject to compliance with the other provisions of the indenture; PROVIDED, HOWEVER, that the existence, or the performance by MCII or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms, taken as a whole, of any such amendment

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    or new agreement are not otherwise disadvantageous to the holders of the
    Notes in any material respect, and

        (10) payments made under any Permitted Tax Sharing Agreement.

    LIMITATION ON CREATION OF SUBSIDIARIES

    MCII will not create or acquire, and will not permit any of its Restricted Subsidiaries to create or acquire, any Subsidiary other than

        (1) a Restricted Subsidiary existing as of the Issue Date,

        (2) a Restricted Subsidiary that is acquired or created after the Issue Date;

           (a) PROVIDED, HOWEVER, that each Domestic Restricted Subsidiary acquired or created pursuant to this clause (2) shall have executed a guarantee, pursuant to which such Domestic Restricted Subsidiary will become a Guarantor;

           (b) PROVIDED, FURTHER, in the event MCII or any of its Restricted Subsidiaries incurs Acquired Indebtedness, assuming such incurrence is in accordance with the "Limitation on Additional Indebtedness" covenant, as a result of the acquisition of a Restricted Subsidiary and as long as the terms of such Acquired Indebtedness prohibit the Guarantee of the Notes by such newly-acquired Restricted Subsidiary or such newly-acquired Restricted Subsidiary would be in breach or default of the terms of the Acquired Indebtedness as a result of such Guarantee, such Restricted Subsidiary will not be required to execute a Guarantee;

           (c) PROVIDED that, until such Restricted Subsidiary executes and delivers a Guarantee in accordance with this covenant,

               (i) none of MCII or any other Restricted Subsidiary of MCII will transfer any assets, other than in the ordinary course of business, to such newly-acquired Restricted Subsidiary,

               (ii) such newly-acquired Restricted Subsidiary will not transfer such Acquired Indebtedness to MCII or any other Restricted Subsidiary and

               (iii) neither MCII nor any Restricted Subsidiary of MCII shall provide any guarantee of, or similar credit support for, or otherwise become directly or indirectly liable for any Indebtedness of such newly-acquired Restricted Subsidiary, or

        (3) an Unrestricted Subsidiary.

    As of the Issue Date, MCII will have no Domestic Restricted Subsidiaries, other than the Guarantors. See "Description of the Notes--General."

    LIMITATION ON CERTAIN ASSET SALES

    MCII will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

        (1) MCII or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or otherwise disposed of, as determined in good faith by the board of directors of MCII, and evidenced by a board resolution;

        (2) not less than 75% of the consideration received by MCII or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents other than in the case where the Company or such Restricted Subsidiary is undertaking a Permitted Asset Swap; PROVIDED that this

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    clause (2) shall not apply to any Asset Sale, or series of related Asset
    Sales, involving assets that accounted for less than one percent of MCII's EBITDA during the period of the most recent four consecutive full fiscal quarters ending prior to the date of such Asset Sale for which consolidated financial statements of MCII are available; and PROVIDED, FURTHER, that the amount of

           (a) any liabilities, as shown on MCII's or such Restricted Subsidiary's most recent balance sheet, of MCII or any of its Restricted Subsidiaries, other than contingent liabilities and liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this clause (2); and

           (b) any promissory notes and other non-cash consideration received by MCII or any Restricted Subsidiary of MCII from such Asset Sale that are converted by MCII or such Restricted Subsidiary into cash within 180 days of the applicable Asset Sale shall be deemed to be cash for purposes of this clause (2).

        (3) the Asset Sale Proceeds received by MCII or such Restricted Subsidiary are applied:

           (a) to the extent MCII or any such Restricted Subsidiary, as the case may be, elects, or is required, to prepay, repay or purchase Indebtedness under any then existing Senior Indebtedness of MCII or any such Restricted Subsidiary within 365 days following the receipt of the Asset Sale Proceeds from any Asset Sale; PROVIDED that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid;

           (b) to the extent MCII elects, to an investment in assets, including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person, used or useful in a Permitted Business; PROVIDED that such investment occurs or MCII or any such Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions, within 365 days following receipt of such Asset Sale Proceeds, provided that such investment shall in any event be consummated no later than 90 days following such 365th day; and

           (c) if on such 365th day in the case of clauses (3)(a) and (3)(b), or on such 90th day in the case of the proviso to clause (3)(b), with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $10 million, MCII shall apply an amount equal to the Available Asset Sale Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (an "Excess Proceeds Offer").

    Notwithstanding the foregoing, in the event that a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary dividends or distributes to all of its stockholders on A PRO RATA basis any proceeds of an Asset Sale to MCII or another Restricted Subsidiary, MCII or such Restricted Subsidiary need only apply its share of such proceeds in accordance with the preceding clauses (a),
(b) and (c).

    If an Excess Proceeds Offer is not fully subscribed, MCII may retain the portion of the Available Asset Sale Proceeds not required to repurchase Notes.

    If MCII is required to make an Excess Proceeds Offer, MCII shall mail, within 30 days following the date specified in clause (3)(c) above, a notice to the holders stating, among other things:

        (1) that such holders have the right to require MCII to apply the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date;

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        (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed;

        (3) the instructions that each holder must follow in order to have such Notes purchased; and

        (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the purchase of such Notes.

    In the event of the transfer of substantially all of the property and assets of MCII and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation or Sale of Assets" below, the successor Person shall be deemed to have sold the properties and assets of MCII and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

    MCII will comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, MCII shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the indenture by virtue thereof.

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

    MCII will not permit any of its Restricted Subsidiaries to issue any Preferred Stock, except Preferred Stock issued to MCII or a Wholly Owned Restricted Subsidiary of MCII, or permit any Person, other than MCII or a Wholly Owned Restricted Subsidiary of MCII, to hold any such Preferred Stock unless such Restricted Subsidiary would be entitled to incur or assume Indebtedness under "--Limitation on Additional Indebtedness" above, other than Permitted Indebtedness, in the aggregate principal amount equal to the aggregate liquidation value as of the date of issuance thereof of the Preferred Stock to be issued.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    MCII will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of MCII to

        (1) pay dividends or make any other distributions to MCII or any Restricted Subsidiary of MCII

           (a) on its Capital Stock or

           (b) with respect to any other interest or participation in, or measured by, its profits or

        (2) repay any Indebtedness or any other obligation owed to MCII or any Restricted Subsidiary of MCII,

        (3) make loans or advances or capital contributions to MCII or any of its Restricted Subsidiaries or

        (4) transfer any of its properties or assets to MCII or any of its Restricted Subsidiaries,

    except for such encumbrances or restrictions existing under or by reason of

        (1) encumbrances or restrictions existing on the Issue Date to the extent and in the manner such encumbrances and restrictions are in effect on the Issue Date,

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        (2) the indenture, the Notes and the Guarantees,

        (3) applicable law,

        (4) contracts to which any Person who is acquired in accordance with the terms of the indenture is a party, including any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, including any Subsidiary of the Person, so acquired,

        (5) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices,

        (6) Refinancing Indebtedness; PROVIDED that such restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

        (7) customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of MCII or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements and mortgages,

        (8) customary restrictions with respect to a Restricted Subsidiary of MCII pursuant to an agreement that has been entered into for the sale or disposition of any Capital Stock or assets of such Restricted Subsidiary, but only to the extent such encumberance or restriction applies only to the Capital Stock or assets being sold or otherwise disposed of,

        (9) contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of MCII or any Restricted Subsidiary in any manner material to MCII or any Restricted Subsidiary,

        (10) restrictions on cash or other deposits or net worth imposed by customers under contracts (not evidencing or relating to Indebtedness) entered into in the ordinary course of business,

        (11) customary provisions in joint venture agreements and other similar agreements, in each case relating solely to the respective joint venture or similar entity or the equity interests therein, entered into in the ordinary course of business,

        (12) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of MCII or any Restricted Subsidiary, or

        (13) with respect to a Receivables Subsidiary, an agreement relating to Indebtedness of such Receivables Subsidiary which is permitted under "Limitation on Additional Indebtedness" above or pursuant to an agreement relating to a Permitted Receivables Financing by such Receivables Subsidiary.

    LIMITATION ON CONDUCT OF BUSINESS

    MCII and its Restricted Subsidiaries will not engage in any business other than a Permitted Business.

CHANGE OF CONTROL OFFER

    Upon the occurrence of a Change of Control, MCII shall be obligated to make an offer to purchase each holder's outstanding Notes at a purchase price equal to 101% of the principal amount

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thereof plus accrued and unpaid interest, if any, to the Change of Control
Payment Date in accordance with the procedures set forth below.

    Within 30 days of the occurrence of a Change of Control, MCII shall send by first-class mail, postage prepaid, to the trustee and to each holder of the Notes, at the address appearing in the register maintained by the registrar of the Notes, a notice stating:

        (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment;

        (2) the Change of Control purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

        (3) that any Note not tendered will continue to accrue interest;

        (4) that, unless MCII defaults in the payment of the Change of Control purchase price, any Notes accepted for payment pursuant to the Change of Control offer shall cease to accrue interest after the Change of Control payment date;

        (5) that holder accepting the offer to have their Notes purchased pursuant to a Change of Control offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control payment date;

        (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control payment date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

        (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered;

        (8) any other procedures that a holder must follow to accept a Change of Control offer or effect withdrawal of such acceptance; and

        (9) the name and address of the Paying Agent.

    On the Change of Control payment date, MCII shall, to the extent lawful,

        (1) accept for payment Notes or portions thereof tendered pursuant to the Change of Control offer,

        (2) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and

        (3) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to MCII.

The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and MCII shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; PROVIDED that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

    The indenture requires that if the Senior Credit Facility is in effect, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the second preceding paragraph, MCII covenants to

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        (1) repay in full all obligations and terminate all commitments under or in respect of the Senior Credit Facility and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full all obligations and terminate all commitments under or in respect of the Senior Credit Facility and all such Senior Indebtedness and repay the Indebtedness owed to each such lender who has accepted such offer or

        (2) obtain the requisite consents under the Senior Credit Facility and all such other Senior Indebtedness to permit the repurchase of the Notes as described above.

MCII must first comply with the covenant described in the preceding sentence before it shall be required to purchase Notes in the event of a Change of Control; PROVIDED that, notwithstanding the foregoing, MCII's failure to consummate a Change of Control offer in accordance with the provisions of this covenant due to the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (3) under "--Events of Default" below if not cured within 30 days of the last date on which MCII would have been required to consummate the Change of Control offer without giving effect to the convenant described in the immediately preceding sentence. As a result of the foregoing, a holder of the Notes may not be able to compel MCII to purchase the Notes unless MCII is able at the time to refinance all of the obligations under or in respect of the Senior Credit Facility and all such other Senior Indebtedness or obtain requisite consents under the Senior Credit Facility and all such other Senior Indebtedness.

    The Indenture further provides that

        (1) if MCII or any Restricted Subsidiary thereof has issued any outstanding

           (a) Indebtedness that is subordinated in right of payment to the Notes or

           (b) Preferred Stock, and MCII or such Restricted Subsidiary is required to make a change of control offer or to make a distribution with respect to such subordinated indebtedness or Preferred Stock in the event of a change of control, MCII shall not consummate any such offer or distribution with respect to such subordinated indebtedness or Preferred Stock until such time as MCII shall have paid the Change of Control purchase price in full to the holders of Notes that have accepted MCII's change of control offer and shall otherwise have consummated the change of control offer made to holders of the Notes and

        (2) MCII will not issue Indebtedness that is subordinated in right of payment to the Notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the Notes tendered pursuant to a Change of Control offer in the event of a Change in Control under the indenture.

    MCII will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, MCII shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the indenture by virtue thereof.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    MCII will not and will not permit any of its Restricted Subsidiaries to consolidate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of MCII and its Restricted Subsidiaries, as an entirety or substantially as an entirety in one transaction or a series of related transactions, to any Person unless:

        (1) MCII or such Restricted Subsidiary, as the case may be, shall be the continuing Person, or the Person, if other than MCII or such Restricted Subsidiary, formed by such consolidation or

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    into which MCII or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of MCII or such Restricted Subsidiary, as the case may be, are sold, assigned, transferred, leased, conveyed or otherwise disposed of shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of the obligations of MCII or such Restricted Subsidiary, as the case may be, under the indenture, the Notes and the Guarantees, and the obligations thereunder shall remain in full force and effect;

        (2) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

        (3) immediately after giving effect to such transaction on a PRO FORMA basis MCII or such Person could incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, under "--Certain Covenants--Limitation on Additional Indebtedness" above; PROVIDED that

           (x) a Guarantor may merge into MCII or another Person that is a Guarantor without complying with this clause (3) and

           (y) MCII may merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized for the purpose of reincorporating or reorganizing MCII in another jurisdiction to realize tax benefits without complying with this clause (3) PROVIDED,in the case of a transaction pursuant to this subclause (y), immediately after giving effect to such transaction on A PRO FORMA basis, the Consolidated Fixed Charge Coverage Ratio of the surviving Person is not less than the Consolidated Fixed Charge Coverage Ratio of MCII immediately prior to such transaction.

    In connection with any consolidation, merger or transfer of assets contemplated by this provision, MCII shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

    For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of MCII the Capital Stock of which constitutes all or substantially all of the properties and assets of MCII, shall be deemed to be the transfer of all or substantially all of the properties and assets of MCII.

GUARANTEES

    The Guarantors will Guarantee the Notes on a senior subordinated basis. All payments pursuant to the Guarantees by the Guarantors are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of each respective Guarantor, to the same extent and in the same manner that all payments pursuant to the Notes are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of MCII.

    The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, including, without limitation, any guarantees of Senior Indebtedness, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a PRO RATA amount based on the Adjusted Net Assets of each Guarantor.

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    A Guarantor shall be released from all of its obligations under its
Guarantee if all of its assets or Capital Stock is sold or the Capital Stock of its direct or indirect parent company is sold, in each case in a transaction in compliance with "--Certain Covenants--Limitation on Certain Asset Sales" above, or the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets in compliance with "Merger, Consolidation or Sale of Assets" above, and such Guarantor has delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

EVENTS OF DEFAULT

    The following events are defined in the indenture as "Events of Default":

        (1) default in payment of any principal of, or premium, if any, on the Notes whether at maturity, upon redemption or otherwise, whether or not such payment shall be prohibited by the subordination provisions of the indenture;

        (2) default for 30 days in payment of any interest on the Notes;

        (3) default by MCII or any Restricted Subsidiary in the observance or performance of any other covenant in the Notes or the indenture for 30 days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, except in the case of a default with respect to the "Change of Control" or "Merger, Consolidation or Sale of Assets" covenants which shall constitute an Event of Default with such notice requirement but without such passage of time requirement;

        (4) failure to pay when due principal, interest or premium with respect to any Indebtedness of MCII or any Restricted Subsidiary thereof, which failure to pay, other than a failure to pay principal at the final maturity thereof, shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice as provided in the indenture, or the acceleration of any such Indebtedness, which acceleration shall not be rescinded or annulled within 20 days after written notice as provided in the indenture, if the aggregate amount of such Indebtedness, together with the amount of any other such Indebtedness in default for failure to pay principal, interest or premium or which has been accelerated, aggregates $10 million or more at any time;

        (5) any final judgment or judgments not covered by insurance which can no longer be appealed for the payment of money in excess of $10 million shall be rendered against MCII or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

        (6) certain events involving bankruptcy, insolvency or reorganization of MCII or any Significant Restricted Subsidiary thereof; and

        (7) any of the Guarantees of a Guarantor that is a Significant Restricted Subsidiary ceases to be in full force and effect or any of the Guarantees of a Guarantor that is a Significant Restricted Subsidiary is declared to be null and void and unenforceable or any of the Guarantees of a Guarantor that is a Significant Restricted Subsidiary is found to be invalid or any of the Guarantors that is a Significant Restricted Subsidiary denies its liability under its Guarantee, other than by reason of release of a Guarantor in accordance with the terms of the indenture.

    The indenture provides that the trustee may withhold notice to the holders of the Notes of any default, except in payment of principal or premium, if any, or interest on the Notes, if the trustee considers it to be in the best interest of the holders of the Notes to do so.

    The indenture provides that if an Event of Default, other than an Event of Default with respect to MCII of the type described in clause (6) above, shall have occurred and be continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration

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        (1) and the same shall become immediately due and payable or

        (2) if there are any amounts outstanding under the Senior Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facility or five business days after receipt by MCII and the representative under the Senior Credit Facility of a notice of acceleration;

PROVIDED, HOWEVER, that after such acceleration but before a judgment or decree based on acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if

        (1) all Events of Default, other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the Indenture,

        (2) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

        (3) if MCII has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances and

        (4) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the above Events of Default, the trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto. In case an Event of Default with respect to MCII of the type described in clause (6) of the first paragraph above shall occur, the principal, premium and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the Notes.

    The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations provided for in the indenture and under the TIA.

    No holder of any Note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Notwithstanding the foregoing, such limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.

DEFEASANCE AND COVENANT DEFEASANCE

    The indenture provides that MCII may elect either

        (1) to defease and be discharged from any and all of its and any Guarantor's obligations with respect to the Notes, except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust, ("defeasance") or

        (2) to be released from its obligations with respect to the Notes under certain covenants contained in the indenture ("covenant defeasance")

upon the deposit with the Trustee, or other qualifying trustee, in trust for such purpose, of money and/ or non-callable U.S. government obligations which through the payment of principal and interest in

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accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the indenture. Such a trust may only be established if, among other things,

        (1) MCII has delivered to the trustee an opinion of counsel, as specified in the indenture

           (a) to the effect that neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

           (b) describing either a private ruling concerning the Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred;

        (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy, insolvency or reorganization events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (3) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which MCII or any of its Subsidiaries is a party or by which MCII or any of its Subsidiaries is bound;

        (4) MCII shall have delivered to the trustee an Officers' Certificate stating that the deposit was not made by MCII with the intent of preferring the holders of the Notes over any other creditors of MCII or with the intent of defeating, hindering, delaying or defrauding any other creditors of MCII or others;

        (5) MCII shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the defeasance or the covenant defeasance have been complied with;

        (6) MCII shall have delivered to the trustee an opinion of counsel to the effect that

           (a) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the indenture, and

           (b) assuming no intervening bankruptcy shall occur and that no holder is an insider of MCII, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

        (7) certain other customary conditions precedent are satisfied.

MODIFICATION OF INDENTURE

    From time to time, MCII, the Guarantors and the trustee may, without the consent of holders of the Notes, amend or supplement the indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not, in the opinion of the trustee, materially and adversely affect the rights of any holder. The indenture contains provisions permitting MCII, the Guarantors and the trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify or supplement the indenture, except that no such modification shall, without the consent of each holder affected thereby,

        (1) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the indenture,

        (2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Note,

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        (3) reduce the principal of or premium on or change the stated maturity of any Note or change the date on which any Notes may be subject to redemption or repurchase or reduce the redemption or repurchase price therefor,

        (4) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York,

        (5) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note,

        (6) make any change in provisions of the indenture protecting the right of each holder of Notes to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of Notes to waive Defaults or Events of Default,

        (7) amend, change or modify in any material respect the obligation of MCII to make and consummate a Change of Control offer in the event of a Change of Control or make and consummate an Excess Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto,

        (8) modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the holders of Notes, or

        (9) release any Guarantor from any of its obligations under its Guarantee or the indenture otherwise than in accordance with the terms of the indenture.

REPORTS TO HOLDERS

    So long as MCII is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission and to the holders of the Notes. The indenture provides that even if MCII is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Commission and holders of the Notes.

COMPLIANCE CERTIFICATE

    MCII will deliver to the trustee on or before 90 days after the end of MCII's fiscal year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default, its status and the intended method of cure, if any.

THE TRUSTEE

    The trustee under the indenture will be the Registrar and Paying Agent with regard to the Notes. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

TRANSFER AND EXCHANGE

    Holders of the Notes may transfer or exchange Notes in accordance with the indenture. The Registrar under such indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any Note selected for redemption and, further, is not required to transfer or exchange any Note for a period of 15 days before selection of the Notes to be redeemed.

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    The Notes will be issued in a transaction exempt from registration under the
Securities Act and will be subject to the restrictions on transfer described in "Notice to Investors."

    The registered holder of a Note may be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with any other Person or which is assumed in connection with the acquisition of assets from such Person and, in each case, not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

    "ADJUSTED NET ASSETS" of any Person at any date shall mean the lesser of the amount by which

        (1) the fair value of the property of such Person exceeds the total amount of liabilities, including, without limitation, contingent liabilities, after giving effect to all other fixed and contingent liabilities, but excluding liabilities under the Guarantee of such Person at such date and

        (2) the present fair salable value of the assets of such Person at such date exceeds the amount that will be required to pay the probable liability of such Person on its debts, after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Person in respect of the obligations of such Person under the Guarantee of such Person, excluding Indebtedness in respect of the Guarantee of such Person, as they become absolute and matured.

    "AFFILIATE" means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control," including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with", as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that, for purposes of the covenant described under "--Certain Covenants--Limitation on Transactions with Affiliates," beneficial ownership of at least 10% of the voting securities of a Person, either directly or indirectly, shall be deemed to be control.

    "ASSET ACQUISITION" means

        (1) an Investment by MCII or any Restricted Subsidiary of MCII in any other Person pursuant to which such Person shall become a Restricted Subsidiary of MCII, or shall be merged with or into MCII or any Restricted Subsidiary of MCII or

        (2) the acquisition by MCII or any Restricted Subsidiary of MCII of the assets of any Person, other than a Restricted Subsidiary of MCII, which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

    "ASSET SALE" means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease or other disposition, including any sale and lease-back transaction, other than to MCII or any of its Restricted Subsidiaries, in any single transaction or series of related transactions of

        (1) any Capital Stock of or other equity interest in any Restricted Subsidiary of MCII; or

        (2) any other property or assets of MCII or of any Restricted Subsidiary thereof other than the sale of MCII's products, including, without limitation, the sale or lease of buses, in the ordinary course of business;

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PROVIDED that Asset Sales shall not include

        (1) a transaction or series of related transactions for which MCII or its Restricted Subsidiaries receive aggregate consideration of less than $1 million;

        (2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of MCII as permitted under "--Merger, Consolidation or Sale of Assets;"

        (3) any Restricted Payment made in compliance with the "Limitation on Restricted Payments" covenant, and any making of any Permitted Investment;

        (4) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

        (5) the licensing of intellectual property in the ordinary course of business;

        (6) transfers of Receivables and Related Assets in connection with a Permitted Receivables Financing;

        (7) sales of Cash Equivalents;

        (8) granting of Liens not otherwise prohibited by the Indenture; and

        (9) leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of MCII or any of its Restricted Subsidiaries.

    "ASSET SALE PROCEEDS" means, with respect to any Asset Sale,

        (1) cash and Cash Equivalents received by MCII or any Restricted Subsidiary of MCII from such Asset Sale, including cash or Cash Equivalents received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale, after

           (a) provision for all income or other taxes measured by or resulting from such Asset Sale,

           (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale,

           (c) provision for minority interest holders in any Restricted Subsidiary of MCII as a result of such Asset Sale,

           (d) repayment of Indebtedness that is secured by the assets subject to such Asset Sale or otherwise required to be repaid in connection with such Asset Sale and

           (e) deduction of appropriate amounts to be provided by MCII or a Restricted Subsidiary of MCII as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by MCII or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and

        (2) promissory notes and other non-cash consideration received by MCII or any Restricted Subsidiary of MCII from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash or Cash Equivalents.

    "AVAILABLE ASSET SALE PROCEEDS" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clauses (3)(a) or (3)(b), and which have not yet been the basis for an Excess Proceeds Offer in accordance with clause (3)(c) of the first paragraph of "--Certain Covenants--Limitation on Certain Asset Sales."

    "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated and whether or not voting, of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

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    "CAPITALIZED LEASE OBLIGATIONS" means with respect to any Person,
Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

    "CASH EQUIVALENTS" means

        (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

        (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

        (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

        (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

        (5) repurchase obligations with a term of not more than 365 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

        (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

    A "CHANGE OF CONTROL" of MCII will be deemed to have occurred at such time as

        (1) (a) any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than a Permitted Holder, becomes the beneficial owner, as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, of 50% or more of the total voting or economic power of the MCII's Capital Stock, and (b) the Permitted Holders no longer have the power to elect a majority of the directors of the Board of Directors of MCII,

        (2) the occurrence of any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of MCII and its Restricted Subsidiaries, taken as a whole, to any Person or Group, whether or not otherwise in compliance with the provisions of the indenture, other than to the Permitted Holders,

        (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of MCII, together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of MCII has been approved by the Permitted Holders or a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved, cease to constitute a majority of the board of directors of MCII, or

        (4) the approval by the holders of Capital Stock of MCII of any plan or proposal for the liquidation or dissolution of MCII, whether or not otherwise in compliance with the provisions of the indenture.

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    "COMMON STOCK" of any Person means all Capital Stock of such Person that is generally entitled to

        (1) vote in the election of directors of such Person or

        (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any Person, the ratio of EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a PRO FORMA basis for the period of such calculation to

        (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or the issuance or redemption or other repayment of Preferred Stock of any such Restricted Subsidiary, and the application of the proceeds thereof, giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness and, in the case of any Restricted Subsidiary, the issuance or redemption or other repayment of Preferred Stock, and the application of the proceeds thereof, other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, except that, in determining the Consolidated Fixed Charge Coverage Ratio as of any Transaction Date, any Permitted Indebtedness that is incurred at the same time as the Indebtedness giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio shall not be included for purposes of such calculation, as if such incurrence or repayment or issuance or redemption or other repayment, as the case may be, and the application of the proceeds thereof, occurred on the first day of the Four Quarter Period, and

        (2) any Asset Sales or Asset Acquisitions, including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any EBITDA, PROVIDED that such EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income", including any PRO FORMA expense and cost reductions calculated on a basis consistent with Regulation S-X of the Exchange Act, attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition, including the incurrence, assumption or liability for any such Acquired Indebtedness, occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator but not the numerator of this "Consolidated Fixed Charge Coverage Ratio":

        (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

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        (2) if interest on any Indebtedness actually incurred on the Transaction
    Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

        (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by one or more Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "CONSOLIDATED FIXED CHARGES" means, with respect to any Person, for any period, the sum, without duplication, on a consolidated basis of

        (1) Consolidated Interest Expense, plus

        (2) the product of

           (a) the amount of all dividend and distribution payments on any series of Disqualified Capital Stock and Preferred Stock of such Person and its Restricted Subsidiaries paid, other than dividends paid in Capital Stock, other than Disqualified Capital Stock, accrued or scheduled to be paid or accrued during such period, times

           (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Restricted Subsidiaries on a consolidated basis including, but not limited to,

        (1) Redeemable Dividends, whether paid or accrued, on Subsidiary Preferred Stock,

        (2) imputed interest included in Capitalized Lease Obligations in accordance with GAAP,

        (3) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

        (4) the net costs associated with Hedging Obligations,

        (5) the interest portion of any deferred payment obligation in accordance with GAAP,

        (6) amortization of discount or premium, if any, and

        (7) interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of Receivables and Related Assets,

    plus, without duplication,

        (1) all net capitalized interest for such period, and

        (2) all interest incurred or paid under any guarantee of Indebtedness, including a guarantee of principal, interest or any combination thereof, of any Person.

Notwithstanding the foregoing, the amortization of deferred financing fees and expenses shall not be included in "Consolidated Interest Expense."

    "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER, that:

        (1) the Net Income of any Person, other than a Restricted Subsidiary of the referent Person, shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary of such referent Person;

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        (2) the Net Income of any Restricted Subsidiary of the Person in
    question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation;

        (3) solely for the purposes of determining the aggregate amount available for Restricted Payments under clause (3)(a) of the "Limitation on Restricted Payments" covenant, the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

        (4) any net gain or loss resulting from an Asset Sale by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business shall be excluded;

        (5) all extraordinary gains and losses, non-recurring cumulative effects of accounting changes and, without duplication, non-recurring or unusual gains and losses and all restructuring charges shall be excluded;

        (6) income or loss attributable to discontinued operations, including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued, shall be excluded;

        (7) solely for the purposes of determining the aggregate amount available for Restricted Payments under clause (3)(a) of the "Limitation on Restricted Payments" covenant, in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded; and

        (8) any non-cash charges attributable to applying the purchase of accounting in accordance with GAAP shall be excluded.

    "CUMULATIVE CONSOLIDATED NET INCOME" means, with respect to any Person, as of any date of determination, Consolidated Net Income from July 1, 1999 to such date of determination, taken as a single accounting period.

    "DESIGNATED PREFERRED STOCK" means Preferred Stock, not constituting Disqualified Capital Stock, of the Company, excluding any Preferred Stock issued on or prior to the Issue Date and any Preferred Stock issued in exchange or substitution therefor, that is designated as Designated Preferred Stock pursuant to an Officers' Certificate delivered to the trustee on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the clause (3)(b) of the "Limitation on Restricted Payments" covenant.

    "DESIGNATED SENIOR INDEBTEDNESS," as to MCII or any Guarantor, as the case may be, means

        (1) any Senior Indebtedness under the Senior Credit Facility, and

        (2) after the Senior Credit Facility has been paid in full and terminated, any other Senior Indebtedness which at the time of determination exceeds $25 million in aggregate principal amount, or accreted value in the case of Indebtedness issued at a discount, outstanding or available under a committed facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person and as to which the trustee has been given written notice of such designation.

    "DISQUALIFIED CAPITAL STOCK" means any Capital Stock of a Person or a Restricted Subsidiary thereof which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable solely at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness; PROVIDED, HOWEVER, that Preferred Stock of a Person or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer or an asset sale offer to be made for such Preferred Stock in the event of a change of control of

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or sale of assets by such Person or Restricted Subsidiary which provisions have substantially the same effect as the provisions of the indenture described under "Change of Control," and "Limitation on Certain Asset Sales" shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions; PROVIDED, FURTHER, that if such Capital Stock is issued pursuant to any plan for the benefit of employees of MCII or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by MCII in order to satisfy applicable statutory or regulatory obligations.

    "DOMESTIC RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of MCII that is organized under the laws of the United States or any State thereof, or the District of Columbia.

    "EBITDA" means, with respect to any Person and its Restricted Subsidiaries, for any period, an amount equal to

        (1) the sum of

           (a) Consolidated Net Income for such period, plus

           (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (a) hereof, plus

           (c) Consolidated Interest Expense for such period, plus

           (d) depreciation for such period on a consolidated basis, plus

           (e) amortization of intangibles for such period on a consolidated basis, plus

           (f) any other non-cash items reducing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or reserve for cash disbursements in any future period), minus

        (2) all non-cash items increasing Consolidated Net Income for such period, other than any non-cash item which represents a reversal of an accrual or reserve initially recorded in anticipation of a cash disbursement to be made in a future period, all for such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; PROVIDED, HOWEVER, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment, other than a Restricted Subsidiary, of such Person shall be included only

        (1) if cash income has been received by such Person with respect to such Investment during each of the previous four fiscal quarters, or

        (2) if the cash income derived from such Investment is attributable to Cash Equivalents.

    "EQUITY OFFERING" means a sale by MCII of shares of its Common Stock, however designated and whether voting or non-voting, other than Disqualified Capital Stock, and any and all rights, warrants or options to acquire such Common Stock.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of directors of MCII acting reasonably and in good faith and shall be evidenced by a resolution of the board of directors of MCII delivered to the trustee.

    "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

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    "GUARANTEE" means the guarantee of the obligations of MCII with respect to the Notes by each Guarantor.

    "GUARANTOR" means the issuer at any time of a Guarantee, so long as such Guarantee remains outstanding.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the net payment obligations of such Person under

        (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and

        (2) other agreements or arrangements entered into in order to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

    "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur, by conversion, exchange or otherwise, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person, and "incurrence," "incurred," "incurable," and "incurring" shall have meanings correlative to the foregoing; provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

    "INDEBTEDNESS" means without duplication, with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money, whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof, or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property, excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included,

        (1) any Capitalized Lease Obligations of such Person,

        (2) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed; PROVIDED that, if such obligations have not been assumed by such Person, the amount of such Indebtedness shall be the lesser of

           (A) the fair market value of such assets at such date of determination and

           (B) the amount of such obligations,

        (3) guarantees of items of other Persons which would be included within this definition for such other Persons, whether or not such items would appear upon the balance sheet of the guarantor,

        (4) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

        (5) Disqualified Capital Stock of such Person or any Restricted Subsidiary thereof, and valued at its mandatory maximum redemption price or liquidation preference plus accrued dividends,

        (6) obligations of any such Person under any hedging obligations applicable to any of the foregoing, if and to the extent such hedging obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

    PROVIDED that,

        (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the

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    original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

        (2) Indebtedness shall not include any liability for federal, state, local or other taxes.

Guarantees of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of such amount shall not be included as Indebtedness.

    "INDEPENDENT FINANCIAL ADVISOR" means an investment banking, financial advisory, valuation or accounting firm of national reputation in the United States

        (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in MCII and

        (2) which, in the judgment of the Board of Directors of MCII, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "INVESTMENTS" means, with respect of any Person, directly or indirectly, any advance, account receivable, other than an account receivable arising in the ordinary course of business of such Person, loan or capital contribution to, by means of transfers of property to others, payments for property or services for the account or use of others or otherwise, the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person, but shall include the repurchase of securities of any Person by such Person.

    For the purposes of the "Limitation on Restricted Payments" and "Limitation on Investments" covenants,

        (1) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,

        (2) the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be deemed a repayment of such Investment, and

        (3) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by MCII or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of cash distributions in respect thereof; PROVIDED, FURTHER, that no such payment of distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of distributions or receipt of any such amounts would be included in Consolidated Net Income. If MCII or any Restricted Subsidiary of MCII sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of MCII such that, after giving effect to any such sale or disposition such Restricted Subsidiary would no longer constitute a Restricted Subsidiary of MCII, MCII shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

    "ISSUE DATE" means June 16, 1999.

    "LIEN" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets, including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing.

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    "MCII FINANCIAL SERVICES" means MCII Financial Services Inc., a Delaware corporation, and any successor Person performing similar functions.

    "NET INCOME" means, with respect to any Person, for any period, the net income (loss) of such Person determined in accordance with GAAP.

    "NET PROCEEDS" means

        (1) in the case of any sale of Capital Stock by or equity contribution to any Person, the aggregate net proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property, valued at the fair market value thereof, as determined in good faith by the board of directors of the Person, at the time of receipt,

        (2) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of MCII which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender MCII plus any additional amount required to be paid by the holder to such Person upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by such Person in connection therewith, and

        (3) in the case of any issuance of any Indebtedness by MCII or any Restricted Subsidiary, the aggregate net cash proceeds received by such Person after the payments of expenses, commissions, underwriting discounts and the like incurred in connection therewith.

    "NON-PAYMENT EVENT OF DEFAULT" means any event, other than a Payment Default, the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

    "OFFICERS' CERTIFICATE" means, with respect to any Person, a certificate signed by the chief executive officer, the president or any vice president and the chief financial officer or any treasurer of such Person that shall comply with applicable provisions of the indenture.

    "PAYMENT DEFAULT" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of or premium, if any, or interest on or any other amount payable in connection with Designated Senior Indebtedness.

    "PERMITTED ASSET SWAP" means, with respect to any Person, the substantially concurrent exchange of assets of such Person for assets of another Person which are useful to the business of such aforementioned Person.

    "PERMITTED BUSINESS" means any business

        (i) which is the same, similar, ancillary or related to or that has manufacturing processes and technologies similar to any of the businesses that MCII and its Restricted Subsidiaries are engaged in on the Issue Date and

        (ii) in the transportation industry.

    "PERMITTED HOLDERS" means Joseph Littlejohn & Levy, Inc. ("JLL"), investment funds managed by JLL, partners of JLL, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing.

    "PERMITTED INDEBTEDNESS" means:

        (1) Indebtedness of MCII or any Restricted Subsidiary arising under or in connection with one or more debt facilities, including, without limitation, the Senior Credit Facility, or commercial paper facilities or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against receivables, letters of credit or other long-term indebtedness, in each case, as

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    amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, in an aggregate principal amount not to exceed at any time outstanding the sum of

           (A) $333 million, plus

           (B) the greater of

               (x) $117 million and

               (y) the amount equal to the sum of 85% of the net book value of accounts receivable, 60% of the net book value of inventory, determined on a first-in-first-out basis, and 50% of the book value of bus lease and loan portfolio assets, of MCII and its Restricted Subsidiaries on a consolidated basis at the time such Indebtedness is incurred, as determined in accordance with GAAP, less

           (C) any amounts outstanding under subclause (10) of this definition, less

           (D) in case of clauses (A) and (B), any mandatory prepayments actually made thereunder, to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced, or scheduled payments actually made thereunder, except to the extent any such prepayments or payments are made in connection with the refinancing of such Indebtedness;

        (2) Indebtedness under

           (a) the Notes outstanding on the Issue Date and

           (b) the Guarantees;

        (3) Indebtedness not covered by any other clause of this definition which is outstanding on the Issue Date;

        (4) Indebtedness of MCII to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to MCII or another Restricted Subsidiary;

        (5) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property used or useful in the ordinary course of business which Purchase Money Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed at any one time outstanding an amount equal to the greater of

           (a) $25 million and

           (b) 3% of the Total Assets of MCII determined on a consolidated basis, as shown on the balance sheet of MCII as of the end of the most recent fiscal quarter, in accordance with GAAP;

        (6) Hedging Obligations;

        (7) Refinancing Indebtedness;

        (8) Indebtedness of MCII or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently, except in the case of daylight overdrafts, drawn against insufficient funds in the ordinary course of business; PROVIDED, that such Indebtedness is extinguished within five business days of incurrence;

        (9) Indebtedness of MCII or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, including adjustments in the purchase price related to the performance or results of any acquired business, in connection with the acquisition or disposition of assets permitted under the Indenture;

        (10) Indebtedness of a Receivables Subsidiary pursuant to a Permitted Receivables Financing; PROVIDED that after giving effect to the incurrence thereof, MCII could incur at least $1.00 of

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    Indebtedness under subclauses (1)(A) or (1)(B) of this definition in compliance with the "Limitation on Additional Indebtedness" covenant;

        (11) Indebtedness of MCII or any of its Restricted Subsidiaries represented by letters of credit for the account of MCII or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of MCII or such Restricted Subsidiary, including, without limitation, in order to provide security for worker's compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by MCII or any Restricted Subsidiary in the ordinary course of business;

        (12) guarantees of Indebtedness otherwise permitted under the indenture; and

        (13) additional Indebtedness of MCII and its Restricted Subsidiaries not to exceed $65 million in aggregate principal amount at any one time outstanding.

    "PERMITTED INVESTMENTS" means Investments made on or after the Issue Date consisting of:

        (1) Investments by MCII, or by a Restricted Subsidiary thereof, in MCII or a Restricted Subsidiary;

        (2) Investments by MCII, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment

           (a) such Person becomes a Restricted Subsidiary of MCII, or

           (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, MCII or a Restricted Subsidiary thereof;

        (3) Investments in cash and Cash Equivalents;

        (4) loans and advances made to officers and employees of MCII and its Restricted Subsidiaries in the ordinary course of business not to exceed $5 million in the aggregate at any one time outstanding;

        (5) an Investment that is made by MCII or a Restricted Subsidiary thereof in the form of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to MCII or such Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under "--Certain Covenants--Limitation on Certain Asset Sales" above;

        (6) Hedging Obligations entered into in the ordinary course of MCII's or its Restricted Subsidiaries' business and not for speculative purposes;

        (7) notes or chattel paper received by MCII or a Restricted Subsidiary as consideration for the ordinary course of business sale or lease of buses;

        (8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

        (9) Investments in any of the Notes;

        (10) receivables owing to MCII or any Restricted Subsidiary created in the ordinary course of business;

        (11) Investments in connection with a Permitted Receivables Financing by or to any Receivables Subsidiary, including Investments of funds held in accounts permitted or required by the arrangements governing such Permitted Receivables Financing or any related Indebtedness;

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        (12) Investments in securities of trade debtors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade debtors or customers;

        (13) obligations of one or more officers or other employees of MCII or any of its Restricted Subsidiaries in connection with such officer's or employee's acquisition of shares of Common Stock of MCII so long as no cash is paid by MCII or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

        (14) Investments acquired in exchange for, or out of the Net Proceeds, which have not, and will not, be included pursuant to clause (3)(b) of the "Limitation on Restricted Payments" covenant, of a substantially concurrent offering of, shares of Capital Stock, other than Disqualified Capital Stock, of MCII, or options, warrants or other rights to acquire such Capital Stock;

        (15) Investments in Unrestricted Subsidiaries not to exceed an amount equal to $20 million in the aggregate at any one time outstanding; and

        (16) additional Investments the amount of which when made, when taken together with the then outstanding amount of other Investments made under this clause (16), shall not exceed the greater of

           (a) $30 million, or

           (b) 4% of Total Assets of MCII determined on a consolidated basis, as shown on the balance sheet of MCII as of the end of the most recent fiscal quarter, in accordance with GAAP.

    "PERMITTED RECEIVABLES FINANCING" means a transaction or series of transactions, including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof, pursuant to which a Receivables Subsidiary purchases Receivables and Related Assets from MCII or any Subsidiary and finances such Receivables and Related Assets through the issuance of indebtedness or equity interests or through the sale of the Receivables and Related Assets or a fractional undivided interest in the Receivables and Related Assets; provided that:

        (1) the board of directors shall have determined in good faith that such Permitted Receivables Financing is economically fair and reasonable to MCII and the Receivables Subsidiary;

        (2) all sales of Receivables and Related Assets to or by the Receivables Subsidiary are made at fair market value, as determined in good faith by the board of directors of MCII;

        (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms, as determined in good faith by the board of directors of MCII;

        (4) no portion of the Indebtedness of a Receivables Subsidiary is guaranteed by or is recourse to MCII or any Restricted Subsidiary, other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectibility of the Receivables and Related Assets; and

        (5) neither MCII nor any Subsidiary has any obligation to maintain or preserve the Receivables Subsidiary's financial condition.

    "PERMITTED TAX SHARING AGREEMENT" means any agreement between or among MCII and/or any of its Restricted Subsidiaries and any other Person or Persons which provides for consolidated federal tax return reporting by the parties thereto; PROVIDED that any such agreement shall not result in any direct or indirect payments by MCII and its Restricted Subsidiaries in respect of federal tax obligations in excess of payments that would have been made in the absence of such agreement.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government, including any agency or political subdivision thereof.

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    "PREFERRED STOCK" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

    "PROPERTY" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of any Person incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement of, any Property.

    "RECEIVABLES AND RELATED ASSETS" means accounts receivable and instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to such receivables, including interests in merchandise or goods, the sale or lease of which gave rise to such receivable, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all of the foregoing.

    "RECEIVABLES SUBSIDIARY" means a Wholly Owned Restricted Subsidiary which is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto.

    "REDEEMABLE DIVIDEND" means, for any cash dividend or distribution with regard to Preferred Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate, expressed as a decimal number between 1 and 0, then applicable to the issuer of such Preferred Stock.

    "REFINANCING INDEBTEDNESS" means Indebtedness that refunds, refinances or extends any Indebtedness of MCII outstanding on the Issue Date or other Indebtedness permitted to be incurred by MCII or its Restricted Subsidiaries pursuant to the terms of the indenture, but only to the extent that

        (1) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all,

        (2) the Refinancing Indebtedness is scheduled to mature either

           (a) no earlier than the Indebtedness being refunded, refinanced or extended, or

           (b) after the maturity date of the Notes,

        (3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, and

        (4) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of

           (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended,

           (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended and

           (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness.

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    "RESTRICTED PAYMENT" means any of the following:

        (1) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of MCII or any Restricted Subsidiary of MCII or any payment made to the direct or indirect holders, in their capacities as such, of Capital Stock of MCII or any Restricted Subsidiary of MCII, other than

           (a) dividends or distributions payable solely in Capital Stock, other than Disqualified Capital Stock, or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Capital Stock), and

           (b) in the case of Restricted Subsidiaries of MCII, dividends or distributions payable to MCII or to a Restricted Subsidiary of MCII and pro rata dividends or distributions payable to the other holders of Common Stock of such Restricted Subsidiary,

        (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of MCII or any of its Restricted Subsidiaries, other than Capital Stock owned by MCII or a Wholly Owned Restricted Subsidiary of MCII, excluding Disqualified Capital Stock, or any option, warrants or other rights to purchase such Capital Stock,

        (3) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Notes, other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition,

        (4) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment,

        (5) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, valued at the fair market value of the net assets of such Restricted Subsidiary on the date of such designation, and

        (6) forgiveness of any Indebtedness of an Affiliate of MCII to MCII or a Restricted Subsidiary of MCII.

    "RESTRICTED SUBSIDIARY" means a Subsidiary of MCII other than an Unrestricted Subsidiary and includes all of the Subsidiaries of MCII existing as of the Issue Date. The board of directors of MCII may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action, and treating any Acquired Indebtedness as having been incurred at the time of such action,

        (1) MCII could have incurred at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to "--Certain
    Covenants--Limitation on Additional Indebtedness" above and

        (2) no Default or Event of Default shall have occurred and be continuing or result therefrom.

    "SENIOR CREDIT FACILITY" means the Credit Agreement dated as of June 16, 1999, among MCII, the lenders party thereto in their capacities as lenders thereunder and the Canadian Imperial Bank of Commerce, as agent, together with the related documents thereto, including, without limitation, any guarantee agreements and security documents, in each case as such agreements may be amended, including any amendment and restatement thereof, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, including increasing the amount of available borrowings thereunder, PROVIDED that such increase in borrowings is permitted by the "Limitation on Additional Indebtedness" covenant, or adding Restricted Subsidiaries of MCII as additional borrowers or guarantors thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

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    "SENIOR INDEBTEDNESS" means the principal of and premium, if any, and interest on, and any and all other fees, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with

        (1) all Indebtedness of MCII or any Guarantor owed to lenders under the Senior Credit Facility,

        (2) all obligations of MCII or any Guarantor with respect to any Hedging Obligations,

        (3) all obligations of MCII or any Guarantor to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments,

        (4) all other Indebtedness of MCII or any Guarantor which does not provide that it is to rank PARI PASSU with or subordinate to the Notes or the Guarantee of such Guarantor, as the case may be, and

        (5) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above.

    Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include

        (1) Indebtedness of MCII or any Guarantor to any of its Subsidiaries, or to any Affiliate of MCII or such Guarantor or any of such Affiliate's Subsidiaries,

        (2) Indebtedness represented by the Notes and the Guarantees,

        (3) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness,

        (4) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business,

        (5) Indebtedness incurred in violation of the Indenture, unless such Indebtedness consists of Indebtedness under the Senior Credit Facility, and the holder(s) of such Indebtedness and their agents and representatives had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture,

        (6) Indebtedness represented by Disqualified Capital Stock and

        (7) any Indebtedness to or guaranteed on behalf of, any shareholders, director, officer or employee of MCII or any Subsidiary of MCII.

    "SIGNIFICANT RESTRICTED SUBSIDIARY" means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02 (w) of Regulation S-X under the Securities Act, as such Rule is in effect on the Issue Date.

    "SUBSIDIARY" of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired,

        (1) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or

        (2) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

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    "TOTAL ASSETS" means the total consolidated assets of MCII and its
Restricted Subsidiaries, as set forth on MCII's most recent consolidated balance sheet.

    "TRANSACTIONS" has the meaning provided to such term under "The
Transactions."

    "UNRESTRICTED SUBSIDIARY" means

        (1) any Subsidiary of an Unrestricted Subsidiary and

        (2) any Subsidiary of MCII which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the board of directors of MCII;

    PROVIDED that a Subsidiary may be so classified as an Unrestricted Subsidiary only if

           (a) such classification is in compliance with the "Limitation on Restricted Payments" covenant, and

           (b) neither MCII nor any Restricted Subsidiary shall at any time

               (i) provide a guarantee of, or similar credit support to, any Indebtedness of such Subsidiary, including any undertaking, agreement or instrument evidencing such Indebtedness,

               (ii) be directly or indirectly liable for any Indebtedness of such Subsidiary or

               (iii) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may, upon notice, lapse of time or both, declare a default thereon, or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of such Subsidiary, including any corresponding right to take enforcement action against such Subsidiary, except in the case of clause (i) or (ii) to the extent

               (i) that MCII or such Restricted Subsidiary could otherwise provide such a guarantee or incur such Indebtedness, other than as Permitted Indebtedness, pursuant to "--Certain Covenants--Limitation on Additional Indebtedness" above and

               (ii) the provision of such guarantee and the incurrence of such Indebtedness otherwise would be permitted under "--Certain Covenants--Limitation on Restricted Payments" above.

    The trustee shall be given prompt notice by MCII of each resolution adopted by the board of directors of MCII under this provision, together with a copy of each such resolution adopted.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

        (1) the then outstanding aggregate principal amount of such Indebtedness into

        (2) the sum of the total of the products obtained by multiplying

           (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

           (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary, all of the outstanding voting securities, other than directors' qualifying shares, of which are owned, directly or indirectly, by MCII. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

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BOOK-ENTRY, DELIVERY AND FORM

    The exchange notes will be represented by one or more notes in registered, global form without interest coupons. The global note will be deposited upon issuance with the trustee as custodian for The Depository Trust Company, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

    Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for Notes in certificated form except in the limited circumstances described under the caption "--Exchange of Book-Entry Notes for Certificated Notes."

    The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITORY PROCEDURES

    DTC has advised MCII that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

    DTC has also advised MCII that pursuant to procedures established by it, (a) upon deposit of the global note, DTC will credit the accounts of Participants with portions of the principal amount of the global note and (b) ownership of such interests in the global note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the Participants, or by the participants and the indirect participants with respect to other owners of beneficial interests in the global notes.

    Upon the issuance of the global note, the DTC will credit, on its book-entry registration and transfer system, the principal amount at maturity of the notes represented by such global note, to the accounts of participants. The accounts to be credited shall be designated by the notes' initial purchasers. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the DTC, with respect to participants' interest, and such participants, with respect to the owners of beneficial interests in the global note other than participants. The laws of some jurisdictions may require that certain securities purchasers take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

    So long as the DTC, or its nominee, is the registered holder and owner of the global note, the DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of the related notes for all purposes of such notes and the indenture. Except as set forth below, owners of beneficial interests in the global note will not be entitled to have the notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form, and will not be considered to be the owners or holders of any notes under the

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global note. MCII understands that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any action that the DTC, as the holder of the global note, is entitled to take, the DTC would authorize the participants to take such action, and the participants would authorize beneficial owners, owning through such participants, to take such actions, or would otherwise act upon the instructions of beneficial owners owing through them.

    Payments of principal of, and interest on, notes represented by the global note registered in the name of, and held by, the DTC or its nominee will be made to the DTC, or its nominee, as the case may be, as the registered owner and holder of the global note.

    MCII expects that the DTC, or its nominee, upon receipt of any payments of principal of, or interest on, the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of the DTC or its nominee. MCII also expects that payments by participants, to owners of beneficial interests in the global note held through such participants, will be governed by standing instructions and customary practices, and will be the responsibility of such participants. MCII will not have any responsibility or liability for any aspect of the records relating to, or payments made on accounts of, beneficial ownership interest in the global note for any Senior Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, or for any other aspects of the relationship between the DTC and its participants, or the relationship between such participants and the owners of beneficial interests in the global note owning through such participants.

    Unless and until it is exchanged in whole or in part for certificated notes in definitive form, the global note may not be transferred, except as a whole, by the DTC to a nominee of such depository, or by a nominee of such depository to such depository or another nominee of such depository.

    Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the trustee nor MCII will have any responsibility for the performance by the DTC or its participants or indirect participants, of their respective obligations, under the rules and procedures governing their operations.

CERTIFICATED NOTES

    The notes represented by the global note are exchangeable for certificated notes, in definite form of like tenor as such notes, in denominations of U.S. $1,000 and integral multiples thereof if:

    - the DTC notifies MCII that it is unwilling or unable to continue as depository of the global note, or if at any time the DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by MCII within 90 days;

    - MCII in its discretion at any time determines not to have all of the notes represented by the global note; or

    - an event of default has occurred and is continuing. Any global note that is exchangeable according to the terms of the preceding sentence, it is exchangeable for certificated notes, issuable in authorized denominations and registered in such names as the DTC shall direct. Subject to the foregoing, the global note of the same aggregate denomination to be registered in the name of the DTC or its nominee. In addition, such certificates will bear the legend referred to under "Transfer Restrictions," unless MCII determines otherwise in accordance with applicable law, subject, with respect to such notes, to the provisions of such legend.

                      MATERIAL FEDERAL TAX CONSIDERATIONS

    The following is a general discussion of certain material United States federal income and estate tax considerations relating to the exchange by an initial beneficial owner of the outstanding notes for exchange notes and of the ownership and disposition of the exchange notes by an initial beneficial owner of the exchange notes. This discussion is based upon the Internal Revenue Code of 1986 as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or different interpretations. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax considerations described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from acquiring, holding or disposing of the notes.

    In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, such as the alternative minimum tax provisions of the Code, or to certain categories of investors, such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction, that may be subject to special rules. This discussion is limited to initial holders who purchased the outstanding notes for cash at the original offering price and who hold the exchange notes as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

    YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

    As used herein, the term "U.S. Holder" means a beneficial owner of a note that is:

    (1) a citizen or resident of the United States for United States federal income tax purposes, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test prescribed under the Code;

    (2) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

    (3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

    (4) a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

    As used herein, the term "Non-U.S. Holder" means a holder of a note, within the categories of holders addressed in this discussion, that is not a U.S. Holder.

THE EXCHANGE OFFER

    The exchange of outstanding notes for exchange notes pursuant to this exchange offer should not constitute a taxable disposition of the outstanding notes for United States federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the outstanding notes. Rather, any exchange notes received by you should be treated as a continuation of your investment in the outstanding notes. As a result, neither a U.S. Holder nor a Non-U.S. Holder should recognize taxable income, gain or loss on such exchange for United States federal income tax purposes. Such holder's holding period for the exchange notes should generally include the holding period for the outstanding notes and such holder's adjusted tax basis in the exchange notes should generally be the same as such holder's adjusted tax basis in the outstanding notes for United States federal income tax purposes.

U.S. HOLDERS

    INTEREST ON NOTES. Interest on the notes will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on such holder's method of tax accounting.

    SALE, EXCHANGE, RETIREMENT OR OTHER TAXABLE DISPOSITION OF THE NOTES. Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount of money and fair market value of property received in exchange for the note (except to the extent attributable to the payment of accrued interest that the holder has not already included in gross income, which amount generally will be taxable as ordinary income) and the U.S. Holder's adjusted tax basis in the note.

    A U.S. Holder's adjusted tax basis in a note will generally equal the price paid by the U.S. Holder for the note, decreased by any repayments of principal received and increased by the amount of accrued unpaid interest that holder has included in gross income. Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss. For U.S. Holders who are individuals, the gain generally is taxed at ordinary income tax rates if the note is held for 12 months or less, and at a maximum statutory federal income tax rate of 20% if the note is held for more than 12 months.

NON-U.S. HOLDERS

    In the following discussion, we summarize the principal United States federal income and estate tax considerations resulting from the ownership and disposition of the notes by Non-U.S. Holders.

    INTEREST ON NOTES. Subject to the discussion below of backup withholding, interest paid on the notes to a Non-U.S. Holder generally will qualify for the "portfolio interest exemption" and therefore generally will not be subject to United States federal income tax if:

    (1) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder;

    (2) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

    (3) the Non-U.S. Holder is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code;

    (4) the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

    (5) the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address.

    If certain requirements are satisfied, the certification described in clause
(5) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business.

    Under new Treasury Regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, the certification described in clause (5) above may also be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

    A Non-U.S. Holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% unless

    (1) the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally, and, with respect to corporate holders and under certain circumstances, the branch profits tax; or

    (2) the rate of withholding is reduced or eliminated by an applicable income tax treaty; and

    (3) in either case, the Non-U.S. Holder provides us with proper certification as to the holder's exemption from withholding.

    GAIN ON DISPOSITION OF THE NOTES. A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange, redemption, or other disposition of a note, unless:

    (1) in the case of an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption, and either:

    (A) has a "tax home" in the United States and certain other requirements are met; or

    (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States; or

    (2) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder.

    U.S. FEDERAL ESTATE TAX. A note held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for United States federal estate tax purposes, will not be subject to United States federal estate tax if interest on the note is exempt from withholding under the "portfolio interest exemption" rules discussed above for "Non-U.S. Holders," "Interest on notes", without regard to the certification requirement.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    U.S. HOLDERS. Information reporting will apply to payments of interest on or the proceeds of the sale or other disposition of the notes made by us with respect to certain non-corporate U.S. Holders. A U.S. Holder will further be subject to backup withholding at the rate of 31% with respect to interest, principal and premium, if any, we pay on a note, unless the holder (1) is an entity (including corporations, tax-exempt organizations and certain qualified nominees) that is exempt from withholding and, when required, demonstrates this fact; or (2) provides us with a correct taxpayer identification number, certifies that the taxpayer identification number is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder's United States federal income tax liability, provided that the required information is furnished to IRS.

    NON-U.S. HOLDERS. We will, when required, report to the IRS and to each Non-U.S. Holder the amount of any interest paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement.

    Under current Treasury Regulations, backup withholding and information reporting will not apply to payments of interest on or principal of the notes by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our agent have actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied. The payment of the proceeds on the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied. The proceeds of the disposition by a Non-U.S. Holder of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a U.S. person, a controlled foreign corporation or a foreign person deriving 50% or more of its gross income from all sources for certain periods from activities that are effectively connected with the conduct of a United States trade or business, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's status as a Non-U.S. Holder and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability provided that the required information is furnished to the IRS.

    New Treasury Regulations relating to withholding tax on income paid to Non-U.S. Holders will generally be effective for payments made after December 31, 2000, subject to certain transition rules. In general, these new regulations do not significantly alter the substantive withholding and information reporting requirements, but rather unify current certification procedures and forms, and clarify reliance standards. The new regulations also alter the procedures for claiming benefits of an income tax treaty and permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners under some circumstances. On January 15, 1999, the IRS issued Notice 99-8, proposing certain changes to these new withholding regulations for non-resident aliens and foreign corporations and providing a model "qualified intermediary" withholding agreement to be entered into with the IRS to allow certain institutions to certify on behalf of their non-U.S. customers or account holders who invest in U.S. securities. We strongly urge prospective Non-U.S. Holders to consult their own tax advisors for information on the impact, if any, of these new withholding regulations.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding exchange notes where such outstanding exchange notes were acquired as a result of market-making activities or other trading activities.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify original holders of the outstanding exchange notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the Notes offered in this prospectus will be passed upon for us by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

    The consolidated financial statements of Motor Coach Industries International, Inc. as of December 31, 1997 and 1998, and for each of the two years then ended, included in this prospectus have been audited by Arthur Andersen, LLP independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. The consolidated statements of income, stockholder's equity and cash flows of Motor Coach Industries International, Inc. for the year ended December 31, 1996 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


UNAUDITED CONSOLIDATED STATEMENTS
Unaudited Consolidated Statements of Income for the six months ended June 30, 1999
  and 1998...........................................................................        F-2
Consolidated Balance Sheets as of June 30, 1999 (Unaudited) and December 31, 1998....        F-3
Unaudited Consolidated Statements of Cash Flows for the six months ended June 30,
  1999 and 1998......................................................................        F-4
Notes to Consolidated Financial Statements (Unaudited)...............................        F-5

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants.............................................       F-20
Report of Independent Accountants....................................................       F-21
Consolidated Statements of Income for the three years ended December 31, 1998........       F-22
Consolidated Balance Sheets as of December 31, 1998 and 1997.........................       F-23
Consolidated Statement of Stockholder's Equity for the three years ended December 31,
  1998...............................................................................       F-24
Consolidated Statements of Cash Flows for the three years ended December 31, 1998....       F-25
Notes to Consolidated Financial Statements...........................................       F-26

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME


                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                          --------------------
                                                                            1999       1998
                                                                          ---------  ---------
                                                                              (DOLLARS IN
                                                                               THOUSANDS)
Revenues:
  Sales.................................................................  $ 485,644  $ 481,710
  Finance income........................................................      1,618      3,041
                                                                          ---------  ---------
                                                                            487,262    484,751
                                                                          ---------  ---------
Operating costs and expenses:
  Cost of sales (exclusive of items shown separately below).............    365,210    384,969
  Cost of sales--inventory valuation charge.............................     21,000         --
  Interest expense, finance operations..................................      1,355      1,410
  Depreciation and amortization.........................................     12,334     11,909
  Research and development expenses.....................................      4,633      5,239
  Selling, general and administrative expenses..........................     50,516     41,322
                                                                          ---------  ---------
                                                                            455,048    444,849
                                                                          ---------  ---------
Operating income........................................................     32,214     39,902
                                                                          ---------  ---------
Other income and (expense):
  Interest (expense)....................................................    (16,346)    (8,440)
  Interest (expense) pushed down from related party.....................    (11,601)   (11,797)
  Foreign currency translation gain (loss)..............................       (893)     1,990
  Other income (expense)................................................     (1,506)     3,208
                                                                          ---------  ---------
                                                                            (30,346)   (15,039)
                                                                          ---------  ---------
Income before income taxes..............................................      1,868     24,863
Provision for income taxes..............................................      7,643     15,397
                                                                          ---------  ---------
Income (loss) before extraordinary item.................................     (5,775)     9,466
Extraordinary (loss) (net of tax of $1,568).............................     (2,614)        --
                                                                          ---------  ---------
Net income (loss).......................................................  $  (8,389) $   9,466
                                                                          ---------  ---------
                                                                          ---------  ---------


       The accompanying footnotes are an integral part of the statements.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                                             DECEMBER
                                                                                JUNE 30,        31,
                                                                                  1999         1998
                                                                               -----------  -----------
                                                                               (UNAUDITED)
                                                                                (DOLLARS IN THOUSANDS)
                                                ASSETS
Current Assets:
  Cash and cash equivalents..................................................   $  40,878    $  24,038
  Trade and other accounts receivable........................................     111,297      121,966
  Current portion of notes receivable........................................      13,975       10,548
  Inventories................................................................     223,190      225,865
  Deferred income taxes......................................................      24,869       21,488
  Other current assets.......................................................       6,433        6,086
                                                                               -----------  -----------
    Total Current Assets.....................................................     420,642      409,991
Property, plant, and equipment...............................................      97,051      102,796
Notes receivable.............................................................      42,314       35,400
Investments in affiliates....................................................      23,397       23,116
Intangible assets............................................................     215,138      215,589
Other assets.................................................................      37,281       14,863
                                                                               -----------  -----------
    Total Assets.............................................................   $ 835,823    $ 801,755
                                                                               -----------  -----------
                                                                               -----------  -----------

                                 LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable...........................................................   $  88,187    $  81,890
  Accrued compensation and other benefits....................................      14,099       13,343
  Accrued warranties.........................................................      13,507       13,960
  Accrued income taxes.......................................................       3,085       32,320
  Self insurance reserves....................................................       6,401        6,365
  Net liabilities of discontinued operations.................................       5,085        4,416
  Other current liabilities..................................................      38,229       30,239
                                                                               -----------  -----------
    Total Current Liabilities................................................     168,593      182,533
Long-term debt...............................................................     494,134      267,965
Long-term debt pushed down from related party................................          --      206,500
Pensions and other benefits..................................................      20,487       15,787
Other deferred items and self insurance reserves.............................      15,305       19,059
Deferred income taxes........................................................       6,555        6,990
                                                                               -----------  -----------
    Total Liabilities........................................................     705,074      698,834
                                                                               -----------  -----------
Commitments and contingent liabilities
Stockholder's Equity:
  Common stock and additional capital........................................     346,070      241,275
  Accumulated deficit........................................................    (191,943)    (109,094)
  Accumulated other comprehensive income.....................................     (23,378)     (29,260)
                                                                               -----------  -----------
    Total Stockholder's Equity...............................................     130,749      102,921
                                                                               -----------  -----------
    Total Liabilities and Stockholder's Equity...............................   $ 835,823    $ 801,755
                                                                               -----------  -----------
                                                                               -----------  -----------


       The accompanying footnotes are an integral part of the statements.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.



                UNAUDITED STATEMENTS OF CONSOLIDATED CASH FLOWS



                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                         --------------------
                                                                           1999       1998
                                                                         ---------  ---------
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
Cash Flows Provided By (Used In) Operating Activities:
  Net Income (loss)....................................................  $  (8,389) $   9,466
  Adjustments to reconcile net income to net cash
   provided by (used in) operations:
    Depreciation and amortization......................................     12,334     11,909
    Deferred income taxes..............................................     (4,184)     3,410
    Noncash interest expense pushed down from related party............         --     11,797
    Extraordinary loss on early retirement of debt.....................      4,182         --
    Non-cash inventory valuation charge................................     21,000         --
    Other noncash items, net...........................................       (863)    (6,746)
    Change in operating assets and liabilities:........................    (12,473)    20,619
                                                                         ---------  ---------
Net Cash Provided By Operating Activities..............................     11,607     50,455
                                                                         ---------  ---------
Cash Flows Provided By (Used In) Investing Activities:
  Capital expenditures.................................................    (16,843)    (5,122)
  Proceeds from sale of property and investments.......................     11,392        603
  Change in notes receivable...........................................    (15,987)     1,587
  Investment in unconsolidated affiliate...............................         --     (4,750)
  Discontinued operations, net changes.................................        669      1,146
  Investment in assets held for lease..................................     (6,945)    (2,716)
  Transfer of Mexican subsidiaries.....................................        774         --
                                                                         ---------  ---------
Net Cash Provided By (Used In) Investing Activities....................    (26,940)    (9,252)
                                                                         ---------  ---------
Cash Provided By (Used In) Financing Activities:
  Proceeds from issuance of term B loans...............................    333,000         --
  Proceeds from issuance of 11 1/4% senior sub notes...................    150,080         --
  Payment of 9.02% senior notes........................................   (105,321)        --
  Payment of senior secured discount notes.............................   (206,500)        --
  Payment of debt issuance costs.......................................    (22,876)        --
  Payment of parent company senior notes...............................    (35,574)        --
  Net change in other long-term borrowings.............................    (21,327)       (74)
  Net change in related party receivables, payables....................     (8,547)   (34,005)
  Dividends paid to parent company.....................................    (74,438)        --
  Net change in bank credit facilities.................................   (135,594)     5,819
  New paid-in-capital, net of transaction costs........................    159,270         --
                                                                         ---------  ---------
Net Cash Provided By (Used In) Financing Activities....................     32,173    (28,260)
                                                                         ---------  ---------
Net Increase in Cash...................................................     16,840     12,943
Cash and Cash Equivalents at Beginning of Period.......................     24,038     13,997
                                                                         ---------  ---------
Cash and Cash Equivalents at End of Period.............................  $  40,878  $  26,940
                                                                         ---------  ---------
                                                                         ---------  ---------



       The accompanying footnotes are an integral part of the statements.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1--UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying consolidated financial statements are unaudited, but have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The interim combined consolidated financial statements contained herein do not include all of the footnotes and other information required by generally accepted accounting principles for complete financial statements, as provided at year end. The financial statement should be read in conjunction with the audited financial statements and notes thereto appearing in this document. The 1999 interim results may not necessarily be indicative of the results for the completed fiscal year.

NOTE 2--PRINCIPLES OF CONSOLIDATION AND PRESENTATION

    In conjunction with the financial restructuring discussed in Note 3, Transportation Manufacturing Operations, Inc. changed its corporate name to Motor Coach Industries International, Inc. ("MCII"), and MCII Holdings (USA), Inc. ("MCII Holdings") contributed its Dina Autobuses S.A. de C.V. subsidiary ("Autobuses") to MCII at historical cost. The accompanying unaudited financial statements for MCII and its subsidiaries ("the Company") include Autobuses for all periods presented, as this is a reorganization of entities under common control. All significant intercompany balances have been eliminated.

NOTE 3--FINANCIAL RESTRUCTURING

    As of December 31, 1998, MCII had a $170 million U.S. senior revolving credit facility ("the Senior Credit Facility") with a nine-bank syndicate to finance working capital and other general corporate needs. This facility was due to expire on October 1, 1999, and the lenders indicated that they were not willing to extend its maturity. In addition, during 1998, the Company was required to reduce existing long-term debt obligations by $50 million, consisting of a $25 million principal payment on MCII's Senior Term Notes due 2002, a $12 million reduction in its Canadian bank credit facility, and a $13 million principal payment on the Pre-Export Notes due 1999.

    As a result of the debt reductions during 1998 and the additional debt obligations and working capital requirements for 1999, the Company did not expect to generate sufficient cash flow from operations to fund both short term requirements and meet the required expiration of the Senior Credit Facility.

    On March 18, 1999, the Company engaged CIBC World Markets Corp. (formerly CIBC Oppenheimer Corp.) and its affiliates (collectively "CIBC") to act as the Company's lead bank agent, financial advisor, placement agent, and/or underwriter to undertake a financial restructuring of the debt obligations of the Company and Grupo Dina.

    On April 19, 1999, MCII executed an agreement with CIBC for the issuance of $40 million of Senior Subordinated Increasing Rate Notes ("IRNs"), due December 31, 1999, (subject to extension to March 31, 2000). This bridge financing was used by MCII to meet its short-term working capital requirements during the financial restructuring process.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 3--FINANCIAL RESTRUCTURING (CONTINUED)
    In addition to the bridge financing, the Company, in association with CIBC, developed and executed a financial restructuring plan to refinance substantially all of the indebtedness of Consorcio G. Grupo Dina S.A. de C.V. ("Grupo Dina"), the Company, and their respective subsidiaries.

    On May 14, 1999, Grupo Dina commenced a tender offer and consent solicitation relating to all of the approximately $206.5 million aggregate principal amount of outstanding Senior Secured Discount Notes due 2002 (the "Discount Notes") issued by Grupo Dina and MCII Holdings. Grupo Dina also commenced a tender offer and consent solicitation relating to all of the $35.0 million aggregate principal amount of outstanding Senior Secured Guaranteed Notes due 2000 (the "Guaranteed Notes") issued by its wholly-owned subsidiary, Dina Trucks (USA), L.L.C., and guaranteed by Grupo Dina and Dina Camiones, S.A. de C.V.

    The consideration for each Discount Note and Guaranteed Note tendered and accepted for payment was (a) $980 per $1,000 of Notes, plus (b) a consent payment of $20 per $1,000 of Notes, plus (c) accrued interest through the settlement date.

    On June 16, 1999, holders of approximately 99.97% of the outstanding Discount Notes tendered their notes for payment pursuant to the tender offer. The remaining Discount Notes were redeemed by the Company. On June 16, 1999, all Guaranteed Notes were tendered for payment pursuant to the tender offer.

    On June 16, 1999, the Company also completed a series of transactions to re-capitalize and restructure substantially all of the indebtedness of the Company and Grupo Dina and their subsidiaries, including:

(a) MCII Holdings redeemed a portion of its outstanding common stock from Grupo Dina for total proceeds of $328 million. Grupo Dina used $256.6 million of the proceeds to conclude the above tender offers and retained $71.4 million in cash;

(b) An investment group led by Joseph Littlejohn & Levy Fund III L.P., ("JLL") a private equity partnership, made an equity contribution of $125 million in MCII Holdings. MCII Holdings also issued Senior Notes with warrants due 2010 in an amount of $50 million to the new equity investors. MCII Holdings subsequently made a capital contribution of the total proceeds of $175 million to MCII. As a result of the equity investment and redemption, the investment group led by JLL became the 61% majority owner of MCII Holdings and Grupo Dina became a 39% minority stockholder;

(c) MCII issued $152.3 million of Senior Subordinated Notes due 2009 at a discount of 98.5755% to yield total cash proceeds of $150.1 million. The notes are not secured by any collateral and rank junior to any of the Company's other senior debt but equal to any future senior subordinated debt issuance. The Company has a right to buy back some or all of the notes prior to their due date subject to certain limitations and premium provisions as specified in the agreement; and

(d) MCII entered into a new Senior Secured Credit Facility in the total amount of $445 million, consisting of $333 million in Term B loans due 2006 drawn on the June 16, 1999 closing date, and additional availability in the form of a $112 million revolving credit facility due 2005. The agreement contains financial covenants that the Company will not exceed certain leverage ratios or fall below certain interest coverage ratios as specified in the agreement. The agreement also contains a mandatory prepayment provision based upon a free cash flow formula as specified in

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 3--FINANCIAL RESTRUCTURING (CONTINUED) the agreement. The prepayment provision calls for any prepayment made to be first applied to the term loans and then to the loans made under the revolving credit agreement. The facility provides for variable rates of interest based upon certain specified formulas that include a base rate of interest and an applicable margin based upon a calculation of the Company's Consolidated Total Leverage ratio. The Company also pays a 0.5% annualized facility fee on the daily unused portion of the revolving credit agreement. The Credit Facility calls for interest payments and payment of the facility fee to be paid at the end of each calendar quarter. The term loan agreement also calls for a principal payment of $832,500 due at the end of each calendar quarter commencing on September 30, 1999 and ending on March 31, 2006 and a final principal payment of $310,522,500 plus accrued interest on June 16, 2006. It is the Company's intention to fund its quarterly term loan principal obligations through the Senior Secured Credit Facility. Therefore, the current portion of this term loan is classified as long term.

    In addition to the debt repurchased pursuant to the tender offers, MCII repaid substantially all of its outstanding indebtedness including:

(a) The $40 million of IRN's along with $0.2 million of accrued interest and $0.2 million of redemption premiums;

(b) The existing U.S. revolving credit facility in a total amount of $165.5 million (including outstanding letters of credit) due to mature on October 1, 1999; along with $0.5 million of accrued interest and $0.2 million of redemption premiums;

(c) The $100 million of 9.02% Senior Notes due 2002, along with $0.4 million of accrued interest and a prepayment premium of approximately $5.3 million.

    In connection with the debt refinancings, the following restructuring transactions and agreements were also consummated:

(a) MCII Holdings, transferred Autobuses to MCII, and a portion of the proceeds of the refinancing were used to repay Autobuses' outstanding credit facilities of $14.2 million;

(b) MCII Holdings and certain of its subsidiaries transferred certain indirect subsidiaries, including Autopartes Hidalguenses, S.A. de C.V.; Carroceria Sahagun, S.A. de C.V.; Mexicana de Manufacturas Especiales, S.A. de C.V., and Universal Coach Parts Mexico, S.A. de C.V. (UCP Mexico), to certain subsidiaries of Grupo Dino and MCII canceled a $7.3 million receivable from UCP Mexico;

(c) One of our Canadian subsidiaries entered into a sale-leaseback transaction with Grupo Dina for tooling and equipment located at the facility at St. Matthews Street in Winnipeg, Manitoba. The market value of the tooling and equipment at the facility was between $2 million and $4 million and the transfer price and lease payments were for nominal amounts.

(d) Autobuses transferred to Grupo Dina a group of transit buses that are leased to a company affiliated with Grupo Dina, together with the related lease rights;

(e) Autobuses agreed to transfer certain undeveloped land to a subsidiary of Grupo Dina in exchange for land and buildings required for ongoing operations;


(f) MCII acquired certain royalty-free rights to use the Dina name and trademarks in marketing inter-city coaches;

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 3--FINANCIAL RESTRUCTURING (CONTINUED)
(g) Grupo Dina, through its subsidiaries, acquired rights, subject to certain conditions, to supply various manufactured parts and components to the operating subsidiaries of MCII; and


(h) Grupo Dina agreed to perform certain transitional services for MCII and its operating subsidiaries.



NOTE 4--INVENTORY VALUATION CHARGE



    The Company recorded a non-cash inventory charge of $21.0 million in the second quarter of 1999. $15.0 million of this charge was recorded to adjust the inventory of used coaches to reflect a change in asset management strategy implemented by the new management brought in by the new equity investors in response to the changing dynamics of the marketplace. The remaining $6.0 million charge was recorded to rationalize the inventory of replacement parts in conjunction with a revised plan developed during the second quarter of 1999 to consolidate the Company's replacement parts distribution activities into a single location.



NOTE 5--EXTRAORDINARY ITEM



    The Company recorded a $2.6 million after-tax ($4.2 million pre-tax) extraordinary charge associated with the early retirement of debt in connection with the financial restructuring. The charge consists primarily of early redemption premiums, and other financing costs incurred partially offset by a gain resulting from the recognition of unamortized swap accretion deferred credits.



NOTE 6--LONG TERM DEBT



    Below is a schedule of outstanding debt as of June 30, 1999 and December 31, 1998



                                                                      JUNE 30,   DECEMBER 31,
                                                                        1999         1998
                                                                     ----------  ------------
                                                                      (DOLLARS IN THOUSANDS)
11 1/4% Senior subordinated notes, due 2009........................  $  152,250           --
Borrowings under Senior Secured Credit Facility:
  Term Loan B due 2006.............................................     333,000           --
  Revolving credit agreement due 2005..............................      10,000           --
Senior Secured discount notes, due 2002............................          --      206,500
United States bank credit facility.................................          --      137,000
9.02% Senior notes due 2002........................................          --      100,000
Pre-export notes due 1999..........................................          --       22,000
BancoMext export loan facility.....................................                    8,594
Other note payables................................................       1,044          371
                                                                     ----------  ------------
    Total..........................................................  $  496,294   $  474,465
Less Unamortized Discount on 11 1/4%
Senior subordinated notes..........................................  $   (2,160)          --
                                                                     ----------  ------------
    Total..........................................................  $  494,134   $  474,465
                                                                     ----------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 6--LONG TERM DEBT (CONTINUED)


    The long-term debt as of June 30, 1999 is due as follows:



                                                     (DOLLARS
                                                   IN THOUSANDS)
                                                   -------------
2000.............................................   $        --
2001.............................................            --
2002.............................................            --
2003.............................................            --
2004.............................................            --
2005 and thereafter..............................       496,294
                                                   -------------
    Total........................................   $   496,294
                                                   -------------
                                                   -------------



    On June 16, 1999, the Company completed a major financial restructuring where the company issued $152,250,000 of senior subordinated notes and also entered into a $445,000,000 secured credit agreement.



    The 11.25% Senior Subordinated Notes were issued at a discount of 98.5755 so as to yield proceeds of $150.1 million. Interest payments will be twice a year on each May 1 and November 1, beginning November 1, 1999. The notes are not secured by any collateral and rank junior to any of the Company's other senior debt but equal to any future senior subordinated debt issuance. The Company has a right to buy back some or all of the notes prior to their due date subject to certain limitations and premium provisions as specified in the agreement.



    The $445 million secured credit agreement consists of $333 million of term loans and a $112 million revolving credit facility. This agreement contains financial covenants that the company will not exceed certain leverage ratios or fall below certain interest coverage ratios as specified in the agreement. As of June 30, 1999, the Company is in compliance with all such covenants. The credit agreement also contains a mandatory prepayment provision based upon a free cash flow formula as specified in the agreement. The Prepayment provision calls for any prepayments made to be first applied to the term loans and then to the loans made under the revolving credit agreement. The Company has reviewed the formula and does not have an additional prepayment required as of June 30, 1999.



    The $333 million of the term loans are variable rate loans with accrued interest plus a principal payment of $832,500 due at the end of each calendar quarter commencing on September 30, 1999 and ending on March 31, 2006 and a final principal payment of $310,522,500 plus accrued interest due on June 16, 2006. The variable rate of interest is based upon certain formulas stated in the agreement that includes a base rate of interest and an applicable margin based upon a calculation of the Company's Consolidated Total Leverage Ratio. As of June 30, 1999 the effective interest rate on these borrowings was 10%.



    The $112 million revolving credit agreement due 2005 provides the Company with the ability to borrow funds as needed at variable rates of interests based upon certain formulas stated in the agreement that includes a base rate of interest and an applicable margin based upon a calculation of the Company's Consolidated Total Leverage Ratio. The Company also pay a 0.5% facility fee on the unused portion of the revolving credit agreement. As of June 30, 1999, the Company had approximately $10 million in outstanding borrowings at an average effective interest rate of 9.75%.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 6--LONG TERM DEBT (CONTINUED)


    As of June 30, 1999, the Company had $4.2 million of current outstanding debt which it has reclassified to non-current since it is the Company's intention to refinance the debt and it has the ability to do so under its revolving credit agreement.



    As of December 31, 1998, the Company had approximately $137 million of outstanding borrowings under a $170 million credit facility. The amount of borrowings under this credit facility increased to approximately $165.5 million at June 16, 1999 which the company paid off along with approximately $0.5 million of accrued interest and $0.2 million of premium on this date as part of the financial restructuring.



    As of December 31, 1998 the Company had $100 million of outstanding 9.02% Senior Notes. As part of the financial restructuring on June 16, 1999, the Company repaid these notes along with approximately $0.4 million of accrued interest and a prepayment premium of approximately $5.3 million.



    On April 19, 1999 the Company executed an agreement with CIBC Oppenheimer for the issue of $40 million of Senior Subordinated Increasing Rate Notes ("IRN's") due December 31, 1999. These IRN's were repaid along with approximately $0.2 million of accrued interest along with approximately a $0.2 million premium as part of the financial restructuring.



    As of December 31, 1998 the Company had approximately $206.5 million of outstanding Senior Secured Discount Notes issued by Consorcio G. Grupo Dina, S.A. de C.V. ("Grupo Dina") and the Company. On June 16, 1999, the Company repaid $206.5 million and $14.5 million of accrued interest as part of the financial restructuring. The Company also repaid $35 million of the Dina Truck Notes, a wholly owned subsidiary of Grupo Dina along with $0.6 million of accrued interest as a part of the financial restructuring.



    As of December 31, 1998 the Company through the National Bank Foreign Trade S.N.C. ("Bancomext") had borrowings of approximately $8.6 million under a $30 million dollar credit facility to ("Autobuses"), for the purpose of financing export sales. The Company had increased its outstanding borrowings to $14.0 million, as of June 16, 1999 which it repaid along with $.1 million of accrued interest.



NOTE 7--COMMON STOCK



    The Company is a wholly owned subsidiary of MCII Holdings, Inc., which is a wholly owned subsidiary of MCII Holdings (USA), Inc. Prior to the completion of the financial restructuring/ reorganization, MCII Holdings (USA), Inc. was a wholly-owned subsidiary of Consorcio G. Grupo Dina, S.A. de C.V. ("Grupo Dina"), a Mexican corporation. On June 16, 1999, as a part of the financial restructuring and reorganization, a 61% equity interest of MCII Holdings (USA), Inc. was purchased by an investment group led by Joseph Littlejohn and Levy Fund III LP ("JLL"). As part of the transaction JLL purchased $50 million in Senior Notes from MCII Holdings (USA), Inc. which was accompanied by warrants to purchase up to an additional 10% of the fully diluted common stock of MCII Holdings (USA), Inc. These warrants are immediately exercisable at the price equivalent to the value per share at which JLL invests in MCII Holdings (USA) Inc.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 8--REVENUES, GROSS PROFIT AND OPERATING INCOME, SUPPLEMENTARY INFORMATION



                                                                                              SIX MONTHS
                                                                                                 ENDED
                                                                                               JUNE 30,
                                                                                        -----------------------
                                                                                           1999         1998
                                                                                        -----------  ----------
                                                                                        (DOLLARS IN THOUSANDS)
Revenues:
    Coach and Support.................................................................   $ 389,157   $  382,640
    Replacement Parts.................................................................      94,474       96,925
    Finance...........................................................................       3,631        5,186
                                                                                        -----------  ----------
                                                                                         $ 487,262   $  484,751
                                                                                        -----------  ----------
                                                                                        -----------  ----------
Operating Income (loss):
    Coach and Support.................................................................   $  28,176   $   30,717
    Replacement Parts.................................................................       4,217        7,605
    Finance...........................................................................        (179)       1,580
                                                                                        -----------  ----------
                                                                                         $  32,214   $   39,902
                                                                                        -----------  ----------
                                                                                        -----------  ----------
Assets:
    Coach and Support.................................................................   $ 561,959
    Replacement Parts.................................................................     183,821
    Finance...........................................................................      90,043
                                                                                        -----------
                                                                                         $ 835,823
                                                                                        -----------
                                                                                        -----------



NOTE 9--COMPREHENSIVE INCOME



    For the six months ended June 30, 1999 and 1998, the Company's comprehensive income included net income, foreign currency translation losses and minimum pension liability adjustments. The Company recorded a foreign currency translation gain of $5,882,000 for the six months ended June 30, 1999 compared to a foreign currency translation loss of $3,144,000 for the same period of 1998. The minimum pension liability expenses totaled $0 and $126,000 for the six months ended June 30, 1999 and 1998, respectively. Therefore, total comprehensive income/(loss) was ($2,507,000) for the six months ended June 30, 1999, compared with $6,196,000 for the same period of 1998.



NOTE 10--INVENTORIES


    Inventories consisted of the following:


                                                                                       JUNE 30,   DECEMBER 31,
                                                                                         1999         1998
                                                                                      ----------  ------------
                                                                                       (DOLLARS IN THOUSANDS)
Raw material........................................................................  $   34,230   $   38,287
Work in process.....................................................................      43,748       42,487
Finished goods......................................................................     168,333      171,501
                                                                                      ----------  ------------
                                                                                         246,311      252,275
Inventory reserves..................................................................     (23,121)     (26,410)
                                                                                      ----------  ------------
                                                                                      $  223,190   $  225,865
                                                                                      ----------  ------------
                                                                                      ----------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 11--CASH FLOW EFFECT OF CHANGE IN OPERATING ASSETS AND LIABILITIES



    Change in operating assets and liabilities (net of acquisitions and divestitures) consisted of:



                                                                           THREE MONTHS ENDED
                                                                          --------------------
                                                                          JUNE 30,   JUNE 30,
                                                                            1999       1998
                                                                          ---------  ---------
                                                                              (DOLLARS IN
                                                                               THOUSANDS)
Decrease (Increase) in Operating Assets:
  Receivables...........................................................  $  11,538  $ (46,442)
  Inventories...........................................................     (3,983)    35,197
  Other operating assets................................................      1,376        449
                                                                          ---------  ---------
                                                                              8,931    (10,796)
                                                                          ---------  ---------
Increase (Decrease) in Operating Liabilities:
  Accounts payable......................................................     (1,445)    18,828
  Accrued income taxes..................................................    (29,133)     2,099
  Other operating liabilities...........................................      9,174     10,488
                                                                          ---------  ---------
                                                                            (21,404)    31,415
                                                                          ---------  ---------
Net Cash Flow Effect....................................................  $ (12,473) $  20,619
                                                                          ---------  ---------
                                                                          ---------  ---------



NOTE 12--RELATED PARTY TRANSACTIONS



    Related party transactions for the six months ended June 30 were as follows:



                                                                            1999       1998
                                                                          ---------  ---------
                                                                              (DOLLARS IN
                                                                               THOUSANDS)
Purchases from affiliated companies:
  Goods.................................................................  $   4,085  $   4,304
  Services..............................................................      5,695     11,192
                                                                          ---------  ---------
                                                                          $   9,780  $  15,496
                                                                          ---------  ---------
                                                                          ---------  ---------
Sales to affiliated companies:
  Goods.................................................................  $   2,509  $   3,608
  Services..............................................................         --      5,891
                                                                          ---------  ---------
                                                                          $   2,509  $   9,499
                                                                          ---------  ---------
                                                                          ---------  ---------
Charges for Grupo Dina management services..............................  $     417  $     500
                                                                          ---------  ---------
                                                                          ---------  ---------



NOTE 13--COMMITMENTS AND CONTINGENT LIABILITIES



    The Company's Canadian income tax returns for 1982 through 1992 are currently under review by Revenue Canada. Authorities have proposed imputing additional income related to transactions with a U.S. based subsidiary of the Company. A formal reassessment has been issued by Revenue Canada on the 1985 return. A notice of objection has been filed by the Company for 1985. In the event of an adverse judgment, the additional income taxes for 1982 through 1992 could amount to $24,000,000 plus interest of approximately $51,000,000 through March 31, 1999 and, in addition, the Company may be subject to potential reassessments for the years subsequent to 1992 on the same basis which could

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 13--COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)


result in additional income taxes and interest. These amounts are all before recoveries of U.S. federal income taxes which may be available to offset a portion of any additional taxes paid to Canada as these years are still open for U.S. federal income tax purposes. In accordance with SFAS No. 109, "Accounting for Income Taxes," a portion of any ultimate liability owed as a result of this issue would be treated as an adjustment of Grupo Dina's purchase price on acquiring MCII Holdings, resulting in an increase of purchase goodwill. (If the ultimate liability was $75,000,000, then approximately $47,000,000 would be a purchase accounting adjustment.) Based on its review of current relevant information, including the advice of outside counsel, the Company is of the opinion that Revenue Canada's arguments are without merit and that any liability from this matter will not be material to its financial condition or results of operations.



NOTE 14--GUARANTOR CONDENSED FINANCIAL STATEMENTS


    In connection with the issuance of the Senior Subordinated Notes due 2009 (the "Notes") (See note 3), the Company's U.S. subsidiaries became Guarantors to these Notes. The following tables present condensed consolidating financial information for: MCII; Guarantors (U.S. entities); and Non Guarantors (Non-U.S. entities including Autobuses and MCI, Ltd.). Each of the Guarantors are a direct or indirect wholly owned subsidiary of MCII. The Guarantors jointly and severally and fully and unconditionally guarantee the Notes of the Company. The following condensed consolidating financial information presents the results of operations, financial position and cash flows of MCII, Guarantors, and Non Guarantors, and the eliminations necessary to arrive at the information for the Company on a condensed consolidated basis.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 14--GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)


                      CONDENSED CONSOLIDATED INCOME STATEMENT


                                                                   SIX MONTHS ENDED JUNE 30, 1999
                                                  ----------------------------------------------------------------
                                                                               NON
                                                     MCII     GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                  ----------  -----------  -----------  ------------  ------------
                                                                       (DOLLARS IN THOUSANDS)
Revenue.........................................  $       --   $ 396,365    $ 201,555    $ (110,658)   $  487,262
Cost of sales (exclusive of items shown
  separately below).............................          --     301,608      171,200      (107,598)      365,210
Cost of sales inventory valuation charge........          --      21,000           --            --        21,000
Interest expense, finance operations............          --       1,257           98            --         1,355
Depreciation and amortization...................         122       4,728        7,484            --        12,334

Research and development expenses...............          --       2,686        1,947            --         4,633
Selling, general and administrative expenses....         168      54,173       (3,825)           --        50,516
                                                  ----------  -----------  -----------  ------------  ------------
Operating income (loss).........................        (290)     10,913       24,651        (3,060)       32,214
                                                  ----------  -----------  -----------  ------------  ------------

Interest (expense) income.......................      (8,475)     (8,027)         156            --       (16,346)
Interest expense pushed down from related
  party.........................................     (11,601)         --           --            --       (11,601)
Foreign currency translation gain...............          --          --         (893)           --          (893)
Other income....................................         154        (716)        (944)           --        (1,506)
                                                  ----------  -----------  -----------  ------------  ------------
                                                     (19,922)     (8,743)      (1,681)           --       (30,346)
                                                  ----------  -----------  -----------  ------------  ------------

Income (loss) before income taxes...............     (20,212)      2,170       22,970        (3,060)        1,868
                                                  ----------  -----------  -----------  ------------  ------------

Income taxes....................................      (2,879)      1,540        8,982            --         7,643
                                                  ----------  -----------  -----------  ------------  ------------
Income before extraordinary item................     (17,333)  $     630    $  13,988    $   (3,060)   $   (5,775)
Extraordinary (loss)............................      (2,614)         --           --            --        (2,614)
                                                  ----------  -----------  -----------  ------------  ------------
Net income (loss)...............................  $  (19,947)  $     630    $  13,988    $   (3,060)   $   (8,389)
                                                  ----------  -----------  -----------  ------------  ------------
                                                  ----------  -----------  -----------  ------------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 14--GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)



                      CONDENSED CONSOLIDATED INCOME STATEMENT



                                                                   SIX MONTHS ENDED JUNE 30, 1998
                                                  ----------------------------------------------------------------
                                                                               NON
                                                     MCII     GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                  ----------  -----------  -----------  ------------  ------------
                                                                       (DOLLARS IN THOUSANDS)
Revenue.........................................  $       --   $ 382,935    $ 198,943    $  (97,127)   $  484,751
Cost of sales (exclusive of items shown
  separately below).............................          --     306,920      174,874       (96,825)      384,969
Interest expense, finance operations............          --       1,301          109            --         1,410
Depreciation and amortization...................         185       5,168        6,556            --        11,909

Research and development expenses...............          --       2,215        1,524         1,500         5,239
Selling, general and administrative expenses....       3,689      31,414        6,219            --        41,322
                                                  ----------  -----------  -----------  ------------  ------------
Operating income (loss).........................      (3,874)     35,917        9,661        (1,802)       39,902
                                                  ----------  -----------  -----------  ------------  ------------

Interest (expense) income.......................      (2,066)     (7,521)       1,464          (317)       (8,440)
Interest expense pushed down from related
  party.........................................     (11,797)         --           --            --       (11,797)
Foreign currency translation gain...............          --          --        1,990            --         1,990
Other income....................................          91         166        2,951            --         3,208
                                                  ----------  -----------  -----------  ------------  ------------
                                                     (13,772)     (7,355)       6,405          (317)      (15,039)
                                                  ----------  -----------  -----------  ------------  ------------

Income (loss) before income taxes...............     (17,646)     28,562       16,066        (2,119)       24,863

Income taxes....................................      (2,741)     11,786        6,352            --        15,397
                                                  ----------  -----------  -----------  ------------  ------------
Net income (loss)...............................  $  (14,905)  $  16,776    $   9,714    $   (2,119)   $    9,466
                                                  ----------  -----------  -----------  ------------  ------------
                                                  ----------  -----------  -----------  ------------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 14--GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)


                      CONDENSED CONSOLIDATED BALANCE SHEET


                                                                          JUNE 30, 1999
                                                 ----------------------------------------------------------------
                                                                              NON
                                                    MCII     GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                 ----------  -----------  -----------  ------------  ------------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS

Current Assets:
  Cash and cash equivalents....................  $   26,258  $    10,720   $   3,900    $       --    $   40,878
  Trade and other accounts receivable..........       1,598       85,796      23,903            --       111,297

  Intercompany receivables (payables)..........     760,129     (568,466)     21,207      (212,870)           --

  Current portion of notes receivable..........          --       13,401         574            --        13,975

  Inventories..................................          --      166,980      60,087        (3,877)      223,190

  Deferred income taxes........................       3,462       21,347          60            --        24,869
  Other current assets.........................         968        4,191       1,304           (30)        6,433
                                                 ----------  -----------  -----------  ------------  ------------
Total Current Assets...........................     792,415     (266,031)    111,035      (216,777)      420,642

  Property, plant and equipment................         722       51,673      44,687           (31)       97,051

  Notes receivable.............................          --       39,178       3,136            --        42,314
  Investments in affiliates....................      98,742      (75,345)         --            --        23,397
  Intangible assets............................       2,445      143,442      69,251            --       215,138
  Other assets.................................      22,957       10,012       4,312            --        37,281
                                                 ----------  -----------  -----------  ------------  ------------
Total Assets...................................  $  917,281  $   (97,071)  $ 232,421    $ (216,808)   $  835,823
                                                 ----------  -----------  -----------  ------------  ------------
                                                 ----------  -----------  -----------  ------------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 14--GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)


                      CONDENSED CONSOLIDATED BALANCE SHEET


                                                                         JUNE 30, 1999
                                              -------------------------------------------------------------------
                                                                            NON
                                                 MCII     GUARANTORS     GUARANTORS    ELIMINATIONS  CONSOLIDATED
                                              ----------  -----------  --------------  ------------  ------------
                                                                    (DOLLARS IN THOUSANDS)
LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
  Accounts payable..........................  $    3,095  $    51,395    $   33,697     $       --    $   88,187
  Accrued compensation and other benefits...       1,928        5,396         6,775             --        14,099
  Accrued warranties........................          --       10,375         3,132             --        13,507
  Accrued income taxes......................      (6,112)       7,347         1,850             --         3,085
  Self insurance reserves...................       4,983        1,180           238             --         6,401
  Net liabilities of discontinued
    operations..............................          --        5,085            --             --         5,085
  Other current liabilities.................       3,543       14,450        20,236             --        38,229
                                              ----------  -----------  --------------  ------------  ------------
Total Current Liabilities...................       7,437       95,228        65,928             --       168,593
                                              ----------  -----------  --------------  ------------  ------------
  Long-term debt............................     493,837          297            --             --       494,134
  Pensions and other benefits...............      16,381         (236)        4,342             --        20,487
  Other deferred items and self insurance
    reserves................................       8,940        6,365            --             --        15,305
  Deferred income tax.......................      (1,599)       1,648         6,506             --         6,555
                                              ----------  -----------  --------------  ------------  ------------
Total Liabilities...........................     524,996      103,302        76,776             --       705,074
                                              ----------  -----------  --------------  ------------  ------------

Stockholder's Equity:
  Common stock and additional capital.......     586,069     (179,592)      123,443       (183,850)      346,070
  Accumulated deficit.......................    (193,239)     (20,512)       54,766        (32,958)     (191,943)
  Accumulated other comprehensive income....        (545)        (269)      (22,564)            --       (23,378)
                                              ----------  -----------  --------------  ------------  ------------
Total Stockholder's Equity..................     392,285     (200,373)      155,645       (216,808)      130,749
                                              ----------  -----------  --------------  ------------  ------------
Total Liabilities and Stockholder's
  Equity....................................  $  917,281  $   (97,071)   $  232,421     $ (216,808)   $  835,823
                                              ----------  -----------  --------------  ------------  ------------
                                              ----------  -----------  --------------  ------------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 14--GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                           SIX MONTHS ENDED JUNE 30, 1999
                                                          ----------------------------------------------------------------
                                                                                      NON
                                                            MCII     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                          ---------  -----------  -----------  -------------  ------------
                                                                               (DOLLARS IN THOUSANDS)
Cash Flows Provided By (Used In) Operating Activities:
  Net Income............................................  $ (19,947)  $     630    $  13,988     $  (3,060)    $   (8,389)
  Adjustments in reconcile net income to net cash
   provided by (used in) operations:
    Depreciation and amortization.......................        122       4,728        7,484            --         12,334
    Deferred income taxes...............................      1,038      (4,850)        (372)           --         (4,184)
    Extraordinary loss on early retirement of debt......      4,182          --           --            --          4,182
    Non-cash inventory valuation charge.................         --      21,000           --            --         21,000
    Other noncash items, net............................     (2,415)     (2,247)       3,799                         (863)
    Change in operating assets and liabilities, net.....     (9,182)     (4,168)      (2,183)        3,060        (12,473)
                                                          ---------  -----------  -----------  -------------  ------------
Net Cash Provided By (Used In) Operating Activities.....    (26,202)     15,093       22,716            --         11,607
                                                          ---------  -----------  -----------  -------------  ------------
Cash Flows Provided By (Used In) Investing Activities:
  Capital expenditures..................................       (286)    (10,120)      (6,437)           --        (16,843)
  Proceeds from sale of property and investments........         --       9,218        2,174            --         11,392
  Change in notes receivable............................         --     (16,228)         241            --        (15,987)
  Investment in assets held for lease...................         --      (7,790)         845            --         (6,945)
  Discontinued operations, net change...................         --         669           --            --            669
  Transfer of Mexican subsidiaries......................         --      (1,670)       2,444            --            774
                                                          ---------  -----------  -----------  -------------  ------------
Net Cash Provided By (Used In) Investing Activities.....       (286)    (25,921)        (733)           --        (26,940)
                                                          ---------  -----------  -----------  -------------  ------------
Cash Flows Provided By (Used In) Financing Activities:
  Proceeds from issuance of term B loans................    333,000          --           --            --        333,000
  Proceeds from issuance of 11 1/4% senior sub notes....    150,080          --           --            --        150,080
  Payment of 9.02% senior notes.........................   (105,321)         --           --            --       (105,321)
  Payment of senior secured discount notes..............   (206,500)         --           --            --       (206,500)
  Payment of debt issuance costs........................    (22,876)                                              (22,876)
  Payment of parent company senior notes................    (35,574)                                              (35,574)
  Net change in other long-term borrowings..............        673                  (22,000)                     (21,327)
  Net change in related party receivables, payables.....    (23,963)      3,597       11,819            --         (8,547)
  Dividends paid to parent company......................    (74,438)                                              (74,438)
  Net change in bank credit facilities..................   (127,020)                  (8,574)                    (135,594)
  New paid-in-capital, net of transaction costs.........    159,270                                               159,270
                                                          ---------  -----------  -----------  -------------  ------------
Net Cash Provided By (Used In) Financing Activities.....     47,331       3,597      (18,755)           --         32,173
                                                          ---------  -----------  -----------  -------------  ------------
Net Increase (Decrease) In Cash.........................     20,843      (7,231)       3,228            --         16,840
Cash and Cash Equivalents at Beginning of Period........      5,415      17,951          672            --         24,038
                                                          ---------  -----------  -----------  -------------  ------------
Cash and Cash Equivalents at End of
 Period.................................................  $  26,258   $  10,720    $   3,900     $      --     $   40,878
                                                          ---------  -----------  -----------  -------------  ------------
                                                          ---------  -----------  -----------  -------------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

NOTE 14--GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)



                   CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                          SIX MONTHS ENDED JUNE 30, 1998
                                                         ----------------------------------------------------------------
                                                                                     NON
                                                           MCII     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                         ---------  -----------  -----------  -------------  ------------
                                                                              (DOLLARS IN THOUSANDS)
Cash Flows Provided By (Used In) Operating Activities:
  Net Income...........................................  $ (15,087)  $  16,776    $   9,896     $  (2,119)    $    9,466
  Adjustments to reconcile net income to net cash
   provided by (used in) operations:
    Depreciation and amortization......................        185       5,168        6,556            --         11,909
    Deferred income taxes..............................        719       2,844         (153)           --          3,410
    Non cash interest expense pushed down from related
      party............................................     11,797          --           --            --         11,797
    Gain on sale of property and notes receivable......         --          --           --            --             --
    Other noncash items, net...........................       (267)        404       (6,883)           --         (6,746)
    Change in operating assets and liabilities, net....      2,546      (5,440)      21,394         2,119         20,619
                                                         ---------  -----------  -----------  -------------  ------------
Net Cash Provided By (Used In) Operating Activities....       (107)     19,752       30,810            --         50,455
                                                         ---------  -----------  -----------  -------------  ------------

Cash Flows Provided By (Used In) Investing Activities:
  Capital expenditures.................................        (39)       (901)      (4,182)           --         (5,122)
  Proceeds from sale of property and investments.......          1         799         (197)           --            603
  Change in notes receivable...........................         --      (1,193)       2,780            --          1,587
  Investment in assets held for lease..................         --      (2,716)          --            --         (2,716)
  Investment in unconsolidated affiliate...............     (4,750)         --           --            --         (4,750)
  Discontinued operations, net changes.................         --       1,146           --            --          1,146
                                                         ---------  -----------  -----------  -------------  ------------
Net Cash Provided By (Used In) Investing Activities....     (4,788)     (2,865)      (1,599)           --         (9,252)
                                                         ---------  -----------  -----------  -------------  ------------
Cash Flows Provided By (Used In) Financing Activities:
  Net change in long-term borrowings...................         --         (74)          --            --            (74)
  Related party receivables/payables...................     (8,969)         --      (25,036)           --        (34,005)
  Dividends paid to parent company.....................         --          --           --            --             --
  Net change in bank credit facilities.................      5,819          --           --            --          5,819
                                                         ---------  -----------  -----------  -------------  ------------

Net Cash Provided By (Used In) Financing Activities....     (3,150)        (74)     (25,036)           --        (28,260)
                                                         ---------  -----------  -----------  -------------  ------------

Net Increase (Decrease) in Cash........................     (8,045)     16,813        4,175            --         12,943

Cash and Cash Equivalents at Beginning of Period.......      9,018       5,306         (327)           --         13,997
                                                         ---------  -----------  -----------  -------------  ------------

Cash and Cash Equivalents at End of Period.............  $     973   $  22,119    $   3,848     $      --     $   26,940
                                                         ---------  -----------  -----------       ------    ------------
                                                         ---------  -----------  -----------       ------    ------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of Motor Coach Industries International, Inc.:


    We have audited the accompanying consolidated balance sheets of Motor Coach Industries International, Inc., and its subsidiaries (the "Company") as of December 31, 1998 and December 31, 1997 and the related consolidated statements of income, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1998 and December 31, 1997, and the consolidated results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Chicago, Illinois
July 22, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of Motor Coach Industries International, Inc.:

    In our opinion, the accompanying consolidated statements of income, changes in stockholder's equity and cash flows for the year ended December 31, 1996 present fairly, in all material respects, the results of operations and cash flows of Motor Coach Industries International, Inc. and its subsidiaries (the Company) for the year ended December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of the Company for any period subsequent to December 31, 1996.

PricewaterhouseCoopers LLP

Chicago, Illinois

February 28, 1997 (except with respect to the information in Notes 1, 2 and 14 related to the
June 16, 1999 reorganization, as to which the date is June 16, 1999.)

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.


                       CONSOLIDATED STATEMENTS OF INCOME


                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                -------------------------------
                                                                  1998       1997       1996
                                                                ---------  ---------  ---------
                                                                    (DOLLARS IN THOUSANDS)
Revenues:
  Sales.......................................................  $ 925,889  $ 735,210  $ 658,823
  Finance income..............................................      5,838      4,573      8,261
                                                                ---------  ---------  ---------
                                                                  931,727    739,783    667,084
                                                                ---------  ---------  ---------
Operating costs and expenses:
  Cost of sales (exclusive of items shown separately below)...    728,189    546,607    506,199
  Depreciation and amortization...............................     24,815     22,035     17,618
  Interest expense, finance operations........................      2,765      2,394      3,605
  Research and development expenses...........................      8,741      6,655      7,346
  New product start-up costs..................................        981      7,333         --
  Business insurance recoveries...............................     (8,462)      (500)        --
  Provision for relocation of corporate office................         --        886      3,000
  Selling, general and administrative expenses................     90,894     75,920     69,483
                                                                ---------  ---------  ---------
                                                                  847,923    661,330    607,251
                                                                ---------  ---------  ---------
Operating income..............................................     83,804     78,453     59,833
                                                                ---------  ---------  ---------
Other income and (expense):
  Interest (expense)--net.....................................    (19,985)   (21,859)   (16,029)
  Interest (expense) pushed down from related party...........    (25,194)   (21,635)   (19,550)
  Other income (expense)......................................       (511)     2,920      2,197
  Gain (loss) on equity investments...........................      5,000         --     (1,200)
  Foreign currency translation gain (loss)....................      3,325        (85)     1,347
                                                                ---------  ---------  ---------
                                                                  (37,365)   (40,659)   (33,235)
                                                                ---------  ---------  ---------
Income before income taxes, discontinued operations and
  extraordinary item..........................................     46,439     37,794     26,598
Income taxes..................................................     31,790     21,268     18,474
                                                                ---------  ---------  ---------
Income from continuing operations.............................  $  14,649  $  16,526  $   8,124
                                                                ---------  ---------  ---------
Discontinued operations
  (Loss) on disposal of transit manufacturing, net of tax
    benefit of $3,130.........................................         --         --     (5,000)
                                                                ---------  ---------  ---------
Income before extraordinary item..............................     14,649     16,526      3,124
Extraordinary (charge) for early retirement of debt, net of
  tax benefit of $550.........................................         --         --       (851)
                                                                ---------  ---------  ---------
Net income....................................................  $  14,649  $  16,526  $   2,273
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

        The accompanying notes are an integral part of these statements.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER     DECEMBER
                                                                                 31,          31,
                                                                                1998         1997
                                                                             -----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
                                                                              EXCEPT PER SHARE INFO
                                               ASSETS
Current Assets:
  Cash and cash equivalents................................................   $  24,038    $  13,997
  Trade and other accounts receivable, less allowance of $10,316 and
    $3,244.................................................................     121,966       88,543
  Receivables from affiliates (Note 3).....................................          --       16,293
  Current portion of notes receivable......................................      10,548        6,625
  Inventories..............................................................     225,865      257,795
  Deferred income taxes....................................................      21,488       14,430
  Other current assets.....................................................       6,086        7,591
                                                                             -----------  -----------
    Total Current Assets...................................................     409,991      405,274
Property, plant, and equipment, net........................................     102,796      106,845
Notes receivable...........................................................      35,400       42,465
Investments in affiliates..................................................      23,116       15,253
Intangible assets..........................................................     215,589      227,367
Other assets...............................................................      14,863       23,469
                                                                             -----------  -----------
    Total Assets...........................................................   $ 801,755    $ 820,673
                                                                             -----------  -----------
                                                                             -----------  -----------
                                LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable.........................................................   $  81,890    $  67,580
  Accrued compensation and other benefits..................................      13,343       12,380
  Accrued warranties.......................................................      13,960       10,020
  Accrued income taxes.....................................................      32,320        7,251
  Self insurance reserves..................................................       6,365        5,610
  Net liabilities of discontinued operations...............................       4,416        2,229
  Other current liabilities................................................      30,239       25,111
  Current portion of long-term debt........................................          --       44,418
                                                                             -----------  -----------
    Total Current Liabilities..............................................     182,533      174,599
Long-term debt.............................................................     267,965      268,833
Long-term debt pushed down from related party..............................     206,500      184,225
Pensions and other benefits................................................      15,787       14,037
Other deferred items and self insurance reserves...........................      19,059       24,370
Deferred income taxes......................................................       6,990        6,916
                                                                             -----------  -----------
    Total Liabilities......................................................     698,834      672,980
                                                                             -----------  -----------
Commitments and contingent liabilities (Note 23)
Stockholder's Equity:
  Common stock, $.01 par value, 1,000 shares authorized, issued, and
    outstanding and additional capital.....................................     241,275      288,509
  Accumulated deficit......................................................    (109,094)    (119,800)
  Accumulated other comprehensive income...................................     (29,260)     (21,016)
                                                                             -----------  -----------
    Total Stockholder's Equity.............................................     102,921      147,693
                                                                             -----------  -----------
    Total Liabilities and Stockholder's Equity.............................   $ 801,755    $ 820,673
                                                                             -----------  -----------
                                                                             -----------  -----------

        The accompanying notes are an integral part of these statements.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                                                                ACCUMULATED OTHER
                                                                               COMPREHENSIVE INCOME
                                                                             ------------------------
                                                COMMON STOCK
                                                     AND        ACCUMULATED   UNFUNDED    CUMULATIVE      TOTAL
                                COMPREHENSIVE    ADDITIONAL      EARNINGS/     PENSION    TRANSLATION  STOCKHOLDER'S
                                   INCOME          CAPITAL       (DEFICIT)      LOSS      ADJUSTMENT     EQUITY
                                -------------  ---------------  -----------  -----------  -----------  -----------
                                                              (DOLLARS IN THOUSANDS)
BALANCE DECEMBER 31, 1995.....                    $ 296,161      $ (96,151)   $      --    $ (14,572)   $ 185,438
Comprehensive income 1996:
  Net income 1996.............        2,273              --          2,273           --           --        2,273
  Other comprehensive income:
    Unfunded pension loss.....         (423)             --             --         (423)          --         (423)
    Unrealized translation
      loss....................       (1,061)             --             --           --       (1,061)      (1,061)
                                -------------
Comprehensive income..........          789
                                -------------
                                -------------
Dividends on Common Stock.....                                     (30,000)          --           --      (30,000)
Return of capital to Parent
  Co..........................                      (13,030)            --           --           --      (13,030)
Capital Contribution..........                        1,342             --           --           --        1,342
                                               ---------------  -----------       -----   -----------  -----------
BALANCE, DECEMBER 31, 1996....                    $ 284,473      $(123,878)   $    (423)   $ (15,633)   $ 144,539
Comprehensive income 1997:
  Net income 1997.............    $  16,526              --         16,526           --           --       16,526
  Other comprehensive income:
    Unfunded pension loss.....         (154)             --             --         (154)          --         (154)
    Unrealized translation
      loss....................       (4,806)             --             --                    (4,806)      (4,806)
                                -------------
Comprehensive income..........    $  11,566
                                -------------
                                -------------
Dividends on common stock.....                           --        (12,448)          --           --      (12,448)
Capital contribution..........                        4,036             --           --           --        4,036
                                               ---------------  -----------       -----   -----------  -----------
BALANCE, DECEMBER 31, 1997....                      288,509       (119,800)        (577)     (20,439)     147,693
Comprehensive income 1998:
  Net income 1998.............    $  14,649              --         14,649           --           --       14,649
  Other comprehensive income:
    Unfunded pension loss.....           61              --             --           61           --           61
    Unrealized translation
      loss....................      (10,161)             --             --           --      (10,161)     (10,161)
                                -------------
Comprehensive income..........    $   4,549
                                -------------
                                -------------
Net Receivable from affiliate
  (Note 3)....................                      (42,907)            --           --           --      (42,907)
Adjustment (Note 5)...........                       (4,327)          (443)          --        1,856       (2,914)
Dividends on common stock.....                           --         (3,500)          --           --       (3,500)
                                               ---------------  -----------       -----   -----------  -----------
BALANCE, DECEMBER 31, 1998....                    $ 241,275      $(109,094)   $    (516)   $ (28,744)   $ 102,921
                                               ---------------  -----------       -----   -----------  -----------
                                               ---------------  -----------       -----   -----------  -----------

        The accompanying notes are an integral part of these statements.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                -------------------------------
                                                                  1998       1997       1996
                                                                ---------  ---------  ---------
                                                                    (DOLLARS IN THOUSANDS)
Cash Flows Provided By (Used In) Operating Activities:
  Net Income..................................................  $  14,649  $  16,526  $   2,273
  Adjustments to reconcile net income to net cash provided by
    (used in) operations:
    Depreciation and amortization.............................     24,815     22,035     17,618
    Deferred income taxes.....................................     (4,754)     1,373     (4,812)
    Non cash interest expense related to debt push down.......     25,194     21,635     19,550
    Provision for relocating corporate office.................         --        886      3,000
    Gain on sale of property and notes receivable.............     (1,188)       (92)    (1,664)
    Gain/(loss) on equity investment..........................     (5,000)        --      1,200
    Loss from discontinued operations.........................         --         --      5,000
    Loss from early retirement of debt........................         --         --        851
    Other non cash items, net.................................      8,608      2,378      5,403
    Change in operating assets and liabilities................     11,408   (117,326)    (4,099)
                                                                ---------  ---------  ---------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES...........     73,732    (52,585)    44,320
                                                                ---------  ---------  ---------
Cash Flows Provided By (Used In) Investing Activities:
  Capital expenditures........................................    (11,740)   (32,096)   (25,609)
  Investments in assets held for lease........................     (4,279)   (56,375)   (54,538)
  Proceeds from sale of property and assets held for lease....      1,247     57,372     50,880
  Notes receivable from customers.............................    (59,644)   (49,580)   (40,344)
  Collections of notes receivable.............................     57,656     15,696     18,844
  Proceeds from sale of notes receivable......................      2,750     17,381     24,934
  Purchase of, investment in, businesses......................     (7,860)        --    (12,200)
  Proceeds from sale of business..............................         --         --      1,295
  Investment in affiliates....................................      5,000    (25,708)        --
  Discontinued operations, net changes........................      2,187      2,140      6,400
                                                                ---------  ---------  ---------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES...........    (14,683)   (71,170)   (30,338)
                                                                ---------  ---------  ---------
Cash Flows Provided By (Used In) Financing Activities:
  Net long-term borrowings (payments).........................    (37,573)      (149)      (148)
  Net change in bank credit facilities........................     (7,935)   136,910     (7,000)
  Termination of interest rate swap position..................         --         --      4,733
  Payment of debt issuance costs..............................         --         --     (3,330)
  Early retirement of debt....................................         --         --       (851)
  Increasing capital..........................................         --      4,036      1,342
  Dividends paid to parent company............................     (3,500)   (12,448)   (30,000)
                                                                ---------  ---------  ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES...........    (49,008)   128,349    (35,254)
                                                                ---------  ---------  ---------
NET INCREASE IN CASH..........................................     10,041      4,594    (21,272)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR................     13,997      9,403     30,675
                                                                ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR......................  $  24,038  $  13,997  $   9,403
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

        The accompanying notes are an integral part of these statements.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    On June 16, 1999, in conjunction with the financial restructuring discussed in Note 2 to the Consolidated Financial Statements, Transportation Manufacturing Operations Inc. changed its corporate name to Motor Coach Industires International, Inc. ("MCII"). The accompanying consolidated financial statements include the accounts of MCII and Subsidiaries ("the Company"), which is an indirect wholly owned subsidiary of MCII Holdings (USA), Inc. ("MCII Holdings"), which, as a result of the financial restructuring completed on June 16, 1999 and more fully discussed in Note 2 to the Consolidated Financial Statements, is 61% owned by a group of investors controlled by Joseph Littlejohn & Levy Fund III L.P. ("JLL Fund III") an affiliate of Joseph Littlejohn & Levy, Inc. ("JLL") and 39% owned by Consorcio G. Grupo Dina S.A. de C.V. ("Grupo Dina"), a Mexican corporation. The Company is a manufacturer of motor coaches, and a manufacturer and distributor of motor coach and transit bus replacement parts, with manufacturing facilities in the United States, Canada, and Mexico. Sales are made predominately to a diversified customer base, including independent operators, national fleet operators, government agencies, and others.

    As a result of the financial restructuring discussed in Note 2 to the Consolidated Financial Statements, MCII Holdings contributed its Dina Autobuses, S.A. de C.V. subsidiary ("Autobuses") to the Company at historical cost. The Company's Consolidated Financial Statements include Autobuses for all periods presented as this is a reorganization of entities under common control. All significant intercompany transactions have been eliminated.

    Certain reclassifications have been made to the financial statements of prior periods to conform to 1998 classifications. Described below are those accounting policies that are particularly significant to the Company.

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as contingent assets and liabilities disclosed in the financial statements. Actual results could differ from those amounts reported or disclosed.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents.

FOREIGN CURRENCY TRANSACTIONS

    As a means of reducing exposure to fluctuations in foreign currency exchange rates, the Company may enter into foreign exchange forward contracts to hedge certain firm and anticipated purchase commitments settled in foreign currencies (principally the Canadian dollar). The Company does not engage in foreign currency speculation. The contracts do not subject the Company to risk due to exchange rate movements as gains and losses on the contracts offset gains and losses on the transactions being hedged. Foreign currency transactions, which are not hedged, are converted at the exchange rates in effect at the date of the transaction. Any gain or loss resulting from the translation of such transactions is included in the income statement and were not material in any year. The Company did not enter into any such hedge transactions during 1998.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The assets and liabilities of the Company's Canadian operations are translated into U.S. dollars at current exchange rates, and revenues and expenses are translated at average exchange rates for the years 1998, 1997, and 1996. Resulting translation adjustments are reflected as other comprehensive income. This same approach has been applied to the Company's Mexican operations for the year 1996. The application of Statement of Financial Accounting Standards ("SFAS") No. 52 "Foreign Currency Translation" requires that the Mexican economy be judged a highly inflationary economy for 1998 and 1997 and that the Company's Mexican operations be remeasured as if the U.S. dollar was the functional currency during 1998 and 1997. This treatment caused a resulting translation gain for the 1998 period of $3,325,000 and a translation loss for the 1997 period of $85,000 to be included in the income statement rather than as other comprehensive income.

INTANGIBLES

    Intangibles, which consist primarily of goodwill, are carried at cost less accumulated amortization of $26,925,000 at December 31, 1998 and $21,288,000 at December 31, 1997. Intangibles are amortized primarily on the straight-line method over the periods of expected benefit, generally, but not in excess of 40 years. The Company evaluates the carrying value of goodwill and other long-lived assets at each reporting period for possible impairment in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

INVENTORIES

    Inventories are generally stated at the lower of cost or market. Cost is generally determined on a first-in, first-out basis.

NOTES RECEIVABLE

    Notes receivables are collateralized by coaches. Substantially all notes carry market floating rates of interest based on the creditworthiness of each individual purchaser. The allowance for uncollectible contracts is adjusted periodically based on an evaluation of individual contract collectibility.

PENSIONS AND OTHER BENEFITS

    Trusteed, noncontributory pension plans cover substantially all employees in the United States and Canada. Benefits for the noncontributory plans are based primarily on final average salary and years of service. Net periodic pension cost for the Company is based on the provisions of SFAS No. 87, "Employers' Accounting for Pensions." Funding policies provide that payments to pension trusts shall be at least equal to the minimum funding required by applicable regulations.

    Under Mexican Labor Law, Companies are liable for severance payments for all indemnities and seniority premiums to employees terminated under certain circumstances. Additionally, there is a liability for voluntary retirements as agreed in the union contract and a pension plan for the personnel. Indemnity payments are expensed as incurred. The liability for seniority premiums, pensions and severance payments is recorded as incurred, based on actuarial computations determined by using the projected unit credit method.

    Certain employees in the U.S. and Canada are covered under defined benefit post retirement plans that provide medical and life insurance for eligible retirees and dependents. The net periodic

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) postretirement benefit cost for the Company is based on the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment are stated at cost. Depreciation is provided principally by use of the straight-line method at annual rates as follows:

Buildings and leasehold improvements..........................  3% to 25%
Assets held for lease.........................................  10% to 20%
Machinery and equipment.......................................  8% to 33%

RESEARCH AND DEVELOPMENT

    Research and development expenses, net of contributions, are charged to income as incurred.

    Autobuses has a trust arrangement to earmark deductible funds for research and development of technology. Autobuses is authorized to make use of these funds for specific purposes and the fund may be increased by future contributions or by fund earnings. The fund was established in 1990 and no subsequent cash contributions were made. The balance of the fund at December 31, 1998 and 1997 was $1,543,000 and $1,723,000, respectively, and was included in other assets.

REVENUE RECOGNITION

    Sales are generally recognized on shipment of product to customers. Price allowances are recorded at the time of sale. An allowance for losses on receivables is maintained at an amount that management considers appropriate in relation to the outstanding receivable portfolio. Allowances for losses on receivables are charged to expense as appropriate. In 1997, the Company delivered coaches with related revenues of $6,918,000 and earnings before taxes of $1,187,000 that were omitted from revenues and income because they involved guaranteed residual values of approximately $3,700,000. In accordance with the Emerging Issues Task Force Issue ("EITF") 95-1, these coaches are being accounted for on a lease basis and will be recognized in revenues and income over periods ranging from 2 to 15 years. During 1998, the Company did not enter into any transactions that require deferral under EITF 95-1.

START-UP COSTS

    Start-up costs on major projects are charged to expense as incurred.

WARRANTY

    In the United States and Canada, an accrual for warranty claims is made at the time of sale. This accrual is based on management's estimate of future warranty liabilities and is charged to operations. Actual warranty expenditures are charged to the accrual as incurred. The accrual is reviewed periodically for adequacy in light of actual experience and adjustments are recorded if necessary.

    In Mexico the suppliers of components pay most warranty costs. Accordingly, the exposure for warranty is not material.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

2. FINANCIAL RESTRUCTURING

    As of December 31, 1998, MCII had a $170 million U.S. senior revolving credit facility ("the Senior Credit Facility") with a nine-bank syndicate to finance working capital and other general corporate needs. This facility was due to expire on October 1, 1999, and the lenders indicated that they were not willing to extend its maturity. In addition, during 1998, the Company was required to reduce existing long-term debt obligations by $50 million, consisting of a $25 million principal payment on MCII's Senior Term Notes due 2002, a $12 million reduction in its Canadian bank credit facility, and a $13 million principal payment on the Pre-Export Notes due 1999.

    As a result of the debt reductions during 1998 and the additional debt obligations and working capital requirements for 1999, the Company did not expect to generate sufficient cash flow from operations to fund both short term requirements and meet the required expiration of the Senior Credit Facility.

    On March 18, 1999, the Company engaged CIBC World Markets Corp. (formerly CIBC Oppenheimer Corp.) and its affiliates (collectively "CIBC") to act as the Company's lead bank agent, financial advisor, placement agent, and/or underwriter to undertake a financial restructuring of the debt obligations of the Company and Grupo Dina.

    On April 19, 1999, MCII executed an agreement with CIBC for the issuance of $40 million of Senior Subordinated Increasing Rate Notes ("IRNs"), due December 31, 1999, (subject to extension to March 31, 2000). This bridge financing was used by MCII to meet its short-term working capital requirements during the financial restructuring process.

    In addition to the bridge financing, the Company, in association with CIBC, developed and executed a financial restructuring plan to refinance substantially all of the indebtedness of Grupo Dina, the Company, and their respective subsidiaries.

    On May 14, 1999, Grupo Dina commenced a tender offer and consent solicitation relating to all of the approximately $206.5 million aggregate principal amount of outstanding Senior Secured Discount Notes due 2002 (the "Discount Notes") issued by Grupo Dina and MCII Holdings. Grupo Dina also commenced a tender offer and consent solicitation relating to all of the $35.0 million aggregate principal amount of outstanding Senior Secured Guaranteed Notes due 2000 (the "Guaranteed Notes") issued by its wholly-owned subsidiary, Dina Trucks (USA), L.L.C., and guaranteed by Grupo Dina and Dina Camiones, S.A. de C.V.

    The consideration for each Discount Note and Guaranteed Note tendered and accepted for payment was (a) $980 per $1,000 of Notes, plus (b) a consent payment of $20 per $1,000 of Notes, plus (c) accrued interest through the settlement date.

    On June 16, 1999, holders of approximately 99.97% of the outstanding Discount Notes tendered their notes for payment pursuant to the tender offer. The remaining Discount Notes were redeemed by the Company. On June 16, 1999, all Guaranteed Notes were tendered for payment pursuant to the tender offer.

    On June 16, 1999, the Company also completed a series of transactions to re-capitalize and restructure substantially all of the indebtedness of the Company and Grupo Dina and their subsidiaries, including:

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

2. FINANCIAL RESTRUCTURING (CONTINUED)
(a) MCII Holdings redeemed a portion of its outstanding common stock from Grupo Dina for total proceeds of $328 million. Grupo Dina used $256.6 million of the proceeds to conclude the above tender offers and retained $71.4 million in cash;

(b) An investment group led by Joseph Littlejohn & Levy Fund III L.P., ("JLL") a private equity partnership, made an equity contribution of $125 million in MCII Holdings. MCII Holdings also issued Senior Notes with warrants due 2010 in an amount of $50 million to the new equity investors. MCII Holdings subsequently made a capital contribution of the total proceeds of $175 million to MCII. As a result of the equity investment and redemption, the investment group led by JLL became the 61% majority owner of MCII Holdings and Grupo Dina became a 39% minority stockholder;

(c) MCII issued $152.3 million of Senior Subordinated Notes due 2009 at a discount of 98.5755% to yield total cash proceeds of $150.1 million. The notes are not secured by any collateral and rank junior to any of the Company's other senior debt but equal to any future senior subordinated debt issuance. The Company has a right to buy back some or all of the notes prior to their due date subject to certain limitations and premium provisions as specified in the agreement; and

(d) MCII entered into a new Senior Secured Credit Facility in the total amount of $445 million, consisting of $333 million in Term B loans due 2006 drawn on the June 16, 1999 closing date, and additional availability in the form of a $112 million revolving credit facility due 2005. The agreement contains financial covenants that the Company will not exceed certain leverage ratios or fall below certain interest coverage ratios as specified in the agreement. The agreement also contains a mandatory prepayment provision based upon a free cash flow formula as specified in the agreement. The prepayment provision calls for any prepayment made to be first applied to the term loans and then to the loans made under the revolving credit agreement. The facility provides for variable rates of interest based upon certain specified formulas that include a base rate of interest and an applicable margin based upon a calculation of the Company's Consolidated Total Leverage ratio. The Company also pays a 0.5% annualized facility fee on the daily unused portion of the revolving credit agreement. The Credit Facility calls for interest payments and payment of the facility fee to be paid at the end of each calendar quarter. The term loan agreement also calls for a principal payment of $832,500 due at the end of each calendar quarter commencing on September 30, 1999 and ending on March 31, 2006 and a final principal payment of $310,522,500 plus accrued interest on June 16, 2006. It is the Company's intention to fund its quarterly term loan principal obligations through the Senior Secured Credit Facility. Therefore, the current portion of this term loan is classified as long term.

    In addition to the debt repurchased pursuant to the tender offers, MCII repaid substantially all of its outstanding indebtedness including:

(a) The $40 million of IRN's along with $0.2 million of accrued interest and $0.2 million of redemption premiums;

(b) The existing U.S. revolving credit facility in a total amount of $165.5 million (including outstanding letters of credit) due to mature on October 1, 1999; along with $0.5 million of accrued interest and $0.2 million of redemption premiums;

(c) The $100 million of 9.02% Senior Notes due 2002, along with $0.4 million of accrued interest and a prepayment premium of approximately $5.3 million.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

2. FINANCIAL RESTRUCTURING (CONTINUED)
    In connection with the debt refinancings, the following restructuring transactions and agreements were also consummated:

(a) MCII Holdings, transferred Autobuses to MCII, and a portion of the proceeds of the refinancing were used to repay Autobuses' outstanding credit facilities of $14.2 million;

(b) MCII Holdings and certain of its subsidiaries transferred certain indirect subsidiaries, including Autopartes Hidalguenses, S.A. de C.V.; Carroceria Sahagun, S.A. de C.V.; Mexicana de Manufacturas Especiales, S.A. de C.V., and Universal Coach Parts Mexico, S.A. de C.V. (UCP Mexico), to certain subsidiaries of Grupo Dino and MCII canceled a $7.3 million receivable from UCP Mexico;

(c) One of our Canadian subsidiaries entered into a sale-leaseback transaction with Grupo Dina for tooling and equipment located at the facility at St. Matthews Street in Winnipeg, Manitoba. The market value of the tooling and equipment at the facility was between $2 million and $4 million and the transfer price and lease payments were for nominal amounts.

(d) Autobuses transferred to Grupo Dina a group of transit buses that are leased to a company affiliated with Grupo Dina, together with the related lease rights;

(e) Autobuses agreed to transfer certain undeveloped land to a subsidiary of Grupo Dina in exchange for land and buildings required for ongoing operations;

(f) MCII acquired certain royalty-free rights to use the Dina name and trademarks in marketing intercity coaches;

(g) Grupo Dina, through its subsidiaries, acquired rights, subject to certain conditions, to supply various manufactured parts and components to the operating subsidiaries of MCII; and

(h) Grupo Dina agreed to perform certain transitional services for MCII and its operating subsidiaries.

3. NET RECEIVABLE FROM AFFILIATES

    During the second quarter of 1998, Grupo Dina forgave, in the Company's favor, a receivable from Autobuses in the amount of $35,038,000. In addition, due to the uncertainty of the financial position of its parent company, the Company has made a provision for the uncollectability of the December 31, 1998 net receivable balance from Grupo Dina in the amount of $77,945,000. These two transactions have resulted in a $42,907,000 net charge against Additional Capital in Stockholder's Equity.

4. BUSINESS INTERRUPTION INSURANCE RECOVERIES

    During 1997, flooding along the Red River caused significant operating disruptions at the Company's Pembina, North Dakota and Winnipeg, Manitoba facilities. As a result, the Company filed insurance claims seeking recovery of various out-of-pocket costs and business interruption losses. Partial recoveries of $500,000 and $500,000 were received in 1998 and 1997, respectively. In early 1999, the Company reached a settlement of its claim for business interruption for a total of $8,962,000.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

5. EQUITY CONSOLIDATION ADJUSTMENT

    In 1998, the Company made a $2,914,000 Stockholder's Equity adjustment that corrected an immaterial prior period accounting error occurring in a consolidation adjustment of a subsidiary company.

6. GAIN ON EQUITY INVESTMENT

    In 1993, the Company purchased a 10% ownership interest in Mexicana de Autobuses, S.A. de C.V. ("MASA"), a Mexican coach manufacturing company, for $6,000,000. In December 1994, the Company distributed the MASA shares to Grupo Dina as a dividend. In December 1995, the Company repurchased the MASA shares directly from Grupo Dina for $1,200,000. In 1996, the Company evaluated the realizability of its investment in MASA, and, due to the continuing operating losses of MASA and prolonged weakness in the Mexican economy, wrote off the investment, resulting in a pre-tax loss of $1,200,000.

    In 1998, the Company sold its interest in MASA for $7,000,000 less reimbursement of fees and expenses of $2,000,000 paid to Grupo Dina.

7. DISCONTINUED OPERATIONS

    In 1993, the Board of Directors approved a plan of disposition for the transit bus manufacturing segment of the Company. This decision was based on management's review of market activities, business prospects, competitive bidding, evaluation of backlogs, economic value analysis, and opportunities for cost reduction, which indicated that the transit bus manufacturing business might not achieve acceptable profitability in the foreseeable future. As a result of this decision, a charge to discontinued operations of $53,629,000 ($87,202,000 before taxes) was recorded in 1993 to reflect the estimated loss on disposal of the transit-manufacturing segment.

    In November 1994, the Company sold the fixed assets and certain of the inventory of the transit bus manufacturing business, as well as the right to manufacture, remanufacture, and distribute transit buses previously made by the Company, for aggregate consideration of $14,947,000, of which $4,877,000 was in the form of a note receivable and the remainder was in cash. Additionally, the purchaser, for a period of five years from the sale date, has agreed not to distribute parts to transit buses previously made by the Company. The Company retained all other assets and all of the remaining liabilities of the transit manufacturing business.

    Based upon further analysis of the estimated loss to be incurred on the disposal, additional provisions were made in 1994 and 1996 of $3,500,000 ($5,385,000 before taxes) and $5,000,000 ($8,130,000 before taxes), respectively.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

7. DISCONTINUED OPERATIONS (CONTINUED)
    The summarized balance sheet of the discontinued transit bus manufacturing segment at December 31 was as follows:

                                                                            1998       1997
                                                                          ---------  ---------
                                                                              (DOLLARS IN
                                                                               THOUSANDS)
Assets:
  Notes receivable......................................................  $   1,496  $   3,953
  Other current assets..................................................         79         82
  Deferred taxes and other assets.......................................      2,063      2,314
                                                                          ---------  ---------
                                                                              3,638      6,349
                                                                          ---------  ---------
Liabilities:
  Other current liabilities.............................................      7,150      7,582
  Other liabilities.....................................................        904        996
                                                                          ---------  ---------
                                                                              8,054      8,578
                                                                          ---------  ---------
Net liabilities.........................................................  $   4,416  $   2,229
                                                                          ---------  ---------
                                                                          ---------  ---------

8. PROVISION FOR THE RELOCATION OF CORPORATE HEADQUARTERS

    In December 1996, the Company provided $3,000,000 for the costs associated with the decision to relocate the Company's corporate headquarters from Phoenix, Arizona to Des Plaines, Illinois. An additional $886,000 was provided in 1997 based on a revised estimate of the likelihood that the Phoenix office would be subleased. At December 31, 1998, the remaining $2,063,000 of reserves are included in the Consolidated Balance Sheet under the captions, "other current liabilities" ($644,000) and "other deferred items and insurance reserves" ($1,419,000). Substantially all of the severance and other relocation costs were paid in 1997 and the lease costs will be paid through 2003.

9. ACQUISITON

    In October 1996, the Company purchased certain assets of the Flxible Corporation ("Flxible") that were being sold through bankruptcy proceedings. Flxible was a manufacturer of transit buses and a distributor of related replacement parts. The purpose of the purchase was to utilize the assets to become the OEM parts distributor for the existing fleet of Flxible transit buses. The transaction was accounted for as a purchase of assets. The total purchase price was $12,200,000.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

10. CASH FLOW EFFECT OF CHANGES IN OPERATING ASSETS AND LIABILITIES

    Change in operating assets and liabilities for the years ended December 31 consisted of:

                                                  1998       1997       1996
                                                ---------  ---------  ---------
                                                    (DOLLARS IN THOUSANDS)
Decrease (Increase) in operating assets:
  Receivables.................................  $ (44,121) $ (25,839) $ (21,894)
  Inventories.................................     28,263    (69,006)    (4,414)
  Other operating assets......................     11,022     (2,854)     3,525
                                                ---------  ---------  ---------
                                                   (4,836)   (97,699)   (22,783)
                                                ---------  ---------  ---------
Increase (Decrease) in operating liabilities:
  Accounts payable............................     13,819     26,525     12,724
  Accrued income taxes........................     25,245      2,916     (4,549)
  Other operating liabilities.................    (22,820)   (49,068)    10,509
                                                ---------  ---------  ---------
                                                   16,244    (19,627)    18,684
                                                ---------  ---------  ---------
Net cash flow effect..........................  $  11,408  $(117,326) $  (4,099)
                                                ---------  ---------  ---------
                                                ---------  ---------  ---------

11. INVENTORIES

    Inventories at December 31 consisted of the following:

                                                            1998       1997
                                                          ---------  ---------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Raw materials...........................................  $  38,287  $  48,938
Work in process.........................................     42,487     61,230
Finished goods..........................................    171,501    170,879
                                                          ---------  ---------
                                                            252,275    281,047
Excess quantity and obsolescence reserve................    (26,410)   (23,252)
                                                          ---------  ---------
                                                          $ 225,865  $ 257,795
                                                          ---------  ---------
                                                          ---------  ---------

12. PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment at December 31 consisted of the following:

                                                                           1998        1997
                                                                        ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Land..................................................................  $    5,183  $    5,309
Buildings and leasehold improvements..................................      45,831      43,261
Assets held for lease.................................................      31,132      28,386
Machinery and equipment...............................................      60,657      58,218
                                                                        ----------  ----------
                                                                           142,803     135,174
Less accumulated depreciation and amortization........................     (40,007)    (28,329)
                                                                        ----------  ----------
                                                                        $  102,796  $  106,845
                                                                        ----------  ----------
                                                                        ----------  ----------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

12. PROPERTY, PLANT, AND EQUIPMENT (CONTINUED)
    Depreciation and amortization expense for property, plant, and equipment was $17,001,000, $14,072,000 and $9,964,000, respectively, for the years ended
December 31, 1998, 1997 and 1996 respectively.

13. NOTES RECEIVABLE

    Notes receivable at December 31 consisted of the following:

                                                                            1998       1997
                                                                         ----------  ---------
                                                                              (DOLLARS IN
                                                                              THOUSANDS)
Notes receivable, at contract amount...................................  $   47,693  $  50,359
Less allowance for uncollectible contracts.............................      (1,745)    (1,269)
                                                                         ----------  ---------
Notes receivable, net..................................................      45,948     49,090
Less current portion...................................................     (10,548)    (6,625)
                                                                         ----------  ---------
Long-term notes receivable.............................................  $   35,400  $  42,465
                                                                         ----------  ---------
                                                                         ----------  ---------

    Scheduled annual maturities of note receivables at December 31, 1998, were:

    1999           2000          2001          2002          2003       THEREAFTER
-------------  ------------  ------------  ------------  ------------  -------------
$  10,548,000  $  4,618,000  $  4,541,000  $  4,238,000  $  4,061,000  $  19,687,000

14. LONG-TERM DEBT

    Long-term debt at December 31 was as follows:

                                                           1998       1997
                                                         ---------  ---------
                                                             (DOLLARS IN
                                                              THOUSANDS)
United States bank credit facility (Note 2)............  $ 137,000  $ 135,000
Canadian bank credit facility..........................         --     12,033
Bancomext export loan facility (Note 2)................      8,594      6,496
Pre-Export Notes, due to 1999 (Note 2).................     22,000     34,203
9.02% of Senior Notes, due 2002 (Note 2)...............    100,000    125,000
Note payable at 7%, due 2001...........................        371        519
                                                         ---------  ---------
                                                           267,965    313,251
Less current portion...................................         --    (44,418)
                                                         ---------  ---------
Long-term debt, excluding debt push down...............    267,965    268,833
Push down of debt Senior Secured Discount Notes, due
  2002 (Note 2)........................................    206,500    184,225
                                                         ---------  ---------
Long-term debt, including debt push down...............  $ 474,465  $ 453,058
                                                         ---------  ---------
                                                         ---------  ---------

    The United States bank credit facility was increased in September 1997 to provide up to $170,000,000 for borrowing purposes, of which up to $35,000,000 was available for issuance of standby letters of credit. The facility previously provided $125,000,000 for borrowing purposes. Borrowings were due to be available under the bank credit facility on a revolving basis through October 1, 1999. At

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

14. LONG-TERM DEBT (CONTINUED)
December 31, 1998, the Company was contingently liable under standby letters of credit in the amount of $10,980,000. The interest rates applicable to borrowings under this agreement were, at the Company's option, indexed to the bank prime rate or the 30-day London Interbank Offered Rate ("LIBOR"), plus appropriate spreads over such indices during the period of each borrowing agreement. The average 30-day LIBOR rate was 6.3% for 1998 and 6.2% at December 31, 1998. The average base rate applicable to borrowings of less than 30 days was 8.25% for 1998 and was 7.75% at December 31, 1998. The agreements also provided for commitment fees. Such spreads and fees can change based on changes in the Company's financial ratios. On June 16, 1999 all outstanding borrowings under this facility were repaid as part of the financial restructuring discussed in
Note 2 and the facility terminated.

    The Canadian bank credit facility was increased in July 1997 to provide up to Cdn$30,000,000 (equivalent to $19,605,000 at December 31, 1998 exchange rates) for borrowing purposes, of which Cdn$4,000,000 was reserved for certain specific purposes. Borrowings were scheduled to be available under the bank credit facility on a revolving basis through October 1, 1999. The interest rates applicable to borrowings under this agreement were, at the Company's option, indexed to the bank prime rate or the 30-day London Interbank Offered Rate ("LIBOR"), plus appropriate spreads over such indices during the period of each borrowing agreement. The average interest rate was 6.6% for 1998 and 6.75% at December 31, 1998. The agreements also provided for commitment fees. Such spreads and fees could change based on changes in the Company's financial ratios. No additional borrowings can be made against this credit facility as a result of the refinancing (see Note 2).

    On December 4, 1997, an indirect subsidiary of the Company completed the placement of $35,000,000 of Guaranteed Pre-Export Notes with international investors. The securities were issued in two Series: Series 1 Notes, of which $13,000,000 were issued, carry a 10.0% coupon and had a maturity date of December 3, 1998; and Series 2 Notes, of which $22,000,000 were issued, carry a 10.5% coupon and have a maturity date of March 31, 1999. This note was fully paid on March 31, 1999.

    The Company had $125,000,000 of term notes payable which were due in annual installments of $25,000,000 beginning in November 1998 and extending through November 2002. Interest on the notes was at a fixed rate of 9.02%. However, the Company entered into an interest rate swap agreement in November 1994, which effectively changed the interest rate on the notes to LIBOR plus 1.14%. The Company terminated $62,500,000 of the swap in 1995 and the remainder of the swap in 1996 in exchange for an aggregate cash consideration of $9,683,000, which is being amortized as a reduction of interest expense over the remaining life of the notes. As a result, the effective interest rate on the $125,000,000 borrowing was at a fixed rate of 7.3% for 1997 and 1998. As a result of amendments to the term notes payable agreement, effective April 15, 1999, interest on the Notes became payable monthly. Additionally, these amendments, contained changes to certain financial covenants for which the Company would have been in violation had they not been changed. On June 16, 1999, all outstanding borrowings were repaid as part of the financial restructuring discussed in Note 2 to the Consolidated Financial Statements.

    In September 1996, The National Bank Foreign Trade S.N.C. ("Bancomext") provided a $20,000,000 credit facility to Autobuses for the purpose of financing export sales. This agreement terminated on March 29, 1998. A new one year agreement, effective May 25, 1998, was entered into which provided a $30,000,000 credit facility at the Mexican Interbank rate. On June 16, 1999, all outstanding borrowings were repaid as part of financial restructuring discussed in Note 2 to the Consolidated Financial Statements.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

14. LONG-TERM DEBT (CONTINUED)
    The Senior Secured Discount Notes due 2002 ("Discount Notes") were co-obligations of Grupo Dina and MCII Holdings, with the specific intention that Grupo Dina would service and repay the obligation. MCII Holdings' stock was pledged as collateral for the Discount Notes. The Company was not legally obligated for the note, or any of its assets pledged as collateral. As of the acquisition of the Company by Grupo Dina (August 1, 1994) the Company has recognized the Discount Notes and the predecessor debt to the Discount Notes and related interest expense in the Company's historical financial statements because the proceeds from the planned restructuring would repay certain indebtedness of Grupo Dina (see Note 2). The Discount Notes bear interest at an annual rate of 12% through maturity, on a zero coupon basis through November 15, 1998 and, thereafter, payable in cash. On June 16, 1999, all outstanding borrowings were repaid as part of the financial restructuring discussed in Note 2 to the Consolidated Financial Statements.

    The debt existing at December 31, 1998 has been classified in accordance with the terms and provisions of the new debt outstanding as of June 16, 1999 (see Note 2).

    Interest paid in the years ended December 31, 1998, 1997 and 1996 was $24,858,000, $26,067,000 and $21,362,000, respectively.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosures of the estimated fair value of financial instruments have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodology may have a material affect on the estimated fair value amounts.

    The carrying values of cash and cash equivalents, receivables, and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying value of the Notes Receivable approximates fair value because a significant portion of the note receivable are variable rate notes rather than fixed rate notes. The carrying amounts and estimated fair values of the Company's other financial instruments at December 31 were as follows:

                                               1998                          1997
                                   ----------------------------  ----------------------------
                                   CARRYING AMOUNT   FAIR VALUE  CARRYING AMOUNT   FAIR VALUE
                                   ----------------  ----------  ----------------  ----------

                                                     (DOLLARS IN THOUSANDS)
Debt.............................    $    474,465    $  445,284    $    497,476    $  492,704
Foreign exchange forward
  contracts......................              --            --              --    $      306

    The methods and assumptions used to estimate the fair values of the financial instrument are summarized as follows:

    Debt estimated by discounting the future cash flows using rates currently available for debt of similar terms and maturity.

    Foreign exchange forward contracts (used for hedging purposes) estimated using quoted exchange rates.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

16. INCOME TAXES

    The U.S. operations of the Company are included in the consolidated and other applicable U.S. income tax returns of the Company. Tax returns for the Canadian and Mexican entities are filed separately in Canada and Mexico.

    United States, Canadian, and Mexican income before income taxes was as follows:

                                                     1998       1997       1996
                                                   ---------  ---------  ---------
                                                       (DOLLARS IN THOUSANDS)
United States....................................  $  33,163  $  21,753     21,874
Canada...........................................     41,145     23,671     19,477
Mexico...........................................     (2,675)    14,005      4,797
Non deductible interest from push down of debt...    (25,194)   (21,635)   (19,550)
                                                   ---------  ---------  ---------
                                                   $  46,439  $  37,794  $  26,598
                                                   ---------  ---------  ---------
                                                   ---------  ---------  ---------

    Income tax expense (benefit) for the years ended December 31 was comprised of the following:

                                                     1998       1997       1996
                                                   ---------  ---------  ---------
                                                       (DOLLARS IN THOUSANDS)
Current:
  United States:
    Federal......................................  $  14,661  $   8,435  $  11,098
    State........................................      3,665      1,806      1,685
  Foreign........................................     18,288      9,654     10,503
                                                   ---------  ---------  ---------
                                                      36,614     19,895     23,286
                                                   ---------  ---------  ---------

Deferred:
  United States:
    Federal......................................     (3,812)      (351)    (2,812)
    State........................................       (706)      (195)      (236)
  Foreign........................................       (306)     1,919     (1,764)
                                                   ---------  ---------  ---------
                                                      (4,824)     1,373     (4,812)
                                                   ---------  ---------  ---------
Total income tax expense.........................  $  31,790  $  21,268  $  18,474
                                                   ---------  ---------  ---------
                                                   ---------  ---------  ---------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

16. INCOME TAXES (CONTINUED)
    A reconciliation of the provision for income taxes and the amount that would be computed using statutory federal income tax rates on income before income taxes is set forth below:

                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)
Computed income tax provision at Statutory rate of 35%.......  $  16,254  $  13,228  $   9,310
Non deductible interest expense from push down of debt.......      8,818      7,572      6,842
State income taxes...........................................      1,923      1,057        942
Canadian tax differences.....................................      2,601      1,126      1,258
Mexican tax differences......................................        690     (3,970)    (1,772)
Foreign dividend received....................................         --      1,160         --
Intangible amortization......................................      1,778      1,425      1,367
Other, net...................................................       (274)      (330)       527
                                                               ---------  ---------  ---------
Total income tax expense.....................................  $  31,790  $  21,268  $  18,474
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Deferred income tax assets and liabilities included in the Consolidated Balance Sheet at December 31 consisted of the following:

                                                                           1998        1997
                                                                        ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Property, plant, and equipment......................................  $    6,767  $    8,315
  Pension and other benefits..........................................       7,650       6,228
  Allowances and reserves for losses..................................      21,500      13,920
  Net operating loss carryforward.....................................      15,040      15,554
  Alternative minimum tax carryforward................................       7,901       8,065
  Deferred state income taxes.........................................       1,876       1,431
  Inventories.........................................................       4,062         929
  Other...............................................................       4,938       3,295
                                                                        ----------  ----------
Total gross deferred tax assets.......................................      69,734      57,737
  Valuation allowance.................................................     (37,711)    (33,707)
                                                                        ----------  ----------
Total gross deferred tax assets.......................................      32,023      24,030
                                                                        ----------  ----------
Deferred tax liabilities:
  Property, plant, and equipment......................................      (6,996)     (8,615)
  Intangibles.........................................................      (5,964)     (4,608)
  Installment sales...................................................        (309)       (489)
  Other...............................................................      (4,256)     (2,804)
                                                                        ----------  ----------
Total gross deferred tax liabilities..................................     (17,525)    (16,516)
                                                                        ----------  ----------
Net deferred tax asset................................................  $   14,498  $    7,514
                                                                        ----------  ----------
                                                                        ----------  ----------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

16. INCOME TAXES (CONTINUED)

    SFAS No. 109, "Accounting for Income Taxes," requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or the entire deferred tax asset will not be realized. A valuation reserve was established against the deferred tax assets in Mexico, primarily loss carryforwards, that might not be realized. The Mexican net operating losses expire between 1999 and 2007.

    Income taxes paid in the years ended December 31, 1998, 1997 and 1996 were $12,907,000, $10,814,000 and $13,093,000, respectively.

    The Company's Canadian income tax returns for 1982 through 1992 are currently under review by Revenue Canada. Authorities have proposed imputing additional income related to transactions with a U.S. based subsidiary of the Company. Revenue Canada has issued a formal reassessment on the 1985 return. The Company has filed a notice of objection for 1985. In the event of an adverse judgment, the additional income taxes for 1982 through 1992 could amount to $23,000,000 plus interest of approximately $47,000,000 through December 31, 1998 and, in addition, the Company may be subject to potential reassessments for the years subsequent to 1992 on the same basis which could result in additional income taxes and interest. These amounts are all before recoveries of U.S. federal income taxes which may be available to offset a portion of any additional taxes paid to Canada as these years are still open for U.S. federal income tax purposes. In accordance with SFAS No. 109, "Accounting for Income Taxes," a portion of any ultimate liability owed as a result of this issue would be treated as an adjustment of Grupo Dina's purchase price on acquiring MCII Holdings, resulting in an increase of purchase goodwill. (If the ultimate liability were $70,000,000, then approximately $45,000,000 would be a purchase accounting adjustment.) Based on its review of current relevant information, including the advice of outside counsel, the Company is of the opinion that Revenue Canada's arguments are without merit and that any liability from this matter will not be material to its financial condition or results of operations.

    The Company has not provided for U.S. federal income taxes and foreign withholding taxes on the undistributed earnings of non-U.S. subsidiaries. The undistributed earnings are intended to be reinvested indefinitely and were approximately $81,000,000. If these earnings were distributed, foreign withholding taxes would be imposed; however, foreign tax credits would become available to substantially reduce any resulting U.S. income tax liability.

17. PENSION BENEFITS

    The Company sponsors various retirement plans for most full-time employees. Benefits of the plans are generally based on years of service and employees' compensation during the final years of employment. In 1998, the Financial Accounting Standards Board issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which the Company adopted as of December 31, 1998.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

17. PENSION BENEFITS (CONTINUED)
    The components of net periodic pension costs are summarized in the following table:

                                                                   UNITED STATES                       CANADA
                                                          -------------------------------  -------------------------------
                                                            1998       1997       1996       1998       1997       1996
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                                    (DOLLARS IN THOUSANDS)
Service cost benefits earned during the period..........  $   1,214  $   1,028  $     996  $     485  $     475  $     452
Interest cost on projected benefit obligation...........      1,494      1,262      1,072        427        435        415
Expected return on plan assets..........................     (1,289)    (1,154)    (1,002)      (621)      (597)      (559)
Amortization of prior service cost......................        510        510        512          3          4          3
Amortization of transition obligation...................         (9)        (9)        (9)        (2)        (2)        (2)
Recognized net actuarial loss...........................        100         26         30         --         17          2
FAS 88 settlement.......................................         --         --       (165)        --         --         --
                                                          ---------  ---------  ---------  ---------  ---------  ---------
Net pension cost........................................  $   2,020  $   1,663  $   1,434  $     292  $     332  $     311
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------  ---------

    The following tables summarize pension benefit obligations, plan assets and funded status as of December 31:

                                                                             UNITED STATES             CANADA
                                                                          --------------------  --------------------
                                                                            1998       1997       1998       1997
                                                                          ---------  ---------  ---------  ---------
                                                                                    (DOLLARS IN THOUSANDS)
CHANGE IN PENSION BENEFIT OBLIGATION
Benefit obligation as of January 1......................................  $  19,559  $  15,943  $   6,407  $   6,361
Service cost............................................................      1,214      1,028        485        475
Interest cost...........................................................      1,494      1,262        427        435
Actuarial loss..........................................................      1,933      1,646        495         35
Benefits paid...........................................................       (360)      (320)      (280)      (623)
Foreign currency rate change............................................         --         --       (453)      (276)
                                                                          ---------  ---------  ---------  ---------
Benefit obligation as of December 31....................................  $  23,840  $  19,559  $   7,081  $   6,407
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year..........................  $  15,412  $  12,863  $   7,205  $   6,713
Actual return on plan assets............................................      3,938      2,820        831        969
Employer contribution...................................................        241         49        510        451
Benefits paid...........................................................       (360)      (320)      (280)      (623)
Foreign currency rate change............................................         --         --       (503)      (305)
                                                                          ---------  ---------  ---------  ---------
Fair value of plan assets at end of year................................  $  19,231  $  15,412  $   7,763  $   7,205
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------
FUNDED STATUS:
Funded status at end of year............................................  $  (4,609) $  (4,147) $     682  $     798
Unrecognized transition obligation......................................        (36)       (45)         9          8
Unrecognized net actuarial (gain)/loss..................................       (812)         4        256        (31)
Unrecognized prior service cost.........................................        691      1,201         32         38
                                                                          ---------  ---------  ---------  ---------
Prepaid (accrued) benefit cost..........................................  $  (4,766) $  (2,987) $     979  $     813
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

17. PENSION BENEFITS (CONTINUED)
    The Company has one pension plan for which the employer must recognize an additional minimum liability in accordance with the provisions of paragraph 36 of Statement 87.

                                                                               UNITED STATES             CANADA
                                                                            --------------------  --------------------
                                                                              1998       1997       1998       1997
                                                                            ---------  ---------  ---------  ---------
                                                                                      (DOLLARS IN THOUSANDS)
AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL POSITION CONSIST OF:
Prepaid benefit cost......................................................  $      39  $       9     N/A        N/A
Accrued benefit liability.................................................     (6,290)    (5,044)    N/A        N/A
Intangible asset..........................................................        691      1,203     N/A        N/A
Accumulated other comprehensive income (pretax)...........................        794        845     N/A        N/A
                                                                            ---------  ---------  ---------     ---
Net amount recognized.....................................................  $  (4,766) $  (2,987)    N/A        N/A
                                                                            ---------  ---------  ---------     ---
                                                                            ---------  ---------  ---------     ---

    Weighted average assumptions used were:

                                                                    UNITED STATES                       CANADA
                                                           -------------------------------  -------------------------------
                                                             1998       1997       1996       1998       1997       1996
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Discount rate for obligation.............................    6.8%       7.0%       7.5%       6.8%       7.0%       7.5%
Rate of increase in compensation.........................    4.0%       4.0%       5.0%       4.0%       4.0%       4.5%
Long-term rate of return on assets.......................    9.5%       9.5%       9.5%       9.5%       9.5%       9.5%

    The Company also has defined contribution plans for certain employees. Company contributions in the years ended December 31, 1998, 1997 and 1996 were $1,307,000, $623,000 and $783,000 in the U.S. and $1,147,000, $950,000 and
$846,000 in Canada, respectively.

18. MEXICAN EMPLOYEE BENEFITS

    Net periodic pension cost for the two years ended December 31 included the following components:

                                                                        1998       1997       1996
                                                                      ---------  ---------  ---------
                                                                          (DOLLARS IN THOUSANDS)
Service cost benefits earned during the period......................  $      57  $      96  $     123
Interest cost on projected benefit obligation.......................        456        574        474
Expected return on plan assets......................................       (666)      (808)      (644)
Net amortization and deferral.......................................        (51)       (66)         1
                                                                      ---------  ---------  ---------
Net pension cost....................................................  $    (204) $    (204) $     (46)
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

                   MOTOR COACH INDUSTRIES INTERNATIONAL INC.

18. MEXICAN EMPLOYEE BENEFITS (CONTINUED)

    The following tables summarize pension benefit obligations, plan assets and funded status as of December 31:

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                 (DOLLARS IN
                                                                                  THOUSANDS)
CHANGE IN PENSION BENEFIT OBLIGATION:
Benefit obligation as of January 1.........................................  $   2,845  $   2,264
Service cost...............................................................         57         96
Interest cost..............................................................        456        574
Plan participants' contributions...........................................         --         --
Amendments.................................................................         --         --
Actuarial gain.............................................................       (612)        --
Benefits paid..............................................................        (17)       (22)
Foreign currency rate change...............................................       (517)       (67)
                                                                             ---------  ---------
Benefit obligation as of December 31.......................................  $   2,212  $   2,845
                                                                             ---------  ---------
                                                                             ---------  ---------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year.............................  $   3,700  $   3,001
Actuarial gain in rate.....................................................       (668)        --
Actual return on plan assets...............................................        666        809
Employer contribution......................................................         --         --
Plan participants' contributions...........................................         --         --
Benefits paid..............................................................        (17)       (22)
Foreign currency rate change...............................................       (682)       (88)
                                                                             ---------  ---------
Fair value of plan assets at end of year...................................  $   2,999  $   3,700
                                                                             ---------  ---------
                                                                             ---------  ---------
FUNDED STATUS:
Funded status at end of year...............................................  $     787  $     855
Unrecognized net actuarial gain............................................       (802)    (1,041)
Unrecognized prior service cost............................................         52         --
                                                                             ---------  ---------
Prepaid (accrued) benefit cost.............................................  $      37  $    (186)
                                                                             ---------  ---------
                                                                             ---------  ---------

Weighted average assumptions used were:

                                                                               1998       1997
                                                                             ---------  ---------
Discount rate for obligation...............................................       24.0%      25.4%
Rate of increase in compensation...........................................       18.6%      20.0%
Long-term rate of return on assets.........................................       25.7%      27.2%

19. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Company has defined benefit postretirement plans that provide medical and life insurance benefits for eligible retirees and dependents. In 1998, the Financial Accounting Standards Board issued SFAS 132, "Employers' Disclosures about Pensions and other Postretirement Benefits," which the company adopted as of December 31, 1998.

                   MOTOR COACH INDUSTRIES INTERNATIONAL INC.

19. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (CONTINUED)
    The net periodic postretirement benefit cost for the years ended December 31 included the following components:

                                                         UNITED STATES                       CANADA
                                                -------------------------------  -------------------------------
                                                  1998       1997       1996       1998       1997       1996
                                                ---------  ---------  ---------  ---------  ---------  ---------
                                                                     (DOLLARS IN THOUSANDS)
Service cost..................................  $     563  $     531  $     494  $      21  $      24  $      21
Interest cost.................................        475        453        425         18         25         24
Amortization of prior service cost............         (3)        (3)        (3)        --         --         --
Recognized net actuarial (gain)/loss..........        (69)        (5)       (68)        --          2          2
Curtailment (gain)/loss.......................                             (665)
                                                ---------  ---------  ---------  ---------  ---------  ---------
Net periodic benefit cost.....................  $     966  $     976  $     183  $      39  $      51  $      47
                                                ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------

    The following tables summarize postretirement benefit obligations and funded status as of December 31:

                                                                                UNITED STATES             CANADA
                                                                             --------------------  --------------------
                                                                               1998       1997       1998       1997
                                                                             ---------  ---------  ---------  ---------
                                                                                       (DOLLARS IN THOUSANDS)
CHANGE IN POSTRETIREMENT BENEFIT UNITED STATES AND CANADA OBLIGATIONS:
Benefit obligation as of January 1.........................................  $   7,574  $   6,066  $     278  $     289
Service cost...............................................................        563        531         21         24
Interest cost..............................................................        475        453         18         25
Amendments.................................................................         (3)        (3)        --         --
Actuarial (gain)/loss......................................................       (457)       583         --        (37)
Benefits paid..............................................................        (69)       (56)       (25)       (11)
Foreign currency rate change...............................................         --         --        (18)       (12)
                                                                             ---------  ---------  ---------  ---------
Benefit obligation as of December 31.......................................  $   8,083  $   7,574  $     274  $     278
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------

                                                                                UNITED STATES             CANADA
                                                                             --------------------  --------------------
                                                                               1998       1997       1998       1997
                                                                             ---------  ---------  ---------  ---------
                                                                                       (DOLLARS IN THOUSANDS)
FUNDED STATUS:
Funded status at end of year...............................................  $  (8,083) $  (7,574) $    (274) $    (278)
Unrecognized net actuarial (gain)/loss.....................................       (368)        23        (21)       (25)
Unrecognized prior service cost............................................        (15)       (18)        --         --
                                                                             ---------  ---------  ---------  ---------
Accrued benefit cost.......................................................  $  (8,466) $  (7,569) $    (295) $    (303)
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------

    The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation ("APBO") for the Company's U.S. operations was 9.0% as of December 1998, declining by 1.0% per year to 5.0% by the year 2002 and remaining at that level thereafter for retirees below the age 65, and 6.5% as of December 31, 1998, declining by 0.5% per year to 5.0% by the year 2002 and

                   MOTOR COACH INDUSTRIES INTERNATIONAL INC.

19. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (CONTINUED) remaining at that level thereafter for retirees above age 65. A one percentage-point change in the assumed health-care-cost trend rate would have the following effects:

                                                                                   ONE PERCENTAGE   ONE PERCENTAGE
                                                                                   POINT INCREASE   POINT DECREASE
                                                                                   ---------------  --------------
                                                                                       (DOLLARS IN THOUSANDS)
Effect on total of service and interest cost components..........................     $     261       $     (199)
Effect on postretirement benefit obligation......................................     $   1,945       $   (1,530)

    The postretirement benefit obligation of the Company's Canadian operations does not contain a health care component.

20. LEASE OBLIGATIONS

    Certain warehouses, offices, and equipment are leased under leases expiring through the year 2014 with some of the leases providing for renewal options. Leases, which expire, are generally renewed or replaced by similar leases.

    At December 31, 1998, future minimum rental payments with respect to noncancellable operating leases with terms in excess of one year were as follows:

    1999          2000          2001          2002          2003       THEREAFTER
------------  ------------  ------------  ------------  ------------  ------------
$  2,551,686  $  2,340,937  $  1,809,653  $  1,451,543  $  1,303,316  $  5,439,363

    Total rental expenses for the years ended December 31, 1998, 1997 and 1996 were $4,068,000, $3,384,000 and $3,440,000, respectively.

21. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Company enters into foreign exchange forward contracts to hedge certain firm and anticipated purchase commitments, which are settled in Canadian dollars. These contracts are purchased to reduce the impact of Canadian dollar currency fluctuations on operating results. The Company does not engage in Canadian dollar currency speculation. The contracts do not subject the Company to risk due to exchange rate movements because gains and losses on the materials being purchased offset gains and losses on the contracts. At December 31, 1998 the Company had no Canadian dollar exchange forward contracts outstanding. At December 31, 1997 the Company had approximately $7,558,000 of Canadian dollar exchange forward contracts outstanding. The Company's theoretical risk in these transactions is the cost of replacing, at current rates, these contracts in the event of default by the other party to the contract. Management believes the risk of incurring such losses is remote because the contracts are entered into with major financial institutions.

    As an adjunct to its coach business, the Company has entered into repurchase and first loss agreements with certain companies which provide financing for coaches sold by the Company, pursuant to which the Company agrees to either repurchase coaches from such companies or guarantee the payment of certain obligations of coach owners or operators. The amounts of such repurchase agreements as of December 31, 1998 and 1997 were approximately $21,000,000 and $23,000,000, respectively. Additionally, as a result of certain sales of notes receivable and leases, the Company is

                   MOTOR COACH INDUSTRIES INTERNATIONAL INC.

21. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED) obligated to reimburse the purchaser of such notes and leases for any losses as a result of defaults up to $6,700,000 and $6,600,000 as of December 31, 1998 and 1997, respectively. The Company has experienced no material losses in respect to such obligations and losses under existing agreements are not expected to have a material affect on the Company's financial position or results of operations.

22. LITIGATION

    The Company and certain of its subsidiaries are plaintiffs or defendants to various actions, proceedings and pending claims. Some of the foregoing involve or may involve claims for compensatory, punitive, or other damages in material amounts. Litigation is subject to many uncertainties and it is possible that some of these legal actions, proceedings and pending claims could be decided against the Company. Although the amount of liability at December 31, 1998 with respect to these matters is not ascertainable, the Company believes that any resulting liability would not materially affect the Company's financial condition or results of operations.

23. COMMITMENTS AND CONTINGENCIES

    As a part of the Company's marketing strategy for the 1997 introduction of the new E-Series model inter-city coach, the "Renaissance", it has entered into trade-in agreements, in 1996, whereby certain customers may trade-in, at predetermined values, their recently purchased D-Series model coaches when purchasing a new E-Series model. Under the terms of the agreements, the Company has committed to trade-in values ranging from 73% to 82% of the original invoice price for a 36-month-old coach; such trade-in values being estimated by management to approximate fair market value for such coaches at the time of the trade-in. At December 31, 1998 the Company's commitment under this program was $14,525,000. The Company has reserved $600,000 for the estimated net cost to the Company.

    During 1996, the Company completed a research and development project in connection with the development of the E-Series coach, which had been undertaken, with the cooperation of the Government of Canada and the Province of Manitoba. Agreements entered into between the parties for this project provided for payment of matching contributions and specified that the contributions may be repayable if, during the first five years following project completion, the ratio of Canadian employees to total employees of the Company falls below 40%. As of December 31, 1998, the total amount of such contributions was $6,891,000 and the Company had met the employee ratio commitment ($1,479,000 was recorded as income in the 1996 Consolidated Income Statement).

24. NONCONSOLIDATED AFFILIATE

    In 1997 a new company was formed, MCII Financial Services ("MFS"). The Company acquired 250,000 shares, or 25%, of voting common stock of MFS and 15,000,000 shares of non-voting preferred stock of MFS for $250,000 and $15,000,000 respectively. The remaining 750,000 shares, or 75%, of the voting common stock were acquired by the indirect controlling shareholders of the Company. In 1998, the Company increased its investment by $7,650,000. The Company also recognized its share of equity income of $210,000 for 1998. MFS will operate independently from the Company and will provide conditional sales contracts and operating leases to the Company's customers. MFS is expected to have better access to funding on competitive terms.

                   MOTOR COACH INDUSTRIES INTERNATIONAL INC.

24. NONCONSOLIDATED AFFILIATE (CONTINUED)
    MFS's initial transaction was the purchase of $19,406,000 of loans and $12,742,000 of leases from certain subsidiaries of the Company. The Company has guaranteed the full and prompt collection of the loans sold to MFS. The Company received a fairness opinion from an independent third party as to the basis for the selling price of these assets. No gain was recognized on the transaction. MFS will in the future engage in loan and leasing activities involving the Company and others in the motor coach and other industries. During 1998, MFS purchased additional loans of $35,519,000 and leases of $3,216,000 from the Company.

25. RELATED PARTY TRANSACTIONS

    Related party transactions for the years ended December 31 were as follows:

                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)
Purchases from affiliated companies:
  Goods......................................................  $   4,146  $  15,044  $   4,815
  Services...................................................      7,681     21,587      8,229
  Allocated interest expense.................................      3,234      6,978      3,172
                                                               ---------  ---------  ---------
                                                               $  15,061  $  43,609  $  16,216
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Sales to affiliated companies:
  Goods......................................................  $      --  $   2,973  $     968
  Services...................................................      2,640      7,384      4,443
  Allocated interest income..................................     11,989      8,376      1,720
                                                               ---------  ---------  ---------
                                                               $  14,629  $  18,733  $   7,131
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Charges for MFS Management Services..........................  $     931        N/A        N/A
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Charges for Grupo Dina management services...................  $   1,000  $   1,000  $   1,000
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Related party balances included in the December 31 balance sheet were:

                                                                            1998       1997
                                                                          ---------  ---------
                                                                              (DOLLARS IN
                                                                               THOUSANDS)
Affiliated companies receivables, net...................................  $      --  $  16,293

    Grupo Dina's interest income and expense is allocated to its subsidiaries based on relative monthly intercompany balances.

    During 1997, Autobuses put 240 transit bus units, with a sales value of $9,340,000, out on lease to Transportes y Services Terrestres G S.A. de C.V. ("TSTG"). TSTG is controlled by members of the group consisting of the indirect controlling shareholders of the Company.

                   MOTOR COACH INDUSTRIES INTERNATIONAL INC.

26. BUSINESS SEGMENT AND GEOGRAPHIC DATA

BUSINESS SEGMENT DATA

    The Company has three reporting segments, Coach and Support, Replacements Parts, and Finance. The Coach and Support segment manufactures motor coaches and buys and sells used motor coaches. The Replacement Parts segment distributes replacement parts for motor coaches, transit buses and school buses. The Finance segment provides financing options for the sale of new and used coaches. The reportable segments are managed separately because each business has differing customer selling requirements. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intangible assets are included in each segment's reportable assets, and the corresponding amortization of these intangible assets is included in the determination of a segment's operating profit or loss. The Company evaluates performance based on profit or loss from operations before income taxes, interest, and other non-operating income (expenses).

    Data for these three segments of the years ending December 31 are as follows:

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
                                                                 (DOLLARS IN THOUSANDS)
Revenues:
  Coach and Support......................................  $  736,216  $  537,184  $  496,078
  Replacement Parts......................................     186,072     193,358     159,201
  Finance................................................       9,439       9,241      11,805
                                                           ----------  ----------  ----------
                                                           $  931,727  $  739,783  $  667,084
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Operating income:
  Coach and Support......................................  $   59,276  $   60,501  $   41,474
  Replacement Parts......................................      22,098      15,923      14,158
  Finance................................................       2,430       2,029       4,201
                                                           ----------  ----------  ----------
                                                           $   83,804  $   78,453  $   59,833
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Depreciation and amortization:
  Coach and Support......................................  $   18,627  $   15,053  $   11,435
  Replacement Parts......................................       4,021       4,739       4,014
  Finance................................................       2,167       2,243       2,169
                                                           ----------  ----------  ----------
                                                           $   24,815  $   22,035  $   17,618
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Capital expenditures:
  Coach and Support......................................  $    8,847  $   29,399  $   24,271
  Replacement Parts......................................       2,889       2,697       1,338
  Finance................................................           4          --          --
                                                           ----------  ----------  ----------
                                                           $   11,740  $   32,096  $   25,609
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

                   MOTOR COACH INDUSTRIES INTERNATIONAL INC.

26. BUSINESS SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

                                                                           1998        1997
                                                                        ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Assets:
  Coach and Support...................................................  $  536,659  $  567,699
  Replacement Parts...................................................     184,325     189,415
  Finance.............................................................      80,771      63,559
                                                                        ----------  ----------
                                                                        $  801,755  $  820,673
                                                                        ----------  ----------
                                                                        ----------  ----------

    There are no material intersegment transactions.

    Major customers are generally defined as those which individually account for more that 10% of the Company's revenue. For the years ended 1998, 1997 and 1996, Greyhound Lines, Inc. ("GLI") accounted for 8.0%, 9.5% and 11.1%, respectively, of the Company's consolidated revenues. In January 1998, GLI and MCII Holdings signed a 10-year long-term supply agreement until the year 2007. For the years-ended 1998, 1997 and 1996, sales to Coach USA, Inc. ("CUI") accounted for 9.2%, 8.6% and 0.9%, respectively, of the Company's consolidated revenues. Effective June 9th, 1997, CUI and MCII Holdings signed an agreement pursuant to which CUI agreed that MCII Holdings would be the primary supplier of CUI's annual new coach requirements through 1999.

    The company also has a long-term agreement to purchase Coach part "kits" from Marcopolo for its Viaggio coaches manufactured in Mexico. The agreement requires the company to pay a royalty fee based on the value of certain "kit" parts and components purchased from suppliers other than Marcopolo. The royalty fee ranges from 2.7% to 3.5% of the "kit" value. Royalty fees paid in 1998 and 1997 were $291,000 and $1,114,000 respectively.

GEOGRAPHICAL DATA

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
                                                                 (DOLLARS IN THOUSANDS)
Revenues:
  United States..........................................  $  770,709  $  610,915     579,136
  Canada.................................................      79,767      82,898      82,157
  Mexico.................................................      81,251      45,970       5,791
                                                           ----------  ----------  ----------
                                                           $  931,727  $  739,783  $  667,084
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Long-Lived Assets:
  United States..........................................  $  229,758  $  222,501
  Canada.................................................     101,669     110,965
  Mexico.................................................      24,937      39,468
                                                           ----------  ----------
                                                           $  356,364  $  372,934
                                                           ----------  ----------
                                                           ----------  ----------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

27. GUARANTOR CONDENSED FINANCIAL STATEMENTS

    In connection with the issuance of the Senior Subordinated Notes due 2009 (the "Notes") (See note 2), the Company's U.S. subsidiaries became guarantors to these Notes. The following tables present condensed consolidating financial information for MCII Guarantors (U.S. entities); and Non Guarantors (Non-U.S. entities including Autobuses and MCI, Ltd.). Each of the Guarantors are a direct or indirect wholly owned subsidiary of MCII. The Guarantors will jointly and severally and fully and unconditionally guarantee the Notes of the Company. The following condensed consolidating financial information presents the results of operations, financial position and cash flows of MCII, Guarantors, and Non Guarantors, and the eliminations necessary to arrive at the information for the Company on a condensed consolidated basis.

                    CONDENSED CONSOLIDATED INCOME STATEMENT

                                                                    YEAR ENDED DECEMBER 31, 1998
                                                  ----------------------------------------------------------------
                                                                               NON
                                                     MCII     GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                  ----------  -----------  -----------  ------------  ------------
                                                                       (DOLLARS IN THOUSANDS)
Sales...........................................  $       --   $ 772,022    $ 347,742    $ (188,037)   $  931,727
Cost of sales (exclusive of items shown
  separately below).............................          --     615,043      303,179      (190,033)      728,189
Depreciation and amorization....................         339      10,805       13,671            --        24,815
Interest expense, financing operations..........          --       2,545          220            --         2,765
Research and development expenses...............          --       4,253        4,488            --         8,741
New product start-up costs......................          --         981           --            --           981
Business insurance recoveries...................          --      (7,366)      (1,096)           --        (8,462)
Selling, general and administrative expenses....       8,540      86,758       (4,674)          270        90,894
                                                  ----------  -----------  -----------  ------------  ------------

Operating income................................      (8,879)     59,003       31,954         1,726        83,804
                                                  ----------  -----------  -----------  ------------  ------------

Interest expense, net...........................      (2,498)    (18,919)       1,432            --       (19,985)
Interest expense pushed down from related
  party.........................................     (25,194)         --           --            --       (25,194)
Other (income) expense..........................        (340)       (204)          33            --          (511)
Gain on equity investments......................       5,000          --           --            --         5,000
Foreign currency translation gain...............          --          --        3,325            --         3,325
                                                  ----------  -----------  -----------  ------------  ------------
                                                     (23,032)    (19,123)       4,790            --       (37,365)

Income (loss) before income taxes...............     (31,911)     39,880       36,744         1,726        46,439

Income taxes....................................      (3,264)     17,072       17,982            --        31,790
                                                  ----------  -----------  -----------  ------------  ------------
Net income (loss)...............................  $  (28,647)  $  22,808    $  18,762    $    1,726    $   14,649
                                                  ----------  -----------  -----------  ------------  ------------
                                                  ----------  -----------  -----------  ------------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

27. GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                    CONDENSED CONSOLIDATED INCOME STATEMENT

                                                                    YEAR ENDED DECEMBER 31, 1997
                                                  ----------------------------------------------------------------
                                                                               NON
                                                     MCII     GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                  ----------  -----------  -----------  ------------  ------------
                                                                       (DOLLARS IN THOUSANDS)
Revenue.........................................  $       --   $ 613,426    $ 303,960    $ (177,603)   $  739,783
Cost of sales (exclusive of items shown
  separately below).............................          --     481,923      248,280      (183,596)      546,607
Depreciation and amorization....................         436      11,494       10,105            --        22,035
Interest expense, financing operations..........          --       2,184          210            --         2,394
Research and development expenses...............          --       2,882        3,773            --         6,655
New product start-up costs......................          --          --        7,333            --         7,333
Business insurance recoveries...................                                 (500)                       (500)
Provision for relocation of corporate office....         886          --           --            --           886
Selling, general and administrative expenses....       5,846      68,788        2,981        (1,695)       75,920
                                                  ----------  -----------  -----------  ------------  ------------

Operating income................................      (7,168)     46,155       31,778         7,688        78,453
                                                  ----------  -----------  -----------  ------------  ------------

Interest expense, net...........................      (3,225)    (13,613)      (5,021)           --       (21,859)
Interest expense pushed down from related
  party.........................................     (21,635)         --           --            --       (21,635)
Other (income) expense..........................          69        (465)      10,704        (7,388)        2,920
Foreign currency translation gain...............          --          --          (85)           --           (85)
                                                  ----------  -----------  -----------  ------------  ------------
                                                     (24,791)    (14,078)       5,598        (7,388)      (40,659)

Income (loss) before income taxes...............     (31,959)     32,077       37,376           300        37,794

Income taxes....................................      (3,630)     14,012       10,886            --        21,268
                                                  ----------  -----------  -----------  ------------  ------------
Net income (loss)...............................  $  (28,329)  $  18,065    $  26,490    $      300    $   16,526
                                                  ----------  -----------  -----------  ------------  ------------
                                                  ----------  -----------  -----------  ------------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

27. GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)


                    CONDENSED CONSOLIDATED INCOME STATEMENT

                                                                    YEAR ENDED DECEMBER 31, 1996
                                                  ----------------------------------------------------------------
                                                                               NON
                                                     MCII     GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                  ----------  -----------  -----------  ------------  ------------
                                                                       (DOLLARS IN THOUSANDS)
Revenue.........................................  $       --   $ 580,538    $ 267,832    $ (181,286)   $  667,084
Cost of sales (exclusive of items shown
  separately below).............................          --     478,193      206,425      (178,419)      506,199
Depreciation and amortization...................         335      10,523        6,760            --        17,618
Interest expense, finance operations............          --       3,123          482            --         3,605
Research and development expenses...............          --       1,660        5,686            --         7,346
Provision for relocation of corporate office....       3,000          --           --            --         3,000
Selling, general and administrative expenses....        (852)     48,959       21,376            --        69,483
                                                  ----------  -----------  -----------  ------------  ------------
Operating income (loss).........................      (2,483)     38,080       27,103        (2,867)       59,833
                                                  ----------  -----------  -----------  ------------  ------------

Interest expense, net...........................      (3,906)     (9,843)      (2,280)                    (16,029)
Interest expense pushed down from related
  party.........................................     (19,550)         --           --            --       (19,550)
Loss on sale of equity investments..............      (1,200)         --           --            --        (1,200)
Other income....................................         116       1,102          979            --         2,197
Foreign currency translation gain...............          --          --        1,347            --         1,347
                                                  ----------  -----------  -----------  ------------  ------------
                                                     (24,540)     (8,741)          46            --       (33,235)
                                                  ----------  -----------  -----------  ------------  ------------

Income (loss) before income taxes, discontinued
  operations and extraordinary item.............     (27,023)     29,339       27,149        (2,867)       26,598

Income tax expense (benefit)....................      (1,986)     11,721        8,739            --        18,474
                                                  ----------  -----------  -----------  ------------  ------------
Income (loss) from continuing operations........  $  (25,037)  $  17,618    $  18,410    $   (2,867)   $    8,124
                                                  ----------  -----------  -----------  ------------  ------------
Discontinued operations (net of tax benefit of
  $3,130).......................................          --      (5,000)          --            --        (5,000)
                                                  ----------  -----------  -----------  ------------  ------------
Income before extraordinary item................     (25,037)     12,618       18,410        (2,867)        3,124
Extraordinary charge on early retirement of debt
  (net of tax benefit of $550)..................        (851)         --           --            --          (851)
                                                  ----------  -----------  -----------  ------------  ------------
Net income (loss)...............................  $  (25,888)  $  12,618    $  18,410    $   (2,867)   $    2,273
                                                  ----------  -----------  -----------  ------------  ------------
                                                  ----------  -----------  -----------  ------------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

27. GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)


                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                        DECEMBER 31, 1998
                                                 ----------------------------------------------------------------
                                                                              NON
                                                    MCII     GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                 ----------  -----------  -----------  ------------  ------------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents....................  $    5,415  $    17,951   $     672    $       --    $   24,038
  Trade and other accounts receivable..........       2,313       98,593      19,365         1,695       121,966
  Intercompany receivables/(payables)..........     506,792     (544,249)    117,361       (79,904)           --
  Current portion of notes receivable..........          --       10,016         532            --        10,548
  Inventories..................................          --      165,928      61,545        (1,608)      225,865
  Deferred income taxes........................       4,098       17,006         384            --        21,488
  Other current assets.........................          40        4,134       1,912            --         6,086
                                                 ----------  -----------  -----------  ------------  ------------
Total Current Assets...........................     518,658     (230,621)    201,771       (79,817)      409,991
  Property, plant, and equipment, net..........         533       46,320      55,974           (31)      102,796
  Notes receivable.............................          --       32,126       3,274            --        35,400
  Investments in affiliates....................      19,478        3,632           6            --        23,116
  Intangible assets............................       2,470      145,509      67,610            --       215,589
  Other assets.................................       2,520        8,696       3,647            --        14,863
                                                 ----------  -----------  -----------  ------------  ------------
Total Assets...................................  $  543,659  $     5,662   $ 332,282    $  (79,848)   $  801,755
                                                 ----------  -----------  -----------  ------------  ------------
                                                 ----------  -----------  -----------  ------------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

27. GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)


                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                         DECEMBER 31, 1998
                                                 -----------------------------------------------------------------
                                                                               NON
                                                    MCII      GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                 -----------  -----------  -----------  ------------  ------------
                                                                      (DOLLARS IN THOUSANDS)
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable.............................  $     1,191   $  53,145    $  27,554    $       --    $   81,890
  Accrued compensation and other benefits......        3,635       5,267        4,441            --        13,343
  Accrued warranties...........................           --      10,618        3,342            --        13,960
  Accrued income taxes.........................        3,021       9,867       19,432            --        32,320
  Self insurance reserves......................        5,067       1,322          (24)           --         6,365
  Net liabilities of discontinued operations...           --       4,416           --            --         4,416
  Other current liabilities....................        7,089       6,739       16,411            --        30,239
                                                 -----------  -----------  -----------  ------------  ------------
Total Current Liabilities......................       20,003      91,374       71,156            --       182,533

  Long-term debt...............................      237,000         371       30,594            --       267,965
  Long-term debt--pushed down from related
    party......................................      206,500          --           --            --       206,500
  Pensions and other benefits..................       15,233          38          516            --        15,787
  Other deferred items and self insurance
    reserves...................................       12,435       6,624           --            --        19,059
  Deferred income taxes........................       (2,000)      2,152        6,838            --         6,990
                                                 -----------  -----------  -----------  ------------  ------------
Total Liabilities..............................      489,171     100,559      109,104            --       698,834
                                                 -----------  -----------  -----------  ------------  ------------

Stockholder's Equity:
  Common Stock and additional capital..........      155,065     (48,640)     212,789       (77,939)      241,275
  Accumulated deficit..........................     (100,032)    (45,988)      38,835        (1,909)     (109,094)
  Accumulated other comprehensive income.......         (545)       (269)     (28,446)           --       (29,260)
                                                 -----------  -----------  -----------  ------------  ------------
Total Stockholder's Equity.....................       54,488     (94,897)     223,178       (79,848)      102,921
                                                 -----------  -----------  -----------  ------------  ------------
Total Liabilities & Stockholder's Equity.......  $   543,659   $   5,662    $ 332,282    $  (79,848)   $  801,755
                                                 -----------  -----------  -----------  ------------  ------------
                                                 -----------  -----------  -----------  ------------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

27. GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)


                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                        DECEMBER 31, 1997
                                                 ----------------------------------------------------------------
                                                                              NON
                                                    MCII     GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                 ----------  -----------  -----------  ------------  ------------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents....................  $    9,018  $     5,306   $    (327)   $       --    $   13,997
  Accounts receivable, net.....................          92       60,770      27,681            --        88,543
  Intercompany receivables/(payables)..........     512,257     (517,749)     21,785            --        16,293
  Current portion of notes receivable..........          --        5,973         652            --         6,625
  Inventories..................................          --      181,642      79,757        (3,604)      257,795
  Deferred income taxes........................       2,735       12,305        (610)           --        14,430
  Other current assets.........................       1,773        3,135       2,683            --         7,591
                                                 ----------  -----------  -----------  ------------  ------------
Total Current Assets...........................     525,875     (248,618)    131,621        (3,604)      405,274
  Property, plant, and equipment...............         748       40,693      65,435           (31)      106,845
  Notes receivable.............................          --       38,085       4,380            --        42,465
  Deferred taxes...............................       3,278       (3,739)        461            --            --
  Investments in affiliates....................      15,083          170          --            --        15,253
  Intangible assets, net.......................       3,545      150,448      73,374            --       227,367
  Other assets.................................       3,360        7,211      12,898            --        23,469
                                                 ----------  -----------  -----------  ------------  ------------
Total Assets...................................  $  551,889  $   (15,750)  $ 288,169    $   (3,635)   $  820,673
                                                 ----------  -----------  -----------  ------------  ------------
                                                 ----------  -----------  -----------  ------------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

27. GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)


                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                        DECEMBER 31, 1997
                                                 ----------------------------------------------------------------
                                                                              NON
                                                    MCII     GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                 ----------  -----------  -----------  ------------  ------------
                                                                      (DOLLARS IN THOUSANDS)
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable.............................  $    3,145   $  40,182    $  24,253    $       --    $   67,580
  Accrued compensation and other benefits......         813       7,079        4,488            --        12,380
  Accrued warranties...........................          --       7,124        2,896            --        10,020
  Accrued income taxes.........................         835       5,021        1,395            --         7,251
  Self insurance reserves......................       4,667         808          135            --         5,610
  Net liabilities of discontinued operations...          --       2,229           --            --         2,229
  Other current liabilities....................       3,984       6,875       14,252            --        25,111
  Current portion of long-term debt............      25,000         148       19,270            --        44,418
                                                 ----------  -----------  -----------  ------------  ------------
Total Current Liabilities......................      38,444      69,466       66,689            --       174,599
  Long-term debt...............................     235,000         371       33,462            --       268,833
  Long-term debt--pushed down from related
    party......................................     184,225          --           --            --       184,225
  Pensions and other benefits..................      13,083       7,272       (6,318)           --        14,037
  Other deferred items and self insurance
    reserves...................................      14,624       2,459        7,287            --        24,370
  Deferred income taxes........................          --          --        6,916            --         6,916
                                                 ----------  -----------  -----------  ------------  ------------
Total Liabilities..............................     485,376      79,568      108,036            --       672,980
                                                 ----------  -----------  -----------  ------------  ------------
Stockholder's Equity
  Common stock and additional capital..........     153,973     (50,956)     185,492            --       288,509
  Accumulated deficit..........................     (87,037)    (45,010)      15,882        (3,635)     (119,800)
  Accumulated other comprehensive income.......        (423)        648      (21,241)           --       (21,016)
                                                 ----------  -----------  -----------  ------------  ------------
Total Stockholder's Equity.....................      66,513     (95,318)     180,133        (3,635)      147,693
                                                 ----------  -----------  -----------  ------------  ------------
Total Liabilities & Stockholder's Equity.......  $  551,889   $ (15,750)   $ 288,169    $   (3,635)   $  820,673
                                                 ----------  -----------  -----------  ------------  ------------
                                                 ----------  -----------  -----------  ------------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

27. GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                     YEAR ENDED DECEMBER 31, 1998
                                                   ----------------------------------------------------------------
                                                                               NON
                                                     MCII     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                   ---------  -----------  -----------  -------------  ------------
                                                                        (DOLLARS IN THOUSANDS)
Cash Flows Provided By (Used In) Operating
  Activities:
  Net Income.....................................  $ (28,647)  $  22,808    $  18,762     $   1,726     $   14,649
  Adjustments to reconcile net income to net cash
    provided by (used in) operations:
    Depreciation and amortization................        339      10,805       13,671            --         24,815
    Deferred income taxes........................        (85)     (6,288)       1,619            --         (4,754)
    Non cash interest expense pushed down from
      related party..............................     25,194          --           --            --         25,194
    Gain on sale of property and notes
      receivable.................................         --      (1,188)          --            --         (1,188)
    Gain on equity investment....................     (5,000)         --           --            --         (5,000)
    Other noncash items, net.....................      1,826       6,541          241            --          8,608
    Change in operating assets and liabilities,
      net........................................      3,152     (40,939)      50,921        (1,726)        11,408
                                                   ---------  -----------  -----------  -------------  ------------
Net Cash Provided By (Used In) Operating
  Activities.....................................     (3,221)     (8,261)      85,214            --         73,732
                                                   ---------  -----------  -----------  -------------  ------------
Cash Flows Provided By (Used In) Investing
  Activities:
  Capital expenditures...........................        (75)     (7,270)      (4,395)           --        (11,740)
  Investment in assets held for lease............         --      (4,279)          --            --         (4,279)
  Proceeds from sale of property and
    investments..................................         --         906          341            --          1,247
  Investment in notes receivable.................         --     (57,598)      (2,046)           --        (59,644)
  Collections of notes receivable................         --      54,653        3,003            --         57,656
  Proceeds from sale of notes receivable.........         --       2,750           --            --          2,750
  Investment in business.........................     (7,860)         --           --            --         (7,860)
  Investment in affiliate........................      5,000          --           --            --          5,000
  Discontinued operations, net changes...........         --       2,187           --            --          2,187
                                                   ---------  -----------  -----------  -------------  ------------
Net Cash Used In Investing Activities............     (2,935)     (8,651)      (3,097)           --        (14,683)
                                                   ---------  -----------  -----------  -------------  ------------
Cash Flows Provided By (Used In) Financing
  Activities:
  Net change in long-term borrowings.............    (25,000)       (148)     (12,425)           --        (37,573)
  Net change in credit facility..................      2,000          --       (9,935)           --         (7,935)
  Related party receivables/payables.............     29,053      29,705      (58,758)           --             --
  Dividends paid to parent company...............     (3,500)         --           --            --         (3,500)
                                                   ---------  -----------  -----------  -------------  ------------
Net Cash Provided By (Used In) Financing
  Activities.....................................      2,553      29,557      (81,118)           --        (49,008)
                                                   ---------  -----------  -----------  -------------  ------------
Net Increase (Decrease) in Cash..................     (3,603)     12,645          999            --         10,041
Cash and Cash Equivalents at Beginning of Year...      9,018       5,306         (327)           --         13,997
                                                   ---------  -----------  -----------  -------------  ------------
Cash and Cash Equivalents at End of Year.........  $   5,415   $  17,951    $     672     $      --     $   24,038
                                                   ---------  -----------  -----------  -------------  ------------
                                                   ---------  -----------  -----------  -------------  ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

27. GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)


                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                     YEAR ENDED DECEMBER 31, 1997
                                                   ----------------------------------------------------------------
                                                                               NON
                                                     MCII     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                   ---------  -----------  -----------  -------------  ------------
                                                                        (DOLLARS IN THOUSANDS)
Cash Flows Provided By (Used In) Operating
  Activities:
Net Income.......................................  $ (28,329)  $  18,065    $  26,490     $     300     $   16,526
Adjustments to reconcile net income to net cash
  provided by operations
  Depreciation and amortization..................        436      11,494       10,105            --         22,035
  Deferred income taxes..........................        716       5,137       (4,480)           --          1,373
  Non cash interest expense pushed down from
    related party................................     21,635          --           --            --         21,635
  Provision for relocating corporate office......        886          --           --            --            886
  Gain on sale of property and notes receivable..         --         (92)          --            --            (92)
  Other noncash items, net.......................      4,961       5,926       (8,509)           --          2,378
  Change in operating assets and liabilities,
    net..........................................    (24,852)    (58,787)     (33,387)         (300)      (117,326)
                                                   ---------  -----------  -----------        -----    ------------
Net Cash Used In Operating Activities............    (24,547)    (18,257)      (9,781)           --        (52,585)
                                                   ---------  -----------  -----------        -----    ------------
Cash Flows Provided (Used) By Investing
  Activities:
  Capital expenditures...........................       (176)     (4,567)     (27,353)           --        (32,096)
  Investment in assets held for sale.............         --     (56,375)          --            --        (56,375)
  Proceeds from sale of property and
    investments..................................         --      57,372           --            --         57,372
  Investment in notes receivable.................         --     (43,675)      (5,905)           --        (49,580)
  Collections of notes receivable................         --      12,233        3,463            --         15,696
  Proceeds from sale of notes receivable.........         --      17,381           --            --         17,381
  Investment in affiliate........................    (25,708)         --           --            --        (25,708)
  Discontinued operations, net changes...........         --       2,140           --            --          2,140
                                                   ---------  -----------  -----------        -----    ------------
Net Cash Used In Investing Activities............    (25,884)    (15,491)     (29,795)           --        (71,170)
                                                   ---------  -----------  -----------        -----    ------------
Cash Flows Provided By (Used In) Financing
  Activities:
  Net change in long-term borrowings.............         --        (149)          --            --           (149)
  Net change in bank credit facilities...........     50,000          --       86,910            --        136,910
  Increase in capital............................      4,036          --           --            --          4,036
  Related party receivables/payables.............     11,677      38,213      (49,890)           --             --
  Dividends paid to parent company...............    (12,448)         --           --            --        (12,448)
                                                   ---------  -----------  -----------        -----    ------------
Net Cash Provided By Financing Activities........     53,265      38,064       37,020            --        128,349
                                                   ---------  -----------  -----------        -----    ------------
Net Increase (Decrease) in Cash..................      2,834       4,316       (2,556)           --          4,594
Cash and Cash Equivalents at Beginning of Year...      6,184         990        2,229            --          9,403
Cash and Cash Equivalents at End of Year.........  $   9,018   $   5,306    $    (327)           --     $   13,997
                                                   ---------  -----------  -----------        -----    ------------
                                                   ---------  -----------  -----------        -----    ------------

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

27. GUARANTOR CONDENSED FINANCIAL STATEMENTS (CONTINUED)



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                      YEAR ENDED DECEMBER 31, 1996
                                                    ----------------------------------------------------------------
                                                                                NON
                                                      MCII     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                    ---------  -----------  -----------  -------------  ------------
                                                                         (DOLLARS IN THOUSANDS)
Cash Flows Provided By (Used In) Operating
  Activities:
  Net Income......................................  $ (25,888)  $  12,618    $  18,410     $  (2,867)    $    2,273
  Adjustments to reconcile net income to net cash
    provided by operations
    Depreciation and amortization.................        335      10,523        6,760            --         17,618
    Deferred income taxes.........................     (2,252)      5,751       (8,311)           --         (4,812)
    Loss from discontinued operations.............                  5,000                                     5,000
    Loss from early retirement of debt............        851                                                   851
    Non-cash interest expense
      related to debt push down...................     19,550          --           --            --         19,550
    Provision for relocating corporate office.....      3,000          --           --            --          3,000
    Gain on sale of property and notes
      receivable..................................         --      (1,664)          --            --         (1,664)
    Loss on sale of equity investment.............      1,200          --           --            --          1,200
    Other non-cash items, net.....................     12,858      (5,401)      (2,054)           --          5,403
    Change in operating assets and liabilities,
      net.........................................      4,826     (24,291)      12,499         2,867         (4,099)
                                                    ---------  -----------  -----------  -------------  ------------
Net Cash Provided By Operating Activities.........     14,480       2,536       27,304            --         44,320
                                                    ---------  -----------  -----------  -------------  ------------
Cash Flows Provided By (Used In) Investing
  Activities:
  Capital expenditures............................       (660)     (2,547)     (22,402)           --        (25,609)
  Investment in assets held for lease.............         --     (54,538)          --            --        (54,538)
  Proceeds from sale of property and assets held
    for lease.....................................         --      50,880           --            --         50,880
  Investment in notes receivable..................         --     (34,087)      (6,257)           --        (40,344)
  Collection of notes receivable..................         --       4,751       14,093            --         18,844
  Proceeds from sale of notes receivable..........         --      24,934           --            --         24,934
  Proceeds from sale of business..................      1,295                                                 1,295
  Purchase of business............................                (12,200)          --            --        (12,200)
  Discontinued operations, net changes............         --       6,400           --            --          6,400
                                                    ---------  -----------  -----------  -------------  ------------
Net Cash Provided By (Used In) Investing
  Activities......................................        635     (16,407)     (14,566)           --        (30,338)
                                                    ---------  -----------  -----------  -------------  ------------
Cash Flows Provided By (Used In) Financing
  Activities:
  Net change in long-term borrowings..............         --        (148)          --            --           (148)
  Net change in bank credit facilities............     (7,000)         --           --            --         (7,000)
  Termination of interest rate swap position......      4,733          --           --            --          4,733
  Payment of debt issuance costs..................     (3,330)         --           --            --         (3,330)
  Early retirement of debt........................       (851)         --           --            --           (851)
  Increase in capital.............................         --          --        1,342            --          1,342
  Related party receivables/payables..............     25,996      13,345      (39,341)           --             --
  Dividends paid to parent company................    (30,000)         --           --            --        (30,000)
                                                    ---------  -----------  -----------  -------------  ------------
Net Cash Provided By (Used In) Financing
  Activities......................................    (10,452)     13,197      (37,999)           --        (35,254)
                                                    ---------  -----------  -----------  -------------  ------------
Net Increase (Decrease) in Cash...................      4,663        (674)     (25,261)           --        (21,272)
Cash and Cash Equivalents at Beginning of Year....      1,521       1,664       27,490            --         30,675
                                                    ---------  -----------  -----------  -------------  ------------
Cash and Cash Equivalents at End of Year..........  $   6,184   $     990    $   2,229            --     $    9,403
                                                    ---------  -----------  -----------  -------------  ------------
                                                    ---------  -----------  -----------  -------------  ------------

28. SUBSEQUENT EVENT

    On April 28, 1999, the Company entered into an agreement to sell and leaseback its primary parts distribution facility. Additionally, it entered into an agreement with the same party to build a new parts distribution facility.

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

  OFFER TO EXCHANGE ALL OUTSTANDING 11 1/4% SENIOR SUBORDINATED NOTES DUE 2009

                        ($152,250,000 PRINCIPAL AMOUNT)

                                      FOR

             REGISTERED 11 1/4% SENIOR SUBORDINATED NOTES DUE 2009

                        ($152,250,000 PRINCIPAL AMOUNT)

                                   PROSPECTUS


WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF SEPTEMBER 27, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law empowers a corporation subject to certain limitations, to indemnify its directors and officers against expenses, including attorneys' fees, judgments, fines and certain settlements, actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The registrant's certificate of incorporation and by-laws provide that the registrant shall indemnify its directs and such of its officers, employees and agents as the board of directs may determine from time to time, to the fullest extent permitted by Section 145 of the Delaware corporate laws:

    Section 102 of the Delaware corporate laws permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The registrant's certificate of incorporation and By-laws include a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a) Exhibits

EXHIBIT
 NUMBER                                                    DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      1.1*   Purchase Agreement dated June 14, 1999 among Transportation Manufacturing Operations, Inc., the subsidiary guarantors, CIBC World Market Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

      2.1*   Investment Agreement dated June 11, 1999 among Joseph Littlejohn & Levy Fund III L.P., CIBC WG Argosy
               Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, L.L.C., Grupo Dina and MCII Holdings

      2.2*   First Amendment to Investment Agreement dated June 16, 1999 among JLL Fund III, CIBC Argosy,
               Co-Investment Fund 3, Grupo Dina and MCII Holdings

      3.1*   Certificate of Incorporation of Transportation Manufacturing Operations, Inc.

      3.2*   Bylaws of Transportation Manufacturing Operations, Inc.

      3.3*   Certificate of Incorporation of TMO Acquisition Corporation

      3.4*   Bylaws of BusLease, Inc.

      3.5*   Certificate of Incorporation of Transit Bus International, Inc.

      3.6*   Bylaws of Transit Bus International, Inc.

      3.7*   Certificate of Incorporation of New Hausman Bus Sales, Inc.

      3.8*   Bylaws of Hausman Bus Sales, Inc.

      3.9*   Certificate of Incorporation of Motor Coach Industries, Inc.

      3.10*  Bylaws of Motor Coach Industries, Inc.

      3.11*  Certificate of Incorporation of Universal Coach Parts, Inc.

EXHIBIT
 NUMBER                                                    DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      3.12*  Bylaws of Universal Coach Parts, Inc.

      4.1*   Indenture dated June 16, 1999 among TMO, the subsidiary guarantors and IBJ Whitehall Bank & Trust
               Company

      4.2*   Registration Rights Agreement dated June 16, 1999 among TMO, the subsidiary guarantors, of CIBC and
               Merrill Lynch

      5.1*   Opinion of Winston & Strawn

     10.1*   Credit Agreement dated June 16, 1999 among MCII, TMO, The Bank of Nova Scotia, as syndication agent,
               General Electric Capital Corporation, as documentation agent, and CIBC, as administrative agent, and the lenders party thereto

     10.2*   Stockholders Agreement dated June 16, 1999 among MCII Holdings, JLL Fund III, CIBC Argosy, Co-Investment
               Fund 3, Grupo Dina and Rafael Gomez Flores

     10.3+   First Amendment to Stockholders Agreement dated July 16, 1999 among MCII Holdings, JLL Fund III, CIBC
               Argosy, Co-Investment Fund 3, Grupo Dina and Rafael Gomez Flores

     10.4+   Second Amendment to Stockholders Agreement dated August 18, 1999 among MCII Holdings, JLL Fund III, CIBC
               Argosy, Co-Investment Fund 3, Grupo Dina and Rafael Gomez Flores

     10.5*   License Agreement dated June 16, 1999 between Grupo Dina and MCII Holdings

     10.6*   MCII Holdings (USA), Inc. Management Stock Option Plan

     10.7*   Non-qualified Stock Option Agreement dated June 16, 1999 between MCII Holdings and Mr. Gomez Flores

     10.8*   Omnibus Agreement dated June 16, 1999 among MCII Holdings, Grupo Dina, JLL Fund III, CIBC Argosy and
               Co-Investment Fund 3

     10.9*   Employment Agreement dated June 16, 1999 between MCII and Mr. Gomez Flores

     12.1*   Ratio of Earnings to Fixed Charges

     21.1*   Subsidiaries of MCII

     23.1+   Consent of Arthur Andersen LLP

     23.2+   Consent of PricewaterhouseCoopers LLP

     24.1*   Powers of Attorney for directors of MCII

     24.2*   Powers of Attorney for directors of BusLease

     24.3*   Powers of Attorney for directors of Transit Bus

     24.4*   Powers of Attorney for directors of Hausman

     24.5*   Powers of Attorney for directors of Motor Coach Industries

     24.6*   Powers of Attorney of UCP

     25.1*   Statement of Eligibility and Qualification on Form T-1 of IBJ Whitehall

     99.1*   Form of Letter of Transmittal

     99.2*   Form of Notice of Guaranteed Delivery

     99.3*   Form of Letter to Registered Holders


------------------------


*   Previously filed.



+   Filed herewith.

        (b) Financial Statement Schedules

           None.

    All schedules are omitted because the required information is not present in amounts sufficient to require submission of the schedule or because the information required is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) For the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 23, 1999.


                                MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

                                By:  /s/ JAMES P. BERNACCHI
                                     -----------------------------------------
                                     James P. Bernacchi,
                                     Chief Executive Officer and Director

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant, its general partner or managing member, as the case may be, and in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Chairman of the Board and   September 23, 1999
     Rafael Gomez Flores        Director

              *
------------------------------  Director                    September 23, 1999
    Gamaliel Garcia Cortes

    /s/ JAMES P. BERNACCHI
------------------------------  Chief Executive Officer     September 23, 1999
      James P. Bernacchi        and Director

              *
------------------------------  Director                    September 23, 1999
         Paul S. Levy

              *
------------------------------  Director                    September 23, 1999
       Jeffrey Lightcap

              *
------------------------------  Director                    September 23, 1999
          David Ying

              *
------------------------------  Director                    September 23, 1999
       Frank Rodriguez


*By:  /s/ JAMES P. BERNACCHI
      -------------------------
      James P. Bernacchi,
      Attorney-in-fact

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 23, 1999.


                                BUSLEASE, INC.

                                By:  /s/ JAMES P. BERNACCHI
                                     -----------------------------------------
                                     James P. Bernacchi,
                                     Chief Executive Officer and Director

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant, its general partner or managing member, as the case may be, and in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Chairman of the Board and   September 23, 1999
     Rafael Gomez Flores        Director

              *
------------------------------  Director                    September 23, 1999
    Gamaliel Garcia Cortes

    /s/ JAMES P. BERNACCHI
------------------------------  Chief Executive Officer     September 23, 1999
      James P. Bernacchi        and Director

              *
------------------------------  Director                    September 23, 1999
         Paul S. Levy

              *
------------------------------  Director                    September 23, 1999
       Jeffrey Lightcap

              *
------------------------------  Director                    September 23, 1999
          David Ying

              *
------------------------------  Director                    September 23, 1999
       Frank Rodriguez


*By:  /s/ JAMES P. BERNACCHI
      -------------------------
      James P. Bernacchi,
      Attorney-in-fact

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 23, 1999.


                                TRANSIT BUS INTERNATIONAL, INC.

                                By:  /s/ JAMES P. BERNACCHI
                                     -----------------------------------------
                                     James P. Bernacchi,
                                     Chief Executive Officer and Director

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant, its general partner or managing member, as the case may be, and in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Chairman of the Board and   September 23, 1999
     Rafael Gomez Flores        Director

              *
------------------------------  Director                    September 23, 1999
    Gamaliel Garcia Cortes

    /s/ JAMES P. BERNACCHI
------------------------------  Chief Executive Officer     September 23, 1999
      James P. Bernacchi        and Director

              *
------------------------------  Director                    September 23, 1999
         Paul S. Levy

              *
------------------------------  Director                    September 23, 1999
       Jeffrey Lightcap

              *
------------------------------  Director                    September 23, 1999
          David Ying

              *
------------------------------  Director                    September 23, 1999
       Frank Rodriguez


*By:  /s/ JAMES P. BERNACCHI
      -------------------------
      James P. Bernacchi,
      Attorney-in-fact

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 23, 1999.


                                HAUSMAN BUS SALES, INC.

                                By:  /s/ JAMES P. BERNACCHI
                                     -----------------------------------------
                                     James P. Bernacchi,
                                     Chief Executive Officer and Director

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant, its general partner or managing member, as the case may be, and in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Chairman of the Board and   September 23, 1999
     Rafael Gomez Flores        Director

              *
------------------------------  Director                    September 23, 1999
    Gamaliel Garcia Cortes

    /s/ JAMES P. BERNACCHI
------------------------------  Chief Executive Officer     September 23, 1999
      James P. Bernacchi        and Director

              *
------------------------------  Director                    September 23, 1999
         Paul S. Levy

              *
------------------------------  Director                    September 23, 1999
       Jeffrey Lightcap

              *
------------------------------  Director                    September 23, 1999
          David Ying

              *
------------------------------  Director                    September 23, 1999
       Frank Rodriguez


*By:  /s/ JAMES P. BERNACCHI
      -------------------------
      James P. Bernacchi,
      Attorney-in-fact

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 23, 1999.


                                MOTOR COACH INDUSTRIES, INC.

                                By:  /s/ JAMES P. BERNACCHI
                                     -----------------------------------------
                                     James P. Bernacchi,
                                     Chief Executive Officer and Director

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant, its general partner or managing member, as the case may be, and in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Chairman of the Board and   September 23, 1999
     Rafael Gomez Flores        Director

              *
------------------------------  Director                    September 23, 1999
    Gamaliel Garcia Cortes

    /s/ JAMES P. BERNACCHI
------------------------------  Chief Executive Officer     September 23, 1999
      James P. Bernacchi        and Director

              *
------------------------------  Director                    September 23, 1999
         Paul S. Levy

              *
------------------------------  Director                    September 23, 1999
       Jeffrey Lightcap

              *
------------------------------  Director                    September 23, 1999
          David Ying

              *
------------------------------  Director                    September 23, 1999
       Frank Rodriguez


*By:  /s/ JAMES P. BERNACCHI
      -------------------------
      James P. Bernacchi,
      Attorney-in-fact

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 23, 1999.


                                UNIVERSAL COACH PARTS, INC.

                                By:  /s/ JAMES P. BERNACCHI
                                     -----------------------------------------
                                     James P. Bernacchi,
                                     Chief Executive Officer and Director

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant, its general partner or managing member, as the case may be, and in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Chairman of the Board and   September 23, 1999
     Rafael Gomez Flores        Director

              *
------------------------------  Director                    September 23, 1999
    Gamaliel Garcia Cortes

    /s/ JAMES P. BERNACCHI
------------------------------  Chief Executive Officer     September 23, 1999
      James P. Bernacchi        and Director

              *
------------------------------  Director                    September 23, 1999
         Paul S. Levy

              *
------------------------------  Director                    September 23, 1999
       Jeffrey Lightcap

              *
------------------------------  Director                    September 23, 1999
          David Ying

              *
------------------------------  Director                    September 23, 1999
       Frank Rodriguez


*By:  /s/ JAMES P. BERNACCHI
      -------------------------
      James P. Bernacchi,
      Attorney-in-fact